Registration Statement No. 333-

Filed December 17, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERVIEW FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	38-3917371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

200 Front St., PO Box B

Marysville, PA 17053

(717) 957-2196

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Garst

Chief Executive Officer

Riverview Financial Corporation

200 Front St., PO Box B

Marysville, PA 17053

(717) 827-4041

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Kimberly J. Decker, Esq. Barley Snyder LLP 126 East King Street Lancaster, PA 17602 (717) 299-5201	Paul Adams, Esq. Shumaker Williams, PC 3425 Simpson-Ferry Road Camp Hill, PA 17011 (717) 763-1121

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transaction described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, no par value	615,388	$34.24	$7,121,920	$827

(1)	Based on the maximum number of shares of common stock of Riverview Financial Corporation (“Riverview”) that may be issued in connection with the proposed merger of The Citizens National Bank of Meyersdale (“Citizens”) and Riverview Bank, the wholly owned subsidiary of Riverview. In accordance with Rule 416, this Registration Statement shall also register any additional shares of Riverview’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.
(2)	Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(2), on the basis of the book value of the common stock of Citizens on December 10, 2014 of $34.24 and based on a maximum of 208,000 shares of Citizens common stock to be exchanged in the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

Proxy Statement/ Prospectus

PRELIMINARY—SUBJECT TO COMPLETION—DATED December    , 2014

THE CITIZENS NATIONAL BANK OF MEYERSDALE

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

February 18, 2015

OTCQB: CZNS

RIVERVIEW FINANCIAL CORPORATION

PROSPECTUS FOR UP TO

615,388 SHARES OF RIVERVIEW FINANCIAL CORPORATION COMMON STOCK

OTCQX: RIVE

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On October 30, 2014, Riverview Financial Corporation, or Riverview, and The Citizens National Bank of Meyersdale, or Citizens, entered into a merger agreement that provides for the merger of Citizens with and into Riverview’s wholly-owned subsidiary, Riverview Bank, with Riverview Bank surviving.

Before Citizens and Riverview can complete the merger, the shareholders of Citizens must adopt the merger agreement. Citizens’ shareholders will vote to adopt the merger agreement, and on the other matters described below, at a special meeting of shareholders to be held on February 18, 2015.

If the merger is completed, Citizens shareholders will receive, for each share of Citizens common stock they own immediately prior to completion of the merger, either: (i) 2.9586 shares of Riverview common stock, which we refer to as the exchange ratio, or (ii) $38.46 in cash. Citizens’ shareholders may elect to receive the cash consideration or the stock consideration for each share owned, subject to the limitation that no more than 20% of the outstanding Citizens shares may be converted into the cash consideration. If cash elections are made for more than 20% of the outstanding Citizens shares, all cash elections will be proportionately converted into stock elections until the 20% limit is met. The merger has been structured to qualify as a tax-free reorganization.

Citizens’ board of directors has determined that the combination of Citizens and Riverview is advisable and in the best interests of Citizens based upon its analysis, investigation and deliberation, and Citizens’ board of directors unanimously recommends that Citizens shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 21.

The shares of Riverview common stock to be issued to Citizens’ shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither Citizens’ nor Riverview’s common stock is listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the Riverview common stock to be issued in the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [—], 2015, and it is first being mailed or otherwise delivered to shareholders of Citizens on or about January 19, 2015.

THE CITIZENS NATIONAL BANK OF MEYERSDALE

135 Center Street

Meyersdale, Pennsylvania 15552

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON Wednesday, February 18, 2015

TO THE SHAREHOLDERS OF THE CITIZENS NATIONAL BANK OF MEYERSDALE:

NOTICE IS HEREBY GIVEN that the special meeting of shareholders of The Citizens National Bank of Meyersdale will be held at 2:00 p.m., local time, on February 18, 2015, at The Citizens National Bank of Meyersdale, 135 Center Street, Meyersdale, PA 15552, to consider and vote upon the following proposals:

1. Adoption of the Agreement and Plan of Merger, dated October 30, 2014, by and between Riverview Financial Corporation and Citizens, which provides for, among other things, the merger of Citizens with and into Riverview’s wholly owned subsidiary, Riverview Bank, with Riverview Bank surviving;

2. Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

3. Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to adopt the merger agreement and the merger, are described in more detail in the accompanying proxy statement/prospectus. You should read that document, including all Annexes, in its entirety, before voting. Only shareholders of record at the close of business on January 1, 2015, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Citizens and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. In addition, your board of directors also recommends that you “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each of the directors and officers of Citizens has executed a letter agreement in favor of Riverview pursuant to which he or she has agreed to vote all shares of Citizens common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

Kathy A. Paul
Secretary

Meyersdale, Pennsylvania

January 19, 2015

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Citizens’ special meeting in person. Even if you plan to be present, you are encouraged to return the enclosed proxy card at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. If you attend Citizens’ special meeting, you may vote either in person or by your proxy. If you fail to return your proxy card your shares will not be counted for the purposes of determining whether a quorum is present at Citizens’ special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE SHAREHOLDER MEETING

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the Citizens shareholder meeting. They may not include all the information that is important to the shareholders of Citizens. Shareholders of Citizens should read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	Riverview and Citizens have entered into an Agreement and Plan of Merger, dated October 30, 2014, referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Riverview and Citizens. Under the merger agreement, Citizens will merge with and into Riverview Bank, the wholly owned subsidiary of Riverview, with Riverview Bank surviving the merger, and the separate corporate existence of Citizens will cease. We refer to this transaction as the “merger.”

Q:	Why am I receiving these materials?

A:	This document constitutes both a proxy statement of Citizens and a prospectus of Riverview. Citizens is sending these materials to its shareholders to help them decide how to vote their shares of Citizens common stock with respect to the proposed merger and the other matters to be considered at Citizens’ special meeting.

The merger cannot be completed unless Citizens’ shareholders adopt the merger agreement. Citizens is holding its special meeting of shareholders to vote on the merger, as well as the other proposals described in “Citizens Special meeting,” beginning on page 102. Information about the meeting, the merger and the other business to be considered at the meeting is contained in this proxy statement/prospectus.

Q:	Why is Citizens proposing the merger?

A:	Citizens’ board of directors, in unanimously determining that the merger is in the best interests of Citizens, considered a number of factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—Citizens’ Reasons for the Merger,” beginning on pages 27 and 30, respectively.

Q:	What will Citizens shareholders receive as a result of the merger?

A:	Each share of Citizens common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the election of the shareholder, either (i) 2.9586 shares of Riverview common stock (which we refer to as the exchange ratio) or (ii) $38.46 in cash. Citizens’ shareholders may elect to receive the cash consideration or the stock consideration for each share owned, subject to the limitation that no more than 20% of the outstanding Citizens shares may be converted into the cash consideration. If cash elections are made for more than 20% of the outstanding Citizens shares, all cash elections will be proportionately converted into stock elections until the 20% limit is met.

Q:	Will the merger consideration fluctuate with changes in the market value of Riverview common stock?

A:	The exchange ratio is fixed. However, if the average price of Riverview’s common stock, as measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $9.75 per share and also declines by more than the percent decline in the Nasdaq Bank Stock Index (“NBSI”) between October 30, 2014 and the last trading date in the 30 day period, Citizens’ board of directors may elect to terminate the merger agreement unless Riverview increases the exchange ratio so that the combined stock consideration and cash consideration (assuming cash consideration elections for 20% of the outstanding shares of Citizens) is at least $6,706,280 (i.e., the value of the merger consideration on October 30, 2014).

Q:	How do Citizens shareholders elect the form of merger consideration they wish to receive?

A:	An election form is attached to this proxy statement/prospectus as Annex D. You should complete the form according to the instructions provided with the form. The form should be sent to the exchange agent, Computershare Limited, or Computershare, before the election deadline, which is [—].

Q:	What if I do not complete and return the election form before the election deadline?

A:	If you do not submit a properly completed election form prior to the election deadline, you will receive Riverview stock in exchange for your shares of Citizens common stock.

Q:	Can I change my election?

A:	Yes. You can change or revoke your election at any time prior to [—], the election deadline, by delivering a written notice of revocation to Citizens or delivering a new properly completed election form to Computershare , the exchange agent, no later than the election deadline.

Q:	Should I send in my Citizens stock certificates with my election form?

A:	DO NOT SEND IN YOUR CERTIFICATES OF CITIZENS COMMON STOCK NOW. If Citizens’ shareholders approve and adopt the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your Citizens stock certificates for the merger consideration. Please do not send in any Citizens stock certificates until you receive these written instructions and the letter of transmittal.

Q:	Who will be the directors and executive officers of Riverview and Riverview Bank following the merger?

A:	Following the merger, Riverview and Riverview Bank’s boards of directors will consist of their current directors plus two Citizens appointed directors, who we anticipate will be Timothy E. Resh and Frances A. Bedekovic.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approval at the special meeting of Citizens, and receipt of regulatory approvals. We currently expect to complete the merger in the first quarter of 2015. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing the merger at all.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that Riverview receive a written opinion from Barley Snyder LLP, counsel to Riverview, and Citizens receive a written opinion from Shumaker Williams, PC, counsel to Citizens, to the effect that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (ii) the holders of Citizens common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Citizens common stock for Riverview common stock (except for cash consideration received or cash received in lieu of fractional shares); (iii) the basis of Riverview common stock received by the shareholders of Citizens will be the same as the basis of such shareholders’ common stock exchanged therefore; and (iv) the holding period of the shares of Riverview common stock received by the shareholders of Citizens will include the holding period of Citizens common stock, provided such shares of common stock were held as a capital asset as of the effective time of the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” beginning on page 53.

Holders of Citizens common stock should consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.

Questions about Citizens Special meeting

Q:	What are the matters on which I am being asked to vote at Citizens special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	Adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	Adjournment of Citizens special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	How does Citizens board of directors recommend that I vote my shares?

A:	Citizens board of directors recommends that Citizens shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of Citizens special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

As of the record date, directors and executive officers of Citizens and their affiliates had the right to vote 30,228 shares of Citizens common stock, or 14.53% of the outstanding shares of Citizens common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Citizens has executed a letter agreement in favor of Riverview pursuant to which he or she has agreed to vote all shares of Citizens common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at Citizens’ special meeting. Please follow the instructions stated on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at Citizens special meeting?

A:	Only shareholders of record as of the close of business on January 1, 2015, which is referred to as the “record date”, are entitled to notice of, and to vote at, Citizens special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Citizens common stock is entitled to one vote.

Q:	How do I vote my Citizens shares?

A:	You may vote your Citizens shares by completing and returning the enclosed proxy card or by voting in person at Citizens special meeting. Should you have any questions on the procedure for voting your shares, please contact Kathy A. Paul, Secretary, The Citizens National Bank of Meyersdale, 135 Center Street, Meyersdale, Pennsylvania 15552, telephone (814) 634-5941.

Voting by Proxy. You may vote your Citizens shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR CITIZENS PROXY CARD:

•	Mark your selections;

•	Date and sign your name exactly as it appears on your card; and

•	Return your completed proxy card in the enclosed postage-paid envelope.

Voting in Person. If you attend Citizens’ special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot, which will be available at Citizens special meeting.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of two-thirds of the outstanding shares of common stock at Citizens special meeting, and because a majority of the outstanding shares of Citizens common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:	If my shares of Citizens common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT automatically vote your shares on any proposal at Citizens special meeting, other than the proposal to adjourn the meeting if necessary to solicit additional proxies, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at Citizens special meeting, other than the proposal to adjourn the meeting. Abstentions are considered for purposes of determining the presence of a quorum, but are not considered a vote cast under Pennsylvania law. Although broker non-votes will not be counted as votes “for” or “against” any proposal, they will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the special meeting on another matter other than a procedural motion. However, because the merger requires the affirmative vote of holders of two-thirds of the outstanding shares, broker non-votes will effectively act as a vote “against” adoption of the merger agreement.

Q:	What constitutes a quorum for Citizens special meeting?

A:	As of Citizens record date, 208,000 shares of Citizens common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Citizens’ bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes that are voted on at least one non-procedural item are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at Citizens’ special meeting?

A:	The affirmative vote at the meeting of the holders of two-thirds of the outstanding shares of Citizens common stock, in person or by proxy, is required to adopt the merger agreement. With respect to the proposal to adjourn Citizens’ meeting if necessary to solicit additional votes in favor of the proposal to adopt the merger agreement, and on any other matter properly presented at the special meeting, such matters require the approval of the holders of a majority of the shares present, in person or by proxy, at the special meeting. Abstentions and broker non-votes included for purposes of determining the presence of a quorum will act as a negative vote in the case of all matters being voted on at the meeting except the proposal to adjourn the meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. You have the right to vote against the proposal to adopt the merger agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “The Merger—Shareholders Have Dissenters’ Rights in the Merger,” on page 41 and the information at Annex C. The appraised fair value of your shares of Citizens stock may be more or less than the value of the Riverview common stock and cash being paid in the merger. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures stated in Annex C.

Q:	Can I attend Citizens’ special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Citizens common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Citizens’ Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Citizens’ Secretary’s mailing address is The Citizens National Bank of Meyersdale, 135 Center Street, Meyersdale, Pennsylvania 15552, Attention: Secretary. Citizens will honor the latest vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy if notification of such revocation has been given to Citizens’ Corporate Secretary, but the mere presence (without notifying Citizens’ Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for Citizens’ special meeting?

A:	Citizens will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for Citizens’ special meeting may be made in person, by telephone, or by electronic communication by Citizens’ directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Citizens may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at Citizens’ special meeting?

A:	Other than the proposals described in this proxy statement/prospectus, Citizens does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the special meeting at the direction of Citizens’ board of directors.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

Q:	Whom should I contact if I have additional questions?

A:	If you have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact: Timothy E. Walters, President, (814) 634-5941.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 129. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

Riverview Financial Corporation and Riverview Bank (page 58)

Riverview was formed on November 1, 2013 upon the consummation of the consolidation of its predecessor entity, the former Riverview Financial Corporation (as incorporated on December 31, 2008), and Union Bancorp, Inc. Riverview is headquartered in Halifax, Pennsylvania. Riverview is a registered bank holding company, and currently, its sole business is to act as a holding company for Riverview Bank. At December 31, 2014, Riverview had $[—] million in assets. The common stock of Riverview is currently quoted on the OTCQX under the symbol “RIVE”. Riverview’s website can be accessed at www.riverviewbankpa.com. The principal executive offices of Riverview are located at 200 Front St., PO Box B, Marysville, Pennsylvania 17053, and its telephone number is (717) 957-2196.

Riverview Bank is a state chartered, FDIC insured, full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Perry, Dauphin, Cumberland, Berks, Northumberland and Schuylkill Counties, Pennsylvania.

The Citizens National Bank of Meyersdale (page 104)

Citizens is a national banking association, incorporated as a national bank in 1901, and is headquartered in Meyersdale, Pennsylvania. Citizens conducts a full service commercial banking business, providing personal and business lending products through its offices in Somerset County, Pennsylvania. At December 31, 2014, Citizens had $[—] million in assets. The common stock of Citizens is currently quoted on the OTCQB under the symbol “CZNS”. Citizens’ website can be accessed at www.citizensmeyersdale.com. The principal executive offices of Citizens are located at 135 Center Street, Meyersdale, Pennsylvania 15552, and its telephone number is (814) 634-5941.

Trading Market (page 41)

Currently, neither the common stock of Riverview nor the common stock of Citizens is traded on a national securities exchange, but are quoted on the OTCQX and OTCQB, respectively. There is currently a very limited public trading market for the common stock of both Riverview and Citizens. The most recent trading price for Riverview’s common stock known to Riverview’s management was $[—] per share on [—], and the most recent trading price for Citizens’ common stock known to Citizens’ management was $[—] per share on [—]. Given the absence of an established trading market and publicly available trading information for Riverview and Citizens shares, such prices may not reflect actual current market values.

The Merger Agreement (page 27)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger. The merger agreement is not intended to provide any other factual information about Riverview, Citizens, or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Riverview, Citizens, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreement, which subsequent information may or may not be fully reflected in public disclosures by Riverview or Citizens.

Citizens and Riverview will Merge (page 27)

We are proposing the merger of Citizens and Riverview Bank, with Riverview Bank surviving. As a result of the merger, the corporate existence of Citizens will end. We refer to this event as the “merger” in this document.

Citizens Will Hold Its Special meeting on February 18, 2015 (page 102)

Citizens special meeting will be held on Wednesday at February 18, 2015 at 2:00 p.m., local time, at The Citizens National Bank of Meyersdale, 135 Center Street, Meyersdale, PA 15552. At the special meeting, Citizens shareholders will be asked to:

1.	Adopt the merger agreement; and

2.	Approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Citizens common stock at the close of business on January 1, 2015 will be entitled to vote at the special meeting. Each share of Citizens common stock is entitled to one vote. As of Citizens’ record date, there were 208,000 shares of Citizens common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote of two thirds of the outstanding shares of Citizens common stock is required to adopt the merger agreement. Approval of each other proposal requires approval of a majority of the shares present, in person or by proxy, at the meeting. A majority of the outstanding Citizens common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of Citizens and their affiliates had the right to vote 30,228 shares of Citizens common stock, or 14.53% of the outstanding Citizens common stock entitled to be voted at the special meeting. Riverview does not own any shares of Citizens common stock. In accordance with the terms of the merger agreement, each of the directors and officers of Citizens has executed a letter agreement in favor of Riverview pursuant to which he or she has agreed to vote all shares of Citizens common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Citizens Shareholders Will Receive Cash or Shares of Riverview Common Stock in the Merger (page 27)

In the proposed merger, Citizens shareholders will receive, in exchange for each share of Citizens common stock they own immediately prior to completion of the merger, either (i) 2.9586 shares of Riverview common stock or $38.46 in cash. Fractional shares of Riverview common stock resulting from the application of the exchange ratio to a shareholder’s holdings of Citizens common stock will be converted into the right to receive a cash payment for each such fractional share. The cash payment will equal an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $38.46.

Citizens shareholders will be entitled to elect to receive the form of merger consideration they wish to receive for each share owned. However, the actual form of merger consideration you receive will depend on your election and, in some circumstances, on the election made by other Citizens shareholders. Although the merger agreement permits you to elect the form of consideration you want to receive in exchange for each share of Citizens common stock you own, your election is subject to proration if the total number of shares for which cash is elected is more than 20% of the total number of Citizens shares outstanding. If that occurs, all elections will be reduced, on the same percentage basis, so that the total number of shares receiving cash consideration is equal to 20% of the total number of shares outstanding, and all prorated shares will then receive the stock consideration. If the total number of shares for which all Citizens shareholders elect to receive cash is equal to or less than 20% of the total number of shares of Citizens outstanding, then all shareholders who made valid elections will receive the consideration that they elect. An election form is attached hereto as Annex D.

The Exchange Ratio Is Fixed, but Citizens May Terminate the Merger Unless Riverview Increases the Exchange Ratio in Certain Circumstances.

The exchange ratio is fixed. However, if the average price of Riverview’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $9.75 per share and also declines by more than the percent decline in the Nasdaq Bank Stock Index (“NBSI”) between October 30, 2014 and the last trading date in the 30 day period, Citizens’ board of directors may elect to terminate the merger agreement unless Riverview increases the exchange ratio so that the combined stock consideration and cash consideration (assuming a 20% cash election) is at least $6,706,280 (i.e., the value of the merger consideration on October 30, 2014).

Expected Material United States Federal Income Tax Treatment as a Result of the Merger

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that Riverview receive a written opinion from Barley, Snyder LLP, counsel to Riverview, and Citizens receive a written opinion from Shumaker Williams, PC, counsel to Citizens, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that holders of Citizens common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Citizens common stock for Riverview common stock pursuant to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” beginning on page 53.

Holders of Citizens common stock should consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.

Accounting Treatment of the Merger (page 53)

The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Citizens will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity will include the results of Citizens’ operations only after completion of the merger. The merger will be treated as a “business combination” using the acquisition method of accounting with Riverview treated as the acquirer under generally accepted accounting principles, or GAAP.

Sandler O’Neill Has Provided an Opinion to Citizens Board of Directors Regarding the Fairness of the Merger Consideration (page 33)

Citizens’ financial advisor, Sandler O’Neill and Partners, or Sandler, has conducted financial analyses and delivered an opinion to Citizens’ board of directors that, as of October 30, 2014, the merger consideration was fair, from a financial point of view, to Citizens’ shareholders.

The full text of Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. Citizens shareholders should read that opinion and the summary description of Sandler’s opinion contained in this proxy statement/prospectus in their entirety. The opinion of Sandler does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Citizens does not expect that it will request an updated opinion from Sandler.

Citizens paid Sandler a fee of $100,000 upon rendering their opinion to Citizens board of directors. In addition, Citizens has agreed to pay Sandler a fee of $200,000 upon completion of the merger, against which the $100,000 referenced above shall be credited, as well as to reimburse Sandler for all out-of-pocket expenses up to $7,000.

Board of Directors and Executive Officers of Riverview and Riverview Bank after the Merger (page 40)

Following the merger, the Riverview and Riverview Bank boards of directors will consist of the current members of the board plus two directors chosen by Citizens from among its current directors. We anticipate that the Citizens directors to be appointed to the Riverview and Riverview Bank boards will be Timothy E. Resh and Frances A. Bedekovic. The Riverview board is divided into three classes serving staggered terms; the two Citizens directors will be assigned to a class as mutually agreed. In addition, Riverview has agreed to nominate Citizens’ two designees to the Riverview and Riverview Bank board for reelection for at least one full additional term. Following completion of the merger, Citizens directors who are not appointed to the Riverview Board will be invited to sit on a regional advisory committee for the Citizens Neighborhood Bank division of Riverview. The current executive officers of Riverview and of Riverview Bank will be the executive officers of Riverview and Riverview Bank following the merger.

Citizens Board of Directors Recommends That Citizens Shareholders Vote “FOR” Adoption of the Merger Agreement (page 33)

Citizens’ board of directors believes that the merger is in the best interests of Citizens and has unanimously approved the merger and the merger agreement. Citizens’ board of directors recommends that Citizens shareholders vote “FOR” adoption of the merger agreement. Citizens’ board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Citizens’ Directors and Executive Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 43)

In addition to their interests as Citizens shareholders, the directors and executive officers of Citizens may have interests in the merger that are different from or in addition to interests of other Citizens shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, advisory board membership and fees, employment agreements, indemnification and insurance. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a Citizens shareholder.

The financial interests of Citizens’ executive officers and directors in the merger include the following:

•	the continued indemnification of current directors and officers of Citizens and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with director’s and officer’s liability insurance;

•	the appointment, effective at the completion of the merger, of two directors of Citizens to the board of directors of Riverview and Riverview Bank, and the payment of compensation to such individuals in accordance with the policies of Riverview, which are described on page F-19 under the heading “Compensation of Directors”;

•	Riverview Bank has entered into an Employment Agreement with Timothy E. Walters, President of Citizens, which will become effective when the merger is completed; and

•	directors of Citizens who are not appointed to the Board of Riverview Financial will be invited to participate in an advisory board which will include the payment of a fee.

Citizens’ board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

Holders of Citizens Common Stock Have Dissenters’ Rights (page 41)

As a shareholder of Citizens, under the National Bank Act, you have the right to dissent from the merger and have the appraised fair value of your shares of Citizens common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Citizens common stock and cash being paid in the merger. Persons having beneficial interests in Citizens common stock held of record in the name of another person, such as a broker or Citizens, must act promptly to cause the record holder to take the actions required under the National Bank Act to exercise your dissenter’s rights. The text of 12 U.S.C. Section 214a pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Annex C.

In order to exercise dissenters’ rights, you must (1) not vote in favor of the merger agreement or give notice of dissent to Citizens at or prior to the special meeting and (2) give the written notice required by the National Bank Act to Citizens following the special meeting.

If you intend to exercise dissenters’ rights, you should read the statute carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of Citizens common stock are to be voted, you will be considered to have voted in favor for the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “The Merger—Shareholders Have Dissenters Rights in the Merger”.

The Rights of Citizens Shareholders Will Be Governed by Pennsylvania Law and Riverview’s Articles of Incorporation and Bylaws after the Merger (page 126)

The rights of Citizens shareholders will change as a result of the merger due to differences in Riverview’s and Citizens’ governing documents. A description of shareholder rights under each of the Riverview and Citizens governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 126.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 51)

Currently, we expect to complete the merger in the first quarter of 2015. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others: approval of the merger by the requisite vote of Citizens’ shareholders; the receipt of all required regulatory approvals from the Board of Governors of the Federal Reserve System (“FRB”),

Federal Deposit Insurance Corporation (“FDIC”), and the Pennsylvania Department of Banking and Securities (“PDB”); the holders of no more than 10% of the outstanding shares of common stock of Citizens exercising dissenters rights; and the receipt of a legal opinion from each of Barley Snyder LLP and Shumaker Williams, PC, counsel to Riverview and Citizens, respectively, regarding the tax treatment of the merger. Applications are pending with the FRB, PDB and FDIC.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page 49)

Citizens has agreed that it, its subsidiaries, its directors and officers and its representatives and advisors will not, between the date of the merger agreement and the date of the special meeting of Citizens’ shareholders, directly or indirectly:

•	Initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	Respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	Recommend or endorse an alternative acquisition transaction;

•	Participate in any discussions or negotiations, or furnish information or data to any person, that may relate to an alternative acquisition proposal;

•	Release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which either Riverview or Citizens is a party; or

•	Enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit Citizens from taking such actions prior to its shareholders’ meeting if its board of directors determines, in good faith, that such discussions or consideration of an alternative acquisition proposal are required for its board of directors to fulfill its fiduciary duties.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 49.

Termination of the Merger Agreement (page 51)

We may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval has been obtained. In addition, (i) either Riverview or Citizens may decide to terminate the merger agreement if a governmental entity issues a final order that is not appealable prohibiting the merger, (ii) Riverview may terminate the merger agreement if Citizens does not hold its shareholder meeting, for purposes of seeking approval of the merger, on or before June 30, 2015, (iii) either Riverview or Citizens may decide to terminate the merger agreement if the shareholders of Citizens fail to adopt the merger agreement at its shareholder meeting, and (iv) either Riverview or Citizens may decide to terminate the merger agreement, if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either Citizens or Riverview may terminate the merger agreement if the merger has not been completed by December 31, 2015, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Riverview may terminate the merger agreement if Citizens’ board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Riverview, or (4) delivers a written notice to Riverview of its determination to accept the alternative acquisition proposal.

Citizens may terminate the merger agreement if Citizens receives an alternative acquisition proposal and delivers a written notice to Riverview of its determination to accept the alternative acquisition proposal.

If the average price of Riverview’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $9.75 per share and also declines by more than the percent decline in the NBSI between October 30, 2014 and the last trading date in the 30 day period, Citizens’ board of directors may elect to terminate the merger agreement unless Riverview increases the exchange ratio so that the combined stock consideration and cash consideration (assuming a 20% cash election) is at least $6,706,280 (i.e., the value of the merger consideration on October 30, 2014).

Termination Fee (page 52)

Citizens will pay Riverview a termination fee of $300,000 in the event that the merger agreement is terminated:

•	By Riverview because Citizens’ shareholders fail to approve the merger at the special meeting of Citizens and, prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Citizens that is agreed to or consummated within 12 months following termination; or

•	By Riverview because Citizens has received an alternative acquisition proposal, and Citizens (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Riverview, or (4) delivers a written notice to Riverview of its determination to accept the alternative acquisition proposal; or

•	By Citizens, if Citizens receives an alternative acquisition proposal and delivers a written notice to Riverview of its determination to accept the alternative acquisition proposal in compliance with all requirements of the merger agreement.

Each party will pay the other a termination fee of $300,000 if the agreement is terminated due to a material breach by the other party which remains uncured after 30 days’ notice.

Regulatory Approvals Required for the Merger and the Bank Merger (page 42)

The merger is subject to certain regulatory approvals, including approval of the FRB, FDIC and PDB. As of the date hereof, applications are pending with the FRB, FDIC and PDB.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RIVERVIEW

The following table provides historical consolidated summary financial data for Riverview. The data for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from Riverview’s audited financial statements for the periods then ended. The unaudited results of operations for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period.

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
(In thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Selected Financial Data:
Total assets	$434,750	$316,692	$432,882	$319,197	$287,520	$275,358	$252,938
Securities available for sale	58,858	31,376	57,246	45,101	42,565	48,696	34,583
Loans receivable	329,431	246,930	323,337	237,848	199,449	178,037	172,944
Allowance for loan losses	3,501	3,556	3,663	3,736	3,423	2,973	2,560

Deposits	374,786	280,621	382,345	269,445	246,342	237,272	214,936
Short-term borrowings	10,684	—	—	11,000	893	968	807
Long-term borrowings	7,000	7,000	10,000	9,550	12,178	10,683	10,697
Shareholders’ equity	38,336	26,669	36,228	26,737	26,406	24,927	24,717
Selected Operating Data:
Net interest income	$11,962	$7,778	$11,152	$9,837	$8,809	$8,492	$7,290
Provision for loan losses	126	47	640	1,140	946	1,506	1,125
Net interest income after provision for loan losses	11,836	7,731	10,512	8,697	7,863	6,986	6,165
Non-interest income	1,910	1,472	1,971	2,350	1,583	1,320	1,638
Non-interest expense	10,74	7,159	11,270	9,066	7,620	6,790	6,539
Earnings before income taxes	2,952	2,044	1,213	1,981	1,826	1,516	1,264
Income taxes	741	516	(250)	318	265	229	153
Net income	2,211	1,528	1,463	1,663	1,561	1,287	1,111
Per Common Share:
Basic earnings	$0.82	$0.89	$0.78	$0.97	$0.90	$0.74	$0.63
Diluted earnings	$0.82	$0.89	$0.78	$0.97	$0.89	$0.74	$0.63
Dividends declared	$0.4075	$0.3750	$0.5500	$0.5450	$0.5250	$0.5000	$0.4200
Book value	$14.15	$15.54	$13.40	$15.58	$15.33	$14.28	$14.12
Earnings Performance Ratios:
Return on average assets	0.68%	0.65%	0.43%	0.56%	0.56%	0.49%	0.46%
Return on average equity	7.81%	7.62%	4.89%	6.20%	6.02%	5.01%	4.45%
Net interest margin (FTE basis)	4.15%	3.77%	3.78%	3.73%	3.56%	3.66%	3.43%
Asset Quality Ratios:
Nonperforming loans to total loans	1.69%	1.50%	2.52%	1.72%	2.90%	2.42%	1.93%
Nonperforming loans to total assets	1.28%	1.65%	2.14%	1.88%	2.46%	1.65%	1.44%
Allowance for loans losses to nonperforming loans	62.79%	96.21%	44.90%	91.26%	59.20%	68.92%	76.60%

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet and income statement for September 30, 2014 and December 31, 2013 illustrate the effect of the proposed Merger. As required by FASB ASC Topic 805-Business Combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of Citizens to fair value as of the balance sheet date. Under this method, we will record Citizens assets and liabilities as of the date of the acquisition at their respective fair values and add them to those of Riverview. We will record in goodwill any difference between the purchase price for Citizens and the fair value of the identifiable net assets acquired (including core deposit intangibles). We will not amortize the goodwill that results from the acquisition, if any, but will review it for impairment at least annually. To the extent there is an impairment of the goodwill, we will expense the impairment. We will amortize to expense core deposit and other intangibles with definite useful lives that we record in conjunction with the Merger. Financial statements that Riverview issues after the Merger will reflect the results attributable to the acquired operations of Citizens beginning on the date of completion of the Merger.

In connection with the Merger, Riverview and Citizens are currently working to further develop their preliminary plans to combine their operations. During the next several months, we expect to refine the specific details. We are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where we may take advantage of redundancies. We will record cost associated with such decisions and any other acquisition related costs as incurred and have not included them in the pro forma adjustments to the pro forma combined statements of income.

The following unaudited pro forma combined financial information assumes that 80% of the outstanding shares of Citizens will be exchanged for Riverview common stock at an exchange ratio of 2.9586 shares of Riverview common stock for every share of Citizens common stock and that 20% of the outstanding shares of Citizens common stock will be exchanged for cash consideration of $38.46 cash per share of Citizens common stock. Utilizing the exchange ratio of 2.9586 and assuming that 80% of Citizens common stock is exchanged for Riverview common stock, it is anticipated that Citizens common shareholders will own approximately 15.4% of the voting stock of Riverview after the Merger.

The unaudited pro forma combined financial information is based upon the assumption that the total number of shares of Citizens common stock will be 208,000 immediately prior to the completion of the Merger, and utilizes the Citizens exchange ratio of 2.9586 for 80% of common stock and cash of $38.46 for the remaining 20% of Citizens shares, which will result in 492,311 shares of Riverview common stock being issued in the transaction.

The following unaudited pro forma combined financial statements as of September 30, 2014 and December 31, 2013 combine the historical financial statements of Riverview and Citizens. The unaudited pro forma combined financial statements give effect to the proposed Merger as if the Merger occurred on September 30, 2014 with respect to the combined balance sheet, and at the beginning of the applicable period, for the nine months ended September 30, 2014 and for the year ended December 31, 2013, with respect to the combined income statement. The pro forma combined Statements of Income presented for December 31, 2013 was not adjusted for Citizens’ 2013 loss of $1,290,000, which resulted primarily from the extra loan loss provisioning that resulted from a loss on a loan sale, which is the reason for the large disparity between the December 31, 2013 and September 30, 2014 pro forma results.

The notes to the unaudited pro forma combined financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT RIVERVIEW WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined financial information presented below is based on, and should be read together with, the historical financial information that Riverview and Citizens have included in this joint proxy statement/prospectus as of and for the indicated periods.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(In thousands, except per share data)

	As of or for the Nine Months Ended September 30, 2014	As of or for the Twelve Months Ended December 31, 2013
Combined consolidated statement of income (1):
Total interest income	$15,342	$16,193
Total interest expense	2,018	3,127

Net interest income	13,324	13,066
Provision for loan losses	126	2,660

Net interest income after provision for loan losses	13,198	10,406
Total non-interest income	2,225	2,850
Total non-interest expense	12,574	13,943

Income (loss) before income taxes	2,849	(687)
Income tax expense (benefit)	689	(944)

Net income	$2,160	$257

Net income per share: basic	$0.68	$0.11
Net income per share: diluted	$0.68	$0.11
Selected combined consolidated balance sheet items (1):
Securities available for sale	$79,182	$80,023
Total loans receivable, net	371,784	359,291
Total assets	512,848	514,438
Total deposits	444,756	455,807
Borrowings	19,284	11,600
Equity	44,208	41,968

(1)	The selected unaudited pro forma combined consolidated balance sheet items for Riverview and Citizens include estimated fair value purchase accounting adjustments to assets and liabilities of Citizens and costs directly attributable to the transaction. The selected unaudited pro forma combined consolidated statements of income do not include anticipated merger-related expenses or cost savings from the merger.

PRO FORMA COMBINED BALANCE SHEETS AS OF SEPTEMBER 30, 2014

Unaudited (In thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash and due from banks	$7,072	$709	$7,781	$(997)	(1)		$6,784
Federal funds sold	—	—	—	—			—
Interest bearing deposits	7,453	3,602	11,055	—			11,055

Cash and cash equivalents	14,525	4,311	18,836	(997)			17,839
Interest bearing time deposits with banks	993	290	1,283	—			1,283
Investment securities available for sale	58,858	20,324	79,182	—			79,182
Mortgage loans held for sale	1,613	—	1,613	—			1,613
Loans, net of unearned income	329,431	46,018	375,449	(164)	(2)		375,285
Less: Allowance for loan losses	3,501	664	4,165	(664)	(3)		3,501

Total net loans	325,930	45,354	371,284	500			371,784
Bank premises and equipment, net	11,339	1,029	12,368	(200)	(4)		12,168
Accrued interest receivable	1,358	174	1,532	—			1,532
Restricted investment in bank stocks	1,347	308	1,655	—			1,655
Cash value of life insurance	8,536	2,824	11,360	—			11,360
Foreclosed assets	1,036	31	1,067	—			1,067
Goodwill	2,297	—	2,297	2,122	(5)		4,419
Intangible assets	1,441	—	1,441	365	(6)		1,806
Deferred tax asset	3,892	1,238	5,130	(135)	(7)		4,995
Other assets	1,585	560	2,145	—			2,145

Total Assets	$434,750	$76,443	$511,193	$1,655			$512,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$52,159	$9,502	61,661	$—			$61,661
Interest bearing	322,627	59,514	382,141	954	(8)		383,095

Total deposits	374,786	69,016	443,802	954			444,756
Short-term borrowings	10,684	—	10,684	—			10,684
Long-term debt	7,000	—	7,000	1,600	(12)		8,600
Accrued interest payable	113	130	243	—			243
Other liabilities	3,831	176	4,007	350	(9)		4,357

Total Liabilities	396,414	69,322	465,736	2,904			468,640

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	38,336	7,121	45,457	(1,249)	(1	)(10)	44,208

Total Liabilities and Shareholders’ Equity	$434,750	$76,443	$511,193	$1,655			$512,848

Per Share Data:
Common shares outstanding	2,708,840	208,000	2,916,840	284,311			3,201,151
Book value per common share	$14.15	$34.24					$13.81
Tangible book value per common share	$12.77	$34.24					$11.87

PRO FORMA COMBINED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

Unaudited (in thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro Forma Adjustments		Pro Forma Combined
Interest income
Loans, including fees	$12,090	$1,461	$13,551	$(53)	(2)	$13,498
Investment securities int & dividends—taxable	874	335	1,209	—		1,209
Investment securities—tax exempt	546	10	556	—		556
Federal funds sold	1	—	1	—		1
Other—interest income	59	19	78	—		78

Total interest income	13,570	1,825	15,395	(53)		15,342

Interest expense
Deposits	1,400	598	1,998	(239)	(10)	1,759
Short-term borrowings	14	—	14	—		14
Long-term debt	194	—	194	51	(12)	245

Total interest expense	1,608	598	2,206	(188)		2,018

Net interest income	11,962	1,227	13,189	135		13,324
Provision for loan losses	126	—	126	—		126

Net interest income after provision for loan losses	11,836	1,227	13,063	135		13,198
Other income
Service charges on deposit accounts	341	63	404	—		404
Commissions and fees and fiduciary activities	636	—	636	—		636
Other income	677	168	845	—		845
Earnings on cash value of life insurance	172	—	172	—		172
Gain/(loss) on sale of available for sale securities	182	85	267	—		267
Loss on sale of other real estate owned	(311)	(1)	(312)	—		(312)
Gain from sale of mortgage loans	213	—	213	—		213

Total other income	1,910	315	2,225	—		2,225
Other expense
Salaries and employee benefits	5,636	728	6,364	—		6,364
All other operating expenses	5,158	1,013	6,171	39	(6)	6,210

Total other expense	10,794	1,741	12,535	39		12,574

Income (loss) before income taxes	2,952	(199)	2,753	96		2,849
Federal income taxes	741	(85)	656	33	(11)	689

Net income (loss)	$2,211	$(114)	$2,097	$63		$2,160

Basic earnings per (weighted average) share	$0.82	$(0.55)	$0.72			$0.68
Diluted earnings per (weighted average) share	$0.82	$(0.55)	$0.72			$0.68
Weighted average number of shares outstanding
Basic	2,704,609	208,000	2,912,609	284,311		3,196,920
Diluted	2,712,223	208,000	2,920,223	284,311		3,204,534

PRO FORMA COMBINED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013

Unaudited (In thousands, except for share and per share data)

	Riverview	Citizens	Combined	Pro Forma Adjustments		Pro Forma Combined
Interest income
Loans, including fees	$12,505	$2,103	$14,608	$(71)	(2)	$14,537
Investment securities int & dividends—taxable	348	421	769	—		769
Investment securities—tax exempt	715	103	818	—		818
Federal funds sold	10	—	10	—		10
Other—interest income	30	29	59	—		59

Total interest income	13,608	2,656	16,264	(71)		16,193

Interest expense
Deposits	2,156	921	3,077	(318)	(10)	2,759
Short-term borrowings	1	—	1	—		1
Long-term debt	299	—	299	68	(12)	367

Total interest expense	2,456	921	3,377	(250)		3,127

Net interest income	11,152	1,735	12,887	179		13,066
Provision for loan losses	640	2,020	2,660	—		2,660

Net interest income after provision for loan losses	10,512	(285)	10,227	179		10,406
Other income
Service charges on deposit accounts	339	88	427	—		427
Commissions and fees and fiduciary activities	573	32	605	—		605
Other income	415	133	548	—		548
Earnings on cash value of life insurance	222	85	307	—		307
Gain (loss) on sale of available for sale securities	117	517	634	—		634
Gain (loss) on sale of other real estate owned	(580)	24	(556)	—		(556)
Gain (loss) on sale of other assets	(177)	—	(177)	—		(177)
Valuation adjustment on real estate investment	(96)	—	(96)	—		(96)
Bargain purchase gain	629	—	629	—		629
Gain from sale of mortgage loans	529	—	529	—		529

Total other income	1,971	879	2,850	—		2,850
Other expense
Salaries and employee benefits	6,123	783	6,906	—		6,906
All other operating expenses	5,147	1,838	6,985	52	(6)	7,037

Total other expense	11,270	2,621	13,891	52		13,943

Income (loss) before income taxes	1,213	(2,027)	(814)	127		(687)
Federal income taxes (benefit)	(250)	(737)	(987)	43	(11)	(944)

Net income (loss)	$1,463	$(1,290)	$173	$84		$257

Basic earnings per (weighted average) share	$0.78	$(6.20)	$0.08			$0.11
Diluted earnings per (weighted average) share	$0.78	$(6.20)	$0.08			$0.11
Weighted average number of shares outstanding
Basic	1,881,354	208,000	2,089,354	284,311		2,373,665
Diluted	1,881,354	208,000	2,089,354	284,311		2,373,665

SUMMARY OF PURCHASE PRICE CALCULATION AND RESULTING GOODWILL

AND RECONCILIATION OF PRO FORMA SHARES OUTSTANDING AT SEPTEMBER 30, 2014

Unaudited (In thousands, except share and per share data)

Purchase Price Consideration in Common Stock
Citizens shares outstanding to be exchanged	166,400
Exchange ratio	2.9586

Riverview shares to be issued	492,311
Value assigned to Riverview shares	$13.00

Purchase price assigned to Citizens shares exchanged for Riverview		$6,400

Citizens shares to be converted to cash	41,600
Per share value assigned to Citizens shares to be converted to cash consideration	$38.46

		1,600

Total purchase price		$8,000

Net Assets Acquired
Citizens shareholders’ equity	$7,121
Estimated adjustments to reflect assets acquired at fair value:
Loans
Impaired loan credit mark	(120)
Non-impaired loan credit mark and yield adjustment	(44)
Allowance for loan losses	664
Bank premises and equipment	(200)
Core deposit intangibles	365
Deferred tax assets	(135)
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(954)
Unfunded pension liability adjustment	(350)
Transaction merger expenses to be incurred by Citizens	(469)

		5,878

Goodwill		$2,122

Reconcilement of Pro Forma Shares Outstanding
Riverview shares outstanding		2,708,840

Citizens shares outstanding	208,000
Estimated percentage of Citizens shares to be exchanged	80%

Estimated shares to be exchanged	166,400
Exchange ratio	2.9586

Estimated Citizens shares exchanged for Riverview shares		492,311

Total pro forma shares		3,201,151

Percentage ownership for Riverview		84.6%
Percentage ownership for Citizens		15.4%

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)	For purposes of the unaudited pro forma combined financial statements, merger costs for both Riverview and Citizens are not included in the unaudited pro forma combined statements of income. The merger costs related to Riverview and Citizens, respectively, associated with the merger will be recorded as expense as incurred for GAAP reporting. After-tax direct transaction costs of $528,000 for Riverview and $469,000 for Citizens totaling $997,000, which have not been expensed to date, are included in the pro forma combined balance sheet as a decrease to cash and equity.
(2)	Citizens’ loan receivable adjustments include: (a) a fair value premium on non-impaired loans of $500,000 to reflect fair value of loans based on current interest rates of similar loans to be substantially recognized over approximately 7 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $71,000 in the first year following consummation of the merger; and (b) loan credit mark-downs on non-impaired and impaired loans of $544,000 and $120,000, respectively, for which no pro forma earnings impact was assigned.
(3)	Reversal of Citizens’ allowance for loan losses of $664,000 in accordance with acquisition method of accounting for the merger.
(4)	Adjustment of $200,000 to reflect the decrease in fair value for Citizens’ premises and equipment. Pro forma occupancy and equipment expense will not be affected by this adjustment.
(5)	Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired, which for purposes of this analysis is as of September 30, 2014, creating goodwill of $2.122 million. Riverview will determine the final allocation of the purchase price after we have completed additional analysis to determine the fair values of Citizens tangible and identifiable intangible assets and liabilities as of the date of merger. Changes in the fair value of the net assets of Citizens as of the date of the merger will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs, changes in Citizens shareholders’ equity including net income between September 30, 2014 and the date of the merger will likely change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. Riverview has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of Citizens at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available as we perform additional analysis. Furthermore, Riverview will determine the final allocation of the acquisition price after completion of merger. The final acquisition accounting adjustments may be materially different from the pro forma adjustment presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.
(6)	A premium adjustment of $365,000 to record a core deposit intangible of acquired Citizens deposit liabilities to reflect the fair value of and the related amortization using an accelerated method based upon an expected life of 7 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $52,000 in the first year following consummation.
(7)	Adjustment to reflect Citizens net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and a statutory tax rate of 34% for book tax expense. We have not taken a tax benefit for certain combined obligations and costs that we do not consider tax deductible. Deferred tax assets of Citizens’ for prepaid pension costs; unrealized gain/ loss on investment securities; and net operating loss (“NOL”) carryforwards were recognized based on management’s assessment that it was more likely than not that these items would be realized. Riverview’s annual taxable income has historically averaged approximately $1,156,000 over the past four years. Based on Riverview’s historical trend of taxable income, the years that NOL credits would be available and consideration of limitations that would be placed on these carryforwards by IRC sections 382 and 38, management has estimated that it is more likely than not that these specific items would be realized in 15-16 years. Deferred tax assets for provisions for debt, reserve for off-balance sheet items, reserve for loan losses, fixed assets, nonrefundable deferred loan fees and costs, and charitable contributions have not been recognized based on managements’ assessment that it is more likely than not that they would not be realized.
(8)	A fair value premium of $954,000 to reflect the fair value of certain Citizens interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. The adjustment is expected to decrease pro forma pre-tax interest expense by $318,000 in the first year following consummation of the merger.
(9)	Includes an unfunded pension liability adjustment of $350,000 for a discontinued Citizens defined benefit pension plan.
(10)	Elimination of Citizens’ historical shareholders’ equity consisting of $208,000 common stock, $292,000 in surplus, $7.081 million in retained earnings, and accumulated other comprehensive loss of $460,000, in exchange for zero par value Riverview common stock valued at $6.4 million.
(11)	Tax adjustments are calculated at Riverview’s statutory tax rate of 34%.
(12)	The combined pro forma financial information assumes that 20% of Citizens shareholders elect to receive the cash consideration of $38.46 per share, totaling $1.6 million. It is assumed that the funding for this cash portion of the consideration is borrowed at a rate of 4.25% and will increase pro forma interest expense by $68,000 the first year following consummation of the merger.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical Riverview and Citizens per share data. This data should be read together with Riverview’s and Citizens’ historical financial statements and notes thereto, included elsewhere in this document. Please see “Information About Riverview Financial Corporation” beginning on page 58, “Information about Citizens National Bank” beginning on page 104, and “Where You Can Find More Information” beginning on page 129. The per share data is not necessarily indicative of the operating results that Riverview would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

(In dollars)	As of and for the Nine Months Ended September 30, 2014	As of and for the Twelve Months Ended December 31, 2013
Comparative Per Share Data:
Basic and diluted net income (loss) per common share:
Riverview historical	$0.82	$0.78
Citizens historical	(0.55)	(6.20)
Pro forma combined (1) (2)	0.74	0.12
Pro forma equivalent for one share of Riverview common stock (3)	0.68	0.11

Book value per common share:
Riverview historical	$14.15	$13.40
Citizens historical	34.24	33.60
Pro forma combined (1) (2)	15.16	14.41
Pro forma equivalent for one share of Riverview common stock (3)	13.81	13.13

Tangible book value per common share:
Riverview historical	$12.77	$11.93
Citizens historical	34.24	33.60
Pro forma combined (1) (2)	13.02	12.20
Pro forma equivalent for one share of Riverview common stock (3)	11.87	11.11

Dividends declared per share:
Riverview historical	$0.4075	$0.5500
Citizens historical	—	—
Pro forma combined (1) (2)	$0.3784	$0.4989
Pro forma equivalent for one share of Riverview common stock (3)	$0.3447	$0.4428

(1)	The pro forma combined basic earnings and diluted earnings of Riverview’s common stock is based on the pro forma combined net income per common share for Riverview and Citizens divided by the pro forma common shares or diluted common shares of the combined entity, assuming 80% of the outstanding shares of Citizens common stock are exchanged for Riverview common stock at an exchange ratio of 2.9586 shares of Riverview common stock for each share of Citizens common stock in accordance with the merger agreement. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.
(2)	The pro forma combined book value of Riverview’s common stock is based on pro forma combined common shareholders’ equity of Riverview and Citizens divided by total pro forma common shares of the combined entities, assuming 80% of the outstanding shares of Citizens common stock are exchanged for Riverview common stock at an exchange ratio of 2.9586 shares of Riverview common stock for each share of Citizens common stock in accordance with the merger agreement. The unaudited pro forma combined information does not include anticipated cost savings or revenue enhancements.
(3)	The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 2.9586, assuming 80% of the outstanding shares of Citizens common stock are exchanged for Riverview common stock at an exchange ratio of 2.9586 shares of Riverview common stock for each share of Citizens common stock in accordance with the merger agreement.

RISK FACTORS

In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

Shares of Riverview common stock will lack a significant trading market.

Shares of Riverview common stock will not be traded on any national securities exchange and therefore its common stock will be highly illiquid. We do not currently intend to apply for listing of Riverview common stock on an exchange. There is no assurance that an active trading market in Riverview’s common stock will develop or, if such a market develops, that it will be sustained. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, or to obtain coverage for significant news events concerning Riverview, and the common stock may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or other purposes.

The market price of Riverview common stock after the merger may be affected by factors different from those affecting the shares of Riverview or Citizens currently.

The markets of Riverview and Citizens differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of Riverview and Citizens. For a discussion of the business and markets of Riverview and Citizens, see “Information About Riverview Financial Corporation” beginning on page 58 and “Information About The Citizens National Bank of Meyersdale” beginning on page 104.

Shareholders of both Riverview and Citizens will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

When the merger occurs, the percentage ownership of every shareholder in the combined organization will be smaller than the shareholder’s percentage ownership of Riverview or Citizens, respectively prior to the merger. Assuming Citizens shareholders elect to receive cash for 20% of the outstanding Citizens shares, upon completion of the merger, current Citizens shareholders will own approximately 15.4% of the outstanding shares of Riverview common stock, and current Riverview shareholders will own approximately 84.6%.

The exchange ratio for the conversion of Citizens stock into Riverview stock will not be adjusted in the event that the price of Riverview common stock declines before the merger is completed, except in certain limited circumstances. As a result, the value of the shares of Riverview common stock at the time Citizens shareholders receive them could be less than the equivalent value (taking into consideration the applicable exchange ratio) of those shares today and on the date of the shareholder meeting.

In the merger, shareholders of Citizens will be entitled to exchange each share of Citizens stock for 2.9586 shares of Riverview common stock or $38.46 in cash. The exchange ratio is fixed. However, if the average price of Riverview’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $9.75 per share and also declines by more than the percent decline in the NBSI between October 30, 2014 and the last trading date in the 30 day period, Citizens’ board of directors may elect to terminate the merger agreement unless Riverview increases the exchange ratio so that the combined stock consideration and cash consideration (assuming 20% of the outstanding Citizens shares are converted into cash) is at least $6,706,280 (i.e., the value of the merger consideration on October 30, 2014). As a result, except in the limited instance just described, the exchange ratio will not be adjusted as a result of any change in the market price of Riverview common stock between the date of this proxy statement/prospectus and the date Citizens shareholders receive shares of Riverview common stock in exchange for their shares. The market price of Riverview common stock will likely be different, and may be lower, on the date shareholders receive their shares of Riverview common stock than the market price of Riverview common stock on the date of this proxy statement/prospectus. Differences in the market price of Riverview common stock may be the result of changes in the business, operations or prospects of Riverview, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors. If the market price of Riverview common stock declines after Citizens shareholders vote, the value of the merger consideration shareholders will be receiving will be less than the value of such consideration at the time of the vote unless the adjustment provision described above is triggered, and Riverview elects to modify the exchange ratio.

Future issuances of Riverview equity securities could dilute shareholder ownership and voting interest.

Riverview’s Articles of Incorporation authorize the issuance of up to five million shares of common stock and three million shares of preferred stock. Any future issuance of equity securities by Riverview may result in dilution in the percentage ownership and voting interest of Riverview shareholders. Also, any securities Riverview sells in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Riverview shareholders. As noted, under the caption “Comparison of Shareholders’ Rights”, Riverview shareholders do not have any preemptive rights to acquire additional shares in the event of future issuances of equity by Riverview.

There is no assurance that Riverview will continue paying dividends at the current rate.

Riverview’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. Riverview paid an annual dividend of $0.55 per share of common stock for the year ended December 31, 2014. This practice can be changed at any time at the discretion of Riverview’s board of directors, and Riverview’s common shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations and these outcomes could cause capital not to be available when needed in an amount sufficient to support Riverview’s dividend practice. The amount of dividends that Riverview may distribute will also be subject to restrictions under Pennsylvania law and applicable bank regulatory provisions. If Riverview’s board of directors were to adopt a change to Riverview’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Riverview’s common stock.

The unaudited pro forma financial data included in this proxy statement/prospectus is preliminary, and Riverview’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

The unaudited pro forma financial data in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The merger agreement limits Citizens’ ability to pursue alternatives to the merger and, in certain circumstances, requires the payment of a termination fee.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Citizens’ ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of Citizens. In addition, a termination fee is payable by Citizens under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Citizens from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Citizens than it might otherwise have proposed to pay. Moreover, under specified circumstances, Citizens could be required to pay Riverview a termination fee in connection with the termination of the merger agreement due to an alternate transaction. See “The Merger Agreement—Termination Fee.”

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could delay or have an adverse effect on Riverview.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, FDIC and PDB. Riverview and Citizens have agreed to use their reasonable best efforts to complete these filings and obtain these waivers, approvals and consents; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger that could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Riverview following the merger, any of which might have an adverse effect on Riverview following the merger. We cannot assure you as to whether these regulatory waivers, approvals and consents will be received, the timing of such or whether any conditions will be imposed. Applications with the FRB, PDB and FDIC are currently pending.

Citizens’ executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Citizens shareholders.

Executive officers of Citizens negotiated the terms of the merger agreement. Citizens’ board of directors approved and adopted the merger agreement and unanimously recommended that Citizens shareholders vote to adopt the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Citizens’ officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Citizens’ shareholders. These include:

•	Employment agreements that certain executive officers of Citizens are entitled to receive in connection with the merger;

•	Provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Citizens for events occurring before the merger; and

•	The retention of two directors of Citizens on the Riverview board of directors and the opportunity for the remaining directors to serve on a regional advisory board, with compensation.

These additional interests of Citizens directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Riverview or Citizens shareholder may view it.

Citizens’ board of directors was aware of these interests and took them into account in their decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “The Merger—Citizens’ Directors and Executive Officers Have Financial Interests in the Merger.”

The shares of Riverview common stock to be received by Citizens shareholders as a result of the merger will have different rights from the shares of Citizens common stock.

Upon completion of the merger, Riverview and Citizens shareholders will become Riverview shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Riverview. The rights associated with Citizens common stock are different from the rights associated with Riverview common stock.

Riverview and Citizens believe that the material differences in such rights are as follows:

•	Citizens’ shareholders have preemptive rights to purchase, on a pro rata basis, any shares of common stock that Citizens may offer for sale. Riverview shareholders do not have similar preemptive rights.

•	Citizens’ shareholders are required under the National Bank Act to approve a merger or consolidation by affirmative vote of at least two-thirds (2/3) of the shares entitled to vote. Riverview shareholders are required by Article 8 of Riverview’s Articles of Incorporation to approve a merger or consolidation by affirmative vote of a least seventy percent (70%) of the shares entitled to vote; provided however that the affirmative vote of only a majority of the shares entitled to vote is required if the merger or consolidation has been approved in advance by seventy percent (70%) of the members of the Riverview board who have been in office for more than one year.

•	Citizens’ shareholders may overturn the board of directors’ action to amend, alter or repeal Citizens’ by-laws by vote of a majority of the shares entitled to vote. Riverview’s shareholders may overturn the board of directors’ action to amend, alter or repeal Riverview’s by-laws by vote of seventy percent (70%) of the shares entitled to vote.

See the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 126 for a complete discussion of the different rights associated with ownership of Riverview common stock.

If the merger is not consummated by December 31, 2015, either Riverview or Citizens may choose not to proceed with the merger.

Either Riverview or Citizens may terminate the merger agreement if the merger has not been completed by December 31, 2015, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The fairness opinion obtained by Citizens from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

Citizens obtained a fairness opinion from its financial advisor as of October 30, 2014. Citizens is not required to obtain an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Riverview or Citizens, general market and economic conditions and other factors that may be beyond the control of Riverview and Citizens, and on which the fairness opinion was based, may alter the value of Riverview or Citizens or the price of shares of

Riverview common stock or Citizens common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Citizens received from its financial advisor, please see “The Merger—Opinion of Citizens’ Financial Advisor” beginning on page 33 of this proxy statement/prospectus.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Riverview and Citizens. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Riverview and Citizens. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected. Riverview and Citizens have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Riverview and/or Citizens during the transition period.

If the merger is not completed, Riverview and Citizens will have incurred substantial expenses without realizing the expected benefits of the merger.

Riverview and Citizens have incurred substantial expenses in connection with the merger described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have been expended or would be recognized currently and not capitalized, and Riverview and Citizens would not have realized the expected benefits of the merger.

The management teams of Riverview and Citizens may be required to dedicate significant time and effort to the integration of the two companies which could divert their attention from other business concerns.

It is possible that the integration process could result in the diversion of the attention of the management teams of Riverview and Citizens, the disruption or interruption of, or the loss of momentum in, the ongoing businesses of Riverview and Citizens or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Riverview’s ability to maintain relationships with its customers and employees or Riverview’s ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect Riverview’s business and financial results.

Each of Riverview and Citizens will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on each of the parties to the merger agreement. These uncertainties may impair Riverview’s and/or Citizens’ ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with each of Riverview and Citizens to seek to change existing business relationships with them. Retention of certain Citizens employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Riverview. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to continue with Riverview, Riverview’s business following the merger could be harmed. In addition, the merger agreement restricts each of Riverview and Citizens from taking specified actions until the merger occurs without the consent of the other. These restrictions may prevent Riverview and/or Citizens from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 46 of this proxy statement/prospectus for a description of the restrictive covenants to which Riverview and Citizens are subject under the merger agreement.

Riverview and Citizens expect to incur non-recurring expenses related to the merger.

Riverview and Citizens are developing a plan to integrate the operations of Riverview and Citizens after the merger. In connection with that plan, Riverview and Citizens anticipate that certain non-recurring charges, such as branding, severance and computer system conversion costs, will be incurred in connection with this integration. Riverview and Citizens cannot identify the timing, nature and amount of all such charges as of the date of this proxy statement/prospectus. However, any such charge could affect the parties’ respective results of operations in the period in which such charges are recorded.

Future governmental regulation and legislation, including the Dodd-Frank Act and Basel III, could limit the combined company’s future growth.

Following the merger, Riverview and its subsidiaries will be subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Riverview. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect Riverview’s ability to expand its services and to increase the value of its business. Additionally, Basel III and a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new regulations, including, without limitation, higher minimum capital levels, the higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with Basel III and the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Riverview, these changes could be materially adverse to Riverview’s shareholders.

Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either Riverview or Citizens on a standalone basis.

Following the consummation of the merger, current shareholders of Riverview and Citizens will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts historically experienced by Riverview or Citizens. If we are unable to successfully combine the businesses of Riverview and Citizens, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company. The merger transaction will also initially result in lower amounts of book value per common share and tangible book value per common share for both Riverview and Citizens shareholders as set forth in the comparative per share data on page 20, and there can be no assurance that any such book value dilution will be earned back through earnings following completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Riverview, Citizens and the potential combined company and may include statements for the period following the completion of the merger. Forward looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward looking statements involve certain risks and uncertainties. The ability of either Riverview or Citizens to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward looking statements include those set forth on page 21 under “Risk Factors,” as well as, among others, the following:

•	Completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	The merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	Higher than expected increases in Riverview’s or Citizens’ loan losses or in the level of nonperforming loans;

•	A continued weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania;

•	A continued or unexpected decline in real estate values within Riverview’s and Citizens’ market areas;

•	Unanticipated reduction in Riverview’s and Citizens’ deposit base;

•	Government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•	Legislative and regulatory actions (including the impact of the Dodd-Frank Act and related regulations) that subject Riverview to additional regulatory oversight which may result in increased compliance costs and/or require Riverview to change its business model;

•	The integration of Citizens’ business and operations with those of Riverview may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Citizens’ or Riverview’s existing businesses; and

•	The anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Riverview or Citizens or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Riverview and Citizens undertake no obligation to update these forward looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

Citizens

In the summer of 2012, the senior management and the Board of Directors had received an Office of the Comptroller of the Currency (“OCC”) examination report which would lead to the entering of a Formal Agreement with the OCC. The Formal Agreement was executed on July 20, 2012 and required Citizens to address seven major compliance areas, as well as revising Citizens’ Capital and Strategic Plans. The senior management understood that would entail substantial time and effort, as well as Citizens incurring substantial costs. In Citizen’s view, at best case scenario, it would be more than two years before the OCC would likely consider lifting the Formal Order.

As a result of the Formal Order, Citizens was designated by the OCC as in a “troubled condition.” This meant that any change to senior executives or directors would require the approval of the OCC. The then President tendered his resignation, effective September 1, 2012.

In August of 2012, the Board of Directors met to consider the options available. The Board of Directors determined it was in the best interest of shareholders to seek approval for Timothy A. Walters, who was serving as the CFO, to be appointed as interim President subject to approval by the OCC. On November 29, 2012, the OCC approved Timothy E. Walters’ appointment as President as permanent, thus removing the interim designation that had been previously approved. The Board of Directors considered two options. The first was to commit Citizens to complying with the Formal Agreement and remaining independent during the anticipated two year plus time period to lift the Formal Agreement. The Board of Directors understood this option would require the suspension of declaring any dividends during the regulatory work-out period. The second was to engage an investment banking firm to actively market Citizens in its current condition. In light of evaluations of banks in similar circumstances, the Board of Directors chose the first option as being in the best interest of its shareholders.

During the next two years, Citizens addressed the seven compliance articles in the Formal Agreement and filed revised Capital and Strategic Plans. In the summer of 2014, the Board of Directors met to consider its options in light of the progress made for compliance with the Formal Agreement. The Board of Directors made an assessment of Citizens’ financial condition and future prospects, regulatory environment and means for enhancing shareholder value. The Board of Directors considered multiple strategic alternatives including remaining independent and attempting to grow the bank organically, raising additional capital to support growth and combining with a strategic partner. After considering all of its options, the Board of Directors decided it was in the best interest of Citizens to explore the possibility of a business combination and identify potential strategic partners.

During the prior two years, Citizens had established an investment banking relationship with Sandler O’Neill Partners, LLP in connection with certain loan sales and purchases which were designed to restructure Citizens’ balance sheet and reduce certain regulatory compliance issues. On July 17, 2014, the Board of Directors approved the engagement of Sandler O’Neill as its investment bank and financial advisor and on July 22, 2014, the Sandler O’Neill engagement letter was executed. The Board of Directors decided to continue its engagement of bank regulatory legal counsel, Shumaker Williams, P.C., to act as Citizens’ legal counsel during the search process and in any resultant transactions. The Board of Directors appointed a committee (“Strategic Committee”), consisting of Directors Timothy E. Resh, Robert M. Philson, Frances Bedekovic, and Timothy E. Walters to work with Sandler O’Neill and Shumaker Williams.

During the next two weeks, the Strategic Committee worked with Sandler O’Neill to identify five public and five private banks as potential partners and to prepare an investment banking book for distribution. On July 26, 2014, the Strategic Committee reviewed a SNL publication forecasting increased M&A activity in Western Pennsylvania which identified Citizens as a potential target. On July 28, 2014, Sandler O’Neill forwarded potential partner profiles to the Strategic Committee.

Timothy Walters had previously scheduled, on July 28, 2014, meetings with Riverview and another potential partner on unrelated matters. Riverview expressed an interest in the possibility of a partnership and indicated it would not wait for the investment banking book but rather model a deal from public call report data.

On July 29, 2014, Timothy Walters met with Sandler O’Neill to discuss the partner profiles including each potential partner’s capacity to pay.

On July 30, 2014, Riverview requested certain financial information concerning non-recurring items. After consulting with Sandler O’Neill and Shumaker Williams, a confidentiality agreement was drafted and executed by Riverview on July 31, 2014. On August 1, 2014, Riverview indicated the financial modeling was complete and Riverview definitively had an interest.

The parties held meetings over the next eleven days to discuss a potential transaction. On August 12, 2014, Citizens received an indication of interest letter from Riverview. On August 13th, Timothy Walters met with Kirk Fox, President of Riverview and representative of each bank’s investment bankers. Ambassador participated by phone. The indication of interest letter was discussed and a revised letter was requested to clarify several items.

On August 19, 2014, Citizens received a revised letter of indication and the Strategic Committee met with Kirk Fox. After consulting with Sandler O’Neill and Shumaker Williams, the Strategic Committee decided to distribute the revised letter of indication to the full Board of Directors.

On August 21, 2014, the full Board of Directors met with Sandler O’Neill and Shumaker Williams to review the revised letter of indication. The Board of Directors approved moving forward conditional on receiving clarification of several items.

On August 28, 2014, Citizens received a revised offer letter, which was reviewed by the Strategic Committee. The next day, the full Board of Directors met with Sandler O’Neill and Shumaker Williams to review the revised offer letter. The Board of Directors accepted the revised offer letter which included a due diligence procedure and the agreeing to an exclusivity agreement.

The exclusivity agreement was negotiated over the next few days and executed by the parties on September 3, 2014. An additional confidentiality agreement was executed on September 8, 2014.

The parties started the exchange of due diligence materials and a draft merger agreement was prepared. Sandler O’Neill was instructed to analyze the Riverview financial data to ensure that a fairness opinion could be rendered as of the date of a merger agreement.

On September 18, 2014, the Board of Directors met with Shumaker Williams to review the draft merger agreement. On the same date Timothy Walters received a draft employment agreement and term sheet.

On October 15, 2014, Timothy Walters received a revised offer letter from Riverview to reflect certain due diligence items. The next day, the Board of Directors met with Sandler O’Neill and Shumaker Williams to review the revised offer letter. The Board of Directors requested that Riverview clarify certain items.

On October 28, 2014, the investment bankers had a conference call to finalize the assumptions to be used in the fairness opinion. Legal counsel had a conference to finalize the terms of the merger agreement. The next day Timothy Walters received the finalized employment agreement.

On October 30, 2014, the Board of Directors held a Special Meeting with Sandler O’Neill and Shumaker Williams to review the merger agreement and the Sandler O’Neill fairness opinion. After due consideration, the Board of Directors authorized the execution of the merger agreement. The merger agreement was executed on October 30, 2014.

The OCC terminated the Formal Agreement on November 25, 2014.

Riverview’s Reasons for the Merger

In the course of making its decision to approve the transaction with Citizens, Riverview’s board of directors consulted with Riverview’s executive management and Riverview’s financial and legal advisors. Riverview’s board of directors considered, among other things, the following factors:

•	The board’s understanding of the current and prospective environment in which Riverview operates, including national, regional and local economic conditions, the competitive environment for financial institutions in Pennsylvania, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward merger in the financial services industry generally and the likely effect of these factors on Riverview’s future growth, profitability and strategic options;

•	The board’s view that the size of the institution and related economies of scale, beyond the level it believed could be reached through organic growth within similar timelines, are relevant to profitability and acceptable shareholder returns;

•	The effort of Riverview’s management to identify potential counterparties to potential transactions;

•	The board’s understanding of Riverview’s prospects and Citizens’ business operations, financial condition, earnings and prospects, including the respective geographic markets in which the companies and their banking subsidiaries operate;

•	The board’s perception that Riverview’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with Citizens’ similar operating philosophy;

•	The board’s perception regarding the enhanced future prospects of the combined company compared to those Riverview was likely to achieve on a stand alone basis, the compatibility of Riverview’s and Citizens’ business activities, enhanced management depth in critical departments, opportunities for cost reductions, and anticipated increased revenues resulting from a higher lending limit along with additional product offerings to be made available in Somerset county;

•	The board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the board’s assessment of the adequacy of the Riverview exchange ratio;

•	The expectation that the combination and strategic benefits of the transaction would result in future earning accretion;

•	The reports of Riverview’s management concerning the operations, financial condition, and prospects of Citizens and the expected financial impact of the merger on the combined company;

•	The fact that certain provisions of the merger agreement prohibit Citizens from soliciting or responding to proposals for alternative transactions, Citizens’ obligation to pay a termination fee of $300,000 if the merger agreement is terminated due to Citizens accepting a superior offer, and Citizens’ obligation to pay $300,000 in liquidated damages in the event that the merger agreement is terminated due to Citizens’ breach;

•	The fact that, pursuant to the merger agreement, Citizens must generally conduct its business in the ordinary course and Citizens is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement and;

•	The financial information and analyses presented by Riverview’s financial advisor to the board of directors.

Riverview’s board of directors also considered the following:

•	The fact that new Riverview shares to be issued to holders of Citizens stock to complete the merger will result in ownership dilution to existing Riverview shareholders;

•	The fact that Citizens was subject to a Formal Agreement with the OCC;

•	The proposed board and management arrangements, including Riverview’s commitment to (i) appoint two Citizens directors to the Riverview board of directors and to Riverview’s Bank board of directors, (ii), consider employing certain senior officers of Citizens as employees of Riverview after the merger;

•	The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•	The fact that, pursuant to the merger agreement, Riverview must generally conduct its business in the ordinary course and Riverview is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Riverview undertaking business opportunities which may arise pending completion of the merger;

•	The risk that potential benefits, cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Riverview and Citizens;

•	The risk that certain tax attributes of Citizens and Riverview may be affected by the transaction; and

•	The potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on Riverview’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

Riverview’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

The foregoing discussion of the information and factors considered by Riverview’s board of directors is not exhaustive, but includes the material factors considered by Riverview’s board. In view of the wide variety of factors considered by the Riverview board of directors in connection with its evaluation of the merger and the complexity of these matters the Riverview board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Riverview’s board of directors evaluated the factors described above, including asking questions of Riverview’s legal and financial advisors. In considering the factors described above, individual members of Riverview’s board of directors may have given different weights to different factors. The Riverview board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Riverview’s board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward Looking Statements”.

Citizens’ Reasons for the Merger

After careful consideration, Citizens’ board of directors determined that it was in the best interests of Citizens for Citizens to enter into the merger agreement with Riverview. Accordingly, Citizens’ board unanimously recommends that Citizens’ shareholders vote “FOR” adoption of the merger agreement.

In the course of determining that a merger with Riverview is in the best interests of Citizens, the Citizens’ board of directors, in consultation with senior management and Citizens’ legal and financial advisors, considered, thoroughly analyzed and vetted multiple and wide-ranging short-and long-term strategic options for Citizens. When in the view of the board of directors and senior management, Citizens had achieved substantial compliance with the Formal Agreement and expected that the Formal Agreement would be terminated within the coming months, the board of directors reviewed the Strategic Plan that had been submitted to the OCC. In that review, the board of directors and senior management considered several alternatives including but not limited to:

•	remaining independent and attempting to grow organically after the anticipated lifting of the Formal Agreement;

•	attempting to access additional capital to fund the acquisition of additional earning assets and product expansion;

•	entering into new lines of business and upgrading technology to enhance the current banking products to increase profitability; and

•	seeking a strategic partner.

During these meetings, senior management presented the Citizens board with information regarding the current state and anticipated future of the banking industry generally, the potential future impact of new and anticipated additional regulation of community banks and current and projected economic information. The board of directors, with the assistance of senior management, carefully considered the pros and cons of each strategic alternative, including, without limitation, the execution risk associated with the implementation of each alternative.

After such careful consideration, Citizens’ board of directors determined that it was in the best interests of Citizens to pursue a strategic partner through acquisition, combination or merger because it would allow Citizens to achieve its strategic goals more quickly and with less risk than the other alternatives considered. The Citizens board made this decision based on the following material factors, which are not necessarily all-inclusive:

•	The changing regulatory environment, including, in particular, issuance of additional regulations to implement various provisions of the Dodd-Frank Act, and the expectant material increase in legal and compliance costs to Citizens as greater human and technological resources and expertise are required to remain compliant. The board concluded Citizens lacks the size and scale necessary to effectively absorb the higher costs associated with providing the additional resources the new regulations demand;

•	The probability of an increase in the minimum levels of capital required to be maintained by Citizens Bank, which would have a negative impact on future income as less capital could be deployed into earning assets;

•	The recognition of continued margin compression in the banking industry. Citizens’ loans are re-pricing at lower rates with differences far greater than savings from lower interest rates paid by the bank on its deposit accounts, resulting in smaller profit margins. The board believes that this trend will continue, since interest rates are expected to remain at or near historic lows for at least another few years;

•	The continued decline in the population of Citizens’ primary geographic market areas of Somerset County coupled with an increase in the number of financial services companies competing against Citizens in this market. The growth in competition for the same customer base negatively affects loan pricing and, thus, earnings. This increased competition also creates more reliance on achieving a diversified revenue stream that can only be derived from entering new lines of business and offering products and services Citizens is unable to provide because of its size and lack of expertise;

•	The prolonged economic downturn in Citizens’ primary market that began with the financial crisis of 2008 and 2009. Unemployment in Citizens’ primary market areas remains higher than the state and national averages, and home values continue to appraise for less than they did in prior years, further limiting new loan opportunities and creating elevated loan quality risk due to lower collateral values on real estate loans already in the portfolio;

•	The drain on earnings and capital resulting from Citizens’ extensive loan loss provision expenses and charge-offs since 2012, which were taken as part of the compliance process with the Formal Agreement;

•	Citizens’ inability to declare and pay a shareholder dividend since 2012 and the Citizens’ board’s belief that although the Formal Agreement with its requirement of prior regulatory approval to pay a dividend would eventually be lifted, it would take an undetermined amount of time to generate profits sufficient to declare dividends for Citizens’ shareholders;

•	The lack of a liquid market for the trading of Citizens’ common stock;

•	The substantial and costly capital improvements required to upgrade Citizens’ main office;

•	The substantial and costly investments in information technology required to permit Citizens to remain competitive in the marketplace;

•	The continued demands on Citizens’ board and senior management team resulting from the need to remain compliant with a Formal Agreement that Citizens entered into with the OCC, which have diverted management’s attention away from servicing existing customers and developing new business until such time as the Formal Agreement might be lifted;

•	The belief of Citizens’ board that additional scale is required to offset increasing operating costs coupled with substantial execution risk to grow Citizens Bank organically given the prevailing economic conditions, required capital for growth and additional personnel that would be needed to maintain a larger organization; and

•	The limited opportunity for Citizens employees to advance within a smaller organization.

The foregoing factors, considered together with the following factors, led Citizens’ board of directors to conclude a business combination with Riverview, specifically, is in the best interests of Citizens:

•	The economic value of the exchange ratio and cash was deemed by Sandler O’Neill as of the date of the merger agreement, which is October 30, 2014, to be fair to shareholders of Citizens from a financial point of view;

•	Riverview’s historical track record of paying its shareholders dividends at yields near the high end of its peer group;

•	Riverview’s operating philosophy as a community-oriented, customer service-focused financial services company with local decision making capabilities is similar and compatible with Citizens’ operating philosophy and approach to the markets it serves;

•	The fact that a combination with Riverview would result in a larger surviving company with greater scale and liquidity than if Citizens remained independent or selected an alternative proposal;

•	Combining with Riverview would provide the surviving company with greater lending capacity due to a higher legal lending limit, as well as a more diverse product base for Citizens’ customers;

•	The fact that, based on September 30, 2014 results, Citizens would contribute approximately 28.6% of the combined capital in a transaction with Riverview, but Citizens shareholders would own approximately 36.5% of the combined company’s outstanding common stock;

•	Combining with Riverview would allow for expansion into other geographic markets, providing additional growth opportunities and less overall market concentration risk;

•	Combining with Riverview will allow Citizens’ customers to be offered an increased presence in Citizens’ primary market area of Somerset County, through additional wealth management products that are not currently offered by Citizens;

•	A mutual understanding of each bank’s business, operations, financial condition, earnings, capital and prospects, including the geographic markets served by both Riverview and Citizens;

•	The understanding that the transaction is expected to result in pro forma earnings per share accretion to Citizens’ shareholders;

•	The understanding that Riverview’s capital position would support further growth by the combined company;

•	Additional liquidity offered by the shares issued in the combined company resulting from a larger shareholder base with expanded geographic coverage;

•	Perceived opportunities to recognize reductions in operating expenses following the transaction;

•	The similar and complementary nature of the respective customer bases, business products and skills of Citizens and Riverview management and employees could result in synergies resulting from an expanded product menu for customers, additional delivery channels and lines of business, that present cross-sales opportunities distributed over a broader combined customer base with best practices of the respective companies being compared and applied throughout the surviving company;

•	Riverview’s liquidity, loan to deposit ratio and capital position;

•	The fact that two (2) of Citizens’ non-employee directors will be appointed to the board of directors of the combined company, providing the combined company with a stronger and more experienced leadership team;

•	The appointment of the current non-employee directors to an advisory board which will provide a Somerset County based input into Riverview meeting the needs of Somerset County;

•	The depth of Riverview’s management team;

•	The likelihood that Citizens’ employees will have greater opportunity for advancement and future career mobility in the larger combined company;

•	The review by Citizens’ board of directors with its legal counsel of the structure and terms of the merger agreement;

•	The likelihood that the required regulatory approvals necessary to complete the transaction will be obtained; and

•	The experience of Riverview in combining organizations.

The Citizens board of directors also considered a variety of potential risks associated with the transaction, including: (i) the matters discussed in the Formal Agreement; (ii) the quality of Riverview’s loan portfolio and overall asset quality; (iii) challenges associated with integrating the business, operations and cultures of the organizations; (iv) risks associated with achieving potential earnings and revenue enhancements, anticipated cost savings, greater operational efficiencies, and other potential financial benefits, as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels; and (v) challenges presented by the current economic climate to profit margins of both organizations and the potential effects on the combined company.

Citizens’ board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Citizens board concluded the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger, Citizens’ board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “The Merger—Citizens’ Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 43.

The preceding discussion of the factors considered by Citizens’ board of directors in evaluating the proposed transaction are not intended to be exhaustive, but, rather, include all material factors considered by Citizens’ board. In reaching its decision to approve the transaction, Citizens board of directors did not quantify or assign relative weights to different factors. Citizens board of directors evaluated the factors described above, including asking questions of Citizens’ senior management, legal advisors and financial advisors and determined that this transaction was in the best interests of Citizens. In reaching its determination, Citizens board of directors relied on the experience of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of Citizens’ Financial Advisor” below. It should be noted that this explanation of the reasoning of Citizens’ board of directors and all other information in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward Looking Statements” on page 26.

Recommendation of Citizens’ Board of Directors

Citizens’ board of directors believes that the terms of the transaction are in the best interests of Citizens and has unanimously approved the merger agreement. Accordingly, Citizens’ board of directors unanimously recommends that Citizens shareholders vote “FOR” adoption of the merger agreement.

Opinion of Citizens’ Financial Advisor

Opinion of Sandler O’Neill & Partners, L.P.

By letter dated July 18, 2014, Citizens retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to act as financial advisor to Citizens’ Board of Directors (the “Board”) in connection with Citizens’ consideration of a possible business combination involving Citizens and Riverview. If requested by Citizens, Sandler O’Neill would also act as an independent financial advisor to the Board in connection with Citizens’ consideration of a possible business combination involving Citizens and one or more parties other than Riverview introduced to Citizens by Sandler O’Neill. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Citizens in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 30, 2014 meeting at which Citizens’ Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Board its written opinion that, as of such date, the merger consideration was fair to the holders of Citizens common stock from a financial point of view. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s Fairness Opinion Committee.

The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Citizens common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, that date. Events occurring or information available after that date could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. The opinion was directed to Citizens’ board and is directed only to the fairness of the merger consideration to the holders of Citizens’ common stock from a financial point of view. It does not address the underlying business decision of Citizens to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Citizens’ common stock as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration a stockholder should elect in the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Citizens’ officers, directors or employees, or class of such persons, relative to the per share consideration to be received by Citizens’ stockholders.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Citizens that it deemed relevant;

•	certain publicly available financial statements and other historical financial information of Riverview that it deemed relevant;

•	internal financial projections for Citizens for the fiscal years ending December 31, 2014 and December 31, 2015 as reviewed with senior management of Citizens and a long-term estimated growth rate for the years thereafter as provided by senior management of Citizens;

•	internal financial projections for Riverview for the fiscal years ending December 31, 2014 and December 31, 2015 as reviewed with senior management of Riverview and a long-term estimated growth rate for the years thereafter as reviewed with senior management of Riverview;

•	the pro forma financial impact of the Merger on Riverview based on assumptions relating to purchase accounting adjustments, cost savings, and transaction expenses as discussed with the senior management of Citizens and Riverview;

•	a comparison of certain financial and other information for Citizens and Riverview with similar publicly available information for certain other publicly traded commercial banks, including stock trading information for Riverview;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Citizens the business, financial condition, results of operations and prospects of Citizens and held similar discussions with the senior management of Riverview regarding the business, financial condition, results of operations and prospects of Riverview.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Citizens and Riverview or their respective representatives or that was otherwise reviewed with them and it assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of senior management of each of Citizens and Riverview that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citizens or Riverview or any of their respective subsidiaries. Sandler O’Neill did not review any individual credit files of Citizens or Riverview or make an independent evaluation of the adequacy of the allowance for loan losses of Citizens or Riverview, and assumed, with Citizens’ consent, that the respective allowances for loan losses for both Citizens and Riverview were adequate to cover any such losses.

In preparing its analyses, Sandler O’Neill used internal financial projections for Citizens and Riverview and the respective senior managements of Citizens and Riverview confirmed to us that the estimates used reflected the best judgments of management of the future financial performance of Citizens and Riverview, respectively. Sandler O’Neill also received and used in its analyses certain projections and purchase accounting adjustments which were prepared by and/or reviewed with senior management of Citizens and Riverview. Sandler O’Neill also discussed certain transaction expenses and cost savings estimates with the senior management of Citizens. With respect to these projections, Sandler O’Neill has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to any such estimates or projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Citizens or Riverview since the date of the most recent financial data made available to it as of the date of its letter.

Sandler O’Neill has assumed in all respects material to its analysis that Citizens and Riverview will remain as going concerns for all periods relevant to its analyses. Sandler O’Neill has also assumed, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Citizens, Riverview or the Merger, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Sandler O’Neill’s opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its views. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Citizens’ Board, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Citizens or Riverview and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Citizens and Riverview and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Citizens, Riverview and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Citizens’ Board of Directors at its October 30, 2014 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Citizens’ common stock or the prices at which Citizens’ or Riverview’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Citizens’ Board of Directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Citizens’ Board of Directors or management with respect to the fairness of the merger.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, Citizens stockholders will receive in exchange for each share of Citizens’ stock: (i) 2.9586 shares of Riverview common stock (ii) $38.46 in cash. Using a negotiated stock price of Riverview’s stock equal to $13.00, based upon 208,000 common shares outstanding, Sandler O’Neill calculated a per share consideration of $38.46 and aggregate consideration of approximately $8.0 million. The merger is subject to a double trigger walkaway provision. If Riverview’s stock price falls below $9.75 per share, and underperforms the NASDAQ Bank Index by more than 20%, Riverview can make Citizens whole by increasing the exchange ratio or contributing more cash. If the make-whole consideration cannot be mutually agreed upon, Citizens can terminate the agreement. Based upon financial information for Citizens as or for the twelve months ended September 30, 2014, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Tangible Book Value Per Share:	112%
Transaction Value / Adjusted Tangible Book Value Per Share ¹:	116%
Transaction Value / LTM Earnings Per Share:	NM
Tangible Book Premium to Core Deposits ²:	1.8%
Adjusted Tangible Book Premium to Core Deposits ¹ ²:	2.2%

(1)	Adjustments reflect the expected costs associated with rebates ($183,000) and estimated fees ($40,000) related to remediation of certain Citizens’ ARM loans which will be reflected in Q4 2014 financials.
(2)	Tangible book premium to core deposits calculated as (deal value—tangible equity) / (core deposits); Core deposits equal total deposits less jumbo CDs (time deposits > $100k).

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Riverview’s common stock for the one-year period ended October 28, 2014. Sandler O’Neill then compared the relationship between the movements in the price of Riverview common stock to movements in certain stock indices and the performance of a peer group of publicly traded banking institutions for Riverview’s selected by Sandler O’Neill and described under “Comparable Group Analysis” below. During the one-year period, Riverview’s common stock outperformed each of the indices to which it was compared.

Riverview’s One-Year Stock Performance
	Beginning Index Value November 6, 2013	Ending Index Value October 28, 2014
Riverview	100%	126.4%
Riverview Peer Group	100%	98.5%
NASDAQ Bank	100%	105.3%

Comparable Group Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Citizens with a group of financial institutions selected by Sandler O’Neill. The Citizens peer group consisted of public banks and thrifts headquartered in Pennsylvania, Maryland, and New Jersey with assets below $250 million and NPAs/Assets below 1.50% as of the date of the most recent information reported (unless otherwise noted), excluding companies that were merger targets. The Citizens peer group consisted of the following companies:

Fleetwood Bank Corporation	Harmony Bank
GNB Financial Services, Inc.	JTNB Bancorp, Inc.
Enterprise National Bank N.J.	Eureka Financial Corporation
Absecon Bancorp	Turbotville National Bancorp, Inc.
UNB Corporation	Carroll Bancorp, Inc.
FNBPA Bancorp, Inc.	Manor Bank

The analysis compared publicly available financial information for Citizens with the comparable data for the Citizens peer group as of or for the twelve months ended June 30, 2014 (unless otherwise noted), with pricing data as of October 28, 2014. The table below sets forth the data for Citizens and the median and mean data for the Citizens peer group.

Citizens Comparable Group Analysis
	Citizens	Peer Group Median	Peer Group Mean
Total assets (in millions)	$76	$151	$149
Tangible common equity/Tangible assets	9.32%	10.74%	10.94%
LTM Return on average assets	NM	0.63%	0.68%
LTM Return on average equity	NM	6.63%	5.89%
LTM Net interest margin	2.24%	3.58%	3.49%
LTM Efficiency ratio	118.9%	79.3%	77.5%
Loan loss reserves/Gross loans	1.45%	1.08%	1.12%
Non-performing assets ¹/(Total assets)	1.21%	0.67%	0.72%
Price/Tangible book value	49	86%	88%
Price/LTM Earnings per share	NM	13.5x	15.2x
Market value (in millions)	$3.5	$13.0	$13.9

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Sandler O’Neill used publicly available information to perform a similar analysis for Riverview and a group of financial institutions as selected by Sandler O’Neill. The Riverview peer group consisted of public banks and thrifts headquartered in Pennsylvania, Maryland, and New Jersey with assets between $400 million and $600 million and NPAs/Assets below 1.50% as of the date of the most recent information reported (unless otherwise noted), excluding companies that were merger targets. The Riverview peer group consisted of the following companies:

Honat Bancorp, Inc.	Emclaire Financial Corp.
Malvern Bancorp, Inc.	Revere Bank
CB Financial Services, Inc.	Howard Bancorp, Inc.
Juniata Valley Financial Corp.	Hopewell Valley Community Bank
Hamlin Bank and Trust Company	CBT Financial Corporation
Glen Burnie Bancorp

The analysis compared publicly available financial information for Riverview with the comparable data for the Riverview peer group as of or for the twelve months ended June 30, 2014 (unless otherwise noted), with pricing data as of October 28, 2014. The table below sets forth the data for Riverview and the median and mean data for the Riverview peer group.

Riverview Comparable Group Analysis
	Riverview	Peer Group Median	Peer Group Mean
Total assets (in millions)	$435	$534	$513
Tangible common equity/Tangible assets	8.02%	8.45%	9.56%
LTM Return on average assets	0.50%	0.67%	0.45%
LTM Return on average equity	5.87%	7.83%	4.80%
LTM Net interest margin	3.93%	3.56%	3.54%
LTM Efficiency ratio	87.4%	73.2%	71.8%
Loan loss reserves/Gross loans	1.06%	1.22%	1.20%
Non-performing assets ¹/Total assets	1.52%	0.98%	0.84%
Price/Tangible book value	99%	109%	112%
Price/LTM Earnings per share	16.0x	13.5x	14.5x
Market value (in millions)	$34.2	$45.2	$55.4

(1)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The first group consisted of 20 transactions announced in the Mid-Atlantic between January 1, 2012 and October 28, 2014 involving sellers with total assets less than $250 million and reported deal values (the “Regional Transactions”). The second group consisted of 22 transactions announced between January 1, 2014 and October 28, 2014 involving sellers with total assets less than $100 million and reported deal values (the “Nationwide Transactions”).

The Regional Transactions group was composed of the following transactions:

Mid Penn Bancorp Inc./Phoenix Bancorp Inc.

Codorus Valley Bancorp Inc./Madison Bancorp Inc.

GNB Financial Services Inc./FNBM Financial Corp.

Salisbury Bancorp Inc./Riverside Bank

Southern National Bncp of VA/Prince Gorge’s FSB

HV Bancorp Inc./Victory Bancorp Inc.

ESSA Bancorp Inc./Franklin Security Bancorp Inc.

GNB Financial Services Inc./Liberty Centre Bancorp Inc.

Independence Federal Svgs Bank/Colombo Bancshares Inc.

1st Constitution Bancorp/Rumson-Fair Haven BT&C

First Bank/Heritage Community Bk

Wilshire Bancorp Inc./BankAsiana

Haven Bancorp MHC/Hilltop Community Bancorp Inc.

Pvt invr—Jacob M. Safra/T Rowe Price SB

Riverview Financial Corp./Union Bancorp Inc.

Texas Heritage Bancshares Inc./Uvalde Bancshares Inc.

TF Financial Corp./Roebling Financial Corp.

Kopernik Federal Bank/Hull FSB

First Priority Financial Corp./Affinity Bancorp Inc.

S&T Bancorp Inc./Gateway Bank of Pennsylvania

The Nationwide Transactions group was composed of the following transactions:

Independent Alliance Banks Inc./First State Bank Bourbon Ind.

Hartland Financial, Inc./Citizens Bank

Citizens National Corp./Peoples Security Bancorp Inc.

Private Investors/First of Grandfield Corp.

Saint Martin Bancshares Inc./CPB Bancshares Inc.

First Bank Lubbock Bcshs Inc./Texas SB s.s.b.

GNB Financial Services Inc./FNBM Financial Corp.

Northern Missouri Bcshs Inc./Concordia Banc-Management Inc.

Complete Financial Solutions/American Patriot Bank

Central Bancompany Inc./Bank of Belton

Forcht Bancorp Inc./Grant County Bancorp Inc.

Taylor Bancshares Inc./North Alabama Bancshares Inc.

Farmers State Bcsh II Inc./Spencer State Bank

Heritage Bancorp Inc./Nixon State Bank

Bankwell Financial Group Inc./Quinnipiac B&TC

JamesMark Bankshares Inc./Bank of Ash Grove

South Texas Bancshares Inc./First Amherst Bancshares Inc.

First Bancshares Inc./BCB Holding Co.

Investor group/Bloomburg State Bank

AltaPacific Bancorp/Mission Oaks Bancorp

First Fed of Northern MI Bncp/Alpena Banking Corp.

Peoples Bancorp Inc./Midwest Bancshares Inc.

Sandler O’Neill reviewed the following multiples: transaction price to last twelve month earnings per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction multiples to the median and mean multiples of the comparable transaction groups.

	Riverview / Citizens	Riverview / Citizens (Adjusted) ¹	Median Regional Transactions	Mean Regional Transactions
Transaction value/LTM earnings per share	NM	NM	24.6x	22.8x
Transaction value/Tangible book value per share:	112%	116%	104%	100%
Core deposit premium ²:	1.8%	2.2%	1.4%	3.7%

(1)	Adjustments reflect the expected costs associated with rebates ($183,000) and estimated fees ($40,000) related to remediation of certain Citizens’ ARM loans which will be reflected in Q4 2014 financials
(2)	Tangible book premium to core deposits calculated as (deal value—tangible equity) / (core deposits)

	Riverview / Citizens	Riverview / Citizens (Adjusted) ¹	Median Nationwide Transactions	Mean Nationwide Transactions
Transaction value/LTM earnings per share	NMx	NMx	28.3x	31.0x
Transaction value/Tangible book value per share:	112%	116%	115%	113%
Core deposit premium ²:	1.8%	2.2%	3.8%	3.6%

(1)	Adjustments reflect the expected costs associated with rebates ($183,000) and estimated fees ($40,000) related to remediation of certain Citizens’ ARM loans which will be reflected in Q4 2014 financials
(2)	Tangible book premium to core deposits calculated as (deal value—tangible equity) / (core deposits)

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of Citizens common stock assuming Citizens performed in accordance with earnings estimates reviewed with management of Citizens. To approximate the terminal value of Citizens common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 9.0x to 16.5x and multiples of tangible book value ranging from 50% to 125%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Citizens’ common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Citizens common stock of $11.28 to $25.97 when applying multiples of earnings to the applicable amounts indicated in the Citizens projections and $11.53 to $36.19 when applying multiples of tangible book value to the applicable amounts indicated in the Citizens projections.

Earnings Per Share Multiples

Discount Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
9.0%	$14.16	$16.52	$18.89	$21.25	$23.61	$25.97
10.0%	13.62	15.90	18.17	20.44	22.71	24.98
11.0%	13.11	15.30	17.48	19.67	21.85	24.04
12.0%	12.62	14.72	16.83	18.93	21.03	23.14
13.0%	12.15	14.18	16.20	18.23	20.25	22.28
14.0%	11.71	13.66	15.61	17.56	19.51	21.46
15.0%	11.28	13.16	15.04	16.92	18.80	20.68

Tangible Book Value Multiples

Discount Rate	50%	65%	80%	95%	110%	125%
9.0%	$14.47	$18.82	$23.16	$27.50	$31.84	$36.19
10.0%	13.92	18.10	22.28	26.45	30.63	34.81
11.0%	13.40	17.42	21.44	25.46	29.48	33.50
12.0%	12.90	16.77	20.64	24.50	28.37	32.24
13.0%	12.42	16.14	19.87	23.60	27.32	31.05
14.0%	11.96	15.55	19.14	22.73	26.32	29.91
15.0%	11.53	14.98	18.44	21.90	25.36	28.82

Sandler O’Neill also considered and discussed with the Citizens Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Citizens’ net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Citizens common stock, using the same price to earnings multiples of 9.0x to 16.5x and a discount rate of 12.87% based on a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00%, and a size premium of 3.87% 1.

Earnings Per Share Multiples

Annual Budget Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(25.0%)	$9.47	$11.04	$12.62	$14.20	$15.78	$17.35
(20.0%)	10.10	11.78	13.46	15.14	16.83	18.51
(15.0%)	10.73	12.52	14.30	16.09	17.88	19.67
(10.0%)	11.36	13.25	15.14	17.04	18.93	20.82
(5.0%)	11.99	13.99	15.99	17.98	19.98	21.98
0.0%	12.62	14.72	16.83	18.93	21.03	23.14
5.0%	13.25	15.46	17.67	19.88	22.09	24.29
10%	13.88	16.20	18.51	20.82	23.14	25.45
15%	14.51	16.93	19.35	21.77	24.19	26.61
20%	15.14	17.67	20.19	22.72	25.24	27.76
25%	15.78	18.40	21.03	23.66	26.29	28.92

Sandler O’Neill also performed an analysis that estimated the net present value per share of Riverview common stock assuming that Riverview performed in accordance with estimates reviewed with management. To approximate the terminal value of Riverview common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 80% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Riverview’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Riverview common stock of $11.15 to $25.56 when applying earnings multiples to the applicable amounts indicated in the Riverview projections and $9.12 to $22.79 when applying multiples of tangible book value to the applicable amounts indicated in the Riverview projections.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$13.79	$16.14	$18.50	$20.85	$23.21	$25.56
10.0%	13.29	15.56	17.83	20.09	22.36	24.62
11.0%	12.82	15.00	17.18	19.36	21.54	23.73
12.0%	12.38	14.47	16.57	18.67	20.77	22.87
13.0%	11.95	13.97	15.99	18.01	20.03	22.05
14.0%	11.54	13.48	15.43	17.38	19.32	21.27
15.0%	11.15	13.02	14.90	16.77	18.65	20.52

Tangible Book Value Multiples

Discount Rate	80%	100%	120%	140%	160%	180%
9.0%	$11.25	$13.56	$15.86	$18.17	$20.48	$22.79
10.0%	10.85	13.07	15.29	17.51	19.74	21.96
11.0%	10.47	12.61	14.75	16.88	19.02	21.16
12.0%	10.11	12.17	14.23	16.28	18.34	20.40
13.0%	9.77	11.75	13.73	15.71	17.69	19.67
14.0%	9.44	11.35	13.25	15.16	17.07	18.98
15.0%	9.12	10.96	12.80	14.64	16.48	18.32

Sandler O’Neill also considered and discussed with the Citizens Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Riverview’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Riverview common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 12.87%, based on a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a size premium of 3.87% 2.

[1]	Equity Risk Premium, Industry Premium and Risk Free Rate sourced from Duff & Phelps 2014 Valuation Handbook.
[2]	Equity Risk Premium, Industry Premium and Risk Free Rate sourced from Duff & Phelps 2014 Valuation Handbook.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$9.75	$11.33	$12.90	$14.47	$16.05	$17.62
(20.0%)	10.28	11.96	13.63	15.31	16.99	18.67
(15.0%)	10.80	12.59	14.37	16.15	17.94	19.72
(10.0%)	11.33	13.22	15.10	16.99	18.88	20.77
(5.0%)	11.85	13.84	15.84	17.83	19.83	21.82
0.0%	12.38	14.47	16.57	18.67	20.77	22.87
5.0%	12.90	15.10	17.31	19.51	21.71	23.92
10.0%	13.42	15.73	18.04	20.35	22.66	24.97
15.0%	13.95	16.36	18.78	21.19	23.60	26.02
20.0%	14.47	16.99	19.51	22.03	24.55	27.07
25.0%	15.00	17.62	20.25	22.87	25.49	28.12

In connection with its analyses, Sandler O’Neill considered and discussed with the Citizens board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following: (i) the merger closes in the first calendar quarter of 2015; (ii) 80% of the Merger Consideration consists of stock consideration and 20% consists of cash consideration; (iii) Riverview’s negotiated stock price is $13.00. Sandler O’Neill also incorporated the following assumptions: (a) purchase accounting adjustments of a credit mark on loans equal to negative $687,000 (equal to loan loss reserve), a positive loan rate mark equal to $500,000, an interest rate mark on CDs of positive $900,000 and a building/leasehold improvements and pension mark equal to negative $500,000; (b) cost savings equal to 40% of Citizens’ projected non-interest expense, with 100% recognized in 2015; and (c) pre-tax transaction costs and expenses of approximately $1.25 million. The analysis indicated that the merger would be accretive to Riverview’s earnings per share excluding transaction expenses in each of the four years ending December 31, 2018. The analysis indicated that the merger would be dilutive to Riverview’s tangible book value per share in the years ended December 31 2015 through 2019 and accretive to tangible book value per share in the year ended December 31, 2020. The analysis indicated that the merger has a tangible book value earn-back period for Riverview of approximately 5.55 years.

In connection with this analyses, Sandler O’Neill considered and discussed with the Citizens board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as the financial advisor to Citizens’ board of directors in connection with the merger and will receive a transaction fee in connection with the merger, contingent on the closing of the merger. Sandler O’Neill has also received a fee of $100,000 in connection with the delivery of its fairness opinion, which will be credited in full against the transaction fee that becomes due and payable upon the closing of the merger. Citizens has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may also purchase securities from and sell securities to Riverview and its affiliates. Sandler O’Neill may also actively trade the securities of Riverview for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors and Management of Riverview and Riverview Bank Following Completion of the Merger

Following the merger, the Riverview and Riverview Bank boards of directors will consist of the current directors of each plus two (2) additional directors selected by Citizens, which are Timothy E. Resh and Frances A. Bedekovic. The classes of the board of directors of Riverview to which Citizens directors will be appointed shall be mutually agreed by Citizens and Riverview. Riverview has agreed that it will nominate the two (2) Citizens designees to the Riverview board as directors for at least one additional three (3) year term following the merger. The executive officers of Riverview will be the existing executive officers of Riverview.

Biographical information about Riverview’s current officers and directors is located under the heading “Information about Riverview Financial Corporation” beginning on page 58, and biographical information about the two Citizens directors to be appointed to the Riverview board is located under the heading “Information about The Citizens National Bank of Meyersdale” beginning on page 104.

Lack of Active Trading Market

Currently, neither the common stock of Riverview nor the common stock of Citizens is traded on a national securities exchange. Although the companies’ common stock is quoted on the OTCQX and OTCQB, respectively, there is currently a very limited public trading market for the common stock of either Riverview or Citizens. The most recent trading price for Riverview’s common stock known to Riverview’s management was $[—] per share on [—], 2015, and the most recent trading price for Citizens’ common stock known to Citizens’ management was $[—] per share on [—], 2015. Given the absence of an established trading market for Riverview and Citizens shares, such prices may not reflect actual current market values. Upon the effectiveness of the registration statement to which this proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, by holders who will not be affiliates of Riverview after the merger.

Affiliates of Riverview may resell shares of Riverview common stock issued in connection with the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any Riverview common stock.

Shareholders Have Dissenters’ Rights in the Merger

General

Under national banking laws, Citizens shareholders have the right to dissent from the merger and to obtain payment of the value of their shares of Citizens stock in the event the merger is completed. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of 12 U.S.C. Section 214a of the National Bank Act, which is attached to this proxy statement/prospectus as Annex C, and consult with your legal counsel before electing or attempting to exercise these rights. A discussion of the provisions of the statute is included here. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.

Eligibility For Dissenters’ Rights

To be eligible for dissenters’ rights, you must either vote against the merger, or give written notice of your intention to claim dissenters’ rights at or prior to Citizens special meeting, to Citizens and/or the presiding officer of the special meeting at Citizens National Bank of Meyersdale, 135 Center Street, Meyersdale, PA 15552.

Notice to Demand Payment

If the merger is consummated, within thirty (30) days after the effective date of the merger, a shareholder eligible to exercise his or her dissenters’ rights must confirm in writing his or her dissent to the transaction and surrender his or her stock certificates representing Citizens stock to Riverview Bancorp, Inc., Secretary, 200 Front Street, P.O. Box B, Marysville, PA 17053.

Failure to Comply

You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters’ rights. If you fail to follow the steps, you will lose the right to dissent and you will receive the merger consideration described in this document for each share of Citizens stock that you hold.

How the Value of Shares is Determined

The value of the shares of any dissenting shareholder will be determined, as of the date of Citizens special meeting, by an appraisal made by a committee of three persons. The committee will consist of one person selected by the vote of the holders of the majority of the shares whose owners are entitled to payment as a dissenter, one person selected by the board of directors of Citizens and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern.

If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five (5) days after being notified of the appraised value of his shares, appeal to the Office of the Comptroller for the Currency (OCC). The OCC is required to cause a reappraisal to be made, which will be final and binding (subject to judicial review in certain circumstances). If, for any reason, one or more of the appraisers is not selected as provided above within ninety (90) days from the effective date of the merger, or if the appraisers fail to determine the value of such shares within the ninety (90) days, the OCC is required, upon written request of any interested party, to cause an appraisal to be made that will be final and binding on all parties (subject to judicial review in certain circumstances). The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by Riverview. The ascertained value of the shares will be paid promptly to the dissenting shareholders. For more information regarding the OCC’s stock appraisal process, shareholders may contact the Office of the Comptroller for the Currency, Corporate Activity Division, 250 E Street, S.W., Washington, D.C. 20219 (Telephone: (202) 874-5000).

A shareholder will not be permitted to split his or her vote; if a shareholder intends to vote, he or she must vote all of his or her shares either for or against the merger. The discussion in this section is only a summary of the rights and obligations of dissenting shareholders and is qualified in its entirety by reference to the applicable provisions of 12 U.S.C. Section 214a, which is attached hereto as Annex C.

Income Tax Consequences

See “Certain Material United States Federal Income Tax Consequences” on page 53 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 12 U.S.C. SECTION 214a, REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) as well as the approval of the FDIC under the Bank Merger Act and the approval of the PDB under the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”).

In reviewing Riverview’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Riverview, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the consolidating companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Riverview in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

In reviewing Riverview Bank’s application for approval of the bank merger under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the bank merger, the managerial and financial resources and future prospects of Riverview Bank, the effect of the bank merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Riverview Bank in combating money laundering activities, and the risk that would be posed by the bank merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.

The merger and the bank merger are also subject to the approval of the PDB under the Banking Code. In reviewing an application for approval of a bank merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

As of the date hereof, applications are pending with the FRB, FDIC and PDB.

Citizens’ Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the board of directors of Citizens that Citizens shareholders vote to adopt the merger agreement, Citizens shareholders should be aware that Citizens directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Citizens shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.

Share Ownership

As of January 1, 2015, the directors and executive officers of Citizens may be deemed to be the beneficial owners of 30,228 shares, representing 14.53% of the outstanding shares of Citizens common stock.

For more information, see “Security Ownership of Certain Beneficial Holders of Citizens” (page 106).

Board Positions and Compensation

Riverview has agreed in the merger agreement that, upon completion of the merger, Citizens may select two (2) of its directors to serve on the board of directors of Riverview and Riverview Bank. Citizens has selected Timothy E. Resh and Frances A. Bedekovic for such positions.

Each person who serves as a director of Riverview will be compensated in accordance with the policies of Riverview, which are anticipated to be substantially similar to the current policies of Riverview as described on page 107 under the heading “Compensation of Directors”.

In addition, the remaining directors of Citizens will be invited to participate in a Riverview regional advisory board for which they will be compensated in an amount yet to be determined.

Employment Agreements

Riverview Bank has entered into an employment agreement with Timothy E. Walters. That agreement provides employment to Mr. Walters for three years at an annual salary of $165,000, with an opportunity to earn a bonus each year. He will be entitled to four weeks of vacation and standard benefits. He will receive a $100,000 bonus if the merger is completed. Mr. Walters’ agreement also entitles him to change of control benefits in the event Riverview is acquired and, within two years thereafter, Mr. Walters suffers certain events.

Severance Payments and Benefits in Employment Agreements

Citizens’ executive officers will not receive any severance payments in connection with the merger.

Indemnification and Insurance

The merger agreement provides that Riverview will, following the merger, indemnify all current and former officers and directors of Citizens and its subsidiaries in accordance with Pennsylvania law and the indemnification provisions of Citizens’ articles of incorporation and bylaws. In addition, for six years after the acquisition, Riverview agrees to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Citizens or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 150% of its current cost.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger. The merger agreement is not intended to provide any other factual information about Riverview, Citizens, or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants of any description thereof as characterizations of the actual state of facts or condition of Riverview, Citizens, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreement, which subsequent information may or may not be fully reflected in public disclosures by Riverview or Citizens.

Terms of the Merger

Each of Citizens board of directors and the Riverview board of directors has unanimously adopted the agreement and plan of merger which provides for the merger of Citizens and Riverview Bank, with Riverview Bank surviving. Each share of Citizens common stock issued and outstanding at the effective time of the merger will be converted into either 2.9586 shares of Riverview common stock or $38.46 in cash, as elected by each shareholder, within certain limits, as described below. See “Consideration to Be Received in the Merger.” Neither Riverview nor Citizens owns any shares of common stock of the other.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	The agreement and plan of merger is approved and adopted by Citizens’ shareholders;

•	All required governmental and regulatory consents and approvals have been obtained;

•	No more than 10% of the outstanding shares of Citizens shall have exercised dissenters rights; and

•	All other conditions to the merger discussed in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective as stated in articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania and the Office of the Comptroller of Currency. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than thirty (30) business days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing, or on another mutually agreed date). It currently is anticipated that the effective time of the merger will occur in the first quarter of 2015, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger, each Citizens shareholder will have the right, with respect to each share of Citizens common stock held (excluding company owned stock), to receive merger consideration consisting of either (i) 2.9586 shares of Riverview common stock or (ii) $38.46 in cash. Citizens’ shareholders will be able to elect whether to receive the stock consideration or the cash consideration for each share of Citizens’ stock owned. Although the merger agreement permits each Citizens shareholder to elect the form of consideration he, she or it wants to receive in exchange for his, her or its shares of Citizens common stock, all shareholder elections are subject to proration if the total number of shares for which cash is elected is greater than 20% of the total number of Citizens shares of common stock outstanding. If proration is necessary, each Citizens shareholder’s election will be modified, on the same percentage basis, so that the total number of shares receiving cash consideration is equal to 20% of the total number of shares outstanding. If the total number of shares for which Citizens shareholders elect to receive cash is equal to or less than 20% of the total number of shares of Citizens outstanding, then all shareholders who made valid elections will receive the consideration that they elect. If you do not submit a properly completed election form prior to the election deadline, you will receive Riverview stock in exchange for your shares of Citizens common stock.

No fractional shares of Riverview common stock will be issued. For each fractional share that would otherwise be issued, Riverview will pay an amount in cash equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $38.46.

Election Procedures

Citizens shareholders may elect the form of consideration they wish to receive by completing the election form, attached to this proxy statement/prospectus as Annex D. You should complete the election form according to the instructions printed on the form. The form should be sent to the exchange agent, Computershare, before the election deadline, which is [—]. You can change or revoke your election at any time prior to the election deadline by delivering a written notice of revocation to Citizens or delivering a new properly completed election form to Computershare, the exchange agent, no later than the election deadline. Do not send in your certificates of Citizens common stock now. If Citizens’ shareholders approve and adopt the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your Citizens stock certificates for the merger consideration. Please do not send in any Citizens stock certificates until you receive these written instructions and the letter of transmittal.

Representations and Warranties

The merger agreement contains customary representations and warranties of Citizens and Riverview relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Riverview and Citizens has made representations and warranties to the other regarding, among other things:

•	Corporate matters, including due organization and qualification;

•	Capitalization;

•	Authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	Required governmental filings and consents;

•	The timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	Financial statements, undisclosed liabilities;

•	Tax matters;

•	The absence of circumstances and events reasonably likely to have a material adverse effect;

•	Material contracts, real estate leases, and other certain types of contracts;

•	Properties;

•	Insurance coverage;

•	Legal proceedings;

•	Compliance with applicable laws;

•	Employee matters, including employee benefit plans;

•	Environmental matters;

•	Brokers, finders and financial advisors;

•	Loan related matters;

•	Related party transactions;

•	Credit card accounts and merchant processing;

•	Required vote;

•	Risk management arrangements;

•	Trust accounts;

•	Intellectual property; and

•	Labor matters.

In addition, Citizens made representations regarding its receipt of a fairness opinion from its financial advisor. The representations and warranties described above and included in the merger agreement were made by each of Riverview and Citizens to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Riverview and Citizens in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Riverview and Citizens rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Citizens, Riverview or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Covenants and Agreements

Each of Citizens and Riverview has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Riverview and Citizens agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.

Citizens has agreed to operate its business only in the ordinary course and to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises. In addition, Citizens has agreed that, with certain exceptions and except with Riverview’s prior written consent (which is not to be unreasonably withheld), that Citizens will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	Change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•	Except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares or capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•	Enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	Except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;

•

Except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	Merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•	Except as otherwise provided in the merger agreement, sell or otherwise dispose of their respective capital stock or that of any of their subsidiaries or sell or otherwise dispose of any of their respective assets or those of any of their respective subsidiaries other than in the ordinary course of business consistent with past practice; subject any of their assets or those of any of their subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	Incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•	Voluntarily take any action that would result in any of their representations and warranties or the representations and warranties of their respective banking subsidiary becoming untrue or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•	Change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles or any regulatory authority responsible for regulating them or their respective banking subsidiary;

•	Waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which it or any of its subsidiaries is a party;

•	Purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by their respective board of directors currently in effect;

•	Except as permitted under the merger agreement, issue or sell any equity or debt securities;

•	Make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), in excess of $5,000 on an unsecured basis or $500,000 on a secured basis or that is not in accordance with past practice pursuant to policies approved by the board of directors of Citizens in effect on October 30, 2014;

•	Except as set forth in the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	Enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest earning assets and interest bearing liabilities to changes in market rates of interest;

•	Except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	Enter into any new line of business;

•

Make any material change in policies in existence on October 30, 2014 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•	Except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employee benefit plan;

•	Except as set forth in the merger agreement, make any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on October 30, 2014 and other than expenditures necessary to maintain existing assets in good repair;

•	Except as set forth in the merger agreement, purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	Undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by them or their respective banking subsidiary of more than $10,000 annually, or containing any financial commitment extending beyond 12 months from October 30, 2014;

•	Except as set forth in the merger agreement, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or $30,000 in the aggregate, and that does not create negative precedent and provided that they may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with the other party;

•	Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•	Issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Riverview or issue any broadly distributed communication to customers without the prior approval of Riverview, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger,

•	Purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•	Other than charitable contributions contractually committed as of October 30, 2014, make any charitable contribution in excess of its budgeted amount for 2014 previously submitted to the other party or agree to make any such contribution for any period after the closing of the merger; or

•	Agree or commit to do any of the actions prohibited by the preceding bullets.

Each of Riverview and Citizens has agreed to additional covenants which include, among other things, commitments to:

•	Provide certain financial and regulatory information upon request;

•	Maintain insurance in reasonable amounts;

•	Obtain as soon as practicable all consents and approvals necessary or desirable to close the merger;

•	Take all actions which are necessary or advisable to complete the merger; and

•	Provide access to each other’s properties, book and records and personnel upon reasonable notice.

Riverview has further agreed that Riverview will:

•	Use its good faith efforts to retain the present employees of Citizens in their current position and salary;

•	For purposes of determining eligibility and vesting for Riverview employee benefit plans, provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Citizens or any predecessor of Citizens;

•	Pay severance benefits to any employees of Citizens or Citizens Bank as of October 30, 2014 whose employment is terminated within one year of the closing of the merger, other than as a result of unsatisfactory performance and who is not party to an agreement that provides for specific severance payments, equal to two weeks’ salary for each full year of service with Citizens or Citizens Bank, but at least eight weeks’ salary and no more than 26 weeks’ salary;

•	Honor the terms of all employment obligations, as disclosed to Riverview in Citizens disclosure schedules to the merger agreement;

•	To indemnify, defend and hold harmless the officers, directors and employees of Citizens against all claims which arise out of the fact that such person is or was a director, officer or employee of Citizens and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Citizens under Pennsylvania law and under Citizens’ articles of incorporation and bylaws;

•	Maintain, for six years following the merger, Citizens’ current directors’ and officers’ liability insurance policies covering the officers and directors of Citizens with respect to matters occurring at or prior to the merger, except that Riverview may substitute similar policies, and that Riverview is not required to spend more than 150% of the annual cost currently expended by Citizens in order to obtain this insurance; and

•	Permit Citizens to establish a stay bonus pool for eligible employees, as mutually agreed by Citizens and Riverview as to recipients, timing and amount of payment, not to exceed $100,000 in the aggregate.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory applications and the holding of the special meeting of Citizens shareholders, access to information or the other company and public announcements with respect to the transactions contemplated by the merger agreement. Citizens and Riverview have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third party consents and to consummate the transactions contemplated by the merger agreement.

Call of Shareholder Meeting; Support of the Merger

Citizens has agreed to hold a meeting of its shareholders as promptly as practicable following effectiveness of the registration statement of which this proxy statement/prospectus is a part for the purpose of obtaining shareholder adoption of the merger agreement. Subject to its fiduciary duties, as determined in good faith after consultation with its outside legal counsel, Citizens’ board of directors has agreed to recommend that its shareholders vote in favor of the agreement and plan of merger and to support the merger.

Agreement Not to Solicit Other Offers

Citizens has also agreed that it, its subsidiaries and its officers, directors, employees, representatives, agents and affiliates will not, directly or indirectly:

•	Initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an inquiry or proposal that constitutes an acquisition proposal (as defined below), respond to any such inquiry, participate in any discussions or negotiations with respect to such inquiry or recommend or endorse any such acquisition proposal; or

•	Enter into any agreement, agreement in principle or letter of intent regarding any acquisition proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, Citizens may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal if and only if (a) its special meeting has not occurred and (b) Citizens complies with the terms of the agreement governing when and under what circumstances it may respond to an unsolicited offer; (c) its board of directors determines (after consultation with outside legal counsel and its independent financial advisor) that failure to take these actions would be inconsistent with its fiduciary duties under applicable law and (ii) the acquisition proposal is an acquisition proposal that is deemed superior to the transactions contemplated by the merger agreement and provides the other party with notice of such determination within one business day thereafter. In addition, Citizens must (1) otherwise have complied in all material respects with the applicable sections of the merger agreement, and (2) not provide confidential information or data to any person in connection with an acquisition proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Citizens and Riverview.

An acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Riverview and Citizens) involving Citizens or any of its subsidiaries:

•	Any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its subsidiaries;

•	Any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of it and each of its subsidiaries on a consolidated basis;

•	Any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•	Any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of it or any of its subsidiaries; or

•	Any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Citizens has agreed:

•	To notify Riverview in writing within 24 hours, if any proposals or offers are received by, any information is requested from, or any negotiation or discussions are sought to be initiated or continued, with Citizens or its representatives, in each case in connection with an acquisition proposal, and to provide Riverview with relevant information regarding such proposal, offer, information request, negotiations or discussions;

•	To keep Riverview fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto; and

•	Not to release any third party from the confidentiality and standstill provisions of any agreement to which Citizens is a party and to terminate any discussions, negotiations, and communications with any person with respect to any acquisition proposal for Citizens.

Expenses and Fees

In general, each of Riverview and Citizens will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transaction contemplated by the merger agreement. Riverview will be responsible for any Securities and Exchange Commission filing fees, and Citizens shall bear all costs of printing, mailing and solicitations of proxies incurred in connection with the Citizens shareholder meeting

Indemnification and Insurance

The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Citizens or is threatened to be made party based in whole or in part on, or arising in whole or in part out of or pertaining to (i) the fact that he is or was a director, officer or employee of Citizens or any of its subsidiaries or predecessors, or (ii) the merger agreement, Riverview will defend against and respond thereto. Riverview has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

The merger agreement requires Riverview to honor after completion of the merger the current rights of Citizens directors, officers and employees to indemnification under Citizens articles of incorporation or Citizens bylaws or similar governing documents. The merger agreement also provides that, upon completion of the merger, Riverview will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Citizens and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that Riverview will maintain for a period of six years after completion of the merger Citizens’ current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Riverview is not required to incur an annual premium expense greater than 150% of Citizens’ current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	The adoption of the agreement and plan of merger by the requisite vote of Citizens’ shareholders;

•	The effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Riverview common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	The receipt of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	The receipt and effectiveness of all governmental and other approvals, registrations and consents on terms and conditions, and the expiration of all related waiting periods required to complete the merger; and

•	The absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Riverview’s and Citizens’ obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	The absence of a material adverse effect on the other party; and

•	The truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect; and

•	The holders of no more than 10% of the outstanding shares of common stock of each of Riverview and Citizens exercise dissenters rights.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	If there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	If the merger has not been completed by December 31, 2015, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	If any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger; or

•	If the shareholders of Citizens fail to adopt the merger agreement at its shareholder meeting.

In addition, Riverview’s board of directors may terminate the merger agreement if (1) Citizens board of directors receives a superior Acquisition Proposal and enters into an acquisition agreement with respect to such proposal, terminates the merger agreement, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Riverview, or delivers a written notice to Riverview of its determination to accept such proposal or (2) Citizens has received a superior Acquisition Proposal and has delivered a written notice to Riverview of its determination to accept such proposal.

Further, Citizens’ board of directors may terminate the merger agreement if Citizens has received a superior Acquisition Proposal and has delivered a written notice to Riverview of its determination to accept such proposal. In addition, if the average price of Riverview’s common stock, measured over the 30 trading day period occurring shortly before the closing date of the merger, drops below $9.75 per share and also declines by more than the percent decline in the NBSI between October 30, 2014 and the last trading date in the 30 day period, Citizens’ board of directors may elect to terminate the merger agreement unless Riverview increases the exchange ratio so that the combined stock consideration and cash consideration (assuming a 20% cash election) is at least $6,706,280 (i.e., the value of the merger consideration on October 30, 2014).

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Riverview or Citizens, except that (1) both Riverview and Citizens will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Citizens will pay Riverview a termination fee of $300,000 in the event that the merger agreement is terminated:

•	By Riverview because Citizens’ shareholders fail to approve the merger at the special meeting and prior thereto, there has been a publicly proposed or announced alternative Acquisition Proposal for Citizens that is agreed to or consummated within 12 months following termination; or

•	By Riverview because Citizens has received an alternative Acquisition Proposal, and Citizens (1) enters into an acquisition agreement with respect to the alternative Acquisition Proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Riverview, or (4) delivers a written notice to Riverview of its determination to accept the alternative Acquisition Proposal; or

•	By Citizens, if Citizens receives an alternative Acquisition Proposal and delivers a written notice to Riverview of its determination to accept the alternative Acquisition Proposal.

If the merger agreement is terminated because of a material default, the defaulting party must pay the non-defaulting party $300,000.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Citizens and Riverview executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	Extend the time for the performance of any of the obligations or other acts of the other party;

•	Waive any inaccuracies in the representations and warranties of the other party; or

•	Waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement;

Provided, however, that no amendment after approval by the shareholders of a party shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement.

ACCOUNTING TREATMENT

The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. Riverview will be considered the acquirer and Citizens will be considered the acquired entity. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Citizens will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity (Riverview) will include the results of Citizens’ operations only after completion of the merger.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses certain material United States federal income tax consequences of the merger to a shareholder of Citizens who holds shares of common stock of Citizens, as applicable, as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Citizens shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Citizens shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Citizens shareholders who hold their respective shares of common stock as part of a hedge, straddle or conversion transaction, acquired their respective shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Citizens shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.

The closing of the merger is conditioned upon the receipt by Riverview and Citizens of the opinion of Barley Snyder LLP, and the opinion of Shumaker Williams, P.C., each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion (including factual representations contained in certificates of officers of Riverview and Citizens) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Riverview nor Citizens intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinion of Barley Snyder LLP and Shumaker Williams, P.C. as to certain material United States federal income tax consequences of the merger to Riverview and to Citizens shareholders.

A Citizens shareholder will recognize no gain or loss as a result of such shareholder’s shares of Citizens common stock, respectively, being exchanged in the merger solely for shares of Riverview common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Citizens common stock. A Citizens shareholder’s aggregate tax basis in shares of Riverview common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Citizens common shares, as applicable, surrendered in the merger. The holding period of the Riverview common stock will include the holding period of the shares of Citizens common stock surrendered in the merger, provided the Citizens shareholder’s common shares are held as a capital asset at the time of the merger.

Cash received by a Citizens shareholder in exchange for shares of Citizens common stock generally will be treated as received in redemption of the shares, and gain or loss generally will be recognized based on the difference between the amount of cash received and the shareholder’s aggregate adjusted tax basis of the shares of Citizens common stock, as applicable, surrendered. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Citizens common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.

Similarly, cash received by a Citizens shareholder in lieu of a fractional share of Citizens common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Citizens common stock, as applicable, surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Citizens common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.

As parties to the merger, no gain or loss will be recognized by Riverview or Citizens solely as a result of consummation of the merger.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Citizens common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Citizens common stock and may not be applicable to holders in special situations. Holders of Citizens common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Riverview or Riverview Bank by reason of any actions taken or events occurring subsequent to the merger.

SUPERVISION AND REGULATION

General

Riverview is a bank holding company subject to supervision and regulation by the FRB. In addition, Citizens is subject to supervision, regulation and examination by the Office of the Comptroller of the Currency (OCC), and Riverview Bank is subject to supervision, regulation and examination by the FDIC and PDB. Both bank’s deposits are insured by the FDIC. The FDIC must approve bank mergers if the surviving bank would be a state chartered, non-member bank, as well as the establishment of new branches and new subsidiaries. Federal and state laws also impose a number of requirements and restrictions on the operations of Citizens and Riverview Bank, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the types of services which may be offered, restrictions on the ability to acquire deposits under certain circumstances, and requirements relating to the protection of consumers. The following sections discuss more fully some of the principal elements of the regulatory framework applicable to Riverview, Citizens and Riverview Bank. This discussion is not intended to be an exhaustive description of the statutes and regulations applicable to each of them and is subject to, and qualified by, reference to the statutory and regulatory provisions. A change in these statutes, regulations or regulatory policies, or the adoption of new statutes, regulations or regulatory policies, may have a material effect on Riverview’s, Citizens’ and Riverview Bank’s respective businesses.

Enforcement Action

Citizens entered into a Formal Agreement with the OCC on July 20, 2012. The Formal Agreement was terminated by the OCC on November 25, 2014.

Dodd-Frank Act

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which became law on July 21, 2010, there is additional regulatory oversight and supervision of Riverview, Citizens, and Riverview Bank. The Dodd-Frank Act significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations being developed thereunder will include, provisions affecting large and small financial institutions alike, including several provisions that affect the regulation of community banks and bank holding companies.

The Dodd-Frank Act, among other things, imposes new capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base; permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC’s authority to raise insurance premiums. The legislation also calls for the FDIC to raise its ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10 billion.

The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly traded companies and allows financial institutions to pay interest on business checking accounts. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates. The Dodd-Frank Act also establishes the Financial Stability Oversight Council to identify threats to the financial stability of the U.S. financial system, promote market discipline, and respond to emerging threats to the stability of the U.S. financial system.

Bank Holding Company Act

Riverview is required to file with the FRB an annual report, other periodic reports, and such additional information as the FRB may require pursuant to the BHC Act. The FRB also makes examinations of bank holding companies and their subsidiaries. The BHC Act requires each bank holding company to obtain the prior approval of the FRB before it may acquire substantially all of the assets of any bank, or if it would acquire or control more than 5% of the voting shares of such a bank. The FRB considers numerous factors, including its capital adequacy guidelines, before approving such acquisitions.

The Community Reinvestment Act

The Community Reinvestment Act of 1977, as amended, or the CRA, and the regulations promulgated to implement the CRA, are designed to create a system for bank regulatory agencies to evaluate a depository institution’s record in meeting the credit needs of its community. The CRA regulations were completely revised in 1995 to establish performance based standards for use in examining a depository institution’s compliance with the CRA, referred to in this document as the revised CRA regulations. The revised CRA regulations established new tests for evaluating both small and large depository institutions’ investment in the community. In connection with its assessment of CRA performance, the FDIC assigns a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance.” Citizens received a “satisfactory” rating in its last CRA examination in June 29, 2009. Riverview Bank received a “satisfactory” rating in its last CRA examination conducted November 18, 2013.

Dividend Restrictions

Riverview is a legal entity, separate and distinct from Riverview Bank, its subsidiary. Riverview depends upon cash dividend payments to Riverview by Riverview Bank, which is Riverview’s primary source of revenue and cash flow. Accordingly, the ability of Riverview, and consequently the ability of Riverview’s creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Riverview in its capacity as a creditor may be recognized.

As a national bank, Citizens is subject to regulatory restriction on the payment and amount of dividends under the National Bank Act. A national bank must receive the OCC’s prior approval to pay dividends that exceeds its current net profits and prior two-year net profits. The net profit restriction is calculated by subtracting any prior paid dividends over that time period or any payment as may be required by the OCC.

As a Pennsylvania chartered bank, Riverview Bank is subject to regulatory restrictions on the payment and amount of dividends under the Pennsylvania Banking Code. Further, the ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements.

The payment of dividends by Riverview, Citizens and Riverview Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. Federal banking regulators have the authority to prohibit banks and bank holding companies from paying a dividend if the regulators deem such payment to be an unsafe or unsound practice.

Capital Requirements and Source of Strength Doctrine

Riverview. Under the Dodd-Frank Act and FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both. This doctrine is commonly known as the “source of strength” doctrine.

The Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8% (10% in order to be considered “well-capitalized”). At least 4% of the total capital (6% to be well-capitalized) is required to be Tier 1 capital, consisting principally of common shareholders’ equity, related surplus, retained earnings, qualifying perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangibles. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, qualifying preferred stock and a limited amount of the general loan loss allowance.

In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

At December 30, 2014, Riverview qualified as a “small bank holding company” and was, therefore, exempt from the foregoing regulatory capital standards. However, as a result of the merger, Riverview will exceed the asset size necessary to qualify as a “small bank holding company and will become subject to the foregoing regulatory capital standard upon completion of the merger.

Citizens and Riverview Bank. Enacted in 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, contains provisions limiting activities and business methods of depository institutions. FDICIA required the primary federal banking regulators to promulgate regulations setting forth standards relating to, among other things, internal controls and audit systems; credit underwriting and loan documentation; interest rate exposure, off-balance sheet assets and liabilities; and compensation of directors and officers. FDICIA also provided for expanded regulation of depository institutions and their affiliates, including parent holding companies, by such institutions’ primary federal banking regulator. Each primary federal banking regulator is required to specify, by regulation, capital standards for measuring the capital adequacy of the depository institutions it supervises and, depending upon the extent to which a depository institution does not meet such capital adequacy measures, the primary federal banking regulator may prohibit such institution from paying dividends or may require such institution to take other steps to become adequately capitalized.

FDICIA established five capital tiers, ranging from “well capitalized” to “critically under capitalized”. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure. Under FDICIA, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market; in addition, “pass through” insurance coverage may not be available for certain employee benefit accounts. FDICIA also requires an undercapitalized depository institution to submit an acceptable capital restoration plan to the appropriate federal bank regulatory agency. One requisite element of such a plan is that the institution’s parent holding company must guarantee compliance by the institution with the plan, subject to certain limitations. In the event of the parent holding company’s bankruptcy, the guarantee, and any other commitments that the parent holding company has made to federal bank regulators to maintain the capital of its depository institution subsidiaries, would be assumed by the bankruptcy trustee and entitled to priority in payment.

At December 31, 2014, each of Citizens and Riverview Bank qualified as “well capitalized” under these regulatory capital standards.

Control Acquisitions

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company, unless the FRB has been notified and has not objected to the transaction.

The USA Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2002, or the USA Patriot Act, gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. Through amendments to the Bank Secrecy Act, the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement agencies. Among other requirements, the USA Patriot Act requires banks to establish anti-money laundering policies, to adopt procedures and controls to detect and report money laundering, and to comply with certain enhanced recordkeeping obligations and due diligence standards with respect to correspondent accounts of foreign banks.

Basel III

On July 2, 2013, U.S. banking agencies issued final rules, that revise the current capital rules to implement the requirements of the Dodd-Frank Act and Basel III, commencing January 1, 2015. The new rules apply to both the respective holding companies and the banks. When fully implemented the rules will increase the quantity and quality of capital required by providing for a new minimum common equity Tier 1 ratio of 4.5% of risk-weighted assets and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The rules also revise the definition of capital to improve the ability of regulatory capital instruments to absorb losses and establish limitations on capital distributions and certain discretionary bonus payments if additional specified amounts, or “buffers,” of common equity Tier 1 capital are not met.

The rules also revise and harmonize the bank regulators’ rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses that have been identified recently.

Other Matters

Federal and state law also contains a wide variety of other provisions that affect the operations of Riverview, Citizens and Riverview Bank, including, but not limited to, certain reporting and disclosure requirements; standards and guidelines for underwriting, account management and other aspects of lending activities; laws that prohibit discrimination; restrictions on establishing and closing branches; limitations on transactions with affiliates; restrictions on loans to insiders; and requirements relating to privacy and data security.

Effect of Governmental Policies

Citizens’ and Riverview’s earnings are significantly affected by the monetary and fiscal policies of governmental authorities, including the FRB. Among the instruments of monetary policy used by the FRB to implement these objectives are open-market operations in U.S. Government securities and federal funds, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These instruments of monetary policy are used in varying combinations to influence the overall level of bank loans, investments and deposits, and the interest rates charged on loans and paid for deposits. The FRB frequently uses these instruments of monetary policy, especially its open-market operations and the discount rate, to influence the level of interest rates and to affect the strength of the economy, the level of inflation or the price of the dollar in foreign exchange markets. The monetary policies of the FRB have had a significant effect on the operating results of banking institutions in the past and are expected to continue to do so in the future. It is not possible to predict the nature of future changes in monetary and fiscal policies, or the effect which they may have on Citizens’ or Riverview’s business and earnings.

Other Legislative Initiatives

Proposals may be introduced in the United States Congress and in the Pennsylvania Legislature and before various bank regulatory authorities which would alter the powers of, and restrictions on, different types of banking organizations and which would restructure part or all of the existing regulatory framework for banks, bank holding companies and other providers of financial services. Moreover, other bills may be introduced in Congress which would further regulate, deregulate or restructure the financial services industry, including proposals to substantially reform the regulatory framework. It is not possible to predict whether these or any other proposals will be enacted into law or, even if enacted, the effect which they may have on Citizens’ or Riverview’s business and earnings.

INFORMATION ABOUT RIVERVIEW FINANCIAL CORPORATION

Business

Riverview Financial Corporation

On November 1, 2013, and pursuant to the Amended and Restated Agreement and Plan of Consolidation, dated, April 24, 2013, as amended, by and between Riverview and Union Bancorp, Inc. (“Union”), Riverview and Union consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation. Each outstanding share of common stock of Riverview and Union was converted into 1.00 and 1.95 shares of the consolidated Riverview’s common stock, respectively.

Riverview and Citizens entered into an Agreement and Plan of Merger, dated October 30, 2014, pursuant to which Citizens will merge with and into Riverview Bank, a subsidiary of Riverview, with Riverview Bank surviving. In the merger, each share of Citizens common stock that is outstanding, other than treasury stock, will be converted into either (1) $38.46 in cash or 2.9586 shares of Riverview common stock, at the election of each Citizens shareholder, subject to proration in order to ensure that no more than 20% of the outstanding Citizens shares are converted into cash consideration. Riverview Bank and Citizens will be combined in a statutory merger under the provisions of the Pennsylvania Banking Code and the National Bank Act, and Riverview Bank will survive as the resulting institution.

The merger cannot take place until the parties receive the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (“PDB”), as well as the approval of the shareholders of Citizens.

Riverview Bank

Riverview Bank is a Pennsylvania chartered state bank and successor to Riverview National Bank, which was formed upon the consolidation of the charters of The First National Bank of Marysville and Halifax National Bank on December 31, 2008 and is headquartered in Marysville, Pennsylvania. After the consolidation, the branches of The First National Bank of Marysville and Halifax National Bank continued to operate under their former names as divisions of Riverview National Bank.

On March 14, 2011, Riverview National Bank filed an application with the Pennsylvania Department of Banking to convert from a national banking association to a Pennsylvania state-chartered bank. The purpose of the charter change was to provide the Bank with greater flexibility in executing its strategy of profitability and growth. The conversion was effective November 19, 2011, at which time the Bank became known as Riverview Bank and its operating divisions Marysville Bank and Halifax Bank.

On November 1, 2013, in connection with the consolidation of Riverview and Union, Union Bank and Trust Company, the wholly owned subsidiary of Union, merged with and into Riverview Bank (the “Bank”), which is the wholly owned subsidiary of the Company.

Riverview Bank is a full service commercial bank providing a wide range of services to individuals, municipalities and small to medium sized businesses in its Central Pennsylvania market area of Berks, Cumberland, Dauphin, Perry, Northumberland and Schuylkill counties. Riverview Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. Effective December 27, 2012, Riverview Bank purchased a wealth management company located in Orwigsburg, Schuylkill County, Pennsylvania that provides financial advisory, insurance and investment services relating to non-deposit type investment products. The business, known as Riverview Financial Wealth Management, is a division of Riverview Bank. In addition, as part of the merger of Riverview Bank and Union Bank, Riverview Bank assumed the Union Bank trust operations.

Competition

Riverview Bank faces competition both in originating loans, retaining loans and attracting deposits. Riverview Bank operates in the central Pennsylvania market, which includes the counties of Berks, Cumberland, Dauphin, Perry, Northumberland and Schuylkill. Within this area, Riverview Bank competes with other financial institutions, which include regional banks, other community banks, savings banks, credit unions, investment brokerage firms and insurance companies. In general, the industry competes in the area of interest rates, products offered, customer service and convenience. In addition, some of these financial institutions have greater financial resources than Riverview Bank and may offer services that Riverview Bank does not provide. Riverview Bank competes in this environment by maintaining a diversified loan and deposit product line and providing wealth management and trust services. Relationships with customers are built and maintained through Riverview Bank’s branch network, its deployment of branch ATMs and its telephone and web-based banking services.

Properties

The table below sets forth the locations of the properties that are owned and leased in the name of Riverview Bank, which include its main office, branch offices and certain parking facilities related to its banking offices. As for those properties that are owned, all are owned free and clear of any lien. Riverview Bank’s main office and all branch offices are located in Pennsylvania and the offices are listed below.

Owned Offices:
500 South State Road, Marysville, Pennsylvania 17053 [1]
Third and Market Streets, Halifax, Pennsylvania 17032 [2]
311 South Market Street, Millersburg, Pennsylvania 17061 [2]
Drive-through facility on 16 North 3rd Street, Halifax, Pennsylvania 17032 [2]
15 N. 3rd Street, Halifax, Pennsylvania 17032 [2]
Parking Lot on N. 3rd Street, Halifax, Pennsylvania 17032 [2]
Market Street Main Building, Halifax, Pennsylvania 17032 [2]
22nd & West Market Street, Pottsville, Pennsylvania 17901 [3]
308 North Claude A. Lord Boulevard, Pottsville, PA 17901 [3]
450 West Shamokin Street, Trevorton, Pennsylvania 17881 [3]
11680 Centre Turnpike, Route 61, Orwigsburg, Pennsylvania 17961 [3]
3901 North Front Street, Harrisburg, Pennsylvania 17710 [5]

Leased Offices:
2040 Good Hope Road, Enola, Pennsylvania 17025 [1]
55 South Main Street, Duncannon, Pennsylvania 17020 [1]
34 South Market Street, Elizabethville, Pennsylvania 17023 [2]
920 East Wiconisco Avenue, Tower City, Pennsylvania 17980 [2]
57 S. Sillyman Street, Cressona, Pennsylvania 17929 [3]
1021 Centre Turnpike, Orwigsburg, Pennsylvania 17961 [3]
121 Progress Avenue, Pottsville, Pennsylvania 17901 [3]
2800 State Hill Road, Wyomissing, Pennsylvania 19610 [3]
100 Hollywood Boulevard, Orwigsburg, Pennsylvania 17961 [3]
340 South Liberty Street, Orwigsburg, Pennsylvania 17961 [4]

(1)	Operates under the name “Marysville Bank, a Division of Riverview Bank”.
(2)	Operates under the name “Halifax Bank, a Division of Riverview Bank”.
(3)	Operates under the name “Riverview Bank”.
(4)	Operates under the name “Riverview Financial Wealth Management, a Division of Riverview Bank.”.
(5)	Operates as the corporate headquarters for Riverview Financial Corporation housing executive offices.

Riverview Bank owns a parking lot located at 110 Verbeke Street, Marysville, Pennsylvania 17053, which is adjacent to the main office building located at 200 Front Street, Marysville, Pennsylvania 17053.

All of these properties are in good condition and are deemed by management to be adequate for Riverview Bank’s purposes.

Legal Proceedings

Management is not aware of any litigation that would have a materially adverse effect on the consolidated financial position or results of operations of Riverview. There are no proceedings pending other than ordinary routine litigation incident to the business of Riverview and Riverview Bank. In addition, management does not know of any material proceedings contemplated by governmental authorities against Riverview or Riverview Bank or any of its properties.

Market Price of and Dividends on Riverview Common Stock

There is a very limited public trading market for Riverview common stock. Riverview common stock is quoted on the OTCQX market under the symbol “RIVE”. Following is a summary of the high and low closing bid quotations reported by the OTCQX market and dividends paid by Riverview for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

	2014		2013		2012
	High	Low	High	Low	High	Low
1st quarter	$10.25	$9.55	$11.50	$10.00	$14.43	$10.35
2nd quarter	$13.75	$9.80	$11.75	$10.05	$12.40	$11.00
3rd quarter	$13.50	$11.35	$10.85	$9.60	$12.25	$9.50
4th quarter	—	—	$10.84	$9.26	$11.00	$10.05

Quarterly dividend information for Riverview common stock is presented below:

	2014	2013	2012
1st quarter	$0.1250	$0.1250	$0.1250
2nd quarter	$0.1400	$0.1250	$0.1250
3rd quarter	$0.1425	$0.1250	$0.1250
4th quarter	$0.1425	$0.1750	$0.1700

Total	$0.5500	$0.5500	$0.5450

Riverview common stock was held by approximately [—] holders of record as of [—], 2014. The last reported sales price for Riverview common stock was $[—] on [—].

Information About the Board of Directors and Executive Officers of Riverview

The following table provides information about each of the current directors of Riverview. There are no family relationships between any of the listed persons.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Class 2 Directors to serve until 2015

Daniel R. Blaschak, 55	1994 (3)	Mr. Blaschak is a director of Blaschak Coal Corporation and a director and treasurer of Penn Equipment Corporation and Fisher Mining Company. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 1994. We believe Mr. Blaschak’s qualifications to sit on our Board of Directors include his leadership skills, his knowledge of local communities served by Riverview Bank, and his 20 years of experience as a bank board member.

Joseph D. Kerwin, 50	2005 (1)(2)	Mr. Kerwin is a practicing attorney with over 25 years of experience and is a partner with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2005. We believe Mr. Kerwin’s qualifications to sit on our Board of Directors include his extensive legal and business expertise and his knowledge of the communities served by Riverview Bank.

John M. Schrantz, 63	1994 (1)(2)	Mr. Schrantz is President of the Rohrer Companies, Inc. (Rohrer Bus Service). He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 1994. Mr. Schrantz has been the Vice-Chairman of the Board of Riverview and Riverview Bank since their inception in December 2008. We believe Mr. Schrantz’s qualifications to sit on our Board of Directors include his financial expertise and leadership skills as president of a local company.

David A. Troutman, 57	2002 (1)(2)	Mr. Troutman is President and owner of A.W. Troutman DBA/ Troutman’s Chevrolet—Buick—GMC, an automobile dealership in Millersburg, PA; owner of W.C. Troutman Company, a finance company in Millersburg, PA; and owner of Lykens Valley Golf Course in Millersburg, PA. He formerly served as a director of Halifax National Bank since 2002. We believe Mr. Troutman’s qualifications to sit on our Board of Directors include his business expertise and leadership skills as president and owner of a local company and his knowledge of the communities served by Riverview Bank.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Class 3 Directors to serve until 2016

Felix E. Bartush, Jr., 68	1998 (3)	Mr. Bartush is the President of Bartush Signs, Inc. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 1998. We believe Mr. Bartush’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience, his leadership abilities as president of a company and his knowledge of local communities served by Riverview Bank.

Albert J. Evans, 46	2007 (3)	Mr. Evans is practicing attorney for more than 20 years and is a Vice President of the law firm of Fanelli, Evans & Patel, P.C. located in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2007. We believe Mr. Evans’s qualifications to sit on our Board of Directors include his extensive legal and business expertise and his knowledge of local communities served by Riverview Bank.

Arthur M. Feld, 71	1998 (1)(2)	Mr. Feld is an Attorney-at-Law. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 1998. We believe Mr. Feld’s qualifications to sit on our Board of Directors include his extensive legal and business expertise and 16 years of experience as a board member.

Kirk D. Fox, 48	2007 (1)(2)	Mr. Fox is President of Riverview Financial Corporation and Riverview Bank. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. We believe Mr. Fox’s qualifications to sit on our Board of Directors include his vast banking knowledge and his experience, leadership skills and familiarity with the communities served by Riverview Bank.

R. Keith Hite, 66	2006 (1)(2)	Mr. Hite is a senior consultant with Novak Strategic Advisors, a Harrisburg, Pennsylvania based public affairs agency. He retired three years ago, after 30 years as Executive Director of the Pennsylvania State Association of Township Supervisors. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 2006. We believe Mr. Hite’s qualifications to sit on our Board of Directors include his executive leadership skills in managing a state association and his extensive knowledge of local markets served by Riverview Bank.

David W. Hoover, 53	2007 (1)(2)	Mr. Hoover is the owner and President of Hoover Financial Services, Inc., which is an accounting/tax preparation/business consulting firm located in Halifax, Pennsylvania for nearly 15 years. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Hoover has been the Chairman of the Board of Riverview Financial Corporation and Riverview Bank since their inception December 2008. We believe Mr. Hoover’s qualifications to sit on our Board of Directors include his leadership skills, financial expertise and his knowledge of the communities served by Riverview Bank.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Class 1 Directors to serve until 2017 (cont.)

James G. Ford, II, 66	2006 (1)(2)	Mr. Ford is President of the J. LeRue Hess Agency, Inc. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 2006. We believe Mr. Ford’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience in the insurance industry as well as his leadership as president of a company.

Robert M. Garst, 56	2008 (1)(2)	Mr. Garst is Chief Executive Officer of Riverview Financial Corporation and Riverview Bank. Prior to that Mr. Garst was Executive Vice President of First Perry Bancorp, Inc. and President of The First National Bank of Marysville from May 2006 to December 31, 2008. Prior to that, Mr. Garst was Executive Vice President and Chief Lending Officer of Pennsylvania State Bank. We believe Mr. Garst’s qualifications to sit on our Board of Directors include his vast banking knowledge and experience, his executive leadership skills and his expertise in organizing and developing corporate strategies.

Howard R. Greenawalt, 61	2012 (2)	Mr. Greenawalt was appointed effective March 6, 2012 as a director of the Corporation and its subsidiary, Riverview Bank, to complete the three year term ending 2014 of former director, Dr. Roland R. Alexander, who passed away in August 2011. Mr. Greenawalt is a certified public accountant and a former owner and officer of Greenawalt & Company, P.C., a public accounting firm located in Mechanicsburg, Pennsylvania. He retired as an owner of the firm on January 1, 2012, but continues as an employee of the firm. We believe Mr. Greenawalt’s qualifications to sit on our Board of Directors include his extensive accounting and tax background and his familiarity with the Corporation and its wholly-owned bank subsidiary considering he prepared the corporate tax returns for both entities prior to his retirement from his accounting firm.

William C. Yaag, 62	2012 (3)	Mr. Yaag is a partner, treasurer and general manager of Dan-Ed Corporation, which does business as Guers Dairy in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2012. We believe Mr. Yaag’s qualifications to sit on our Board of Directors include his leadership skills and experience in managing a local company and his knowledge of local communities served by Riverview Bank.

(1)	Includes service as a director of First Perry Bancorp, Inc. and its subsidiary, The First National Bank of Marysville and HNB Bancorp, Inc. and its subsidiary, Halifax National Bank.
(2)	Includes service as a director of Riverview Financial Corporation and its subsidiary, Riverview Bank.
(3)	Although the individual became a director of the Riverview effective November 1, 2013 as a result of the consolidation with Union Bancorp, Inc., the year presented includes service as a director of Union Bancorp, Inc. and its subsidiary, Union Bank and Trust Company.

Executive Officers

The following table provides information, as of September 30, 2014, about Riverview’s executive officers.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Robert M. Garst	56	Mr. Garst is the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank. Mr. Garst was the Executive Vice President of First Perry Bancorp, Inc. and President of The First National Bank of Marysville from May 2006 to December 31, 2008. Prior to that, Mr. Garst was an Executive Vice President and Chief Lending Officer of Pennsylvania State Bank.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Kirk D. Fox	48	Mr. Fox is the President of Riverview Financial Corporation and Riverview Bank. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and an Executive Vice President and Chief Lending Officer of Halifax National Bank from August 2004 until December 31, 2008. Prior to that, Mr. Fox was a Vice President and Commercial Loan Officer for Community Bank, where he worked from 1988 to 2004. He has served as director of Halifax National Bank since 2007.

Brett D. Fulk	46	Mr. Fulk is the Chief Operations Officer of Riverview Financial Corporation and Riverview Bank since he joined the corporation and bank in July 2011. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank).

Director Independence

Currently, the Riverview Board of Directors has fourteen members. Under the Nasdaq Stock Market standards for independence, the following twelve directors of Riverview meet the standards for independence: Messrs. Bartush, Blaschak, Evans, Feld, Ford, Greenawalt, Hite, Hoover, Kerwin, Schrantz, Troutman and Yaag. These directors constitute more than a majority of Riverview’s Board of Directors. Only independent directors serve on Riverview’s Audit committee, Compensation committee and Governance and Nominating committee.

In determining the directors’ independence, the Board of Directors of Riverview considered the services provided, loan transactions between Riverview Bank and the directors, their respective family members and businesses with whom they are associated, contributions made to non-profit organizations with whom the directors are associated and other matters that the Board deemed pertinent.

The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Related Parties” below) in reaching its determination that the twelve directors listed below are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Bartush	Yes	Signage
Mr. Blaschak	Yes	None
Mr. Evans	Yes	Legal services
Mr. Feld	Yes	Legal services – loan closings and collection work
Mr. Ford	Yes	Insurance services
Mr. Greenawalt	Yes	Fixed asset recordkeeping and tax consulting
Mr. Hite	Yes	None
Mr. Hoover	Yes	Payroll processing services
Mr. Kerwin	Yes	Legal services – contracts
Mr. Schrantz	Yes	None
Mr. Troutman	Yes	None
Mr. Yaag	Yes	None

In each case, the Board determined that the described relationship did not impair the independence of the director.

Security Ownership of Certain Beneficial Holders of Riverview

The table below sets forth information, as of the record date, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of Riverview’s common stock, (b) each of Riverview’s directors and executive officers and (c) all of Riverview’s director and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on the record date, Riverview had 2,708,840 shares of common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners:
None	—	—

Directors and Nominees:
Felix E. Bartush, Jr.	44,633	1.57%
Daniel R. Blaschak	16,086	0.57%
Albert J. Evans	9,303	0.33%
Arthur M. Feld (3)	25,350	0.89%
James G. Ford, II (2)	15,675	0.55%
Kirk D. Fox (4)	33,046	1.16%
Robert M. Garst (5)	38,728	1.36%
Howard R. Greenawalt	8,000	0.28%
R. Keith Hite (2)	33,750	1.19%
David W. Hoover (2)	27,794	0.98%
Joseph D. Kerwin (2)	27,198	0.96%
John M. Schrantz (2)	19,437	0.68%
David A. Troutman (2)	30,555	1.08%
William C. Yaag	8,468	0.30%

Non-Director Executive Officers:
Brett D. Fulk (6)	27,087	0.95%

All directors and executive officers as a group
(15 persons)	365,110	12.85%

(1)	Beneficial ownership of shares of Riverview’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contact, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after March 21, 2014.
(2)	Total includes 5,750 fully vested options that may be exercised at any time.
(3)	Total includes 750 fully vested options that may be exercised at any time.
(4)	Total includes 28,000 fully vested options that may be exercised at any time.
(5)	Total includes 27,750 fully vested options that may be exercised at any time.
(6)	Total includes 21,000 fully vested options that may be exercised at any time.

Compensation of Officers and Directors

Compensation Committee Interlocks and Insider Participation. No member of Riverview’s compensation committee is or has been an officer or employee of Riverview or Riverview Bank. Also, during 2013, none of Riverview’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on Riverview’s compensation committee. The members of the Compensation committee are Joseph D. Kerwin (Chairman), David W. Hoover and John M. Schrantz.

Transactions with Related Parties. Certain directors and executive officers of Riverview and their associates were customers of and had transactions with Riverview Bank in the ordinary course of business during the fiscal year ended December 31, 2013. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectability or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis. The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time the decision is made. The aggregate extensions of credit to all such persons, as a group, totaled $5,198,000 at December 31, 2013.

Executive Compensation. The following table summarizes the total compensation for Robert M. Garst, Riverview Financial Corporation’s Chief Executive Officer, Kirk D. Fox, Riverview Financial Corporation’s President, and Brett D. Fulk, Riverview Financial Corporation’s Chief Operations Officer for the prior two (2) years. These individuals are referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation		Total
Robert M. Garst,	2013	$220,000	$100,000	$—	$58,524	(2)	$378,524
Chief Executive Officer	2012	210,000	50,000	—	63,848	(3)	323,848

Kirk D. Fox,	2013	220,000	100,000	—	53,404	(4)	373,404
President	2012	210,000	50,000	—	56,533	(5)	316,533

Brett D. Fulk	2013	210,000	100,000	—	35,555	(6)	345,555
Chief Operations Officer	2012	200,000	50,000	43,000	26,352	(7)	319,352

(1)	The per share grant date fair market value under the accounting standard relating to Accounting for Stock-Based Compensation on the common stock option grants for the named executives was $4.30 per share for 2012.
(2)	Includes an automobile allowance for personal use of $3,972; 401(k) match of $10,200; life insurance premiums of $296; profit sharing of $12,518; country club membership of $12,538; vacation reimbursement of $4,000; and director fees of $15,000.
(3)	Includes an automobile allowance for personal use of $7,300; 401(k) match of $9,835; life insurance premiums of $359; profit sharing of $12,293; country club membership of $8,811; one-time payment of $10,250 in consideration of signing a non-competition agreement; and director fees of $15,000.
(4)	Includes an automobile allowance for personal use of $1,373; 401(k) match of $7,704; life insurance premiums of $296; profit sharing of $17,361; change of $8,580 in accrued pension value of supplemental retirement plan; country club membership of $3,090; and director fees of $15,000.
(5)	Includes an automobile allowance for personal use of $1,153; 401(k) match of $5,466; life insurance premiums of $359; profit sharing of $10,373; change of $7,752 in accrued pension value of supplemental retirement plan; country club membership of $6,180; one-time payment of $10,250 in consideration of signing a non-competition agreement; and director fees of $15,000.
(6)	Includes an automobile allowance for personal use of $4,092; 401(k) match of $10,200; life insurance premiums of $285; profit sharing of $12,241; private and country club membership of $2,533; and change of $6,204 in accrued pension value of supplemental retirement plan.
(7)	Includes an automobile allowance for personal use of $3,634; 401(k) match of $3,077; life insurance premiums of $345; profit sharing of $10,971; private and country club membership of $2,703; and change of $5,622 in accrued pension value of supplemental retirement plan.

Employment Agreements. Messrs. Garst, Fox and Fulk are parties to three-year term evergreen employment agreements. On every anniversary date of each agreement, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given. The agreements provide that the executives may participate in those employee benefit plans for which they are eligible. Each also provides that if the executive is terminated without cause or if after a change in control there is a reduction in salaries or benefits, or a change in their reporting responsibilities, duties or titles, the following will occur:

•	Messrs. Garst and Fox will receive three times their annual compensation, as defined in the agreement, in 24 equal monthly installments beginning 30 days from their separation of service, and all non-cash benefits will continue for three years.

•	Mr. Fulk will receive three times his annual compensation, as defined in the agreement, in 24 equal monthly installments beginning 30 days from his separation of service and will receive a continuation of all non-cash benefits for one year.

If the payments are determined to be parachute payments subjecting the executive to excise taxes, the executive will receive an additional cash payment in an amount such that the after-tax proceeds of such payment will be equal to the amount of the excise tax.

On January 24, 2012, the Employment Agreements of Messrs. Garst and Fox were amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

On November 16, 2011, Messrs. Garst and Fox signed Noncompetition Agreements. The purpose for the noncompetition agreements was to define the restrictions placed on the executives during and after their employment with the Corporation and Riverview Bank in terms of being engaged in certain activities which may be considered to be competitive with the goodwill and proprietary rights of Riverview and Riverview Bank. In consideration of the executives entering into this agreement, Riverview Bank:

•	paid the executives $10,250 upon its execution;

•	provides the executives with a membership at a country club during their employment; and

•	provides the executives with an additional $10,000 in supplemental term insurance during their employment.

Riverview maintains an “Executive Deferred Compensation” program in which one of Riverview’s executives participates, allowing the executive to defer payment of his base salary, bonus and performance based compensation until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the board of directors. Accordingly, the board of directors declared the interest rate to be 7.50% for 2013. The agreement is unfunded, with benefits to be paid from Riverview’s general assets.

Profit Sharing/401(k) Plan. Executive officers participate in the Profit Sharing/401(k) Plan, which is offered to all full-time employees who have completed at least one year of service and are at least 18 years of age. This plan is a means for employees to contribute and save for their retirement, and it has a combined tax qualified savings feature and profit sharing feature for employees. The Corporation makes a contributory match to the plan for each participating employee of 4% of their respective compensation. The Corporation may also make a discretionary contribution annually to the plan based upon the corporation’s financial performance. This discretionary contribution is designed to award employees for contributing to the Corporation’s financial success. Contributions are expressed as a percentage of base salary and executive officers receive the same percentage of base salary as all other employees. During 2013, the percentage of the discretionary contribution made to all eligible 401(k) participants was approximately 5%.

Stock Option Plan. In January 2009, the Corporation adopted the 2009 Plan. The purpose of the 2009 Stock Option Plan was to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the common stock of the Corporation to secure, retain and motivate the Corporation’s directors, officers and key employees and to align such person’s interests with those of Corporation’s shareholders. The following table discloses the number of outstanding options granted by Riverview to participants in equity compensation plans approved and not approved by shareholders, as well as the number of securities remaining available for future issuance under the plans as of September 30, 2014.

	Number of Securities to be Issued Upon Exercise of Outstanding Options		Number of Securities Exercised	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan Shares Approved by Security Holders	170,000	(1)
Equity Compensation Plan Shares Not Approved by Security Holders	152,200	(1)

Total Equity Compensation Plan Shares	322,200	(1)	5,000	$10.29	22,800

(1)	Effective January 4, 2012, the 2009 Stock Option Plan (the “Plan”) was amended and restated to increase the number of common shares available under the Plan, in the aggregate, to 220,000 shares as compared with 170,000 shares. On April 16, 2014 the Plan was again amended and restated to increase the total number of shares of common stock by 130,000 shares which increased the total number of available plan shares to 350,000 shares. The subsequent amendments to the Plan to increase the number of available plan shares were not approved by Riverview’s shareholders but were approved by the Board of Directors.

Supplemental Executive Retirement Plan—In 2008, HNB Bancorp, a predecessor of the Corporation, implemented a supplemental executive retirement plan covering Kirk D. Fox, who at the time was an Executive Vice President of HNB Bancorp. The plan was assumed by the Corporation after the consolidation of HNB Bancorp with First Perry Bancorp, forming Riverview Financial Corporation. Under this plan, Mr. Fox will receive $44,000 per year for 15 years beginning upon his termination of employment after age 65. Upon his termination of employment, he shall become fully vested in the benefit, unless his termination is due to cause as defined by the agreement.

On January 6, 2012, a supplemental executive retirement plan was adopted by and between Riverview Bank and Brett D. Fulk, Chief Operations Officer of Riverview Bank and was effective January 1, 2012. Mr. Fulk will receive $20,000 per year for 20 years beginning upon his termination of employment after reaching normal retirement age, unless his termination is due to “cause” as defined by the agreement.

Outstanding Equity Awards at Fiscal Year End – 2013. The following table presents equity incentive plan awards outstanding at December 31, 2013 for each named executive officer and information relating to those option awards that are unexercised and option awards that have not vested:

Outstanding Equity Awards at December 31, 2013
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Grant Date	Option exercise price ($/Share) (1)	Option Expiration Date
Robert M. Garst	25,000	—	1/21/2009	$10.60	1/21/2019
	2,000	—	9/16/2009	$10.60	9/16/2019
	750	—	12/07/2011	$10.60	12/07/2021
Kirk D. Fox	25,000	—	1/21/2009	$10.60	1/21/2019
	3,000	—	9/16/2009	$10.60	9/16/2019
Brett Fulk	11,000	—	12/07/2011	$10.60	12/07/2021
	10,000	—	1/4/2012	$10.35	1/4/2022

(1)	On December 7, 2011, the Board of Directors approved the reduction of the exercise price of the options granted in 2009 and 2011 from $13.00 per share to $10.60 per share, which was the fair market value of the stock at that date.

As of December 31, 2013, all of the executive options were fully vested or exercisable.

Nonqualified Defined Contribution and Other Deferred Compensation Plans.

Defined Contribution Plan. Riverview maintains a contributory 401(k) retirement plan for all eligible employees. Currently, Riverview’s policy is to match 100% of the employees’ voluntary contribution to the plan up to a maximum of 4% of an employee’s compensation. Additionally, Riverview may make discretionary contributions to the plan after considering current profits and business conditions. The amount charged to expense in 2013 and 2012 totaled $333,000 and $258,000, respectively. Of these amounts, discretionary contributions approximated $204,000 and $168,000, respectively.

Director Emeritus Plan. Effective November 2, 2011, a Director Emeritus Agreement (the “Agreement”) was entered into by and between Riverview, Riverview Bank and the directors. In order to promote orderly succession of Riverview’s board of directors, the Agreement defines the benefits Riverview is willing to provide upon the termination of service to those individuals who currently serve as directors of Riverview as of December 31, 2011, where Riverview will pay the director $15,000 per year for services performed as a Director Emeritus, which may be increased at the sole discretion of the board of directors. The benefit is paid over five years, in 12 monthly installments to a director:

•	upon termination of service as a director on or after the age of 65, provided the director agrees to provide certain ongoing services for Riverview;

•	upon termination of service as a director due to a disability prior to age 65;

•	upon a change of control; or

•	upon the death of a director after electing to be a Director Emeritus.

Expenses recorded under the terms of this agreement were $38,000 in 2013 and $30,000 in 2012, respectively.

Deferred Compensation Agreements. Riverview Bank maintains five Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to certain key executives. The agreements were specifically designed to encourage key executives to remain as employees of Riverview Bank. The agreements are unfunded with benefits to be paid from Riverview Bank’s general assets. After normal retirement, benefits are payable to the executive or his beneficiary in equal monthly installments for a period of either 15 years for two of the executives and 20 years for three of the executives. There are provisions for death benefits should a participant die before his retirement date. These benefits are also subject to change of control and other provisions.

Riverview Bank maintains a “Director Deferred Fee Agreement” (“DDFA”) which allows electing directors to defer payment of their directors’ fees until a future date. In addition, Riverview Bank maintains an “Executive Deferred Compensation Agreement” (“EDCA”) with one of its executives. This agreement, which was initiated in 2010, allows the executives of Riverview Bank to defer payment of their base salary, bonus and performance based compensation until a future date. For both types of deferred fee agreements, the estimated present value of the future benefits is accrued over the effective dates of the agreements using an interest factor that is evaluated and approved by the compensation committee of the board of directors on an annual basis. The agreements are unfunded, with benefits to be paid from Riverview Bank’s general assets.

The accrued benefit obligations for all the plans total $1,220,000 at December 31, 2013 and $673,000 at December 31, 2012 and are included in other liabilities. Expenses relating to these plans totaled $80,000 and $88,000 in the years ended December 31, 2013 and 2012, respectively.

Potential Payments upon Termination or Change in Control. Messrs. Garst, Fox and Fulk are parties to employment agreements with Riverview which provide them with certain termination and change in control benefits. See “Employment Agreements” on page 66.

Compensation of Directors. Each non-employee director receives an annual retainer of $20,000 for service as a board member, while each employee director receives a $15,000 annual retainer. The Chairman and Vice Chairman of the board receive a retainer of $23,000. The Chairmen of the Audit committee and ALCO committee receive a retainer of $22,000 and the Chairman of the Loan committee receives $ 21,000. The following table summarizes the total compensation paid to independent directors during the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash (1) ($)	Bonus ($)	Option Awards (2) ($)	Total($)
Felix E. Bartush, Jr.	$3,334	$—	$—	$3,334
Daniel R. Blaschak	3,334	—	—	3,334
Albert J. Evans	3,334	—	—	3,334
Arthur M. Feld	22,000	—	—	22,000
James G. Ford, II	20,000	—	—	20,000
Howard R. Greenawalt	20,000	—	—	20,000
R. Keith Hite	22,000	—	—	22,000
David W. Hoover	23,000	5,000	—	28,000
Joseph D. Kerwin	20,000	—	—	20,000
John M. Schrantz	23,000	5,000	—	28,000
David A. Troutman	21,000	—	—	21,000
William C. Yaag	3,334	—	—	3,334

(1)	Retainer fee for services as a director.
(2)	No options were granted during 2013.

Riverview maintains a “Director Deferred Fee Agreement” (DDFA) which allows electing directors to defer payment of their director fees until a future date. Under the DDFA, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the board of directors. Accordingly, the board of directors declared the interest rate to be 7.50% for 2013 for the Agreements with Directors Garst and Fox.

A Director Emeritus Agreement (the “Agreement”) effective November 2, 2011 was entered into by and between Riverview and its wholly owned subsidiary, Riverview Bank, and the directors. In order to promote the orderly succession of the board of directors, the Agreement defines the benefits Riverview Bank is willing to provide upon the termination of service to those individuals who currently served as directors of Riverview as of December 31, 2011, provided the director provides the services contemplated in the Agreement. The material terms of the Agreement are as follows:

Riverview Bank shall pay the director or the director’s beneficiary $15,000 per year, which may be increased at the sole discretion of the board of directors, for five years and paid in 12 equal monthly installments in the following circumstances:

•	Upon termination of service as a director on or after the age of 65, provided the director agrees to provide certain ongoing services for Riverview Bank;

•	Upon termination of service as a director due to a disability prior to the age of 65;

•	Upon a change in control; or

•	Upon the death of a director after electing to be a director emeritus.

Riverview Bank will not pay any benefits under the Agreement (1) to the extent limited by Section 280G of the Internal Revenue Code or which would be prohibited as a golden parachute payment, (2) the director is terminated for cause, as defined in the Agreement, (3) the director is removed by Riverview Bank’s regulator, (4) if the director engages in competition with Riverview Bank after termination of service, or (5) if the director commits suicide within two years after the date of the Agreement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Riverview Financial Corporation—September 30, 2014

The following discussion and analysis summarizes Riverview’s results of operations and highlights material changes for the three and nine months ended September 30, 2014 and September 30, 2013 and its financial condition as of September 30, 2014. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report.

This discussion and analysis should be read in conjunction with the audited consolidated financial statements and related footnotes presented in Riverview’s December 31, 2013 Annual Report on Form 10-K. Current performance does not guarantee and may not be indicative of similar performance in the future. Other than described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as Riverview’s plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 26.

Critical Accounting Policies and Estimates

The consolidated financial statements include Riverview Financial Corporation and its wholly-owned subsidiary, Riverview Bank. All significant intercompany accounts and transactions have been eliminated.

The accounting and reporting policies followed by Riverview conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

Riverview has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. Riverview’s significant accounting policies are described in Note 1 of the Notes to unaudited consolidated financial statements for the period ended September 30, 2014 herein starting on page 140.

Certain accounting policies involve significant judgments and assumptions by Riverview that have a material impact on the carrying value of certain assets and liabilities. Riverview considers these accounting policies to be critical accounting policies. The judgment and assumptions used are based on historical experience and other factors, which Riverview believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

Overview

Effective November 1, 2013 (the “effective date”), and pursuant to the Amended and Restated Agreement and Plan of Consolidation, dated April 24, 2013, by and between Riverview and Union, Riverview and Union consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation, which we refer to as the consolidation.

Riverview’s financial results reflect the consolidation. The combined financial information reflects the impact of the consolidation of Riverview’s and Union’s combined financial condition under the purchase method of accounting with Riverview treated as the acquirer from an accounting standpoint. In the consolidation, a new company, known as Riverview Financial Corporation, was formed and treated as a recapitalization of Riverview, with Riverview’s assets and liabilities recorded at their historical values, and Union’s assets and liabilities recorded at their fair values as of the date the consolidation was completed.

As a community-focused financial institution, Riverview, through its wholly-owned banking subsidiary, generates the majority of its revenues from net interest income derived from its core banking activities. Consolidated total assets were $434,750,000 at September 30, 2014, an increase of $1,868,000, or 0.4% from $432,882,000 at December 31, 2013. Riverview’s loans increased $6,256,000, or 2%, to $325,930,000 at September 30, 2014, while deposits decreased $7,559,000, or 2%, to $374,786,000. Net income of $659,000 for the three months ended September 30, 2014 was $175,000 higher than net income of $484,000 for the three months ended September 30, 2013. The increase quarter over quarter was attributable to higher net interest income attributable to higher interest income due to the increased volume of interest earning assets complimented by lower cost of funds. For the nine months ended September 30, 2014, net income was $2,211,000 (or $ $0.82 per share) as compared to $1,528,000

(or $0.89 per share) for the nine months ended September 30, 2013. The annualized return on average assets was 0.68% for the nine months ended September 30, 2014 as compared with 0.65% for the comparable period in 2013, and the annualized return on average equity was 7.81% for the first nine months of 2014 as compared with 7.62% for the same period in 2013.

Riverview’s results of operations are primarily derived from income generated on the spread between the interest received on its interest-earning assets and the interest paid on its interest-bearing liabilities. Changes in net interest income are not only affected by changes in interest rates, but are also impacted by changes in the make-up and volume of the balance sheet as well as the level of yield generated from interest-earning assets versus the costs associated with interest-bearing liabilities. Riverview also generates non-interest income from fees associated with various products and services offered to customers, mortgage banking activities, bank owned life insurance (“BOLI”), wealth management and trust operations, and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

The balance sheet and statements of income for the quarter and nine months ended September 30, 2014 reflect the impact of the consolidation of Riverview and Union under the purchase accounting method of accounting. The financial information relating to the periods prior to November 1, 2013, which was the effective date of the consolidation, reflect the financial information and operating results for Riverview only.

Results of Operations

Net Interest Income and Net Interest Margin

The following table presents Riverview’s average balances, interest rates, interest income and expense, interest rate spread and net interest margin, adjusted to a fully-tax equivalent basis, for the three months ended September 30, 2014 and 2013.

Average Balances and Average Interest Rates
(Dollars in thousands)
	For the Three Months Ended
	September 30,
	2014			2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Securities:
Taxable	$40,808	$327	3.18%	$10,055	$47	1.85%
Tax-exempt	20,206	220	4.32%	22,239	270	4.82%

Total securities	61,014	547	3.56%	32,294	317	3.89%

Other interest earning assets	11,248	20	0.71%	14,463	11	0.30%
Loans:
Consumer	1,979	33	6.62%	1,740	29	6.61%
Commercial	37,167	460	4.91%	25,860	271	4.16%
Real estate	289,341	3,369	4.62%	215,041	2,743	5.06%

Total loans	328,487	3,862	4.66%	242,641	3,043	4.98%

Total earning assets	400,749	4,429	4.38%	289,398	3,371	4.62%

Non-interest earning assets	37,675			26,945

Total assets	$438,424			$316,343

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing demand	$131,521	$122	0.37%	$115,575	$126	0.43%
Savings	87,460	50	0.23%	58,057	71	0.49%
Time deposits	104,149	260	0.99%	83,468	297	1.41%

Total deposits	323,130	432	0.53%	257,100	494	0.76%

Borrowings:
Short-term borrowings	13,569	9	0.26%	—	—	—
Long-term borrowings	7,000	63	3.57%	7,000	65	3.68%

Total borrowings	20,569	72	1.39%	7,000	65	3.68%

Total interest bearing liabilities	343,699	504	0.58%	264,100	559	0.84%

Demand deposits	52,161			23,104
Other liabilities	4,120			2,538
Shareholders’ equity	38,444			26,601

Total liabilities and shareholders’ equity	$438,424			$316,343

Net interest income		$3,925			$2,812

Net interest spread			3.80%			3.78%

Net interest margin			3.89%			3.86%

Tax-exempt income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

For the three months ended September 30, 2014, total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax-exempt assets) by $1,058,000, to $4,429,000 from $3,371,000 for the three months ended September 30, 2013, even though the yield on total interest earning assets decreased to 4.38% for the third quarter of 2014 from 4.62% for the third quarter of 2013. Average interest earning assets increased $111,351,000 due to the consolidation with Union, to $400,749,000 as of the end of the third quarter 2014 as compared with the $289,398,000 for the 2013 third quarter end, and this volume increase contributed to the increase in total interest income generated for the third quarter of 2014 as compared with the third quarter of 2013.

Total interest expense decreased $55,000, or 9.8%, to $504,000 for the three months ended September 30, 2014 from $559,000 for the three months ended September 30, 2013. This decrease was attributable to a 26 basis point decline in cost of funds, which decreased to 0.58% for the third quarter of 2014 from 0.84% for the same period in 2013. The decline in the cost of funds offset the $79,600,000, or 30.1%, increase in the volume of average interest bearing liabilities as a result of the consolidation with Union.

Net interest income calculated on a fully tax equivalent basis increased $1,113,000, to $3,925,000 for the three months ended September 30, 2014 from $2,812,000 for the three months ended September 30, 2013. The net interest spread increased to 3.80% for the three months ended September 30, 2014 from 3.78% for the three months ended September 30, 2013, while the net interest margin increased to 3.89% for the three months ended September 30, 2014 from 3.86% for the three months ended September 30, 2013. This increase was attributable to the increased volume of interest earning assets as a result of the consolidation. In addition, the decrease in cost of funds offset the decline in the yield on interest earning assets, which also had a positive impact on the net interest spread and margin.

The following table presents Riverview’s average balances, interest rates, interest income and expense, interest rate spread and net interest margin, adjusted to a fully-tax equivalent basis, for the nine months ended September 30, 2014 and 2013.

Average Balances and Average Interest Rates (Dollars in thousands)
	For the Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Securities:
Taxable	$36,345	$874	3.22%	$11,860	$133	1.50%
Tax-exempt	21,820	827	5.07%	22,245	809	4.86%

Total securities	58,165	1,701	3.91%	34,105	942	3.69%

Other interest earning assets	11,675	60	0.69%	12,258	26	0.28%
Loans:
Consumer	1,948	94	6.45%	1,714	85	6.63%
Commercial	38,758	1,448	5.00%	25,728	819	4.26%
Real estate	285,991	10,611	4.96%	213,134	8,095	5.08%

Total loans	326,697	12,153	4.97%	240,576	8,999	5.00%

Total earning assets	396,537	13,914	4.69%	286,939	9,967	4.64%
Non-interest earning assets	37,034			27,568

Total assets	$433,571			$314,507

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing demand	$128,427	$380	0.40%	$107,082	$430	0.54%
Savings	90,267	189	0.28%	55,890	204	0.49%
Time deposits	107,005	831	1.04%	90,046	1,025	1.52%

Total deposits	325,699	1,400	0.57%	253,018	1,659	0.88%

Borrowings:
Short-term borrowings	8,095	14	0.23%	352	1	0.38%
Long-term borrowings	7,099	194	3.65%	8,569	225	3.51%

Total borrowings	15,194	208	1.83%	8,921	226	3.39%

Total interest bearing liabilities	340,893	1,608	0.63%	261,939	1,885	0.96%

Demand deposits	50,891			23,290
Other liabilities	3,933			2,457
Shareholders’ equity	37,854			26,821

Total liabilities and shareholders’ equity	$433,571			$314,507

Net interest income		$12,306			$8,082

Net interest spread			4.06%			3.68%

Net interest margin			4.15%			3.77%

Tax-exempt income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

For the nine months ended September 30, 2014, total interest income increased on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax-exempt assets) by $3,947,000, to $13,914,000 from $9,967,000 for the nine months ended September

30, 2013. The increase in total interest income was due to the $109,598,000 increase in total interest earning assets, which was attributable to the consolidation with Union, while total interest earning assets grew to $396,537,000 at September 30, 2014 as compared with $286,939,000 at September 30, 2013. In addition, included in loan interest income were recoveries of interest and fees totaling $784,000 mostly attributable to the recovery and collection of Union loans that were previously categorized as non-accruing as of the effective date of the consolidation.

Total interest expense decreased $277,000, to $1,608,000 for the nine months ended September 30, 2014 from $1,885,000 for the nine months ended September 30, 2013. This decrease was attributable to a 33 basis point decline in cost of funds, which decreased to 0.63% at September 30, 2014 from 0.96% at September 30, 2013. The decline in cost of funds offset the 30.1% increase in the volume of total average interest bearing liabilities, all of which was attributable to deposits acquired through the consolidation with Union.

Net interest income calculated on a fully tax equivalent basis increased $4,224,000, to $12,306,000, for the nine months ended September 30, 2014 from $8,082,000 for the nine months ended September 30, 2013. The net interest spread increased to 4.06% for the nine months ended September 30, 2014 from 3.68% for the nine months ended September 30, 2013, while the net interest margin increased to 4.15% for the nine months ended September 30, 2014 from 3.77% for the nine months ended September 30, 2013. The decrease in cost of funds complimented the increase in the yield from interest earning assets attributable to increased volume and higher loan interest and fee income.

Provision for Loan Losses

The provision for loan losses represents management’s determination of the amount necessary to be charged to operations in order to maintain the allowance for loan losses at a level that represents management’s best estimate of the known and inherent losses in the existing loan portfolio. Credit exposures deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off loans are credited to the allowance for loan losses. Management performs periodic evaluations of the allowance for loan losses with consideration given to historical, internal and external factors. In evaluating the adequacy of the allowance for loan losses, management considers historical loss experience, delinquency trends and charge-off activity, status of past due and non-performing loans, growth within the portfolio, the amount and types of loans comprising the loan portfolio, adverse situations that may affect a borrower’s ability to pay, the estimated value of underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and possible revision as events occur or as more information becomes available. Loans are also reviewed for impairment based on discounted cash flows using the loans’ initial effective interest rates or the fair value of the collateral for certain collateral dependent loans as provided under the accounting standard relating to Accounting by Creditors for Impairment of a Loan. After an evaluation of these factors, Riverview Bank recorded a provision of $126,000 during the three months ended September 30, 2014 which was the total amount provisioned for the nine months ended September 30, 2014. This compares with a provision of $47,000 recorded for the three months and nine months ended September 30, 2013. The higher provision in the first nine months of 2014 as compared to the first nine months of 2013 was driven by specific allocations made for two newly identified impaired credits in the third quarter of 2014. The allowance for loan losses was $3,501,000, or 1.06% of total loans outstanding, at September 30, 2014, as compared to $3,663,000, or 1.13% of total loans at December 31, 2013, and $3,556,000, or 1.44% of total loans, at September 30, 2013.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses, if necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses at September 30, 2014 is adequate to absorb probable and potential losses inherent in the loan portfolio. At the same time, management continues to allocate dedicated resources to continue to manage at-risk credits.

Non-Interest Income

The following table sets forth changes in non-interest income for the three months ended September 30, 2014 and 2013.

Non-Interest Income (Dollars in thousands)
	Three Months Ended September 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Service charges on deposit accounts	$114	$35	44.3%	$79
Other service charges and fees	188	92	95.8%	96
Earnings on cash value of life insurance	71	19	36.5%	52
Fees and commissions from securities brokerage and trust	218	82	60.3%	136
Gain on sale of available for sale securities	135	135	100.0%	—
Loss on sale of other real estate owned	(128)	101	44.1%	(229)
Gain from write-down of other real estate owned	50	(100)	(66.7%)	150
Gain from sale of mortgage loans	64	(25)	(28.1%)	89

	$712	$339	90.9%	$373

Non-interest income continues to be an important source of income for Riverview, representing 15.7% of total revenues (comprised of net interest income and non-interest income) for the third quarter of 2014 as compared with 12.1% for the third quarter of 2013. Non-interest income increased 90.9% in the third quarter of 2014 in comparison to the same period in 2013. The increase was attributable to higher service charges and fee income as a result of the consolidation with Union, which was effective November 1, 2013. Fees and commissions from brokerage and trust operations increased $82,000, also as a result of increased volume. $135,000 in gains from the sale of investment securities was recorded in the third quarter of 2014, while there were no such gains in the third quarter of 2013.

The following table sets forth changes in non-interest income for the nine months ended September 30, 2014 and 2013.

Non-Interest Income (Dollars in thousands)
	Nine Months Ended September 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Service charges on deposit accounts	$341	$116	51.6%	$225
Other service charges and fees	679	412	154.3%	267
Earnings on cash value of life insurance	172	6	3.6%	166
Fees and commissions from securities brokerage and trust	636	228	55.9%	408
Gains from sale of available for sale securities	182	63	52.9%	119
Loss on the sale of other real estate owned	(311)	(47)	(17.8%)	(264)
Gain on write-up of other real estate owned	—	(76)	(100.0%)	76
Loss on other assets	(2)	(2)	(100.0%)	—
Gain from the sale of mortgage loans	213	(262)	(55.2%)	475

	$1,910	$438	29.8%	$1,472

Non-interest income represented 13.8% of total revenues (comprised of net interest income and non-interest income) for the first nine months of 2014 as compared with 15.9% for the first nine months of 2013. Total non-interest income was 29.8% higher for the period ended September 30, 2014 as compared to September 30, 2013 due to the consolidation with Union; the financial information presented for 2013 reflects the financial results for Riverview only. The increase in non-interest income for the 2014 period compared to the 2013 period was also attributable to:

•	A $116,000 increase in service charges and a $412,000 increase in other charges and fees as a result of increased volume due to the consolidation with Union.

•	Higher earnings on the cash value of life insurance as a result of the consolidation of Union’s BOLI investments with those of Riverview Bank.

•	An increase in fees and commissions associated with brokerage and trust services, due to increased brokerage account volume. In addition, in 2014, Riverview Bank generated increased income from trust services as a result of assuming Union’s trust department as part of the consolidation.

•	An increase in the gain from the sale of available for sale securities due to Riverview Bank selling more investment securities from its portfolio and taking advantage of pricing in the bond market.

•	Lower gains from the sale of mortgage loans because of a decrease in mortgage activity.

Non-Interest Expense

The following table presents the components of non-interest expense for the third quarters of 2014 and 2013.

Non-Interest Expense (Dollars in thousands)
	Three Months Ended September 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Salaries and employee benefits	$1,867	$574	44.4%	$1,293
Occupancy expense	335	109	48.2%	226
Equipment expense	155	23	17.4%	132
Telecommunications and processing charges	309	126	68.9%	183
Postage and office supplies	95	28	41.8%	67
FDIC premium	93	27	40.9%	66
Bank shares tax expense	56	(17)	(23.3%)	73
Directors’ compensation	171	104	155.2%	67
Professional services	109	56	105.7%	53
Other expenses	400	169	73.2%	231

	$3,590	$1,199	50.1%	$2,391

Non-interest expenses increased 50.1% in comparison to the third quarter of 2014 with the third quarter of 2013. In particular, the increases in the expenses quarter over quarter relate to the consolidation with Union, taking into consideration that the financial information for September 30, 2013 reflects Riverview alone.

The following table presents the components of non-interest expense for the first nine months of 2014 and 2013.

Non-Interest Expense (Dollars in thousands)
	Nine Months Ended September 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Salaries and employee benefits	$5,636	$1,822	47.8%	$3,814
Occupancy expense	1,032	311	43.1%	721
Equipment expense	461	66	16.47%	395
Telecommunications and processing charges	857	305	55.3%	552
Postage and office supplies	289	98	51.3%	191
FDIC premium	276	104	60.5%	172
Bank shares tax expense	216	(4)	(1.8%)	220
Directors’ compensation	338	129	61.7%	209
Professional services	243	91	59.9%	152
Other expenses	1,446	713	97.3%	733

	$10,794	$3,635	50.8%	$7,159

Non-interest expenses increased 50.8% for the period ended September 30, 2014 as compared to the period ended September 30, 2013, which reflects only Riverview’s expenses. The increase in these expenses was primarily due to the consolidation with Union. The increase in salaries and employee benefits, occupancy, and equipment expense was associated with the staffing, maintenance and upkeep of additional locations that were originally operated by Union in the Schuylkill county region. The increase in telecommunications and processing charges was attributable to the additional locations and the costs associated with converting Union’s telephone and computer systems to Riverview’s systems, data consolidation and relocating the operations department. The increase in the FDIC premium expense reflects the impact of the increase in Riverview’s average assets as a result of the consolidation. Directors’ compensation increased as a result of the addition of four of Union’s former directors to the board of Riverview. The increase in professional services was due to increased consulting fees, internal audit and compliance costs. Other expenses not only increased as a result of Riverview Banks’ growth, but also included one-time transactions, as follows, some of which were specifically related to the consolidation:

•	Reimbursement of $40,000 to compensate Riverview and Union customers for the inconvenience of having to change accounts because of duplicate deposit account numbers.

•	Increased shareholder costs associated with the exchange of Riverview and Union stock certificates.

•	Expenses of $26,000 associated with the preparation and printing of a detailed transition guide to Union deposit customers.

•	A loss of $66,000 under a loss-share arrangement associated with one loan that was previously sold to the FHLB under their Mortgage Partnership Finance program.

Provision for Federal Income Taxes

The income tax expense was $164,000 for the third quarter of 2014, an increase of $2,000 compared to $162,000 for the third quarter of 2013. The increase in the third quarter tax provision was attributable to the increase in net income before tax quarter over quarter. For the nine months ended September 30, 2014, the tax provision was $741,000 compared to $516,000 for the nine months ended September 30, 2013. The increase in the tax accrual for 2014 was attributable to net income before taxes at September 30, 2014 being $908,000 higher than net income before taxes at September 30, 2013.

Financial Condition as of September 30, 2014 and December 31, 2013

Securities

The following table sets forth the composition of the investment securities portfolio at fair value as of September 30, 2014 and December 31, 2013:

Investment Securities (In thousands)
	September 30, 2014	December 31, 2013
Available for Sale Securities (at fair value):
U.S. Government agency securities	$1,367	$1,356
State and municipal	31,771	37,043
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	21,643	13,141
Collateralized mortgage obligations (CMOs)	2,548	3,330
Corporate debt obligations	1,077	1,851
Equity securities, financial services	452	525

Total	$58,858	$57,246

Since the year end, total investment securities have increased $1,612,000. None of the mortgage-backed securities in the portfolio are private label, but instead are comprised of residential mortgage pass-through securities either guaranteed or issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. Securities issued by these agencies contain additional guarantees that make them among the most creditworthy investments available.

No securities are considered other-than-temporarily impaired based on management’s evaluation of the individual securities, including the extent and length of any unrealized losses, and Riverview’s ability to hold the securities until maturity or until the fair values recover, and management’s opinion that it will not need to sell the securities prior to recovery of value. Riverview invests in securities for the cash flow and yields they produce and not to profit from trading. Riverview holds no trading securities in its portfolio, and the portfolio did not contain any high risk securities or derivatives as of September 30, 2014.

Restricted Investments in Bank Stocks

Riverview Bank’s investment in restricted stock is a required investment in the common stock of correspondent banks, consisting of Atlantic Central Bankers Bank and the Federal Home Loan Bank of Pittsburgh (“FHLB”). These stocks have no readily available market values and are carried at cost since they are not actively traded.

Management evaluates restricted stock for impairment based upon its assessment of the ultimate recoverability of the cost rather than by recognizing temporary declines in value. Management believes no impairment charge is necessary with regard to such restricted stock investments.

Loans

The loan portfolio comprises the major component of Riverview’s earning assets and is the highest yielding asset category. Total loans, net of unearned income and the allowance for loan losses, increased $6,256,000, or 2%, to $325,930,000 at September 30, 2014 from $319,674,000 at December 31, 2013. Since the 2013 year end, there has been modest growth in the loan portfolio. As new loans were recorded during the first nine months of 2014, scheduled loan payments and increased prepayments and payoffs partially offset loan growth. In addition, Riverview Bank originated mortgage loans which it continued to sell to Freddie Mac on a service released basis. The decision to sell mortgage loans was generally based upon Riverview Bank’s relationship with the customer, with further consideration given to the interest rate environment, interest rate risk and overall economic conditions.

All of Riverview’s loans are to domestic borrowers.

Credit Risk and Loan Quality

The following table presents non-performing loans and assets as of September 30, 2014 and December 31, 2013:

Non-Performing Assets (Dollars in thousands)
	September 30, 2014	December 31, 2013
Accruing loans past due 90 days	$1,781	$1,145
Non-accrual loans	3,795	7,013

Total non-performing loans	5,576	8,158
Foreclosed real estate	1,036	1,127

Total non-performing assets	$6,612	$9,285

Non-performing loans to total loans	1.69%	2.52%
Non-performing assets to total assets	1.52%	2.14%
Allowance to non-performing loans	62.79%	44.90%

The non-performing asset ratios presented in the table reflect improvement in the credit quality of the loan portfolio since the 2013 year end. During the first nine months of 2014, Riverview Bank experienced a decrease of $2,582,000 in total non-performing loans attributable to a decrease of $3,218,000 in non-accrual loans, partially offset by an increase in accruing loans past due 90 days of $636,000. The $2,673,000 decrease in total non-performing assets as of September 30, 2014 as compared with the 2013 year end was attributable to the $2,582,000 decrease in non-performing loans and a $91,000 decrease in foreclosed real estate. Management continues to be vigilant in its efforts to identify, evaluate and minimize credit risk and potential losses. Management is proactive in addressing and managing risk appropriate to the level of loan volume and delinquencies in the loan portfolio through its implementation of an enhanced credit administration process—including a structured loan collection process and close monitoring of compliance with underwriting and loan to value guidelines.

Riverview Bank had $1,036,000 in real estate acquired through foreclosure as of September 30, 2014 as compared with $1,127,000 as of December 31, 2013. The foreclosed real estate as of September 30, 2014 consisted of one residential development loan totaling $707,000, representing Riverview Bank’s purchased participation in a loan made by another financial institution to a now defunct developer, one mixed-use commercial property totaling $45,000 and five single family residential properties totaling $284,000. The decrease at September 30, 2014 from December 31, 2013 was due to the sale of four one-to-four family residential investment properties, the sale of a commercial property, and a write down in the carrying value of the residential development loan, offset by the addition of two single family residential properties and one one-to-four family property. Each of the foreclosed loans has been marked to the appropriate realizable value, and, at this time, no material loss is anticipated upon the ultimate sale of these assets.

A loan concentration is considered to exist when the total amount of loans to any one or multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceed 10% of loans outstanding. The following table presents loan concentrations as of September 30, 2014 and December 31, 2013.

(Dollars in thousands)	September 30, 2014	December 31, 2013
Loans to Lessors of:
Residential buildings and dwellings	$47,538	$45,815
Nonresidential buildings	49,747	35,946

Although the loans listed above were not made to any one particular borrower or industry, the quality of these loans could be affected by the region’s economy and overall real estate market. The performance of these portfolios continues to be acceptable with no losses for the year.

Demand for office space and residential apartment space was solid in 2013 in Riverview Bank’s market area. This demand has continued through the first nine months of 2014. The marketplace shows continuing signs of improvement as occupancy and rental rates have become increasingly more stable. As such, management does not believe that this concentration is an adverse trend to Riverview Bank at this time.

Riverview Bank’s lending policy is implemented through the assignment of tiered loan limit authorities to individual officers of the Bank and the Board of Directors. Although Riverview Bank maintains sound credit policies, certain loans may deteriorate for a variety of reasons. Riverview Bank’s policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless the loan is well secured and there is documented, reasonable expectation of the collection of the delinquent amount. A report of all loans past due 30 days or more is reviewed daily. Management is not aware of any potential loan problems that have not been disclosed in this report.

Allowance for Loan Losses

As a result of management’s ongoing assessment as to the adequacy of the allowance for loan losses in consideration of the risks and trends associated with the loan portfolio, Riverview recorded a provision of $126,000 during the three months ended September 30, 2014, which was the total amount provisioned for the nine months ended September 30, 2014, compared to a $47,000 provision recorded for the three months ended September 30, 2013, for a total provision of $47,000 for the nine months ended September 30, 2013. Management determined that the total of the allocated and unallocated allowance for loan losses was adequate to absorb any losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed.

Analysis of the Allowance for Loan Losses (Dollars in thousands)
	Nine Months Ended
	September 30, 2014	September 30, 2013
Beginning balance
Provision for loan losses	$3,663	$3,736
	126	47
Charge-offs:
Commercial, financial, agricultural	36	—
Real estate commercial	244	167
Real estate mortgage	75	107
Installments	9	3

Total charge-offs	364	277

Recoveries:
Commercial, financial, agricultural	72	21
Real estate commercial	—	26
Real estate mortgage	—	—
Installments	4	3

Total recoveries	76	52

Net (charge-offs)/recoveries	(288)	(227)

Ending balance	$3,501	$3,556

Net (charge-offs)/recoveries to average loans (annualized)	(0.12%)	(0.13%)
Allowance for loan losses to total loans	1.06%	1.44%

The decrease in the allowance for loan losses as a percentage of total loans as of September 30, 2014 as compared with September 30, 2013 is mainly due to the consolidation. Loans attributable to the acquired Union portfolio totaled $61,090,000 at September 30, 2014. On the effective date of the consolidation, these loans were stated at fair market value using purchase accounting methodology. Any credit losses for this portfolio were included in the determination of fair value of the loans at the acquisition date. Since the acquisition, the risk profile of the acquired Union loans has not changed materially. Although management is proactive in identifying and dealing with credit issues that it can control, it anticipates that, going forward, additional provisions to its allowance for loan losses may be warranted as a result of economic factors Riverview Bank cannot control.

Other Assets

Other assets, mostly comprised of miscellaneous accounts receivable and prepaid expenses, were $5,466,000 at September 30, 3014, a decrease of $751,000 as compared with $6,217,000 at December 31, 2013. The decrease was attributable to the sale of property owned by Riverview Bank that was recorded as an other asset at year end in the amount of $325,000. The decline in other assets was further impacted by a decrease of $234,000 in deferred tax assets and a decrease of $136,000 in the value of Riverview Bank’s tax credit asset investment in a low income housing project.

Deposits

Deposits are the major source of Riverview Bank’s funds for lending and investing purposes. Total deposits at September 30, 2014 were $374,786,000, a decrease of $7,559,000, or 2.0%, from total deposits of $382,345,000 at December 31, 2013. The decrease in deposits was attributable to decline in time deposits, which decreased $8,336,000, or 7.4%, to $104,917,000 at September 30, 2014 from $113,253,000 at December 31, 2013. At September 30, 2014, there was also a decrease of $5,490,000 in savings and money market accounts since the 2013 year end. Demand deposit accounts increased $6,267,000, partially offsetting the decreases in the other deposit categories. As a result of the low interest rate environment, Riverview Bank’s cost of funds associated with interest bearing deposits declined to 0.63% at September 30, 2014 from 0.89% at December 31, 2013 and 0.96% at September 30, 2013.

Borrowings

Short-term borrowings are generally used to meet temporary funding needs and consist of federal funds purchased and overnight and short-term borrowings from the FHLB. At September 30, 2014, short-term borrowings comprised of borrowings under Riverview Bank’s FHLB Open Repo Plus line, totaled $9,000,000 as compared with none as of December 31, 2013.

Long-term borrowings totaled $7,000,000 at September 30, 2014 as compared to $10,000,000 at December 31, 2013 and are summarized as follows:

•	Long-term borrowings from the FHLB totaled $5,000,000 at September 30, 2014 and December 31, 2013.

•	Riverview had a secured closed-end line of credit for $2,000,000 with The Gratz Bank, Gratz, Pennsylvania. This line was paid in full and cancelled at September 30, 2014. as $2,000,000 was outstanding under this line at December 31, 2013.

•	At September 30, 2014, Riverview borrowed $2,000,000 under a secured term loan agreement with ACNB Bank. No outstanding borrowings were drawn against this line at December 31, 2013.

•	Riverview has a $5,000,000 secured guidance line of credit with ACNB Bank, Gettysburg, Pennsylvania with no outstanding borrowings at September 30, 2014. At December 31, 2013 Riverview’s secured guidance line of credit with ACNB Bank was $3,000,000 and the amount borrowed under this line was $3,000,000.

Shareholders’ Equity and Capital Adequacy

At September 30, 2014, shareholders’ equity for Riverview totaled $38,336,000, an increase of $2,108,000 as compared with shareholder equity of $36,228,000 at December 31, 2013. The increase was due to net income of $2,211,000, less the payment of dividends of $1,102,000, an increase in surplus of $16,000 to reflect the compensation cost associated with option grants and $53,000 representing the proceeds from the exercise of 5,000 options, and an increase in the net unrealized gains on securities available for sale, which net of tax, increased equity by $930,000.

As of September 30, 2014, Riverview meets the eligibility criteria to be considered a “small bank holding company” in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement. Accordingly, Riverview was exempt from certain regulatory requirements administered by the federal banking agencies. However, Riverview Bank is subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. The table that follows presents Riverview Bank’s capital ratios as determined and reported to its regulators. Tier 1 capital includes common stock, surplus, and retained earnings less disallowed goodwill and other intangible assets. Total capital consists of tier 1 capital and the allowance for loan losses. Riverview Bank exceeds both the regulatory minimums and the requirements necessary for designation as a “well-capitalized” institution.

Capital Ratios (of Bank)

	September 30, 2014	December 31, 2013	Regulatory Minimum	“Well Capitalized” Requirement
Tier 1 capital (to average assets)	7.8%	8.2%	4.0%	5.0%
Tier 1 capital (to risk-weighted assets)	10.7%	10.3%	4.0%	6.0%
Total risk-based capital (to risk-weighted assets)	11.8%	11.5%	8.0%	10.0%

Banking laws and regulations limit the ability of the Riverview Bank to transfer cash to Riverview in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a state bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. At September 30,

2014, $2,382,000 of undistributed earnings of Riverview Bank, included in consolidated shareholders’ equity, was available for distribution to Riverview as dividends without prior regulatory approval.

The following presents the details of the quarterly cash dividends paid to Riverview’s shareholders during the nine months ended September 30, 2014, which reduced retained earnings by $1,102,000:

Declaration Date	Record Date	Date of Payment	Dividend Type	Dividend Payment per Share
2/21/2014	3/7/2014	3/31/2014	Regular	$0.125/share
5/14/2014	6/6/2014	6/30/2014	Regular	$0.140/share
8/21/2014	9/2/2014	9/30/2014	Regular	$0.1425/share
11/19/2014	12/12/2014	12/30/2014	Regular	$0.1425/share

During March 2011, Riverview approved and implemented a Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”). The Plan enables registered stockholders to automatically reinvest all or a portion of their cash dividends into the purchase of additional common shares of Riverview. Stockholders enrolled in the Plan also have the option to make voluntary cash contributions to the Plan on a quarterly basis in order to purchase additional shares of common stock. A 5% discount is applied to the purchase price of all shares purchased by the Plan. In June 2014, the board of directors and shareholders of Riverview approved an Employee Stock Purchase Plan (“ESPP”), giving eligible employees the opportunity to purchase Riverview common stock at a 15% discount from market price.

Shares purchased by either the DRP Plan or the ESPP are only made in open market or privately negotiated transactions (or a combination of both) and are administered by Riverview’s transfer agent. Riverview does not offer or sell any of its authorized but unissued shares to either of the Plans, and therefore, does not receive any proceeds from the purchase of common stock by either of the Plans.

Off-Balance Sheet Arrangements

Riverview is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and to a lesser extent, letters of credit. At September 30, 2014, Riverview had unfunded outstanding commitments to extend credit of $52,380,000 and outstanding letters of credit of $2,266,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. Refer to Note 12 of the 2013 Consolidated Financial Statements for a discussion of the nature, business purpose and importance of Riverview’s off-balance sheet arrangements.

Interest Rate Sensitivity Analysis and Interest Rate Risk Management

Interest rate risk is the exposure of a bank’s current and future earnings and capital arising from adverse movements in interest rates. Interest rate risk can create exposure for Riverview Bank in two primary areas. Changes in rates may have an impact on Riverview Bank’s liquidity position and movements in interest rates can create fluctuations in net interest income and changes in the economic value of equity.

Riverview Bank employs various management techniques and analytical tools to monitor and minimize its exposure to interest rate risk. The guidelines used by Riverview Bank are to limit exposure to changes in interest rates that affect the underlying economic value of assets and liabilities, earnings and capital. The Asset/Liability Committee (“ALCO Committee”), consisting of financial and senior management personnel and directors, meets on a quarterly basis. The ALCO Committee is responsible for reviewing the interest rate sensitivity position of Riverview Bank, approving asset and liability management policies and overseeing the formulation and implementation of strategies regarding balance sheet positions, liquidity and earnings.

The ALCO Committee examines the extent to which Riverview Bank’s assets and liabilities are interest rate sensitive and reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income. The Committee also reviews the interest rate sensitivity gap, which is the difference between interest earning assets and interest bearing liabilities scheduled to mature or re-price within specific time periods using flat rates as a base and rising and declining rates. A positive gap occurs when the amount of interest sensitive assets exceed the amount of interest sensitive liabilities, while a negative gap occurs when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets. During a period of declining interest rates, a negative gap position tends to result in an increase in net interest income, while a positive gap in that particular rate environment tends to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

Riverview Bank’s balance sheet at September 30, 2014 was positively gapped, which suggests that the net yield on interest earning assets may increase during periods of rising rates. However, a simple interest rate gap analysis alone may not be an accurate indicator of how changes in interest rates will affect net interest income. Changes in interest rates may not uniformly affect income associated with interest earning assets and costs associated with interest bearing liabilities. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react differently to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels could also deviate from those assumed in evaluating the interest rate gap.

Liquidity

Liquidity refers to Riverview’s ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Riverview maintains a level of liquid funds through asset/liability management to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from the asset category is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $15,518,000 at September 30, 2014 as compared with $25,306,000 that was outstanding at December 31, 2013. While liquidity sources generated from assets include scheduled and unscheduled prepayments of principal and interest from securities and loans in Riverview’s portfolios, longer-term liquidity needs may be met by selling securities available-for-sale, selling loans or raising additional capital. At September 30, 2014, there were $1,578,000 unpledged available-for-sale securities readily available for sale for liquidity purposes as compared with $4,648,000 that was available at December 31, 2013. The decrease in the volume of unpledged securities was attributable to the increase in the amount of investment securities that were needed to be pledged as a result of an increase in public fund deposits since the 2013 year end.

On the liability side, the primary source of funds available to meet liquidity needs is the attraction of deposits at competitive rates. Riverview Bank’s core deposits, which exclude certificates of deposit over $250,000, were $366,037,000 at September 30, 2014 as compared to $374,309,000 at December 31, 2013. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the federal funds line and credit facilities established with a correspondent financial institution and the FHLB are also considered to be reliable sources for funding. As of September 30, 2014, Riverview had access to two formal borrowing lines with its correspondent banks totaling $176,917,000 , net of the aggregate amount outstanding on these lines totaling $14,000,000, comprised of $5,000,000 in loans and $9,000,000 in short-term overnight borrowings. These outstanding amounts are in addition to the unused $5,000,000 line with ACNB Bank.

There are a number of factors that may impact Riverview’s liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at September 30, 2014 was adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in, Riverview’s inability to meet anticipated or unexpected needs.

Inflation

The impact of inflation upon financial institutions can affect assets and liabilities through the movement of interest rates. The exact impact of inflation on Riverview is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs of consumer and commercial customers, in turn affecting the growth of Riverview’s assets. Inflation may also affect the level of interest rates in the general market, which in turn can affect Riverview’s profitability and the market value of assets held. Riverview actively manages its interest rate sensitive assets and liabilities in an effort to counter the effects of inflation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2013

The following discussion summarizes Riverview’s results of operations and highlights material changes for the twelve months ended December 31, 2013 and 2012 and its financial condition as of December 31, 2013 and 2012. This discussion is intended to provide additional information about the significant changes in the results of operations presented in the accompanying consolidated financial statements for Riverview and its wholly owned subsidiary Bank. Riverview’s consolidated financial statements and results of operations essentially consist of Riverview Bank’s financial condition and results of operations. Current performance does not guarantee and may not be indicative of, similar performance in the future.

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of Riverview’s consolidated financial statements and should be read in conjunction with the consolidated audited financial statements of Riverview and notes thereto and other detailed information for the years ended December 31, 2013 and 2012 herein contained under the heading “Consolidated Financial Statements of Riverview”.

Special Cautionary Notice Regarding Forward-Looking Statements

Certain of the matters discussed in this document and in documents incorporated by reference herein, including matters discussed below, may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Riverview to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

Riverview’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	anticipated cost savings and synergies from the consolidation of Riverview and Union and the merger of Riverview Bank and Citizens may not be realized ;

•	the effects of future economic conditions on Riverview and Riverview Bank’s customers;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Riverview’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	technological changes;

•	acquisitions and integration of acquired businesses;

•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities; and

•	acts of war or terrorism;

•	volatilities in the securities market; and

•	deteriorating economic conditions.

All written or oral forward-looking statements attributable to Riverview are expressly qualified in their entirety by these cautionary statements.

Critical Accounting Policies and Estimates

The consolidated financial statements include Riverview Financial Corporation and its wholly-owned subsidiary, Riverview Bank. All significant intercompany accounts and transactions have been eliminated.

The accounting and reporting policies followed by Riverview conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

Riverview has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. Riverview’s significant accounting policies are described in Note 1 of the Notes to audited consolidated financial statements for the period ended December 31, 2013 herein contained under the heading “Consolidated Financial Statements of Riverview Financial Corporation.”

Certain accounting policies involve significant judgments and assumptions by Riverview that have a material impact on the carrying value of certain assets and liabilities. Riverview considers these accounting policies to be critical accounting policies. The judgment and assumptions used are based on historical experience and other factors, which Riverview believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

Overview

Effective November 1, 2013 (the “effective date”), and pursuant to the Amended and Restated Agreement and Plan of Consolidation (the “Agreement”), dated, April 24, 2013, by and between Riverview and Union, Riverview and Union consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation (the “consolidation”).

Riverview’s financial results reflect the business combination. The combined financial information reflects the impact of the consolidation of Riverview’s and Union’s combined financial condition under the purchase method of accounting with Riverview treated as the acquirer from an accounting standpoint. Under this method, Riverview was formed and treated as a recapitalization of Riverview, with Riverview’s assets and liabilities recorded at their historical values, and Union’s assets and liabilities recorded at their fair values as of the date the consolidation was completed. The balance sheet includes the former Union assets, whereas the income statement includes only two months of Union’s results of operations since the transaction was consummated on November 1, 2013.

As a community-focused financial institution, Riverview, through its wholly-owned banking subsidiary, generates the majority of its revenues from net interest income derived from its core banking activities. During 2013, Riverview continued to experience strong financial results despite the costs associated with the consolidation. Consolidated total assets were $432,882,000 at December 31, 2013, an increase of $113,685,000, or 35.6% from $319,197,000 at December 31, 2012, which is attributable to the consolidation. Riverview’s loans increased $85,562,000, or 36.6%, to $319,674,000, while its deposits increased $112,900,000, or 41.9%, to $382,345,000. As of the effective date of the consolidation, Union had $127,114,000 in total assets, $75,351,000 in loans and $114,977,000 in deposits.

Riverview’s results of operations are primarily derived from income generated on the spread between the interest received on its interest-earning assets and the interest paid on its interest-bearing liabilities. Changes in net interest income are not only affected by changes in interest rates, but are also impacted by changes in the make-up and volume of the balance sheet as well as the level of yield generated from interest-earning assets versus the costs associated with interest-bearing liabilities. Riverview also generates non-interest income from fees associated with various products and services offered to customers, mortgage banking activities, bank owned life insurance (“BOLI”), wealth management and trust operations, and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

As of the 2013 year-end, Riverview recorded net income of $1,463,000, a decrease of $200,000, or 12%, from net income of $1,663,000 for the 2012 year-end. Basic and diluted earnings per share of $0.78 per share in 2013 decreased 19.8% from basic earnings per share of $0.97 per share in 2012. The decrease in the earnings per share is attributable to a decrease in net income year over year and further impacted by an increase in outstanding common shares to 2,703,840 shares at December 31, 2013 from 1,716,316 shares as of December 31, 2012 as a result of the consolidation. The return on average assets was 0.43% as of the 2013 year-end as compared with 0.56% as of the 2012 year-end. The return on average equity was 4.89% in 2013 as compared to 6.20% in 2012. The decrease in these ratios is principally due to the impact of the consolidation.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

Riverview’s profitability is largely a function of the spread between interest rates earned on earning assets and the interest rates paid on deposits and other interest-bearing liabilities. Like most financial institutions, Riverview’s net interest income and margin are affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and its ability to respond to changes in those rates. At any given time, Riverview’s assets and liabilities may be affected differently by a change in interest rates. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and interest-bearing liabilities as well as changes in the mix of such assets and liabilities.

Riverview’s principal interest-earning assets are loans to individuals and small businesses, with a secondary source of income earned from the investment securities portfolio and other interest-earning deposits with banks. Interest-bearing liabilities consist primarily of demand deposit accounts, time deposits, money market accounts, savings deposits and borrowings. Generally, changes in net interest income impact our net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin is the tax equivalent net interest income divided by total average earning assets. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin. For analysis purposes, net interest income is evaluated on a fully tax-equivalent (“FTE”) basis. The FTE basis is calculated by grossing up the yield on tax-exempt securities and loans by the Federal tax rate of 34% to allow the yield on tax-exempt assets to be compared to interest earned on taxable assets.

2013 Compared to 2012

Total interest income increased on a FTE basis by $591,000, or 4.4%, to $14,022,000 for the year ended December 31, 2013 from $13,431,000 for the year ended December 31, 2012. This increase was attributable to an increase of $30,977,000 in total interest-earning assets as a result of the consolidation with Union. Although the yield from total interest-earning assets decreased to 4.58% for 2013 from 4.89% for 2012, total interest income increased because of the increased volume of total interest-earning assets, most of which was attributable to loans, which is Riverview’s highest yielding interest-earning asset.

Total interest expense decreased $723,000, or 22.7% to $2,456,000 for the year ended December 31, 2013 from $3,179,000 for the year ended December 31, 2012. Cost of funds decreased to 0.89% at the end of 2013 from 1.29% at the end of 2012. The decline in the cost of funds offset the 11.9% increase in the volume of average interest-bearing liabilities year over year, which was attributable to the consolidation with Union.

Net interest income calculated on a FTE basis increased $1,314,000, or 12.8%, to $11,566,000 for the year ended December 31, 2013 from $10,252,000 for the year ended December 31, 2012. Riverview’s net interest spread increased to 3.69% at December 31, 2013 from 3.60% at December 31, 2012, while its net interest margin increased to 3.78% for the year ended December 31, 2013 from 3.73% for the year ended December 31, 2012. In consideration of the increased volume of interest-earning assets and interest-bearing liabilities and a declining interest rate environment, management proactively managed the costs associated with interest-bearing liabilities to offset the decline in yields from interest earning assets.

2012 Compared to 2011

Total interest income increased on a FTE basis by $575,000, or 4.5%, to $13,431,000 for the year ended December 31, 2012 from $12,856,000 for the year ended December 31, 2011. This increase was attributable to reinvesting funds from other interest-earning assets, which is the lowest yielding category of Riverview Bank’s interest-earning assets, to fund loans, which is Riverview Bank’s highest yielding asset category. Although the yield from total interest-earning assets decreased to 4.89% for 2012 from 4.99% for 2011, the increase of $17,223,000, or 6.7%, in the volume of total interest-earning assets, most of which is attributable to loan growth, drove the increase in total interest income year over year.

Total interest expense decreased $502,000, or 13.6%, to $3,179,000 for the year ended December 31, 2012 from $3,681,000 for the year ended December 31, 2011. Cost of funds decreased to 1.29% at the end of 2012 from 1.59% at the end of 2011. The decline in the cost of funds offset the 6.7% increase in the volume of average interest-bearing liabilities year over year.

Net interest income calculated on a FTE basis increased $1,077,000, or 11.7%, to $10,252,000 for the year ended December 31, 2012 from $9,175,000 for the year ended December 31, 2011. Riverview’s net interest spread increased to 3.60% at December 31, 2012 from 3.40% at December 31, 2011, while its net interest margin increased to 3.73% for the year ended December 31, 2012 from 3.56% for the year ended December 31, 2011. In consideration of the increased volume of interest-earning assets and interest-bearing liabilities in a declining interest rate environment, management proactively managed the cost associated with interest-bearing liabilities to offset the decline in yields on interest earning assets.

The following table presents a summary of Riverview’s average balances, interest rates, interest income and expense, the interest rate spread and the net interest margin, adjusted to a fully tax-equivalent basis, for the years ended December 31, 2013, 2012 and 2011.

AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,	2013			2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning Assets
Securities:
Taxable securities (2)	$19,126	$348	1.82%	$25,137	$571	2.27%	$28,115	$944	3.36%
Tax-exempt securities (1)(2)	22,495	1,094	4.86%	22,000	1,085	4.93%	16,825	942	5.60%

Total securities	41,621	1,442	3.46%	47,137	1,656	3.51%	44,940	1,886	4.20%

Loans (1)(3)
Consumer	1,699	111	6.53%	1,664	113	6.79%	1,921	139	7.24%
Commercial	26,123	1,192	4.56%	20,664	961	4.65%	14,454	793	5.49%
Real estate	224,295	11,244	5.01%	196,487	10,675	5.43%	168,583	9,951	5.90%

Total loans	252,117	12,547	4.98%	218,815	11,749	5.37%	184,958	10,883	5.88%

Other interest-earning assets	12,163	37	0.30%	8,972	26	0.29%	27,803	87	0.31%

Total interest-earning assets	305,901	14,026	4.58%	274,924	13,431	4.89%	257,701	12,856	4.99%
Non-interest earning assets	36,100			23,303			21,772

Total Assets	$342,001			$298,227			$279,473

Liabilities and Shareholders’ Equity
Interest-bearing Liabilities
Deposits:
Interest-bearing demand deposits	$113,714	$554	0.49%	$94,655	$898	0.95%	$87,976	$1,126	1.28%
Savings deposits	60,071	277	0.46%	37,221	126	0.34%	32,814	145	0.44%
Time deposits	93,297	1,325	1.42%	97,322	1,793	1.84%	97,940	2,099	2.14%

Total deposits	267,082	2,156	0.81%	229,198	2,817	1.23%	218,730	3,370	1.54%

Borrowings:
Short-term borrowings	263	1	0.38%	6,201	16	0.26%	1,002	3	0.30%
Long-term borrowings	8,363	299	3.58%	11,013	346	3.14%	11,108	308	2.77%

Total borrowings	8,626	300	3.48%	17,214	362	2.10%	12,110	311	2.57%

Total interest-bearing liabilities	275,708	2,456	0.89%	246,412	3,179	1.29%	230,840	3,681	1.59%

Non-interest bearing liabilities:
Demand deposits	28,104			23,423			21,319
Other liabilities	8,252			1,554			1,393
Shareholders’ equity	29,937			26,838			25,921

Total Liabilities and Shareholders’ Equity	$342,001			$298,227			$279,473

Net Interest Income		$11,570			$10,252			$9,175

Net Interest Spread			3.69%			3.60%			3.40%

Net Interest Margin			3.78%			3.73%			3.56%

(1)	Yields on tax-exempt assets have been calculated on a fully tax equivalent basis assuming a tax rate of 34%.
(2)	Available-for-sale securities are reported at amortized cost for purposes of calculating yields.
(3)	For yield calculation purposes, non-accruing loans are included in the average loan balances, and any income recognized on these loans is included in interest income.

The following table highlights the impact of changing interest rates and volumes on interest income and interest expense for the periods indicated.

RATE VOLUME ANALYSIS OF NET INTEREST INCOME

FOR THE YEARS ENDED DECEMBER 31,

(In thousands)	2013 vs. 2012 Increase/(Decrease)			2012 vs. 2011 Increase/(Decrease)
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest—Earning Assets:
Interest-bearing due from banks and federal funds sold	$10	$1	$11	($55)	($6)	($61)
Securities, taxable (1)	(105)	(118)	(223)	(67)	(306)	(373)
Securities, taxable-exempt (1)	24	(15)	9	256	(113)	143
Loans (1)	1,651	(853)	798	1,809	(943)	866

Net Change in Interest Income	1,580	(985)	595	1,943	(1,368)	575

Interest-Bearing Liabilities:
Interest-bearing demand deposits	91	(435)	(344)	62	(290)	(228)
Savings deposits	106	45	151	14	(33)	(19)
Time deposits	(59)	(409)	(468)	(12)	(294)	(306)
Borrowings:
Short-term borrowings	(22)	7	(15)	13	—	13
Long-term borrowings	(95)	48	(47)	(3)	41	38

Net Change in Interest Expense	21	(744)	(723)	74	(576)	(502)

CHANGE IN NET INTEREST INCOME	$1,559	($241)	$1,318	$1,869	($792)	$1,077

(1)	Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.

Provision for Loan Losses

Provisions for loan losses represent management’s determination of the amount necessary to be charged to operations in order to maintain the allowance for loan losses at a level that represents management’s best estimate of the known and inherent losses in the existing loan portfolio. Credit exposures deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off loans are credited to the allowance for loan losses. Riverview Bank performs periodic evaluations of the allowance for loan losses with consideration given to historical, internal and external factors. In evaluating the adequacy of the allowance for loan losses, management considers historical loss experience, delinquency trends and charge-off activity, status of past due and non-performing loans, growth within the portfolio, the amount and types of loans comprising the loan portfolio, adverse situations that may affect a borrower’s ability to pay, the estimated value of underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates and interpretations and possible revision as events occur or as more information becomes available. Loans are also reviewed for impairment based on discounted cash flows using the loans’ initial effective interest rates or the fair value of the collateral for certain collateral dependent loans as provided under the accounting standard relating to Accounting by Creditors for Impairment of a Loan. After an evaluation of these factors, Riverview Bank recorded a provision of $640,000 for the year ended December 31, 2013 as compared with $1,140,000 recorded for the 2012 year-end. The provision for 2013 was driven primarily by an unallocated provision generally reflecting significant loan growth stemming from the opening of new branches in Schuylkill County and a commercial office in Berks County. The allowance for loan losses was $3,663,000, or 1.13% of total loans outstanding at December 31, 2013, as compared to $3,736,000, or 1.57% of total loans at December 31, 2012.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses, if necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses at December 31, 2013 is adequate to absorb probable and potential losses inherent in the loan portfolio. At the same time, management continues to allocate dedicated resources to continue to manage at-risk credits.

Non-Interest Income

Non-interest income is an important component of net income for Riverview, representing 15% of the total revenues (comprised of net interest income and non-interest income) as of the 2013 year-end as compared with 19.3% as of the 2012 year-end. Non-interest income consists primarily of customer service fees and charges derived from deposit accounts, mortgage banking activities, the investment in bank owned life insurance (“BOLI”), wealth management services and gains from the sale of loans and available-for-sale securities.

The following table presents the components of non-interest income and related fluctuations for the years ended December 31, 2013 and 2012.

Non-Interest Income
	Years Ended December 31,
	(Dollars in thousands)
	2013	Increase (Decrease) Amount	%	2012
Service charges on deposit accounts	$339	$52	18.2%	$287
Other service charges and fees	415	52	14.3%	363
Earnings on cash value of life insurance	222	(49)	(18.1%)	271
Fees and commissions from securities brokerage	573	573	100.0%	—
Gain on sale of available-for-sale securities	117	(653)	(84.8%)	770
Gain/(loss) on sale of other real estate owned	(264)	(268)	(6700.0%)	4
Loss on write-down of other real estate owned	(316)	(194)	(159.0%)	(122)
Loss on sale of other assets	(177)	(155)	(704.5%)	(22)
Valuation adjustment on real estate investment	(96)	(96)	(100.0%)	—
Gain on sale of mortgage loans	529	(270)	(33.8%)	799
Bargain purchase gain from consolidation	629	629	100.0%	—

	$1,971	($379)	(16.1%)	$2,350

The consolidation with Union resulted in Riverview Bank recording two months’ of Union’s non-interest income. However, total non-interest income decreased 16.1% as of December 31, 2013 as compared with December 31, 2012 and is attributable to the following:

•	Riverview Bank recorded a $264,000 loss in 2013 relating to the sale of four properties held by Riverview Bank as other real estate owned. This is in comparison with the $4,000 gain recorded in 2012 from the sale of other real estate owned.

•	Riverview Bank recorded a $316,000 loss in 2013 as a result of write-down of five properties held by Riverview Bank as other real estate owned. This is in comparison with the $122,000 loss realized in 2012 from the write down of other real estate owned.

•	Riverview Bank recorded a loss of $177,000 in 2013 as a result of donating two properties that were previously owned by Union. This compares to a loss of $22,000 recorded in 2012, which related to the write-down of a vehicle that was pledged as collateral for a loan.

•	Riverview Bank recorded a loss of $96,000 in 2013 due to the sale of Riverview Bank’s investment in the Schultz real estate property as compared with 2012 when no such transaction occurred.

•	Riverview Bank recorded less of a gain from the sale of mortgage loans during 2013 as a result of decreased mortgage refinancing activities associated with interest rates being higher as compared with 2012.

•	Earnings from the cash value of life insurance were lower in 2013 as compared with 2012 because of the decline in the yield of the underlying investments supporting the policies.

•	The gain from the sale of available-for-sale securities was lower for 2013 because Riverview Bank sold less investment securities from its portfolio as compared with 2012. In addition, bond pricing was higher during 2012 as compared with 2013.

Increased income from service charges and other fee income as a result of increased number of deposit accounts and transactional volume helped to offset declines in non-interest income previously noted. In addition, Riverview recorded a bargain purchase gain of $629,000 as a result of the consolidation with Union.

Non-Interest Expenses

The following table presents the components of non-interest expenses and the related changes for the years ended 2013 and 2012:

Non-Interest Expenses
	Years Ended December 31,
	(Dollars in thousands)
	2013	Increase (Decrease) Amount	%	2012
Salaries and employee benefits	$6,123	$1,253	25.7%	$4,870
Occupancy expense	1,001	75	8.1%	926
Equipment expense	541	30	5.9%	511
Telecommunications and processing charges	793	138	21.1%	655
Postage and office supplies	270	25	10.2%	245
FDIC premium	251	(5)	(2.0%)	256
Bank shares tax expense	286	31	12.2%	255
Directors’ compensation	309	22	7.7%	287
Professional services	457	195	74.4%	262
Other expenses	1,239	440	55.1%	799

Total non-interest expenses	$11,270	$2,204	24.3%	$9,066

The increase of $2,204,000 or 24.3%, in non-interest expenses comparing 2013 with 2012 is primarily attributable to costs associated with the consolidation with Union. Such costs were mostly related to one-time professional services associated with the legal, accounting, underwriting, and compliance processes that were necessary in order to complete the consolidation. In addition, Riverview also incurred Union’s non-interest expenses for the last two months of 2013, since the consolidation was effective November 1, 2013. Specific expenses that had the greatest impact in increasing total non-interest expenses included:

•	The consolidation with Union resulted in two months of Union expenses relating to higher salary and benefits, occupancy and equipment expenses, postage, telecommunications, data processing charges, and other general types of expenses.

•	The lower FDIC premium expense was attributable to the FDIC’s ruling to change the base assessment rate in the calculation of the premium from domestic deposits to average assets.

•	Bank shares tax expense for 2013 was higher than the 2012 expense as a result of increased stockholders’ equity from the retention of increased net income in 2013.

Income Taxes

A tax benefit of $250,000 was recorded for the year ended December 31, 2013 as compared with a tax provision expense of $318,000 that was recorded for the year ended December 31, 2012. The 2013 tax benefit was attributable to expenses incurred from the consolidation and the benefits derived from the increased deferred tax assets and loss carryforwards taken over from Union. The tax benefit reflects a negative effective tax rate for 2013 because of the credit. This compares with a 16% effective tax rate for 2012. Riverview’s effective tax rate has historically differed from the statutory rate of 34% due to tax-exempt interest income and non-taxable income from bank owned life insurance.

FINANCIAL CONDITION

Securities

Riverview’s securities portfolio is comprised of state and municipal securities, U.S. government agency and mortgage-backed securities and bank equity securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, policies on concentrations, liquidity, credit quality, interest rate risk and regulatory guidelines. Adherence to these policies is monitored by Riverview Bank’s Asset/Liability Committee (“ALCO”) which meets on a quarterly basis.

Because of the changing nature of the banking environment and the potential need to position assets, all investment securities are characterized as available-for-sale and carried at fair value with net unrealized gains and losses, net of taxes, reported as a separate component of comprehensive income.

The following table illustrates the composition of the securities portfolio for the periods presented.

SECURITIES

	Fair Values as of December 31,
	2013	2012
	(In thousands)
Available-for-sale securities:
U.S. Government agencies securities	$1,356	$3,506
State and municipal	37,043	22,853
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	13,141	13,006
Collateralized mortgage obligations (CMOs)	3,330	5,736
Corporate debt obligations	1,851	—
Equity securities, financial services	525	—

	$57,246	$45,101

The increase in the investment portfolio was attributable to the investments on Union’s books, which totaled $29,211,000 as of the effective date of the consolidation. During 2013, Riverview Bank sold four CMO securities at a gain of $118,000 and four U.S. Treasury securities at a loss of $1,000, resulting in a net gain of $117,000 as compared to 2012, when Riverview Bank sold ten available for sale mortgage-backed securities and two state and municipal securities totaling $18,336,000, which resulted in a gain of $770,000. During 2013, Riverview Bank’s portfolio had steadily declined as compared with the prior year end as a result of pay downs, calls and sales of securities.

Included in the carrying values of investment securities at December 31, 2013 is a net unrealized loss of $822,000, as compared to a net unrealized gain of $957,000 at December 31, 2012. At December 31, 2013, the unrealized loss on securities available-for-sale, net of tax, included in shareholders’ equity totaled $543,000, as compared with the unrealized gain, net of tax, for $632,000 that was recorded in shareholders’ equity at December 31, 2012. The net decrease in the 2013 carrying value of securities in the portfolio is reflective of pressure on investment security prices as a result of changes in interest rates on the long end of the Treasury yield curve.

Riverview Bank conducts a periodic review and evaluation of the securities portfolio to determine if any declines in the fair values of securities are other-than-temporary. If such declines were deemed to be other-than-temporary, Riverview Bank would measure the total credit-related component of the unrealized loss and recognize that portion of the loss deemed to be other than temporary as a charge to current period earnings. The remaining portion of the unrealized loss would be recognized as an adjustment to accumulated other comprehensive income. The market value of the securities portfolio is significantly affected by changes in interest rates. In general, as interest rates rise, the market value of fixed-rate securities decreases, and as interest rates fall, the market value of fixed rate securities increases. No securities are considered other-than-temporarily-impaired based on management’s evaluation of the individual securities, including the extent and length of the unrealized loss, Riverview Bank’s ability to hold the security until maturity or until the fair value recovers, and management’s opinion that it will not have to sell the securities prior to recovery of value. Riverview Bank holds no trading securities in its portfolio and the portfolio does not contain high risk securities or derivatives as of December 31, 2013.

The following table presents the maturities and average weighted yields of the securities portfolio at book value as of December 31, 2013. Yields are based on amortized cost.

MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

(Dollars in thousands)							Over 10 Years or No Maturity
Due In:	1 Year or Less		1 to 5 Years		5 to 10 Years				Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies	$—	—	$115	(0.43%)	$1,290	3.27%	$—	—	$1,405	2.97%
State and municipal	—	—	5,925	3.08%	9,776	3.80%	21,985	3.92%	37,686	3.76%
Mortgage-backed securities	—	—	—	—	306	1.59%	12,920	2.65%	13,226	2.63%
CMOs	—	—	—	—	—	—	3,387	1.56%	3,387	1.56%
Corporate debt	—	—	823	1.13%	1,029	5.19%	—	—	1,852	3.39%
Equity securities	—	—	—	—	—	—	512	2.80%	512	2.80%

	$—	—	$6,863	2.79%	$12,401	3.81%	$38,804	3.28%	$58,068	3.33%

All securities are available-for-sale and accounted for at fair value.

Weighted average yields are calculated on a fully taxable equivalent basis assuming a tax rate of 34%.

Restricted Investments in Bank Stocks

Riverview Bank’s investment in restricted stocks reflects a required investment in the common stock of correspondent banks consisting of Atlantic Central Bankers Bank and the Federal Home Loan Bank of Pittsburgh (“FHLB”). These stocks have no readily available market values and are carried at cost since they are not actively traded.

Management evaluates restricted stock for impairment based upon its assessment of the ultimate recoverability of the cost rather than by recognizing temporary declines in value. Management believes no impairment charge is necessary with regard to such restricted stock investments.

Loans

The loan portfolio comprises the major component of Riverview’s earning assets and is the highest yielding asset category within the balance sheet.

The following table presents the composition of the total loan portfolio at December 31:

(Dollars in thousands)	2013	2012
Commercial	$37,253	$23,423
Commercial real estate	172,418	145,205
Commercial land and land development	12,594	12,623
Residential real estate	81,122	41,487
Home equity lines of credit	17,531	12,812
Consumer installment	2,419	2,298

Total loans	323,337	237,848
Allowance for loan losses	(3,663)	(3,736)

Total loans, net	$319,674	$234,112

At December 31, 2013, total loans receivable (net of the allowance for loan losses, unearned fees and origination costs) amounted to $319,674,000, an increase of $85,562,000, or 36.5%, as compared with $234,112,000 as of December 31, 2012. The increase in the loan portfolio was attributable to the consolidation with Union which had outstanding loans totaling $75,351,000 as of the effective date.

Loans receivable, net of the allowance for loan losses, represent 73.8% of total assets and 83.6% of total deposits as of December 31, 2013, as compared to 73.3% and 86.9%, respectively, at December 31, 2012. All of Riverview Bank’s loans are to domestic borrowers.

Lending Activities

Riverview Bank focuses its lending activities on making loans to small and medium sized businesses, entrepreneurs, professionals and consumers in our primary market area. Our lending activities consist generally of short to medium term commercial business loans, commercial real estate loans, real estate construction and development loans, home equity loans and lines of credit, and secured and unsecured consumer installment loans. Riverview also makes residential real estate loans which are predominantly sold to Freddie Mac with servicing rights released.

Credit Policies and Administration

Riverview Bank has established a comprehensive lending policy, which includes rigorous underwriting standards for all types of loans. Our lending staff follows pricing guidelines established periodically by our management team. In an effort to manage risk, individual lending officer lending authorities are low. All credit requests in excess of an individual lending officer’s authority up to $750,000 are approved by dual signature of two of the following officers: Chief Executive Officer, President, Chief Operating Officer, or Chief Credit Officer. Credit requests in excess of $750,000 are approved by the majority vote of a Loan Committee consisting of the foregoing four officers and five members of Riverview Bank’s Board of Directors. Credit requests in excess of $2,000,000 are approved by a majority vote of the entire Board of Directors. Management believes that we employ experienced lending officers, require appropriate collateral, carefully assess the repayment ability of all borrowers, and adequately monitor both the financial condition of our borrowers and the concentration of loans in the portfolio.

As of December 31, 2013, Riverview Bank’s legal lending limit for loans to one borrower was $4,450,000. As part of our risk management strategy, we may attempt to participate a portion of larger loans to other financial institutions. This strategy allows Riverview Bank to maintain customer relationships while reducing credit exposure. However, this strategy may not always be available.

In addition to the normal repayment risks, all loans in the portfolio are subject to the state of the economy and the related effects on the borrower and/or real estate market. Longer term loans have periodic interest rate adjustments and/or call provisions. Senior management monitors the loan portfolio closely to ensure that past due loans are minimized and potential problem loans are dealt with swiftly.

Riverview Bank also retains an outside, independent firm to review the loan portfolio. This firm performs a detailed annual review. We use the results of the firm’s report to validate our internal loan risk ratings and we review their commentary on specific loans and on our loan administration activities in order to improve our operations.

Commercial Business Lending

Riverview Bank’s commercial business lending consists of revolving and non- revolving lines of credit, term loans, equipment loans, standby letters of credit and unsecured loans. We originate commercial loans to established businesses for any legitimate business purpose including the financing of machinery, equipment, leasehold improvements, inventory, carrying accounts receivable, general working capital and acquisition activities. We have a diverse customer base and we have no concentration in these types of loans in any specific industry segment. We generally secure commercial business loans with accounts receivable, equipment, real estate and other collateral such as marketable securities, cash value of life insurance, and time deposits at Riverview Bank.

Commercial business loans generally have a higher degree of risk. These loans typically involve higher average balances, increased difficulty in monitoring and a higher risk of default since repayment primarily depends on the successful operation of the borrower’s business. To help manage this risk, we typically limit these loans to proven businesses, and we obtain appropriate collateral and personal guarantees from the principal owners of the business. We monitor the financial condition of the business by requiring submission of periodic financial statements and annual tax returns.

Commercial Real Estate Lending

Riverview Bank finances both owner occupied and non-owner occupied commercial real estate for its customers. Our underwriting policies and process focuses on the customer’s ability to repay the loan as well as an assessment of the underlying real estate collateral. We originate commercial real estate loans on a fixed rate or floating rate basis. Fixed rates typically are committed for a three to five year time period, after which the rate will become floating unless an additional fixed rate period is negotiated. Repayment terms include amortization schedules from three years to a maximum of 25 years, with the majority of loans amortized over 15 to 20 years. Principal and interest payments are due monthly, with all remaining unpaid principal and interest due at maturity.

Risks inherent in managing a commercial real estate portfolio relate to sudden or gradual declines in property values as well as changes in the economic climate that may detrimentally impact the borrower’s ability to repay. We attempt to mitigate risk by carefully underwriting these loans. Our underwriting includes a cash flow analysis which is conducted by thoroughly examining leases and building operating expenses. A minimum Debt Coverage Ratio of 1.2:1.0 is generally required. The character of the borrower and current and prospective conditions in the market are considered. We generally limit loans in this category to a maximum loan to value of 80%, and require personal and/or corporate guarantees. We monitor the financial condition and operating performance of these borrowers by a thorough review of annual tax returns, property operating data, and periodic financial statements.

Real Estate Construction and Development Lending

Riverview Bank’s real estate construction and development loan portfolio consists of funds advanced for construction of multifamily housing, commercial buildings, and site acquisition and development. This segment is relatively small compared to most other portfolios of Riverview Bank. All of these loans are concentrated in our primary market area, and Riverview Bank is highly selective in making loans in this segment.

Construction and site acquisition and development lending entails significant risks. These loans generally involve large loan balances concentrated with single borrowers with funds advanced upon the security of the land or the project under construction. The value of the project is estimated prior to completion of construction, thus it is more difficult to accurately evaluate the total funds required to complete a project and related loan to value ratios. To mitigate risk, we generally limit construction loans to the lesser of 80% of cost or appraised value. Loan to value for site acquisition and development loans is limited to 75%. A first lien position on the property is required. These loans are offered only to experienced builders and commercial entities or individuals who have demonstrated the ability to successfully and profitably complete these types of projects. Loans for multifamily and commercial buildings are typically made with the intent that upon completion of construction, the loan will convert to a permanent loan with Riverview Bank. Loans for site acquisition and development are structured so that all funds advanced for the project are repaid upon the sale of not more than 75% of the total available lots in the development. A complete analysis of borrower and the project is performed, including a review of costs to construct, cash flow available to support the required interest payments during construction, the feasibility of the project based on market conditions, the borrower’s liquidity and ability to absorb any cost overruns, and, in the case of multifamily and commercial buildings, an assessment of the borrower’s ability to repay the loan on an amortizing basis upon completion of construction. Advances for construction are made based on work completed in accordance with budget and subject to inspection by Riverview Bank.

Home Equity and Consumer Installment Loans

Riverview Bank offers consumers a variety of fixed and variable rate residential real estate secured installment loans and lines of credit. These home equity loans and lines of credit are made to individuals in our primary market area. Our customer base is geographically diverse, reducing our potential risk. The loans are secured with a security interest in the borrower’s primary or secondary residence with loan to value limited to 80%. Our underwriting includes an analysis of the borrower’s Debt to Income ratio, which generally may not exceed 40%, collateral value, length and stability of employment and prior credit history. We do not have any subprime residential real estate loans.

Riverview Bank also offers various types of secured and unsecured consumer purpose installment loans. Our underwriting includes an analysis of the borrower’s Debt to Income ratio which generally may not exceed 40% (35% for unsecured loans), collateral value if any, length and stability of employment and prior credit history. These consumer loans may present greater credit risk than residential real estate loans because some are unsecured or secured by rapidly depreciating assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower’s continuing financial stability. If a borrower suffers personal financial difficulty, the loan may not be repaid. Also various federal and state laws, including bankruptcy laws, may limit the amount that can be recovered on such loans.

In summary, Riverview Bank takes a balanced approach to its lending activities and manages risk associated with its loan portfolio by maintaining diversification within the portfolio, consistently applying prudent underwriting standards, ongoing monitoring efforts with attention to portfolio dynamics and mix, and procedures that are consistently applied and updated on an annual basis. Riverview contracts with an independent third party each year to conduct a credit review of the loan portfolio to provide an independent assessment of asset quality through an evaluation of the established underwriting criteria used in originating credits. Separately, every loan booked and every loan turndown undergoes an audit review for conformity with established policies and compliance with current regulatory lending laws. Riverview has not lessened its loan underwriting criteria during this time, and management believes its underwriting standards continue to remain conservative.

Other than as described herein, management does not believe there are any trends, events, or uncertainties that are reasonably expected to have a materially adverse impact on future results of operations, liquidity, or capital resources.

The following table summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

COMMERCIAL AND CONSTRUCTION LOANS

December 31, 2013

(In thousands)	Due Within 1 Year	Due 1 - 5 Years	Due Over 5 Years	Total

Commercial, financial, agricultural	$17,270	$14,585	$5,275	$37,130
Real estate, construction	12,702	3,147	2,960	18,809

Total	$29,972	$17,732	$8,235	$55,939

By interest rate structure:
Fixed rate	$12,902	$13,825	$6,821	$33,548
Variable rate	17,070	3,907	1,414	22,391

Total	$29,972	$17,732	$8,235	$55,939

Credit Risk and Loan Quality

One of Riverview Bank’s key objectives has been, and continues to be to maintain a high level of asset quality. Riverview Bank strives to proactively monitor credit risk and exposure to ensure and protect the quality of its loan portfolio. Credit policy requires that underwriting, loan documentation and credit analysis standards be met prior to the approval and funding of any loan. These practices have contributed to the strength and credit quality of Riverview Bank’s loan portfolio and have protected the portfolio during economic periods of uncertainty.

The following table presents information about Riverview Bank’s nonperforming loans and nonperforming assets for the periods presented.

RISK ELEMENTS AND ASSET QUALITY RATIO

(Dollars in thousands)	December 31,
	2013	2012
Non-accruing loans	$7,013	$3,863
Accruing loans past due 90 days or more	1,145	231

Total nonperforming loans	8,158	4,094
Foreclosed real estate	1,127	1,909

Total nonperforming assets	$9,285	$6,003

Restructured loans performing in accordance with modified terms	1,148	1,377

Non-accrual loans:
Interest income that would have been recorded on non-accruing loans	$241	$236
Interest income for non-accruing loans included in net income for the period	$27	$10
Ratios:
Nonperforming loans to total loans	2.52%	1.72%
Nonperforming assets to total assets	2.14%	1.88%
Allowance for loan losses to nonperforming loans	44.90%	91.26%
Commitments to lend additional funds to nonperforming loan customers	$—	$—

Non-performing assets include accruing loans past due 90 days or more, non-accruing loans and foreclosed real estate. The non-performing assets to total assets ratio presented in the table for the 2013 year-end reflects some deterioration in the credit quality of the loan portfolio since the 2012 year-end. During 2013, Riverview Bank experienced an increase in non-performing assets primarily due to $3,778,000 in non-performing loans acquired via the Union consolidation.

Riverview Bank had $1,127,000 in real estate acquired through foreclosure as of December 31, 2013 as compared with $1,909,000 as of December 31, 2012. The foreclosed real estate as of the 2013 year-end consists of three single family homes located in communities serviced by Riverview Bank totaling $158,000, one residential development loan totaling $863,000, representing Riverview Bank’s purchased participation in a loan made by another financial institution to a now defunct developer, and one commercial property approved for development totaling $106,000. The decrease at December 31, 2013 from December 31, 2012 is due to the sale of two single family homes, one 2- unit residential rental property, and one commercial/industrial warehouse property, as well as a valuation adjustment made to the residential development loan to reflect current market value.

A loan concentration is considered to exist when the total amount of loans to any one or multiple number of borrowers engaged in similar activities or having similar economic characteristics, exceed 10% of loans outstanding in any one category. The following table presents loan concentrations as of December 31, 2013 and December 31, 2012.

(Dollars in thousands)	December 31, 2013	December 31, 2012
Loans to Lessors of:
Residential buildings and dwellings	$45,815	$44,954
Nonresidential buildings	35,946	37,572

Although such loans were not made to any one particular borrower or industry, the quality of these loans could be affected by the region’s economy and overall real estate market. Although delinquent and non-performing loans increased nominally during the year in these portfolios, the performance and loss ratio of these portfolios continues to be acceptable.

Demand for commercial space was solid in 2013 in Riverview Bank’s market area. The marketplace showed continuing signs of improvement throughout the year with stable to improving vacancy rates and positive absorption in all classes of space during 2013. Riverview Bank’s non-residential market has not suffered the serious deterioration evident in certain other areas in the country. As such, management does not believe that this concentration is an adverse trend to Riverview Bank at this time.

Riverview Bank’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of Riverview Bank and the Board of Directors. Although Riverview Bank maintains sound credit policies, certain loans may deteriorate for a variety of reasons. Riverview Bank’s policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless the loan is well secured and there is documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed daily as to their status. Management is not aware of any potential loan problems that have not been disclosed in this report.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of the known and inherent losses in the loan portfolio. Management believes that it uses the best information available to make determinations about the adequacy of the allowance and that it has established its existing allowance for loan losses in accordance with U.S generally accepted accounting principles (“GAAP”). The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risks inherent in Riverview Bank’s loan portfolio. Management makes significant estimates and assumptions in determining the allowance for loan losses. Since the allowance for loan losses is dependent on conditions that may be beyond Riverview Bank’s control, it is at least reasonably possible that management’s estimates of the allowance for loan losses and actual results could differ. In conjunction with an external loan review function that operates independent of the lending function, management monitors the loan portfolio to identify risks on a timely basis so that an appropriate allowance is maintained.

Management closely monitors the quality of the loan portfolio and performs a quarterly analysis of the appropriateness of the allowance for loan losses. This analysis considers a number of relevant factors including: historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Riverview Bank’s Board of Directors detailing significant events that have occurred since the last review.

The allowance consists of specific, general and unallocated components. The specific component relates to non-homogeneous loans that are classified as substandard or doubtful and deemed to be impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers homogeneous and non-impaired loans and is based on historical loss experience adjusted for qualitative factors. Management determines the unallocated portion, which represents the difference between the reported allowance for loan losses and the calculated allowance for loan losses, based generally on the following criteria:

•	risk of imprecision in the specific and general reserve allocations;

•	other potential exposure in the loan portfolio, including covering the risks in the growing book of loans in the Schuylkill County region;

•	variances in management’s assessment of national and local economic conditions; and

•	other internal or external factors that management believes appropriate at the time.

A loan is considered impaired when, based on current information and events, it is probable that Riverview Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Riverview Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless the loans are the subject of a restructuring agreement.

As a result of management’s ongoing assessment as to the adequacy of the allowance for loan losses in consideration of the risks and trends associated with the loan portfolio, a provision of $640,000 was made to the allowance for loan losses for the twelve months ended December 31, 2013 as compared with the $1,140,000 provision made for the twelve months ended December 31, 2012. Management determined that the total of the allocated and unallocated allowance for loan losses was adequate to absorb any losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed.

The following table sets forth information as to the analysis of the allowance for loan losses and the allocation of the loan losses as of the dates indicated:

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	December 31,
	2013	2012
Allowance, beginning of year	$3,736	$3,423
Provision for loan losses	640	1,140

Loans charged off:
Commercial, financial, agricultural	—	268
Real estate mortgage	768	622
Consumer installment	4	30

Total charged-off	772	920

Loan recoveries:
Commercial, financial, agricultural	30	91
Real estate mortgage	27	2
Consumer installment	2	—

Total recoveries	59	93

Net loans charged off	713	827

Allowance, end of year	$3,663	$3,736

Net charge-offs to average loans	0.28%	0.38%
Allowance for loan losses to total loans	1.13%	1.57%

The decrease in the allowance for loan losses as a percentage of total loans as of December 31, 2013 as compared with December 31, 2012 is mainly due to the consolidation with Union. Loans attributable to the acquired Union portfolio totaled

$72,695,000 at December 31, 2013. On the effective date of the consolidation, these loans were stated at fair market value using purchase accounting methodology. Consequently, there is no allowance for loan losses attributed to these loans as any credit losses are included in the determination of the fair value of the loans at the acquisition date. Management continues to be attentive to potential deterioration in credit quality due to economic pressures and economic conditions in markets served by Riverview Bank. Although management is proactive in identifying and dealing with credit issues that it can control, it anticipates that going forward, additional provisions to its allowance for loan losses may be warranted as a result of economic factors it cannot control.

The following table details the allocation of the allowance for loan losses to the various loan categories at December 31, 2013 and 2012. The allocation is made for analytical purposes and is not necessarily indicative of the loan categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)	December 31, 2013		December 31, 2012
	Amount	% Gross Loans to Total Loans	Amount	% Gross Loans to Total Loans
Commercial, financial and agricultural	$424	11.5%	$545	9.8%
Real estate loans:
Construction	144	3.9%	143	5.3%
Mortgage	670	30.5%	654	22.8%
Commercial	2,079	53.3%	2,071	61.1%
Consumer installment loans	30	0.8%	26	1.0%
Unallocated	316	n/a	297	n/a

Total	$3,663	100.0%	$3,736	100.0%

Real estate loans continue to represent the largest segment of loans for Riverview Bank. Although loan growth in 2013 was centered in residential mortgages and commercial real estate loans, there was little impact to the allocated portion of the allowance for loan losses for these loan categories as compared to the prior year. The unallocated allowance for loan losses increased slightly, remaining relatively stable year over year. Management determines the unallocated portion, which represents the difference between the reported allowance for loan losses and the calculated allowance for loan losses, based generally on the following criteria:

•	risk of imprecision in the specific and general reserve allocations;

•	other potential exposure in the loan portfolio, including covering the risks in the growing book of loans in the Schuylkill and Berks County regions;

•	variances in management’s assessment of national and local economic conditions; and

•	other internal or external factors that management believes appropriate at the time.

Management believes the allowance for loan losses at December 31, 2013 is adequate in relation to the estimate of known inherent losses in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed. For additional information relating to impaired loans and loan classifications, refer to Note 5—Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses—in the year-end audited consolidated financial statements and supplementary data herein incorporated under the heading “Consolidated Financial Statements of Riverview Financial Corporation.”.

Deposits

Riverview Bank generates and services deposits through its traditional branch banking delivery system. Deposits are Riverview Bank’s major source of funds available for lending and other investment purposes. Total deposits at December 31, 2013, were $382,345,000, an increase of $112,900,000, or 41.9%, over total deposits of $269,445,000 as of December 31, 2012. Noninterest bearing deposits increased $25,655,000, or 104.6%, at December 31, 2013 and interest- bearing deposits increased $87,245,000, or 35.6%, since the 2012 year-end. The increase in total deposits was attributable to Riverview’s consolidation with Union, which had total deposits of $114,977,000 as of the effective date, comprised of $26,687,000 in noninterest bearing deposits and $88,290,000 in interest-bearing deposits.

The following table sets forth the average balance of Riverview Bank’s deposits and the average rates paid on those deposits for the years ended December 31, 2013 and 2012. All deposits are domestic deposits.

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

(Dollars in thousands)	December 31,
	2013		2012
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$28,104	0.00%	$23,423	0.00%
Interest-bearing demand	113,715	0.49%	94,655	0.95%
Savings	60,071	0.46%	37,221	0.34%
Time	93,297	1.42%	97,322	1.84%

Total deposits	$295,187		$252,621

The following table displays the remaining maturities and amounts of time certificates issued in denominations of $100,000 or more at December 31, 2013.

DEPOSIT MATURITIES

(In thousands)	Time Certificates
Three months or less	$7,906
Over three months but within six months	4,979
Over six months but within twelve months	7,780
Over twelve months	19,185

Total	$39,850

Borrowings

Short-term borrowings are generally used to meet temporary funding needs and consist of federal funds purchased, securities sold under agreements to repurchase, and overnight and short-term borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”). There were no outstanding short-term borrowings at December 31, 2013 as compared with $11,000,000 outstanding as of December 31, 2012, which were comprised of borrowings under Riverview Bank’s FHLB Open Repo Plus line.

Long-term borrowings are generally utilized as a resource to fund growth. Riverview also considers the use of long-term borrowings as a means of managing its cost of funds. Long-term borrowings are summarized as follows:

•	Long-term borrowings from the FHLB as of December 31, 2013 decreased to $5,000,000 from $7,550,000 as of December 31, 2012.

•	Riverview has a secured closed-end line of credit for $2,000,000 with The Gratz Bank, Gratz, Pennsylvania. The outstanding amount borrowed under this line was $2,000,000 at December 31, 2013 and December 31, 2012.

•	Riverview has a $3,000,000 secured guidance line of credit with ACNB Bank, Gettysburg, Pennsylvania. The outstanding amount borrowed under this line was $3,000,000 at December 31, 2013 as compared with December 31, 2012 when Riverview had no outstanding borrowings drawn against this line.

Additional information relating to borrowings can be found in Note 9—Borrowings—in the year-end audited consolidated financial statements and supplementary data herein incorporated under the heading “Consolidated Financial Statements of Riverview Financial Corporation.”.

Shareholders’ Equity and Capital Requirements/Ratios

A strong capital position is fundamental to support continued growth. Total shareholders’ equity increased $9,491,000 to $36,228,000, at December 31, 2013, from $26,737,000, at December 31, 2012. A summary of the transactions impacting shareholders’ equity include:

•

Riverview was formed effective November 1, 2013, upon the completion of the consolidation of Riverview and Union. Each outstanding share of common stock of Riverview and Union was respectively converted into 1.00 and 1.95 shares of Riverview’s common stock. Riverview issued 987,524 shares of common stock, thus resulting in additional capital of $10,153,000.

•	Net income of $1,463,000 generated in 2013;

•	A decrease of $1,167,000 in the change of accumulated other comprehensive income associated with the net unrealized gains on securities available-for-sale and losses associated with the defined benefit postretirement plan.

•	The payment of quarterly cash dividends to shareholders totaling $1,118,000 in 2013 reduced shareholders’ equity.

•	The recording of $160,000 in compensation cost associated with the granting of options.

Riverview places significant emphasis on maintaining strong capital levels. The goals for capital planning are to build a strong capital base to fund future growth, to address risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

Riverview meets the eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement. Accordingly, Riverview is exempt from regulatory requirements administered by the federal banking agencies. However, Riverview Bank is subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. Current capital guidelines issued by federal regulatory authorities require Riverview Bank to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to possible risk exposure related to a corporation’s on and off-balance sheet items.

Risk-based capital provides the basis for which all companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital and establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet items. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders’ equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. The minimum risk-based capital standards require all banks to have Tier I capital of at least 4% and total capital (which includes Tier I capital) of at least 8% of risk-weighted assets.

Riverview Bank is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to quarterly average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above that minimum.

The following table provides a comparison of Riverview Bank’s risk-based capital ratios and leverage ratios at December 31, 2013 and 2012:

CAPITAL RATIOS

(Dollars in thousands)	December 31,
	2013	2012
Tier 1 capital	$31,835	$25,157
Tier II, allowable portion of:
Allowance for loan losses	3,669	2,907

Total risk-based capital	$35,504	$28,064

Tier I risk-based capital ratio	10.3%	10.9%
Total risk-based capital ratio	11.5%	12.1%
Tier I leverage ratio	8.2%	8.1%

Note:	Unrealized gains or losses on securities available-for-sale and postretirement plans, goodwill and intangible assets are excluded from regulatory capital components of risk-based capital and leverage ratios.

At December 31, 2013 and 2012, Riverview Bank exceeded the minimum regulatory capital requirements and was considered to be “well capitalized” under applicable federal regulations. Additional information relating to regulatory capital ratios can be found in Note 14—Regulatory Matters and Shareholders’ Equity—in the year-end audited consolidated financial statements and supplementary data under the heading “Consolidated Financial Statements of Riverview”. Riverview Bank’s total risk-based capital increased $7,440,000 to $35,504,000 at December 31, 2013 from $28,064,000 at December 31, 2012. The increase was attributable to the completion of the consolidation with Union as well as the retention of Riverview Bank’s 2013 earnings. Although total risk-based capital increased 26.5% year over year, the respective risk based capital ratios declined due to the increase in risk based assets acquired as part of the consolidation with Union.

The maintenance of a solid capital foundation continues to be a primary goal for Riverview. One objective of the capital planning process is to effectively balance the retention of capital to support future growth, while at the same time, providing shareholders with an attractive long-term return on their investment. Management proactively monitors capital levels to ensure that they remain well in line with regulatory requirements, and is positioned to enact appropriate measures to ensure the strength of Riverview’s capital position. Management believes that Riverview’s capital position is adequate to support current operations and growth.

Prompt Corrective Action

In the event an institution’s capital deteriorates to the Undercapitalized category or below, FDICIA prescribes an increasing amount of regulatory intervention, including:

•	Implementation of a capital restoration plan and a guarantee of the plan by a parent institution; and

•	Placement of a hold on increases in assets, number of branches, or lines of business.

If capital reaches the significantly or critically undercapitalized level, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management, and (in critically undercapitalized situations) appointment of a receiver. For well-capitalized institutions, FDICIA provides authority for regulatory intervention if an institution is engaging in unsafe or unsound practices, or if the institution receives a less than satisfactory examination report rating for asset quality, management, earnings, liquidity, or sensitivity to market risk.

Off-Balance Sheet Arrangements

Riverview’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. At December 31, 2013, Riverview Bank had unfunded outstanding commitments to extend credit of $43,845,000 and outstanding letters of credit of $2,995,000. Because these commitments have fixed expiration dates, and many will expire without being drawn upon, the total commitment level does not necessarily present significant liquidity risk to Riverview Bank. Refer to Note 12—Financial Instruments with Off Balance Sheet Risk—in the year-end audited consolidated financial statements and supplementary data under the heading “Consolidated Financial Statements of Riverview”.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. Riverview has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Liquidity

Liquidity refers to Riverview’s ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Riverview maintains a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from the asset category is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $25,306,000 at December 31, 2013 as compared to $16,202,000 at December 31, 2012. The increase in liquid assets year over year was attributable to the consolidation with Union which had liquid assets of $15,580,000 as of the effective date. While liquidity sources generated from assets include scheduled and unscheduled payments of principal and interest from securities and loans in Riverview Bank’s portfolios, longer-term liquidity needs may be met by selling securities available-for-

sale, selling loans or raising additional capital. At December 31, 2013, unpledged available-for-sale securities with a carrying value of $4,648,000 were readily available for liquidity purposes, as compared with $13,304,000 at December 31, 2012. The decrease of $8,656,000 in unpledged available-for-sale securities was attributable to the increased balances of deposit accounts that require pledging of investment securities.

On the liability side, the primary source of funds available to meet liquidity needs are deposits. Riverview Bank’s core deposits, which exclude certificates of deposit $250,000 and over, were $374,309,000 at December 31, 2013 as compared to $255,427,000 at December 31, 2012. The increase in core deposits is attributable to the core deposits acquired as part of the consolidation with Union. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the federal funds line and credit facility established with a correspondent financial institution and the FHLB are also considered to be reliable sources for funding. As of December 31, 2013, Riverview had access to four formal borrowing lines with its correspondent banks totaling $131,822,000, less $10,000,000 in borrowings drawn on these facilities.

There are a number of factors that may impact Riverview’s liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at December 31, 2013 is adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in, Riverview’s inability to meet anticipated or unexpected needs.

Effects of Inflation

The impact of inflation upon financial institutions can affect assets and liabilities through the movement of interest rates. The exact impact of inflation on Riverview is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs and desires of consumer and commercial customers, in turn affecting the growth of Riverview’s assets. Inflation may also affect the level of interest rates in the general market, which in turn can affect Riverview’s profitability and the market value of assets held. Riverview actively manages its interest rate sensitive assets and liabilities, countering the effects of inflation.

Return on Assets and Equity

The following table presents ratios as of the dates indicated:

	December 31,
	2013	2012
Return on average assets	0.43%	0.56%
Return on average equity	4.89%	6.20%
Dividend payout ratio	76.42%	56.28%
Average equity to average assets ratio	8.75%	9.00%

The decline in the return on average assets and equity ratios is due to increased assets and equity as a result of the consolidation with Union. The dividend payout ratio was higher for the 2013 year end as compared with 2012 because of the 987,524 additional shares that were issued as a result of the consolidation with Union.

New Financial Accounting Standards

Note 1 in the year-end audited consolidated financial statements and supplementary data incorporated herein discusses the expected impact on Riverview’s financial condition and results of operations for recently issued or proposed accounting standards that have not been adopted. To the extent Riverview anticipate a significant impact to its financial condition or results of operations, appropriate discussion takes place in the applicable note to the year-end audited consolidated financial statements.

CITIZENS SPECIAL MEETING

This proxy statement/prospectus is being furnished to Citizens shareholders by Citizens’ board of directors in connection with the solicitation of proxies from the holders of Citizens common stock for use at the special meeting of Citizens shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on February 18, 2015 at 2:00 p.m., local time, at The Citizens National Bank of Meyersdale, 135 Center Street, Meyersdale, PA 15552, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Citizens shareholders will be asked to consider and vote upon the following proposals:

1.	Adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 27;

2.	Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3.	Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, Citizens board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

The close of business on January 1, 2015 has been fixed by Citizens’ board of directors as the record date for the determination of those holders of Citizens common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were 208,000 shares of Citizens common stock outstanding and entitled to vote, held by approximately [—] holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by Citizens shareholders.

Quorum and Required Vote

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Citizens common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. There must be a quorum for the special meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

Each holder of record of shares of Citizens common stock as of Citizens record date is entitled to cast one vote per share at the special meeting on each proposal.

The affirmative vote of holders of 66 2⁄3% of the outstanding shares of Citizens common stock entitled to vote at the meeting is required to adopt the merger agreement. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against this proposal.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, except in cases where the vote of a greater number of shares is required by law or under Citizens’ articles of incorporation. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against each of these other proposals.

How Shares Will Be Voted at the Special meeting

All shares of Citizens common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this proxy statement/prospectus.

If you hold shares of Citizens common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will not be deemed to have been voted on any of the proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in accordance with the direction of Citizens board of directors.

How to Vote Your Shares

Citizens shareholders may vote at the special meeting by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Citizens, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. Citizens Secretary’s mailing address is 135 Center Street, Meyersdale, PA 15552. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures. Citizens will honor the latest vote.

Solicitation of Proxies

Citizens will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Citizens will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Citizens common stock and secure their voting instructions. Citizens will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Citizens may use several of its regular employees, who will not be annually compensated, to solicit proxies from Citizens shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Riverview and Citizens will share equally the expenses incurred in connection with the copying, printing and distribution of this proxy statement/prospectus.

Attending the Meeting

All holders of Citizens common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

Proposal No. 1—Adoption of the Merger Agreement

Citizens is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger”, beginning on page 27. As discussed in detail in the sections entitled “The Merger—Citizens’ Reasons for the Merger”, and “—Recommendation of Citizens’ Board of Directors”, beginning on pages 30 and 33, respectively, after careful consideration, Citizens board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Citizens, and the board unanimously approved the merger agreement. Accordingly, Citizens’ board of directors unanimously recommends that Citizens shareholders vote “FOR” adoption of the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Citizens common stock, in person or by proxy, at Citizens special meeting. Abstentions and broker non-votes will effectively act as a vote against adoption of the merger agreement.

Proposal No. 2—Authorization to Vote on Adjournment or Other Matters

General

If, at Citizens special meeting, the number of shares of Citizens common stock, present in person or by proxy, is insufficient to constitute a quorum, or the number of shares of Citizens common stock voting in favor is insufficient to adopt the merger agreement, Citizens management intends to move to adjourn the special meeting in order to enable Citizens board of directors more time to solicit additional proxies in favor of adoption of the merger agreement. In that event, Citizens will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Citizens is asking you to grant discretionary authority to the holder of any proxy solicited by Citizens board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Citizens approve the adjournment proposal, Citizens could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Pursuant to Citizens’ bylaws, the adjournment proposal requires the affirmative vote of a majority of the shares present, in person and by proxy, at Citizens special meeting. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will effectively act as a vote against the adjournment proposal.

As of the record date, directors and executive officers of Citizens and their affiliates had the right to vote [—] shares of Citizens common stock, or [—]% of the outstanding Citizens common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of Citizens has executed a letter agreement, commonly known as an affiliate letter, in favor of Riverview pursuant to which he or she has agreed to vote all shares of Citizens common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Recommendation of Citizens Board of Directors

Citizens board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT THE CITIZENS NATIONAL BANK OF MEYERSDALE

Business

Citizens National Bank

On October 30, 2014, Riverview and Citizens executed an agreement and plan of merger pursuant to which Citizens will merge with and into Riverview Bank. Under the terms of the Agreement, Citizens shareholders may elect to receive in exchange for each share of Citizens common stock owned, either $38.46 in cash, or 2.9586 shares of Riverview common stock. This consideration is subject to election and allocation procedures designed to result in cash consideration being paid for no more than 20% of Citizen’s outstanding shares. As a result of the transaction, Citizens pro-forma ownership of Riverview would be approximated at 15.4% to 18.5% if cash elections are made for 0% and 20%, respectively, of Citizen’s outstanding common stock.

Citizens was chartered as a national bank on May 23, 1901 and is subject to the Supervision of the Office of the Comptroller of the Currency. Citizens and is headquartered in Meyersdale, Pennsylvania. After the consolidation, the branches of Citizens will operate under the name “Citizens Neighborhood Bank” as a division of Riverview Bank.

Citizens is a full service commercial bank providing a wide range of services to individuals, municipalities and small to medium sized businesses in the Southwestern Pennsylvania market area of Somerset, Cambria, Bedford and Westmoreland Counties. Citizens’ commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

Competition

Citizens faces competition both in originating loans, retaining loans and attracting deposits. Citizens operates in the Southwestern Pennsylvania market, which include the counties of Somerset, Cambria, Bedford and Westmoreland Counties. Within this area, Citizens competes with other financial institutions, which include regional banks, other community banks, savings banks, credit unions, investment brokerage firms and insurance companies. In general, the industry competes in the area of interest rates, products offered, customer service and convenience. In addition, some of these financial institutions have greater financial resources than Citizens and may offer services that Citizens does not provide. Citizens competes in this environment by maintaining a diversified loan and deposit product line. Relationships with customers are built and maintained through Citizens’ branch network, its deployment of branch ATMs and its web-based banking services.

Properties

The table below sets forth the locations of the properties that are owned in the name of Citizens, which include its main office and branch office. Both properties are owned free and clear of any lien. Citizens’ main office and branch office are located in Pennsylvania. Citizens’ offices are listed below and operate under the name “Citizens National Bank.”

Owned Offices:

135 Center Street, Meyersdale, Pennsylvania 15552

1026 Main Street, Berlin, Pennsylvania 15530

Both of these properties are in good condition and are deemed by management to be adequate for Citizens’ purposes.

Legal Proceedings

Management of Citizens is not aware of any litigation that would have a materially adverse effect on the consolidated financial position or results of operations of Citizens. There are no proceedings pending other than ordinary routine litigation incident to the business of Citizens. In addition, management does not know of any material proceedings contemplated by governmental authorities against Citizens or any of its properties.

Market Price of and Dividends on Citizens’ Common Stock

There is a very limited public trading market for Citizens’ common stock. Citizens’ common stock is quoted on the OTCQB market under the symbol “CZNS.” Following is a summary of the high and low bid quotations reported by the OTCQB market and dividends paid by Citizens for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

	2014		2013		2012
	High	Low	High	Low	High	Low
1st quarter	$18.00	$13.80	$13.75	$12.30	$61.00	$55.00
2nd quarter	16.55	16.55	$13.75	$13.75	$55.00	$13.00
3rd quarter	16.75	16.55	$15.00	$13.75	$13.00	$12.10
4th quarter	34.15	16.75	$15.00	$13.75	$12.30	$12.10

Quarterly dividend information for Citizens common stock is presented below:

	2014	2013	2012
1st quarter	$—	$—	$0.475
2nd quarter	—	$—	$—
3rd quarter	—	$—	$0.370
4th quarter	—	$—	$—

Total	$—	$—	$0.845

Citizens’ common stock was held by approximately             holders of record as of January 1, 2015. The last reported sales price for Citizens’ common stock was $[—] on [—].

Information As To Directors Of Citizens Who Will Serve As Directors Of Riverview

The following table contains certain information with respect to the directors of Citizens who will become directors of Riverview upon consummation of the Merger:

Name	Age	Principal Occupation for Past Five Years	Director Since
Timothy E. Resh	61	Retired Pastor, Brothers Valley Church of the Brethren, Chairman of the Board of Citizens. Mr. Resh has extensive experience in business management, community leadership, agricultural operations, customer and retail operations.	2008
Frances A. Bedekovic	53	Independent Banking Consultant, Advisor to the President of Citizens.	2013

Director Independence

The NASDAQ Stock Market establishes certain standards for director independence from the company for which they serve as a director. Most of these standards address various business relationships that exceed a certain dollar amount. Neither Mr. Resh nor Ms. Bedekovic has been involved in relationships exceeding the applicable amounts. However, NASDAQ also considers anyone who has been employed by the company during the past three years not to be independent. In her role as advisor to the President of Citizens, Ms. Bedekovic has been paid as an employee rather than as a consultant. Likewise, Mr. Resh has been compensated for his role as Chairman of the Board as an employee, rather than receiving an additional director’s fee for this service. As a result, neither Mr. Resh nor Ms. Bedekovic would be considered under the NASDAQ standard.

Security Ownership of Certain Beneficial Holders of Citizens

Beneficial ownership of Citizens common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after January 1, 2015.

Beneficial Ownership of Principal Holders

The following table shows, to the best of Citizens’ knowledge, those persons or entities, who owned of record or beneficially, on January 1, 2015, more than 5% of Citizens’ outstanding common stock.

Title of Class of Security	Name and Residential Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Robert M. Philson	15,200(4)	7.31
Common	Cede & Co.	18,877	9.08
Common	Donald & Nancy Kopf	11,440	5.50
Common	Rebecca P. Diak	11,320	5.44

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of January 1, 2015, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of Citizens common stock beneficially owned by each director, each nominee for director, each of the executive officers and all executive officers and directors of Citizens as a group.

Title of Class of Security	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Frances A. Bedekovic	200, individually	0.10
Common	William H. Boger	3,772(1)	1.81
Common	David B. Clapper	1,400(2)	0.67
Common	Charlotte L. Clark	1,064(3)	0.51
Common	Robert M. Philson	15,200(4)	7.31
Common	Timothy E. Resh	1,004(5)	0.48
Common	Harold E. Saylor	4,048(6)	1.95
Common	David E. Suder	2,400(7)	1.15
Common	Timothy E. Walters	1,140(8)	0.55
(Officers and Directors as a Group)		30,228	14.53

(1)	1,200 individually, 2,372 with his wife JROS.
(2)	1,000 individually, 400 jointly with his wife.
(3)	1,000 individually, 64 jointly with her husband.
(4)	11,820 individually, 3,380 shares jointly with his wife.
(5)	1,000 individually, 4 jointly with his wife.
(6)	1,200 individually, 2,848 with his wife.
(7)	1,000 individually, 1,400 with his wife JROS.
(8)	1,140 individually

Compensation of Directors

Director Summary Compensation Table

The table below summarizes the compensation paid by Citizens to non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation		Total ($)
Timothy E. Resh	$8,100	$5,156	(1)	$13,256
Frances A. Bedekovic	$1,100	$9,300	(1)	$10,400

(1)	Represents wages paid as a part time employee.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Citizens—September 30, 2014 and 2013

The following discussion and analysis summarizes the Citizens’ results of operations for the nine months ended September 30, 2014 and September 30, 2013 and its financial condition as of September 30, 2014 and highlights material changes between the two nine month periods. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report.

This discussion and analysis should be read in conjunction with the audited consolidated financial statements. Current performance does not guarantee and may not be indicative of similar performance in the future. Other than described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as Citizens’ plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 26.

Critical Accounting Policies and Estimates

The financial statements are for Citizens.

The accounting and reporting policies followed by Citizens conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

Citizens has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. Citizens’ significant accounting policies are described in Note 1 of the Notes to unaudited consolidated financial statements for the period ended September 30, 2014 herein contained starting on page F-92.

Certain accounting policies involve significant judgments and assumptions by Citizens that have a material impact on the carrying value of certain assets and liabilities. Citizens considers these accounting policies to be critical accounting policies. The judgment and assumptions used are based on historical experience and other factors, which Citizens believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

Overview

As a community-focused financial institution, Citizens generates the majority of its revenues from net interest income derived from its core banking activities. During 2013, Citizens’ continued remediation efforts in connection with a Formal Agreement that Citizens entered into with its primary federal regulator, the OCC, dated July 20, 2012. The Formal Agreement required Citizens to form a compliance committee to monitor and coordinate Citizens’ addressing certain operational matters as well as adopting strategic and capital plans. This required material changes to Citizens’ operating policies and monitoring the results of those changed policies against current regulatory standards. The revised policies, the Capital Plan and Strategic Plan were submitted to the OCC and approved, and the Formal Agreement was lifted on November 25, 2014. Citizens incurred significant costs in connection with its remediation efforts, negatively impacting its results of operations for 2013. Lower levels of interest earning assets also negatively impacted 2013 results.

Citizens’ total assets were $76,443,000 at September 30, 2014, a decrease of $3,458,000, or 4.33%, from $79,901,000 at December 31, 2013. The Company’s net loans increased $6,237,000, or 15.25%, to $45,354,000 at September 30, 2014, while deposits decreased $3,492,000, or 4.82%, to $69,016,000. For the nine months ended September 30, 2014, Citizens incurred a net loss was ($114,000), or ($0.55) per share, as compared to a net loss of ($1,147,000), or ($5.51) per share, for the nine months ended September 30, 2013. The net loss for the nine months ended September 30, 2013 was predominantly due to the sale to a third party of $5.2 million of problem credits. This action required write-downs of $2.6 million and a corresponding provision expense of $2.0 million, the impact of which was partially offset by the planned sale of most of Citizens’ tax-exempt municipal portfolio at a gain.

Citizens results of operations are primarily derived from income generated on the spread between the interest received on its interest-earning assets and the interest paid on its interest-bearing liabilities. Changes in net interest income are not only affected by changes in interest rates, but are also impacted by changes in the make-up and volume of the balance sheet as well as the level of yield generated from interest-earning assets versus the costs associated with interest-bearing liabilities. Citizens also generates non-interest income from fees associated with various products and services offered to customers, investment in life insurance , and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

Results of Operations

Net Interest Income and Net Interest Margin

The following table presents Citizens’ average balances, interest rates, interest income and expense, interest rate spread and net interest margin, adjusted to a fully-tax equivalent basis, for the nine months ended September 30, 2014 and 2013.

Average Balances and Average Interest Rates (Dollars in thousands)
	For the Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Securities:
Taxable	$22,058	$340	2.06%	$19,918	$319	2.14%
Tax-exempt	1,185	10	1.13%	934	100	14.31%

Total securities	23,243	350	2.01%	20,852	419	2.69%

Other interest earning assets	4,472	14	0.42%	15,854	17	0.14%
Loans:
Consumer	1,085	68	8.38%	1,632	109	8.93%
Commercial	1,326	56	5.65%	955	96	13.44%
Real estate	44,114	1,336	4.05%	37,869	1,435	5.07%

Total loans	46,525	1,460	4.20%	40,456	1,640	5.42%

Total earning assets	72 240	1,824	3.28%	77,162	2,076	3.60%
Non-interest earning assets	6,056			4,884

Total assets	$80,296			$82,046

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing demand	$8,122	$6	0.10%	$8,279	$14	0.23%
Savings	14,405	14	0.13%	14,198	21	0.20%
Time deposits	39,038	576	1.97%	43,961	671	2.04%

Total deposits	61,565	596	1.29%	66,438	706	1.42%

Borrowings:
Short-term borrowings	—	—	—	—	—	—
Long-term borrowings	—	—	—	—	—	—

Total borrowings	—	—	—	—	—	—

Total interest bearing liabilities	61,565	596	1.29%	66,438	706	1.42%

Demand deposits	9,253			9,022
Other liabilities	2,304			-443
Shareholders’ equity	7,174			7,029

Total liabilities and shareholders’ equity	$80,296			$82,046

Net interest income		$1,228			$1,370

Net interest spread			1.99%			2.18%

Net interest margin			2.21%			2.37%

Tax-exempt income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

For the nine months ended September 30, 2014, total interest income decreased, on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax-exempt assets), by $252,000 to $1,824,000 from $2,076,000 for the nine months ended September 30, 2013. The decrease in total interest income was due, in part, to lower levels of interest earning assets for most of the nine month period resulting from the previously mentioned $5.2 million loan sale that occurred in June of 2013. In connection with the loan sale, Citizens planned the sale of most of its tax-exempt bond portfolio at various points throughout the 2013 nine month period. The timing of the sale of the loans and tax-exempt municipal bonds skewed the yield figures presented for nine months ended September 30, 2013. Proceeds from the sale of loans were gradually redeployed into securities and residential real estate loans.

Total interest expense decreased $110,000 to $596,000 for the nine months ended September 30, 2014 from $706,000 for the nine months ended September 30, 2013. This decrease was attributable to a 13 basis point decline in cost of funds, which decreased to 1.29% at September 30, 2014 from 1.42% at September 30, 2013.

Net interest income calculated on a fully tax equivalent basis decreased $142,000, to $1,228,000, for the nine months ended September 30, 2014 from $1,370,000 for the nine months ended September 30, 2013. Citizens’ net interest spread decreased to 1.99% for the nine months ended September 30, 2014 from 2.18% for the nine months ended September 30, 2013, while its net interest margin also decreased to 2.21% for the nine months ended September 30, 2014 from 2.37% for the nine months ended September 30, 2013. The decrease in cost of funds complimented the increase in the yield from interest earning assets attributable to increased volume and recording unexpected loan interest and fee income.

Provision for Loan Losses

The provision for loan losses represents management’s determination of the amount necessary to be charged to operations in order to maintain the allowance for loan losses at a level that represents management’s best estimate of the known and inherent losses in the existing loan portfolio. Credit exposures deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off loans are credited to the allowance for loan losses. Management performs periodic evaluations of the allowance for loan losses with consideration given to historical, internal and external factors. In evaluating the adequacy of the allowance for loan losses, management considers historical loss experience, delinquency trends and charge-off activity, status of past due and non-performing loans, growth within the portfolio, the amount and types of loans comprising the loan portfolio, adverse situations that may affect a borrower’s ability to pay, the estimated value of underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are caused to undergo interpretation and possible revision as events occur or as more information becomes available. Loans are also reviewed for impairment based on discounted cash flows using the loans’ initial effective interest rates or the fair value of the collateral for certain collateral dependent loans as provided under the accounting standard relating to Accounting by Creditors for Impairment of a Loan. After an evaluation of these factors, Citizens determined that it did not need to record a provision for the nine months ended September 30, 2014. A provision of $2.0 million was recorded for the nine months ended September 30, 2013 due to the previously mentioned loan sale. The allowance for loan losses was $664,000, or 1.46% of total loans outstanding, at September 30, 2014, as compared to $617,000, or 1.56% of total loans, at December 31, 2013, and $636,000, or 1.59% of total loans, at September 30, 2013.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses, if necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses at September 30, 2014 is maintained at a level that is adequate to absorb probable and potential losses inherent in the loan portfolio. At the same time, management continues to allocate dedicated resources to continue to manage at-risk credits.

Non-Interest Income

The following table sets forth changes in non-interest income for the nine months ended September 30, 2014 and 2013.

Non-Interest Income (Dollars in thousands)
	Nine Months Ended September 30,
		Increase/(Decrease)
	2014	Amount	%	2013
Service charges on deposit accounts	$64	$2	3.2%	$62
Other service charges and fees	102	(14)	(12.1%)	116
Earnings on cash value of life insurance	65	2	3.2%	63
Fees and commissions from securities brokerage and trust	—	—	—	—
Gains from sale of available for sale securities	85	(388)	(82.0%)	473
Gain (Loss) on the sale of other real estate owned	(1)	(12)	(109.1%)	11
Gain on write-up of other real estate owned	—	—	—	—
Gain on other assets	0	(3)	(100.0%)	3
Gain from the sale of mortgage loans	—	—	—	—

	$315	($413)	(56.7%)	$728

Non-interest income represented 14.72% of total revenues (comprised of net interest income and non-interest income) for the first nine months of 2014 as compared with 25.95% for the first nine months of 2013. The decrease was attributable to lower gains on sale of available for sale securities in 2014, as sales of securities in 2013 was integral to partially offsetting the losses associated with the distressed loan sale.

Non-Interest Expense

The following table presents the components of non-interest expense for the first nine months of 2014 and 2013.

Non-Interest Expense
(Dollars in thousands)
	Nine Months Ended September 30,
	Increase/(Decrease)
	2014	Amount	%	2013
Salaries and employee benefits	$728	$174	31.4%	$554
Occupancy expense	74	7	10.5%	67
Equipment expense	83	(6)	(6.7%)	89
IT Expense	109	(1)	(0.9%)	110
Postage and office supplies	40	(4)	(9.1%)	44
FDIC premium	78	(1)	(1.3%)	79
OCC Assessment	80	29	(56.9%)	51
Bank shares tax expense	30	(170)	(85.0%)	200
Directors’ compensation	57	11	23.91%	46
Professional services	211	(370)	(63.7%)	581
Other expenses	251	(97)	(27.9%)	348

	$1,741	($428)	(19.7%)	$2,169

Non-interest expenses decreased 19.7% at September 30, 2014 as compared with September 30, 2013. This decrease was primarily attributable to the previously mentioned shares tax adjustment and lower professional fees incurred in 2014. These 2014 decreases were partially offset by increases in salaries and employee benefits as well as increased OCC assessments.

Provision for Taxes

For the nine months ended September 30, 2014, the tax provision was credit of $85,000 compared to a credit of $944,000 for the nine months ended September 30, 2013. The above reduction was attributable to lower net income resulting from significantly lower formal agreement expenses incurred in 2014.

Financial Condition as of September 30, 2014 and December 31, 2013

Securities

The following table sets forth the composition of the investment securities portfolio at fair value as of September 30, 2014 and December 31, 2013:

Investment Securities
(In thousands)
	September 30, 2014	December 31, 2013
Available for Sale Securities (at fair value):
U.S. Government and agency securities	$3,192	$3,348
State and municipal	5,154	5,955
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	9,351	10,580
SBA Securities	2,627	2,894
Corporate debt obligations	—	—
Equity securities, financial services	308	207

Total	$20,632	$22,984

Since the 2013 year end, total investment securities have decreased as a result of security calls, sales, maturities, normal repayments and accelerated prepayments, especially from mortgage-backed securities. None of the mortgage-backed securities in the portfolio are private label but are comprised of residential mortgage pass-through securities either guaranteed or issued by the Federal

National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”). Securities issued by these agencies contain additional guarantees that make them among the most creditworthy investments available.

No securities are considered other-than-temporarily impaired based on management’s evaluation of the individual securities, including the extent and length of any unrealized losses, and Citizens’ ability to hold the securities until maturity or until the fair values recover, and management’s opinion that it will not have to sell the securities prior to recovery of value. Citizens invests in securities for the cash flow and yields they produce and not to profit from trading. Citizens holds no trading securities in its portfolio, and the portfolio did not contain high risk securities or derivatives as of September 30, 2014.

Restricted Investments in Bank Stocks

Citizens Bank’s investment in restricted stock is a required investment in the common stock of correspondent banks, consisting of Atlantic Central Bankers Bank and the Federal Home Loan Bank of Pittsburgh (“FHLB”). These stocks have no readily available market values and are carried at cost since they are not actively traded.

Management evaluates restricted stock for impairment based upon its assessment of the ultimate recoverability of the cost rather than by recognizing temporary declines in value. Management believes no impairment charge is necessary with regard to such restricted stock investments.

Loans

The loan portfolio comprises the major component of the Company’s earning assets and is the highest yielding asset category. Total loans, net of unearned income and the allowance for loan losses, increased $6,237,000, or 15.9%, to $45,354,000 at September 30, 2014 from $39,117,000 at December 31, 2013. The increase was attributable to organic growth in addition to two 1-4 family whole loan pool purchases. Although new loans were recorded during the first nine months of 2014, scheduled loan payments, increased prepayments/payoffs and management’s concentration on administration of the Formal Agreement negatively impacted organic loan growth. All of Citizens’ loans are to domestic borrowers.

Credit Risk and Loan Quality

The following table presents non-performing loans and assets as of September 30, 2014 and December 31, 2013:

Non-Performing Assets
(Dollars in thousands)
	September 30, 2014	December 31, 2013
Accruing loans past due 90 days	$0	$0
Non-accrual loans	549	1,334

Total non-performing loans	549	1,334

Foreclosed real estate	31	116

Total non-performing assets	$580	$1,450

Non-performing loans to total loans	1.20%	3.36%
Non-performing assets to total loans	1.27%	3.65%
Allowance to non-performing loans	99.31%	46.25%

Citizens experienced an improvement in the credit quality of the loan portfolio since the 2013 year end. During the first nine months of 2014, Citizens experienced a decrease of $785,000 in total non-performing loans. The $870,000 decrease in total non-performing assets as of September 30, 2014 as compared with the 2013 year end was attributable to the $785,000 decrease in non-performing loans and an $85,000 decrease in foreclosed real estate. Management continues to be vigilant in its efforts to identify, evaluate and minimize credit risk and potential losses. Management is proactive in addressing and managing risk appropriate to the level of loan volume and delinquencies in the loan portfolio through its implementation of an enhanced credit administration process—including a structured loan collection process and close monitoring of compliance with underwriting and loan to value guidelines.

The Bank had $31,000 in real estate acquired through foreclosure as of September 30, 2014 as compared with $116,000 as of December 31, 2013. Foreclosed real estate as of September 30, 2014 consisted of one residential property. The decrease at September 30, 2014 from December 31, 2013 was due to the sale of one one-to-four family residential property. Each of the foreclosed loans has been marked to the appropriate realizable value, and, at this time, no material loss is anticipated upon the ultimate sale of these assets.

A loan concentration is considered to exist when the total amount of loans to any one or multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceed 10% of loans outstanding.

The following table presents loan concentrations as of September 30, 2014 and December 31, 2013.

(Dollars in thousands)	September 30, 2014	December 31, 2013
Loans to:
1-4 Family Residential Properties	$34,804	$28,415

Although the loans listed above were not made to any one particular borrower or industry, the quality of these loans could be affected by the region’s economy and overall real estate market. The performance of these portfolios continues to be acceptable with no losses for the nine months ended September 30, 2014.

The Bank’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of Citizens and the Board of Directors. Although Citizens maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The Bank’s policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments. Loans are reviewed daily as to their status. Management is not aware of any potential loan problems that have not been disclosed in this report.

Allowance for Loan Losses

As a result of management’s ongoing assessment as to the adequacy of the allowance for loan losses in consideration of the risks and trends associated with the loan portfolio, Citizens did not record a provision for the nine months ended September 30, 2014 as compared to a provision of $2,020,000 for nine months ended September 30, 2013. The nine month 2013 provision was attributable to the previously mentioned distressed loan sale. Management determined that the total of the allocated and unallocated allowance for loan losses was adequate to absorb any losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed.

Analysis of the Allowance for Loan Losses
(Dollars in thousands)
	September 30, 2014	September 30, 2013
Beginning balance
Provision for loan losses	$617	$943
	—	2,020
Charge-offs:
Commercial, financial, agricultural	—	4
Real estate commercial	—	0
Real estate mortgage	—	92
Installments	8	30
Distressed loan sale write down		2,225

Total charge-offs	8	2,351

Recoveries:
Commercial, financial, agricultural	—	—
Real estate commercial	—	—
Real estate mortgage	45	5
Installments	10	19

Total recoveries	55	24

Net (charge-offs)/recoveries	47	(2,327)

Ending balance	$664	$636

Net (charge-offs)/recoveries to average loans (annualized)	0.13%	(7.67%)
Allowance for loan losses to total loans	1.46%	1.59%

The decrease in the allowance for loan losses as a percentage of total loans as of September 30, 2014 as compared with

September 30, 2013 was mainly due to increased total loans and improved credit quality in the loan portfolio. Although management is proactive in identifying and dealing with credit issues that it can control, it anticipates that, going forward, additional provisions to its allowance for loan losses may be warranted as a result of economic factors Citizens cannot control.

Other Assets

Other assets, mostly comprised of miscellaneous prepaid expenses and investment in life insurance, were $3,323,000 at September 30, 3014, an increase of $186,000 as compared with $3,136,000 at December 31, 2013. The increase was attributable to increases in investment in life insurance, prepaid professional services and prepaid maintenance.

Deposits

Deposits are the major source of Citizens’ funds for lending and investing purposes. Total deposits at September 30, 2014 were $69,016,000, a decrease of $3,492,000, or 4.82%, from total deposits of $72,508,000 at December 31, 2013. The decrease in deposits was attributable to decline in time deposits, which decreased $2,948,000, or 7.1%, to $38,759,000 at September 30, 2014 from $41,707,000 at December 31, 2013. At September 30, 2014 there was also a decrease of $172,000 in savings, NOW and money market since the 2013 year end. Decreases of $372,000 in demand deposit accounts also occurred since 2013 year end. As a result of the low interest rate environment, Citizens’ cost of funds associated with interest bearing deposits declined to 1.29% at September 30, 2014 from 1.42% at September 30, 2013.

Borrowings

Short-term borrowings are generally used to meet temporary funding needs and consist of federal funds purchased and overnight and short-term borrowings from the FHLB. At September 30 2014 and December 31, 2013 Citizens did not have any borrowings.

•	Citizens has a $1,500,000 unsecured fed funds line of credit with Zions Bank, Salt Lake City, Utah, with no outstanding borrowings at September 30, 2014 and December 31, 2013.

•	Citizens has a $1,000,000 unsecured fed funds line of credit with PNC Bank, Pittsburgh, Pennsylvania with no outstanding borrowings at September 30, 2014 and December 31, 2013.

•	Citizens has a $2,000,000 unsecured fed funds line of credit with Atlantic Community Bankers Bank, Camp Hill, Pennsylvania with no outstanding borrowings at September 30, 2014 and December 31, 2013.

Stockholders’ Equity and Capital Adequacy

At September 30, 2014, stockholders’ equity for Citizens totaled $7,121,000, an increase of $132,000 as compared with stockholders’ equity of $6,989,000 at December 31, 2013.

Citizens is subject to various regulatory capital adequacy requirements administered by the Office of the Comptroller of Currency. The table that follows presents Citizens’ capital ratios as determined and reported to its regulator. Tier 1 capital includes common stock, surplus, and retained earnings less disallowed goodwill and other intangible assets. Total capital consists of tier 1 capital and the allowance for loan losses. Citizens exceeded both the regulatory minimums and the requirements necessary for designation as a “well-capitalized” institution.

Capital Ratios (of Bank)
			For Capital Adequacy Purposes	To Be Well Capitalized Under Prompt Corrective Action Provisions
	September 30, 2014	December 31, 2013
Tier 1 capital (to average assets)	9.44%	9.62%	4.0%	5.0%
Tier 1 capital (to risk-weighted assets)	19.84%	20.91%	4.0%	6.0%
Total risk-based capital (to risk-weighted assets)	21.10%	22.16%	8.0%	10.0%

Banking laws and regulations limit the ability of Citizens to declare and pay cash dividends. Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. Dividend payments were suspended after the August 2012 dividend distribution.

Off-Balance Sheet Arrangements

Citizens is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and to a lesser extent, letters of credit. At September 30, 2014, Citizens had unfunded outstanding commitments to extend credit of $2,052,000 and outstanding letters of credit of $156,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements

Interest Rate Sensitivity Analysis and Interest Rate Risk Management

Interest rate risk is the exposure of a bank’s current and future earnings and capital arising from adverse movements in interest rates. Interest rate risk can create exposure for Citizens in two primary areas. Changes in rates may have an impact on Citizens’ liquidity position and movements in interest rates can create fluctuations in net interest income and changes in the economic value of equity.

Citizens employs various management techniques and analytical tools to monitor and minimize its exposure to interest rate risk. The guidelines used by Citizens are to limit exposure to changes in interest rates that affect the underlying economic value of assets and liabilities, earnings and capital. The Asset/Liability Committee (“ALCO Committee”), consisting of key financial and senior management personnel and directors, meets on a quarterly basis. The ALCO Committee is responsible for reviewing the interest rate sensitivity position of Citizens, approving asset and liability management policies and overseeing the formulation and implementation of strategies regarding balance sheet positions, liquidity and earnings.

The ALCO Committee examines the extent to which Citizens’ assets and liabilities are interest rate sensitive and reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income. The Committee also reviews the interest rate sensitivity gap, which is the difference between interest earning assets and interest bearing liabilities scheduled to mature or re-price within specific time periods using flat rates as a base and rising and declining rates. A positive gap occurs when the amount of interest sensitive assets exceed the amount of interest sensitive liabilities, while a negative gap occurs when the amount of interest sensitive liabilities exceed the amount of interest sensitive assets. During a period of declining interest rates, a negative gap position tends to result in an increase in net interest income, while a positive gap in that particular rate environment tends to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

Citizens’ balance sheet at September 30, 2014 was positively gapped, which suggests that the net yield on interest earning assets may increase during periods of rising rates. However, a simple interest rate gap analysis alone may not be an accurate indicator of how changes in interest rates will affect net interest income. Changes in interest rates may not uniformly affect income associated with interest earning assets and costs associated with interest bearing liabilities. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react differently to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels could also deviate from those assumed in evaluating the interest rate gap.

Liquidity

Liquidity refers to Citizens’ ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from the asset category is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $4,602,000 at September 30, 2014 as compared with $11,914,000 at December 31, 2013. While liquidity sources generated from assets include scheduled and unscheduled prepayments of principal and interest from securities and loans in Citizens’ portfolios, longer-term liquidity needs may be met by selling securities available-for-sale, selling loans or raising additional capital. At September 30, 2014, there were $3,192,000 unpledged available-for-sale securities readily available for sale for liquidity purposes as compared with $3,348,000 that was available at December 31, 2013.

On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. Citizens’ core deposits, which exclude certificates of deposit over $250,000, were $66,929,000 at September 30, 2014 as compared to $70,940,000 at December 31, 2013. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the federal funds line and credit facilities established with a correspondent financial institution and the FHLB are also considered to be reliable sources for funding. As of September 30, 2014, Citizens had access to two formal borrowing lines with its correspondent banks totaling $28,881,000. These lines had no outstanding balances.

There are a number of factors that may impact Citizens’ liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at September 30, 2014 was adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Citizens’ inability to meet anticipated or unexpected needs.

Inflation

The impact of inflation upon financial institutions can affect assets and liabilities through the movement of interest rates. The exact impact of inflation on Citizens is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs of consumer and commercial customers, in turn affecting the growth of Citizens’ assets. Inflation may also affect the level of interest rates in the general market, which in turn can affect Citizens’ profitability and the market value of assets held. Citizens actively manages its interest rate sensitive assets and liabilities countering the effects of inflation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Citizens—December 31, 2013

The following discussion and analysis summarizes the Citizens’ results of operations and highlights material changes for the twelve months ended December 31, 2013 and December 31, 2012 and its financial condition as of December 31, 2013. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report.

This discussion and analysis should be read in conjunction with the audited consolidated financial statements. Current performance does not guarantee and may not be indicative of similar performance in the future. Other than described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as Citizens’ plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 26.

Critical Accounting Policies and Estimates

The financial statements are for Citizens.

The accounting and reporting policies followed by Citizens conform, in all material respects, to accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management has made estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

Citizens has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. Citizens’ significant accounting policies are described in Note 1 of the Notes to unaudited consolidated financial statements for the year ended December 31, 2013 herein contained starting on page F-92.

Certain accounting policies involve significant judgments and assumptions by Citizens that have a material impact on the carrying value of certain assets and liabilities. Citizens considers these accounting policies to be critical accounting policies. The judgment and assumptions used are based on historical experience and other factors, which Citizens believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

Overview

As a community-focused financial institution, Citizens generates the majority of its revenues from net interest income derived from its core banking activities. During 2013, Citizens’ continued remediation efforts in connection with a Formal Agreement that Citizens entered into with its primary federal regulator, the OCC, dated July 20, 2012. The Formal Agreement required Citizens to form a compliance committee to monitor and coordinate Citizens’ addressing certain operational matters as well as adopting strategic and capital plans. This required material changes to Citizens’ operating policies and monitoring the results of those changed policies against current regulatory standards. The revised policies, the Capital Plan and Strategic Plan were submitted to the OCC and approved, and The Formal Agreement was lifted on November 25, 2014. Citizens incurred significant costs in connection with its remediation efforts, negatively impacting its results of operations for 2013. Lower levels of interest earning assets also negatively impacted 2013 results.

Citizens’ total assets were $79,901,000 at December 31, 2013, a decrease of $8,263,000, or 9.37%, from $88,164,000 at December 31, 2012. Citizens’ loans decreased $9,577,000, or 19.67%, to $39,117,000 at December 31, 2013, while deposits decreased $6,003,000, or 7.64%, to $72,508,000. Net loss of $1,290,000 for the twelve months ended December 31, 2013 was $471,000 higher than net loss of $819,000 for the twelve months ended December 31, 2012. The net loss for twelve months ended December 31, 2013 was attributable to several non-recurring items, including a provision for loan loss relating to the sale to a third party of approximately $5.2 million of problem credits in June of 2013. This action required write-downs of $2.6 million and a corresponding provision of $2.2 million, the impact of which was partially offset by the planned sale of most of Citizens’ tax-exempt municipal portfolio at a gain.

Citizens’ results of operations are primarily derived from income generated on the spread between the interest received on its interest-earning assets and the interest paid on its interest-bearing liabilities. Changes in net interest income are not only affected by changes in interest rates, but are also impacted by changes in the make-up and volume of the balance sheet as well as the level of yield generated from interest-earning assets versus the costs associated with interest-bearing liabilities. The Bank also generates non-interest income from fees associated with various products and services offered to customers, investment in life insurance, and from the sale of assets, such as loans or investments. Offsetting these revenues are provisions for potential losses on loans, administrative expenses and income taxes.

Results of Operations

Net Interest Income and Net Interest Margin

The following table presents Citizens’ average balances, interest rates, interest income and expense, interest rate spread and net interest margin, adjusted to a fully-tax equivalent basis, for the twelve months ended December 31, 2013 and 2012.

Average Balances and Average Interest Rates
(Dollars in thousands)
	For the Twelve Months Ended December 31,
	2013			2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Securities:
Taxable	$21,253	$421	1.98%	$23,091	$503	2.18%
Tax-exempt	1,124	103	9.16%	8,131	252	3.10%

Total securities	22,377	524	2.34%	31,222	755	2.42%

Other interest earning assets	12,879	28	0.22%	3,911	7	0.18%
Loans:
Consumer	1,382	139	10.06%	2,917	224	7.68%
Commercial	810	118	14.57%	2,029	178	8.77%
Real estate	37,978	1,846	4.86%	45,646	2,185	4.79%

Total loans	40,170	2,103	5.24%	50,592	2,587	5.11%

Total earning assets	75,426	2,655	3.52%	85,725	3,349	3.91%
Non-interest earning assets	4,517			5,074

Total assets	$79,943			$90,799

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing demand	$7,927	$16	0.20%	$7,439	$65	0.87%
Savings	13,838	25	0.18%	13,123	49	0.37%
Time deposits	42,239	879	2.08%	50,291	1,134	2.25%

Total deposits	64,004	920	1.44%	70,853	1,248	1.76%

Borrowings:
Short-term borrowings	—	—	—	—	—	—
Long-term borrowings	—	—	—	—	—	—

Total borrowings	—	—	—	—	—	—

Total interest bearing liabilities	64,004	920	1.44%	70,853	1,248	1.76%

Demand deposits	9,560			9,368
Other liabilities	(558)			1,222
Shareholders’ equity	6,937			9,356

Total liabilities and shareholders’ equity	$79,943			$90,799

Net interest income		$1,735			$2,101

Net interest spread			2.08%			2.15%

Net interest margin			2.30%			2.45%

Tax-exempt income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

For the twelve months ended December 31, 2013, total interest income decreased, on a fully tax equivalent basis (as adjusted for the tax benefit derived from tax-exempt assets), by $694,000 to $2,655,000 from $3,349,000 for the twelve months ended December 31, 2012. The decrease in total interest income was due in part to lower levels of interest earning assets for most of 2013 resulting from the previously mentioned $5.2 million loan sale that occurred in June of 2013. In connection with the loan sale, Citizens planned and executed a sale of most of its tax-exempt bond portfolio at various points throughout the 2013 period. The timing of the distressed loan sale and tax-exempt municipal portfolio sale have skewed the yield figures presented for twelve months ended December 31, 2013. Proceeds from the sale of loans were gradually redeployed into securities and residential real estate loans.

Total interest expense decreased $328,000 to $920,000 for the twelve months ended December 30, 2013 from $1,248,000 for the twelve months ended December 31, 2012. This decrease was attributable to a 32 basis point decline in cost of funds, which decreased to 1.44% at December 31, 2013 from 1.76% at December 31, 2012.

Net interest income calculated on a fully tax equivalent basis decreased $366,000, to $1,735,000, for the twelve months ended December 31, 2013 from $2,101,000 for the twelve months ended December 31, 2012. Citizens’ net interest spread decreased to 2.08% for the twelve months ended December 31, 2013 from 2.15% for the twelve months ended December 31, 2012, while its net interest margin also decreased to 2.30% for the twelve months ended December 31, 2013 from 2.45% for the twelve months ended December 31, 2012.

Provision for Loan Losses

The provision for loan losses represents management’s determination of the amount necessary to be charged to operations in order to maintain the allowance for loan losses at a level that represents management’s best estimate of the known and inherent losses in the existing loan portfolio. Credit exposures deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off loans are credited to the allowance for loan losses. Management performs periodic evaluations of the allowance for loan losses with consideration given to historical, internal and external factors. In evaluating the adequacy of the allowance for loan losses, management considers historical loss experience, delinquency trends and charge-off activity, status of past due and non-performing loans, growth within the portfolio, the amount and types of loans comprising the loan portfolio, adverse situations that may affect a borrower’s ability to pay, the estimated value of underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are caused to undergo interpretation and possible revision as events occur or as more information becomes available. Loans are also reviewed for impairment based on discounted cash flows using the loans’ initial effective interest rates or the fair value of the collateral for certain collateral dependent loans as provided under the accounting standard relating to Accounting by Creditors for Impairment of a Loan. After an evaluation of these factors, Citizens recorded provision of $2,020,000 for the twelve months ended December 31, 2013 due to the previously mentioned loan sale. The allowance for loan losses was $617,000, or 1.56% of total loans outstanding at December 31, 2013, as compared to $943,000, or 1.90% of total loans at December 31, 2012.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses, if necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses at December 31, 2013 is maintained at a level that is adequate to absorb probable and potential losses inherent in the loan portfolio. At the same time, management continues to allocate dedicated resources to continue to manage at-risk credits.

Non-Interest Income

The following table sets forth changes in non-interest income for the twelve months ended December 31, 2013 and 2012.

Non-Interest Income (Dollars in thousands)
	Twelve Months Ended December 31,
		Increase/(Decrease)
	2013	Amount	%	2012
Service charges on deposit accounts	$87	$41	89.13%	$46
Other service charges and fees	165	2	1.23%	163
Earnings on cash value of life insurance	85	(1)	(1.18%)	86
Fees and commissions from securities brokerage and trust	—	—	—	—
Gain on sale of available for sale securities	517	404	357.52%	113
Gain/(Loss) on sale of other real estate owned	24	73	98.65%	(49)
Gain/(Loss) on Sale of Assets	1	23	95.83%	(22)
Gain from write-down of other real estate owned	—	—	—	—
Gain from sale of mortgage loans	—	—	—	—

	$879	$542	160.83%	$337

Citizens continues to look at ways of enhancing non-interest income, as non-interest income represents 24.87% of total revenues (comprised of net interest income and non-interest income) for the period ended December 31, 2013 as compared with 9.13% for the period ended December 31, 2012. Non-interest income increased 160.83% at year-end 2013 compared to year-end 2012 due to the sale of most of Citizen’s tax exempt bond portfolio, resulting in higher gains on sale of available for sale securities in 2013. The increase was also driven by increased service charges on deposit accounts. Gains on sale of available for sale securities in 2013 was integral to offsetting the losses associated with the distressed loan sale.

Non-Interest Expense

The following table presents the components of non-interest expense for the twelve months ended December 31, 2013 and 2012.

Non-Interest Expense (Dollars in thousands)
	Twelve Months Ended December 31,
		Increase/(Decrease)
	2013	Amount	%	2012
Salaries and employee benefits	$783	($211)	(21.23%)	$994
Occupancy expense	87	32	58.18%	55
Equipment expense	117	(2)	(1.68%)	119
IT Expense	139	5	(3.47%)	144
Postage and office supplies	56	(18)	(24.32%)	74
FDIC premium	109	23	26.74%	86
OCC Assessment	68	5	7.94%	63
Bank shares tax expense	68	(34)	(33.33%)	102
Directors’ compensation	63	1	1.61%	62
Professional services	717	215	42.83%	502
Other expenses	415	90	27.69%	325

	$2,622	96	3.80%	$2,526

Non-interest expenses increased by 3.80% in comparing the December 31, 2013 to December 31, 2012. The increase was primarily attributable to increases in professional services partially offset by a reduction in bank shares tax expense and salary and employee benefits. The increase in professional services resulted from higher consulting fees relating to Citizen’s compliance activities in connection with the Formal Agreement.

Provision for Federal Income Taxes

There was an income tax credit of $737,000 for December 31, 2013, an increase of $530,000 compared to an income tax credit of $207,000 for December 31, 2012. The increase in the tax credit at December 31, 2013 was primarily attributable to losses associated with the previously mentioned distressed loan sale.

Financial Condition as of December 31, 2013 and December 31, 2012

Securities

The following table sets forth the composition of the investment securities portfolio at fair value as of December 31, 2013 and December 31, 2012:

Investment Securities (In thousands)
	December 31, 2013	December 31, 2012
Available for Sale Securities (at fair value):
U.S. Government and agency securities	$3,348	$1,455
State and municipal	5,955	15,506
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	10,580	12,737
SBA Securities	2,894	—
Corporate debt obligations	—	—
Equity securities, financial services	207	212

Total	$22,984	$29,910

Since the 2012 year end, total investment securities decreased as a result of security calls, sales, maturities, normal repayments and accelerated prepayments, especially from mortgage-backed securities. None of the mortgage-backed securities in the portfolio are private label but are comprised of residential mortgage pass-through securities either guaranteed or issued by the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”). Securities issued by these agencies contain additional guarantees that make them among the most creditworthy investments available.

No securities were considered other-than-temporarily impaired based on management’s evaluation of the individual securities, including the extent and length of any unrealized losses, and Citizens’ ability to hold the securities until maturity or until the fair values recover, and management’s opinion that it will not have to sell the securities prior to recovery of value. Citizens invests in securities for the cash flow and yields they produce and not to profit from trading. Citizens holds no trading securities in its portfolio, and the portfolio did not contain high risk securities or derivatives as of December 31, 2013.

Restricted Investments in Bank Stocks

Citizens Bank’s investment in restricted stock is a required investment in the common stock of correspondent banks, consisting of Atlantic Central Bankers Bank and the Federal Home Loan Bank of Pittsburgh (“FHLB”). These stocks have no readily available market values and are carried at cost since they are not actively traded.

Management evaluates restricted stock for impairment based upon its assessment of the ultimate recoverability of the cost rather than by recognizing temporary declines in value. Management believes no impairment charge is necessary with regard to such restricted stock investments.

Loans

The loan portfolio comprises the major component of the Company’s earning assets and is the highest yielding asset category. Total loans, net of unearned income and the allowance for loan losses decreased $9,577,000, or 19.67%, to $39,117,000 at December 31, 2013 from $48,693,000 at December 31, 2012. The decrease was primarily attributable to the aforementioned $5.2 million distressed loan sale with lack of organic growth due to concentrating on Formal Agreement remediation as an additional factor. All of Citizens’ loans are to domestic borrowers.

Credit Risk and Loan Quality

The following table presents non-performing loans and assets as of December 31, 2013 and December 31, 2012:

Non-Performing Assets (Dollars in thousands)
	December 31, 2013	December 31, 2012

Accruing loans past due 90 days	$0	$0
Non-accrual loans	1,334	2,801

Total non-performing loans	1,334	2,801
Foreclosed real estate	116	456

Total non-performing assets	$1,450	$3,257

Non-performing loans to total loans	3.36%	5.64%
Non-performing assets to total loans	3.65%	6.56%
Allowance to non-performing loans	46.25%	33.35%

Citizens experienced an improvement in the credit quality of its loan portfolio at December 31, 2013 compared to December 31, 2012. During the twelve months ended December 31, 2013 total non-performing assets decreased $1,807,000 by virtue of a $1,467,000 decrease in non-performing loans and a $340,000 decrease in foreclosed real estate. Management continues to be vigilant in its efforts to identify, evaluate and minimize credit risk and potential losses. Management is proactive in addressing and managing risk appropriate to the level of loan volume and delinquencies in the loan portfolio through its implementation of an enhanced credit administration process, including a structured loan collection process and close monitoring of compliance with underwriting and loan to value guidelines.

Citizens had $116,000 in real estate acquired through foreclosure as of December 31, 2013 as compared with $456,000 as of December 31, 2012. The foreclosed real estate as of December 31, 2013 consisted of one residential property. The decrease at December 31, 2013 from December 31, 2012 was due to the sale of three one-to-four family residential properties. Each of the foreclosed loans was marked to the appropriate realizable value, and, at this time, no material loss is anticipated upon the ultimate sale of these assets.

A loan concentration is considered to exist when the total amount of loans to any one or multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceed 10% of loans outstanding.

The following table presents loan concentrations as of December 31, 2013 and December 31, 2012.

(Dollars in thousands)	December 31, 2013	December 31, 2012
Loans to:
1-4 Family Residential Properties	$28,415	$30,032

Although the loans listed above were not made to any one particular borrower or industry, the quality of these loans could be affected by the region’s economy and overall real estate market. The performance of these portfolios continues to be acceptable with no losses for the year.

Citizens’ lending policy is executed through the assignment of tiered loan limit authorities to individual officers of Citizens and the Board of Directors. Although Citizens maintains sound credit policies, certain loans may deteriorate for a variety of reasons. Citizens’ policy is to place all loans in a non-accrual status upon becoming 90 days delinquent in their payments. Loans are reviewed daily as to their status. Management is not aware of any potential loan problems that have not been disclosed in this report.

Allowance for Loan Losses

As a result of management’s ongoing assessment as to the adequacy of the allowance for loan losses in consideration of the risks and trends associated with the loan portfolio, Citizens recorded a provision of $2,020,000 for twelve months ended December 31, 2013 compared to a provision of $936,000 at December 31, 2012. Said provision at December 31, 2012 consisted of a provision of $930,000 for loans and a $6,000 provision for debit card losses. The increase in the provision was attributable to the previously mentioned distressed loan sale. Management determined that the total of the allocated and unallocated allowance for loan losses was adequate to absorb any losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed.

Analysis of the Allowance for Loan Losses (Dollars in thousands)
	December 31, 2013	December 31, 2012
Beginning balance
Provision for loan losses	$943	$431
	2,020	930
Charge-offs:
Commercial, financial, agricultural	4	23
Real estate commercial	—	41
Real estate mortgage	98	284
Installments	47	82
Distressed loan sale write down	2,225	—

Total charge-offs	2,374	430

Recoveries:
Commercial, financial, agricultural	—	—
Real estate commercial	—	—
Real estate mortgage	5	3
Installments	23	9

Total recoveries	28	12

Net (charge-offs)/recoveries	(2,346)	(418)

Ending balance	$617	$943

Net (charge-offs)/recoveries to average loans	(1.54%)	(0.83%)
Allowance for loan losses to total loans	1.56%	1.90%

The decrease in the allowance for loan losses as a percentage of total loans as of December 31, 2013 as compared with December 31, 2012 was due to improved credit quality in the loan portfolio. Although management is proactive in identifying and dealing with credit issues that it can control, it anticipates that, going forward, additional provisions to its allowance for loan losses may be warranted as a result of economic factors Citizens cannot control.

Other Assets

Other assets, mostly comprised of miscellaneous prepaid expenses and investment in life insurance, were $3,136,000 at December 31, 2013, an increase of $365,000 as compared with $2,771,000 at December 31, 2012. The increase was attributable to increases in investment in life insurance, prepaid professional services and prepaid maintenance.

Deposits

Deposits are the major source of Citizens’ funds for lending and investing purposes. Total deposits at December 31, 2013 were $72,508,000, a decrease of $6,003,000, or 7.64%, from total deposits of $78,511,000 at December 31, 2012. The decrease in deposits was attributable to decline in time deposits, which decreased $6,584,000, or 13.6%, to $41,707,000 at December 31, 2013 from $48,291,000 at December 31, 2012. At December 31, 2013 there was increases of $1,318,000 in demand, savings, NOW and money market compared to the 2012 year end. As a result of the low interest rate environment, Citizens’ cost of funds associated with interest bearing deposits declined to 1.44% at December 31, 2013 from 1.76% at December 31, 2012.

Borrowings

Short-term borrowings are generally used to meet temporary funding needs and consist of federal funds purchased and overnight and short-term borrowings from the FHLB. As of December 31, 2013, Citizens did not have any borrowings.

•	Citizens has a $1,500,000 unsecured fed funds line of credit with Zions Bank, Salt Lake City, Utah, with no outstanding borrowings at December 31, 2013.

•	Citizens has a $1,000,000 unsecured fed funds line of credit with PNC Bank, Pittsburgh, Pennsylvania with no outstanding borrowings at December 31, 2013.

•	Citizens has a $2,000,000 unsecured fed funds line of credit with Atlantic Community Bankers Bank, Camp Hill, Pennsylvania with no outstanding borrowings at December 31, 2013.

Stockholders Equity and Capital Adequacy

At December 31, 2013, stockholders’ equity for Citizens totaled $6,989,000, a decrease of $2,357,000 as compared with stockholders’ equity of $9,346,000 at December 31, 2012. The decrease was due to primarily to a reduction in undivided profits from $8,485,000 at December 31, 2012 to $7,195,000 at December 31, 2013, brought about by the previously mentioned Formal Agreement remediation costs and distressed loan sale.

Citizens is subject to various regulatory capital adequacy requirements administered by the OCC. The table that follows presents Citizens’ capital ratios as determined and reported to its regulator. Tier 1 capital includes common stock, surplus, and retained earnings less disallowed goodwill and other intangible assets. Total capital consists of tier 1 capital and the allowance for loan losses. Citizens exceeded both the regulatory minimums and the requirements necessary for designation as a “well-capitalized” institution.

Capital Ratios (of Bank)

	December 31, 2013	December 31, 2012	For Capital Adequacy Purposes	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 capital (to average assets)	9.62%	9.68%	4.0%	5.0%
Tier 1 capital (to risk-weighted assets)	20.91%	20.64%	4.0%	6.0%
Total risk-based capital (to risk-weighted assets)	22.16%	21.91%	8.0%	10.0%

Banking laws and regulations limit the ability of Citizens to declare and pay cash dividends. Regulatory approval is required if the total of all dividends declared by a state bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. Dividend payments were suspended after the August 2012 dividend distribution.

Off-Balance Sheet Arrangements

Citizens is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and to a lesser extent, letters of credit. At December 31, 2013, Citizens had unfunded outstanding commitments to extend credit of $1,357,000 and outstanding letters of credit of $118,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements.

Interest Rate Sensitivity Analysis and Interest Rate Risk Management

Interest rate risk is the exposure of a bank’s current and future earnings and capital arising from adverse movements in interest rates. Interest rate risk can create exposure for Citizens in two primary areas. Changes in rates may have an impact on Citizen’s liquidity position, and movements in interest rates can create fluctuations in net interest income and changes in the economic value of equity.

Citizens employs various management techniques and analytical tools to monitor and minimize its exposure to interest rate risk. The guidelines used by Citizens are to limit exposure to changes in interest rates that affect the underlying economic value of assets and liabilities, earnings and capital. The Asset/Liability Committee (“ALCO Committee”), consisting of key financial and senior management personnel and directors, meets on a quarterly basis. The ALCO Committee is responsible for reviewing the interest rate sensitivity position of Citizens, approving asset and liability management policies and overseeing the formulation and implementation of strategies regarding balance sheet positions, liquidity and earnings.

The ALCO Committee examines the extent to which Citizen’s assets and liabilities are interest rate sensitive and reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income. The Committee also reviews the interest rate sensitivity gap, which is the difference between interest earning assets and interest bearing liabilities scheduled to mature or re-price within specific time periods using flat rates as a base and rising and declining rates. A positive gap occurs when the amount of interest sensitive assets exceed the amount of interest sensitive liabilities, while a negative gap occurs when the amount of interest sensitive liabilities exceed the amount of interest sensitive assets. During a period of declining interest rates, a negative gap position tends to result in an increase in net interest income, while a positive gap in that particular rate environment tends to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

The Bank’s balance sheet at December 31, 2013 was positively gapped, which suggests that the net yield on interest earning assets may increase during periods of rising rates. However, a simple interest rate gap analysis alone may not be an accurate indicator of how changes in interest rates will affect net interest income. Changes in interest rates may not uniformly affect income associated with interest earning assets and costs associated with interest bearing liabilities. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react differently to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels could also deviate from those assumed in evaluating the interest rate gap.

Liquidity

Liquidity refers to Citizens’ ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

Liquidity from the asset category is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $11,914,000 at December 31, 2013 as compared with $4,839,000 that was outstanding at December 31, 2012. While liquidity sources generated from assets include scheduled and unscheduled prepayments of principal and interest from securities and loans in Citizens’ portfolios, longer-term liquidity needs may be met by selling securities available-for-sale, selling loans or raising additional capital. At December 31, 2013, there were $3,348,000 unpledged available-for-sale securities readily available for sale for liquidity purposes as compared with $1,455,000 that was available at December 31, 2012.

On the liability side, the primary source of funds available to meet liquidity needs is to attract deposits at competitive rates. Citizens’ core deposits, which exclude certificates of deposit over $250,000, were $70,940,000 at December 31, 2013 as compared to $75,906,000 at December 31, 2012. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the federal funds line and credit facilities established with a correspondent financial institution and the FHLB are also considered to be reliable sources for funding. As of December 31, 2013, Citizens had access to four formal borrowing lines with its correspondent banks totaling $28,881,000. These lines had no outstanding balances.

There are a number of factors that may impact Citizens’ liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at December 31, 2013 was adequate to respond to fluctuations “on” and “off” the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Citizens’ inability to meet anticipated or unexpected needs.

Inflation

The impact of inflation upon financial institutions can affect assets and liabilities through the movement of interest rates. The exact impact of inflation on Citizens is difficult to measure. Inflation may cause operating expenses to change at a rate not matched by the change in earnings. Inflation may affect the borrowing needs of consumer and commercial customers, in turn affecting the growth of Citizens’ assets. Inflation may also affect the level of interest rates in the general market, which in turn can affect Citizens’ profitability and the market value of assets held. Citizens actively manages its interest rate sensitive assets and liabilities countering the effects of inflation.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Citizens shareholders are governed by National Bank Act and, to a certain extent as provided by the National Bank Act, by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and Citizens’ articles of association and bylaws. Citizens’ bylaws provide that to the extent permitted by the National Bank Act and the principles of safety and soundness, Pennsylvania governance procedures will be followed. The rights of Riverview shareholders are governed by Pennsylvania law, including the BCL, and Riverview’s articles of incorporation and bylaws.

Upon consummation of the merger, Citizens shareholders will become Riverview shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Riverview and Pennsylvania law, including the PBCL.

A comparison of the rights of Citizens and Riverview shareholders follows. The following discussion summarizes all material differences in the rights of shareholders of Citizens and Riverview, but is not intended to be a complete statement of all differences or a complete description of the specific provisions referred to therein. The description of the rights of Riverview’s shareholders also constitutes a description of the common stock of Riverview.

Authorized Capital; Dividend and Liquidation Rights.

Citizens: The authorized capital stock of Citizens consists of Two Hundred Eight Thousand (208,000) shares of common stock par value one dollar ($1.00). All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to vote of shareholders of Citizens. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets after payment of all liabilities but in the event the Federal Deposit Insurance Corporation is appointed as a receiver, the shareholders are entitled to share ratably in such distribution as provided under federal law.

Riverview: The authorized capital stock of Riverview consists of five million (5,000,000) shares of common stock, no par value per share, and three million (3,000,000) shares of preferred stock, no par value per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of Riverview. Riverview’s board may issue preferred stock with such rights, preferences and other terms. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Special Meeting of Shareholders

Citizens: Special meetings of shareholders may be called at any time by the chairman of the board, the president, a majority of the board of directors or by one (1) or more shareholders entitled to cast at least a majority of votes of all shareholders entitled to vote.

Riverview: Special meetings of the shareholders may be called only by (i) the CEO, (ii) the Executive Committee of the Board, or (iii) by resolution of the Board. Special meetings may not be called by shareholders.

Preemptive Rights

Citizens: Citizens shareholders have the preemptive rights with respect to the common stock of Citizens.

Riverview: There are no preemptive rights with respect to the common stock of Riverview.

Shareholder Nomination of Directors

Citizens: Under Citizens’ bylaws, any shareholder who intends to nominate or cause to have nominated any candidate to Citizens’ Board of Directors (other than any candidate nominated by the Board of Directors) shall be made in writing and shall be delivered or mailed to the President of Citizens not less than fourteen (14) nor more than fifty (50) days prior to any meeting called for the election of directors provided however if less than twenty-one (21) days notice is given to shareholders, such nomination shall be mailed or delivered to the President of Citizens no later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. The notice must contain the following information to the extent known to the notifying shareholder: 1) The name and address of each proposed nominee, 2) The principal occupation of each proposed nominee, 3) The total number of shares of common stock of Citizens that will be voted for each proposed nominee, 4) The name and address of the notifying shareholder, and 5) The number of shares of common stock owned by the notifying shareholder. The chairman of the meeting may, at the chairman’s discretion, disregard nominations not made in accordance with these requirements and instruct the vote tellers to disregard all votes cast for the nominee.

Riverview: Under Riverview’s bylaws, any shareholder who intends to nominate or cause to have nominated any candidate for election to Riverview’s board of directors (other than any candidate proposed by Riverview’s then existing board of directors) is required to notify the secretary of Riverview, in writing, not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. The notice must contain the following information, to the extent known by the notifying shareholder: (1) the name and address of each proposed nominee; (2) the age of each proposed nominee; (3) the principal occupation and address of the place of business of each proposed nominee; (4) the number of shares of Riverview stock owned by each proposed nominee; (5) the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (6) the name and residence address of the notifying shareholder; and (7) the number of shares of Riverview stock owned by the notifying shareholder.

Any nominations for a director not made in accordance with Riverview’s bylaws will be disregarded and any votes cast for each such nominee will be disregarded. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Riverview’s bylaws, the nomination will be honored and all votes cast for such nominee will be counted.

Number and Classification of Directors

Citizens: The number of directors of Citizens may not be less than five (5) nor more than twenty-five (25) unless the OCC has exempted the bank for the twenty-five member limit. The exact number of directors shall be fixed from time to time by resolution by a majority vote of membership of the Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting of shareholders. The term of each director shall be one year and until their successors are elected and qualified unless a staggered board is chosen, in which case up to three year terms are permitted.

Riverview: The number of directors of Riverview may not be more than twenty five (25) or less than seven (7), as fixed by a resolution of the board of directors from time to time, and directors are divided into three (3) classes (Class I, II and III) with each class as nearly equal in number as possible. The term of each class of directors is staggered so that the initial Class I directors’ term expires at the first special meeting of the shareholders of Riverview following the filing of Riverview’s articles of incorporation with the Department of State for the Commonwealth of Pennsylvania, the term of office of the initial Class II directors expires at the second special meeting of the shareholders of Riverview following the Initial Meeting Date, and the term of office of the initial Class III directors expires at the third special meeting of the shareholders of Riverview following the Initial Meeting Date. After the initial term of each Class expires, the term of office of each Class is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.

Election of Directors; Cumulative Voting

Citizens: At each annual or any special meeting of shareholders for the election of Citizens directors, the shareholders shall have the right to one (1) vote for each share on the books of the bank on the record date for each director properly nominated. Shareholders do not have the right to cumulative voting for the election of directors.

Riverview: At each special meeting of the shareholders of Riverview, the shareholders of Riverview elect directors to succeed those directors whose terms expire at such special meeting. The term of one class of Riverview directors expires in each year. There are no cumulative voting rights with respect to the election of directors of Riverview. Riverview’s shareholders do not have cumulative voting rights with respect to the election of directors.

Director Qualifications

Citizens: To qualify as a director Citizens, such person must beneficially own shares with not less than one thousand dollars ($1,000.00) aggregate fair market value.

Riverview: To qualify to serve as a director of Riverview, such person (i) may not have attained the age of seventy (70) on or before the special meeting at which directors are to be elected; and (ii) must beneficially own no less than two thousand (2,000) shares of Riverview’s common stock (except for the initial directors of Riverview).

Vacancies

Citizens: When a vacancy occurs, a majority of the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board or at any special meeting called for that purpose at which a quorum is present by the majority of all directors remaining in office or by shareholders at a special meeting called for that purpose.

Riverview: Vacancies on Riverview’s board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the board of directors, or by a sole remaining director, though less than a quorum, and each person so appointed will be a director until the expiration of the term of office of the class of directions to which he was appointed.

Special meetings of the Board

Citizens: Special meetings of the board may be called by Citizens or at the request of three (3) or more directors.

Riverview: There is no express requirement for a special meeting of the board of directors in Riverview’s articles of incorporation or bylaws. An organizational meeting of the board of directors for each of Riverview and Riverview may be held immediately following the respective annual shareholders’ meeting without the necessity of notice to the directors to constitute a legally convened meeting.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Riverview is not a registered corporation and therefore, is not subject to these anti-takeover provisions. Citizens is not a registered corporation and therefore is not subject to these anti-takeover provisions.

Amendment of Articles of Incorporation.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Citizens: Article 8 of Citizens’ Articles of Association authorizes any article to be amended by the affirmative vote of shareholders owning at least a majority of Citizens’ common stock at any regular or special meeting of shareholders subject to the provisions of the banking laws of the United States.

Riverview: Article 8 (composition of board of directors), Article 9 (no cumulative voting rights for the election of directors or otherwise), Article 10 (no preemptive rights), Article 11 (factors of consideration for best interest determination), Article 12 (approval of a merger, merger, share exchange or transfer of assets), Article 13 (exemption from monetary damages for directors in certain cases), Article 14 (action and meeting of shareholders), and Article 15 (amendment to the articles of incorporation) of Riverview’s articles of incorporation may not be amended except upon the approval of the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as required by law. Notwithstanding the foregoing, if at least seventy percent (70%) of the members of the board of directors of Riverview who have been in office for at least one year, at the time of proposal of the amendment (or, if Riverview has been in existence less than one year, since the inception of Riverview) approve the amendment at a duly called and held meeting of the board of directors, the amendment will be approved pursuant to the applicable provisions of the PBCL (i.e., a majority of the votes cast).

Amendment of Bylaws.

Citizens: Citizens’ bylaws may be amended, altered or repealed at any regular meeting of the board of directors by a vote of the majority of the total number of directors, subject never the less to the shareholders’ majority action to override such amendment, alteration or repealing action.

Riverview: Riverview’s bylaws may be altered, amended or repealed by the affirmative vote of the majority of the whole number of directors, subject, however, to the power of the shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the then outstanding shares of capital stock of Riverview entitled to vote generally in the election of directors.

Required Vote for Certain Business Combinations.

Citizens: The requirements under the National Bank Act is for the affirmative vote of at least two-thirds (2/3) of Citizens’ common stock to approve this merger.

Riverview: Under Riverview’s articles of incorporation, the affirmative vote of at least seventy percent (70%) of the outstanding shares of Riverview (or such greater vote as required by law) is required to approve any (a) merger or merger of Riverview with or into a any other corporation, person or entity (collectively, a “Person”), pursuant to which the approval of the shareholders of Riverview would be required under the PBCL; (b) share exchange in which a Person acquires the issued and outstanding shares of capital stock of Riverview pursuant to a vote of shareholders; (c) sale, lease, exchange or other transfer of all, or substantially all, of the assets of Riverview to any other Person; or (d) transaction similar to, or having a similar effect as, any of the foregoing transactions. Such shareholder approval, however, is not required for any transaction that is approved in advance by seventy percent (70%) of the members of Riverview’s board of directors who have been in office for at least one year (or, if Riverview has been in existence less than one year at the time of the proposed transaction, since the inception of Riverview) at a meeting duly called and held, in which case approval of any such transaction is required to be obtained in accordance with the applicable provisions of the PBCL (i.e. , a majority of the votes cast).

LEGAL MATTERS

The validity of the Riverview common stock to be issued in connection with the merger will be passed upon for Riverview by Barley Snyder LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Riverview and Citizens by Barley Snyder LLP and Shumaker Williams, PC, respectively.

EXPERTS

The financial statements of Riverview Financial Corporation as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been included herein in reliance upon the report of Smith Elliott Kearns and Company, LLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of The Citizens National Bank of Meyersdale as of December 31, 2013 and 2012 and for the year ended December 31, 2013, have been included herein in reliance upon the report of CliftonLarsonAllen LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Riverview has filed with the SEC a registration statement under the Securities Act that registers the shares of Riverview common stock to be issued to Citizens shareholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Riverview, and a proxy statement of Citizens for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about Riverview common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330 or on the SEC’s website at www.sec.gov.

Riverview has supplied all information contained in this proxy statement/prospectus relating to Riverview, and Citizens has supplied all information relating to Citizens. Both Riverview and Citizens are privately-held companies and do not file reports with the SEC.

Riverview’s website address is www.riverviewbankpa.com and Citizens’ website address is www.citizensmeyersdale.com. Information on any Riverview or Citizens website is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus.

Neither Riverview nor Citizens has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus contains a description of the representations and warranties that each of Riverview and Citizens made to the other in the merger agreement. Representations and warranties made by Riverview and Citizens are also set forth in contracts and other documents that are attached or filed as exhibits to this proxy statement/prospectus or are incorporate, by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Riverview, Citizens or their respective businesses. Accordingly the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

CONSOLIDATED FINANCIAL STATEMENTS OF RIVERVIEW FINANCIAL CORPORATION

Riverview Financial Statements

As of and for the Periods Ended September 30, 2014 and 2013

(Unaudited)

RIVERVIEW FINANCIAL CORPORATION

Consolidated Balance Sheet

(In thousands, except share data)	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$7,072	$16,088
Federal funds sold	—	2,502
Interest bearing deposits	7,453	5,472

Cash and cash equivalents	14,525	24,062
Interest bearing time deposits with banks	993	1,244
Investment securities available for sale	58,858	57,246
Mortgage loans held for sale	1,613	245
Loans, net of allowance for loan losses of $3,501—2014; $3,663—2013	325,930	319,674
Premises and equipment	11,339	8,352
Accrued interest receivable	1,358	1,380
Restricted investments in bank stocks	1,347	1,030
Cash value of life insurance	8,536	8,338
Foreclosed assets	1,036	1,127
Goodwill	2,297	2,297
Intangible assets	1,452	1,670
Other assets	5,466	6,217

Total Assets	$434,750	$432,882

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$52,159	$50,181
Demand, interest bearing	132,281	127,992
Savings and money market	85,429	90,919
Time	104,917	113,253

Total deposits	374,786	382,345
Short-term borrowings	10,684	—
Long-term borrowings	7,000	10,000
Accrued interest payable	113	197
Other liabilities	3,831	4,112

Total Liabilities	396,414	396,654

Shareholders’ Equity
Preferred stock, 2014 and 2013, no par value; authorized 3,000,000 shares	—	—
Common stock, 2014 and 2013, no par value; authorized 5,000,000 shares; issued and outstanding 2014 2,708,840 shares; 2013 2,703,840 shares	22,077	22,077
Surplus	193	124
Retained earnings	15,671	14,562
Accumulated other comprehensive income (loss)	395	(535)

Total Shareholders’ Equity	38,336	36,228

Total Liabilities and Shareholders’ Equity	$434,750	$432,882

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share data)	2014	2013	2014	2013
Interest and Dividend Income
Loans, including fees	$3,839	$3,034	$12,090	$8,970
Investment securities—taxable	304	47	874	133
Investment securities—tax exempt	168	178	546	534
Federal funds sold	—	—	1	—
Interest-bearing deposits	9	8	29	20
Dividends	11	3	30	6

Total Interest Income	4,331	3,270	13,570	9,663

Interest Expense
Deposits	432	494	1,400	1,659
Short-term borrowings	9	—	14	1
Long-term debt	63	65	194	225

Total Interest Expense	504	559	1,608	1,885

Net Interest Income	3,827	2,711	11,962	7,778
Provision for Loan Losses	126	47	126	47

Net Interest Income after Provision for Loan Losses	3,701	2,664	11,836	7,731

Noninterest Income
Service charges on deposit accounts	114	79	341	225
Other service charges and fees	188	96	679	267
Earnings on cash value of life insurance	71	52	172	166
Fees and commissions from securities brokerage	218	136	636	408
Gain on sale of available for sale securities	135	—	182	119
Loss on sale of other real estate owned	(128)	(229)	(311)	(264)
Gain/(loss) on write-down of other real estate owned	50	150	—	76
Loss on other assets	—	—	(2)	—
Gain on sale of mortgage loans	64	89	213	475

Total Noninterest Income	712	373	1,910	1,472

Noninterest Expenses
Salaries and employee benefits	1,867	1,293	5,636	3,814
Occupancy expenses	335	226	1,032	721
Equipment expenses	155	132	461	395
Telecommunication and processing charges	309	183	857	552
Postage and office supplies	95	67	289	191
FDIC premiums	93	66	276	172
Bank shares tax expense	56	73	216	220
Directors’ compensation	171	67	338	209
Professional services	109	53	243	152
Other expenses	400	231	1,446	733

Total Noninterest Expenses	3,590	2,391	10,794	7,159

(In thousands, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income before Income Taxes	823	646	2,952	2,044
Applicable Federal Income Tax Expense (Benefit)	164	162	741	516

Net Income	$659	$484	$2,211	$1,528

Basic and Diluted Earnings Per Share	$0.25	$0.28	$0.82	$0.89

Dividends Per Share	$0.1425	$0.1250	$0.4075	$0.3750

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three and Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Net income	$659	$484	$2,211	$1,528
Other comprehensive income (loss), net of tax:
Unrealized gains and losses on securities available for sale:
Net unrealized gains (losses) arising during the period, net of tax	(199)	(347)	810	(1,064)
Reclassification adjustment for income included in net income, net of tax	90	—	120	79

Total other comprehensive income (loss), net of tax	(109)	(347)	930	(985)

Total comprehensive income (loss)	$550	$137	$3,141	$543

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Nine Months Ended September 30, 2014 and 2013

(Unaudited)

(In thousands, except share data)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance—January 1, 2013	$875	$11,350	$14,217	$632	($337)	$26,737
Net income	—	—	1,528	—	—	1,528
Other comprehensive loss	—	—	—	(985)	—	(985)
Compensation cost of option grants	—	33	—	—	—	33
Cash dividends, $0.375 per share	—	—	(644)	—	—	(644)

Balance—September 30, 2013	$875	$11,383	$15,101	($353)	($337)	$26,669

Balance—January 1, 2014	$22,077	$124	$14,562	($535)	$—	$36,228
Net income	—	—	2,211	—	—	2,211
Other comprehensive income	—	—	—	930	—	930
Compensation cost of option grants	—	16	—	—	—	16
Proceeds from exercise of 5,000 options	—	53	—	—	—	53
Cash dividends, $0.4075 per share	—	—	(1,102)	—	—	(1,102)

Balance—September 30, 2014	$22,077	$193	$15,671	$395	$—	$38,336

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2014	2013
Cash Flows from Operating Activities
Net income	$2,211	$1,528
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	495	444
Provision for loan losses	126	47
Granting of stock options	16	33
Net amortization (accretion) of premiums on securities available for sale	298	(210)
Net realized loss from write-down or sale of foreclosed real estate and other assets	311	188
Net realized gain on sale of securities available for sale	(182)	(119)
Amortization of intangible assets	218	81
Deferred income taxes	234	(48)
Amortization of deferred income	31	—
Proceeds from sale of mortgage loans	9,059	31,410
Net gain on sale of mortgage loans	(213)	(475)
Mortgage loans originated for sale	(10,214)	(30,105)
Earnings on cash value of life insurance, net	(172)	(166)
(Increase) decreased in accrued interest receivable and other assets	29	(1,643)
Decrease in accrued interest payable and other liabilities	(365)	(63)

Net Cash Provided by Operating Activities	1,882	902

Cash Flows from Investing Activities
Net maturities of interest bearing time deposits	251	—
Securities available for sale:
Purchases	(11,046)	—
Proceeds from maturities, calls and principal repayments	6,304	7,134
Proceeds from sales	4,423	5,427
Proceeds from the sale of foreclosed real estate	133	504
Net (increase) decrease in restricted investments in bank stock	(317)	364
Net increase in loans	(6,735)	(9,611)
Purchases of premises and equipment	(3,482)	(169)
Purchase of life insurance	(26)	—
Proceeds from life insurance	—	2

Net Cash Provided by (Used in) Investing Activities	(10,495)	3,651

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(7,559)	11,176
Increase (decrease) on short-term borrowings	10,684	(11,000)
Repayment of long-term debt	(3,000)	(2,550)
Exercise of options	53	—
Dividends paid	(1,102)	(644)

Net Cash Used in Financing Activities	(924)	(3,018)

Net Increase (Decrease) in Cash and Cash Equivalents	(9,537)	1,535
Cash and Cash Equivalents—Beginning	24,062	15,952

Cash and Cash Equivalents—Ending	$14,525	$17,487

RIVERVIEW FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS—CONTINUED

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2014	2013
Supplemental Disclosures of Cash Flows Information
Interest paid	$1,614	$1,884

Income taxes paid	$510	$479

Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$353	$302

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2014

(Unaudited)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations

On November 1, 2013, Riverview Financial Corporation (the “Company”) and Union Bancorp, Inc. (“Union”) consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation (the “Company”). The Company and its wholly-owned bank subsidiary, Riverview Bank (the “Bank”), provide loan, deposit and a full range of banking services to individuals, businesses and municipalities through two full service offices in Marysville and Duncannon, Perry County, Pennsylvania, one full service office in Enola, Cumberland County, Pennsylvania, six full service offices in Tower City, Cressona, Pottsville and Orwigsburg, Schuylkill County, Pennsylvania, three full service and one drive-up office in Halifax, Millersburg and Elizabethville, Dauphin County, Pennsylvania and one full service branch in Wyomissing, Berks County, Pennsylvania. Effective December 27, 2012, Riverview Bank purchased a wealth management company located in Orwigsburg, Schuylkill County, Pennsylvania that provides financial advisory, insurance, trust and investment services relating to non-deposit type investment products. The wealth management company is a division of the Bank.

Riverview and The Citizens National Bank of Meyersdale, PA (“Citizens”) entered into an Agreement and Plan of Merger, dated October 30, 2014 (the “Merger Agreement”), pursuant to which Citizens will merge with and into Riverview Bank, with Riverview Bank surviving (the “Merger”). The Merger cannot take place until the parties receive the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (“PDB”), as well as the approval of the shareholders of Citizens.

Riverview Bank competes with several other financial institutions within its geographic footprint to provide its services to individuals, businesses, municipalities and other organizations.

Riverview Bank is a Pennsylvania chartered state bank. Riverview and Riverview Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine Riverview and Riverview Bank for adherence to laws and regulations.

The accounting and reporting policies followed by Riverview conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies.

Principles of Consolidation and Basis of Accounting

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly-owned bank subsidiary and its operating divisions. All significant intercompany accounts and transactions have been eliminated in consolidation. Riverview uses the accrual basis of accounting.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and are presented in accordance with instructions for Form 10-Q and Rule 10-01 of Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation are of a normal and recurring nature and have been included.

Operating results for the three and nine months ended September 30, 2014, are not necessarily indicative of the results that may be expected for the year ended December 31, 2014 or any other future period. The consolidated financial statements presented in this report should be read in conjunction with the audited financial statements and the accompanying notes for the year ended December 31, 2013, included in the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 31, 2014.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

Use of Estimates

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and predominant practices within the banking industry. The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates estimates on an ongoing basis. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of goodwill, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities and the valuation of real estate acquired by foreclosure or in satisfaction of loans. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral. The current unstable economic environment has resulted in a heightened degree of uncertainty inherent in these material estimates.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Accounting Policies

The accounting policies of the Company as applied in the interim financial statements presented, are substantially the same as those followed on an annual basis as presented in Riverview’s annual audited financial statements included in Riverview’s Form 10-K. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for Riverview Financial Corporation, for the year ended December 31, 2013. The results of interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Segment Reporting

Riverview operates in a single business segment consisting of traditional banking activities.

Subsequent Events

Generally accepted accounting principles establish general standards for accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. The subsequent events principle sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and specifies the disclosures that should be made about the events or transactions that occur after the balance sheet date. In preparing these consolidated financial statements, Riverview evaluated the events and transactions that occurred after September 30, 2014 through the date these consolidated financial statements were issued, and has not identified any events that require recognition or disclosure in the consolidated financial statements other than the execution of an agreement and plan of merger (the “Agreement”) pursuant to which The Citizens National Bank of Meyersdale (“Citizens”) will merge with and into Riverview Bank as discussed in Note 2.

Note 2 – Acquisition of The Citizens National Bank of Meyersdale

On October 30, 2014 the Riverview executed an agreement and plan of merger (the “Agreement”) pursuant to which The Citizens National Bank of Meyersdale (“Citizens”) will merge with and into Riverview Bank. Citizens, located in Meyersdale, Pennsylvania with two banking locations and assets of $76 million, will become an operating division of Riverview Bank, but will retain its historic Citizens name. The transaction is estimated at $8 million. Under the terms of the Agreement, Citizens shareholders may elect to receive in exchange for each share of Citizens common stock owned, either $38.46 in cash, or 2.9586 shares of Riverview common stock. This consideration is subject to election and allocation procedures designed to result in transaction consideration that

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 2 – Acquisition of The Citizens National Bank of Meyersdale (cont.)

is not greater than 20% cash. As a result of the transaction, Citizens’ pro-forma ownership is approximated at 15.4% to 18.5% based on 0% to 20% in cash payments. The transaction is expected to close within the first quarter of 2015.

Note 3 – Earnings Per Common Share

Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. Riverview’s common stock equivalents consist of outstanding common stock options for 322,200 shares of Riverview common stock as of September 30, 2014 and 179,250 shares as of September 30, 2013.

There was intrinsic value associated with all of the stock options outstanding at September 30, 2014 because the exercise prices for the options were lower than the trading price of the stock.

The following table presents the amounts used in computing earnings per share the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(In thousands, except share data)
Net income applicable to common stock	$659	$484	$2,211	$1,528

Weighted-average common shares outstanding	2,706,123	1,716,316	2,704,609	1,716,316
Effect of dilutive securities, stock options	11,100	1,521	7,615	3,203

Weighted-average common shares outstanding used to calculate diluted earnings per share	2,717,223	1,717,837	2,712,224	1,719,519
Basic earnings per share	$0.25	$0.28	$0.82	$0.89
Diluted earnings per share	$0.25	$0.28	$0.82	$0.89

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 4 – Investment Securities Available-for-Sale

The following tables present the amortized cost and estimated fair values of investment securities at September 30, 2014 and December 31, 2013, all of which were available-for-sale:

September 30, 2014:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S Government agency securities	$1,349	$19	$1	$1,367
State and municipal	31,248	630	107	31,771
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	21,617	110	84	21,643
Collateralized mortgage obligations (CMOs)	2,553	5	10	2,548
Corporate debt obligations	1,035	42	—	1,077
Equity securities, financial services	471	9	28	452

	$58,273	$815	$230	$58,858

December 31, 2013:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. Government agency securities	$1,405	$—	$49	$1,356
State and municipal	37,686	176	819	37,043
U.S. Government agencies and sponsored enterprises (GSEs)— residential:
Mortgage-backed securities	13,226	43	128	13,141
Collateralized mortgage obligations (CMOs)	3,387	8	65	3,330
Corporate debt obligations	1,852	1	2	1,851
Equity securities, financial services	512	15	2	525

	$58,068	$243	$1,065	$57,246

The amortized cost and fair value of debt securities available-for-sale at September 30, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$—	$—
Due after one year through five years	3,397	3,396
Due after five years through ten years	13,901	14,102
Due after ten years	19,358	19,717

	36,656	37,215
Mortgage-backed securities	21,617	21,643

	$58,273	$58,858

Securities with an amortized cost of $56,716,000 and a fair value of $57,280,000 were pledged at September 30, 2014 as collateral for public fund deposits and for other purposes as required or permitted by law. This compares to December 31, 2013, where securities with an amortized cost of $53,401,000 and a fair value of $52,598,000 were pledged for the same purposes.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 4 – Investment Securities Available-for-Sale (cont.)

Information pertaining to securities with gross unrealized losses at September 30, 2014 and December 31, 2013 aggregated by investment category and length of time that individual securities have been in a continuous loss position are as follows:

	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2014:
Available-for-sale:
U.S .Government agency securities	$49	$1	$—	$—	$49	$1
State and municipal	940	6	6,953	101	7,893	107
Mortgage-backed securities	13,361	68	1,175	16	14,536	84
Collateralized mortgage obligations (CMOs)	1,763	10	—	—	1,763	10
Equity securities, financial services	343	28	—	—	343	28

	$16,456	$113	$8,128	$117	$24,584	$230

December 31, 2013:
Available-for-sale:
U.S .Government agency securities	$1,241	$49	$—	$—	$1,241	$49
State and municipal	22,098	729	1,862	90	23,960	819
Mortgage-backed securities	7,441	128	—	—	7,441	128
Collateralized mortgage obligations (CMOs)	2,618	65	—	—	2,618	65
Corporate debt obligations	1,362	2	—	—	1,362	2
Equity securities, financial services	39	2	—	—	39	2

	$34,799	$975	$1,862	$90	$36,661	$1,065

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis. It is management’s intent to hold all investments until maturity unless market, economic, credit quality or specific investment concerns warrant a sale of securities. Consideration is given to (1) the length of time and the extent to which the fair value of securities has been less than cost, (2) the credit quality or financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At September 30, 2014, seventeen state and municipal securities, one U.S. Government agency, five CMOs, three equity securities and ten mortgage-backed securities had unrealized losses as compared with a total of eighty securities that had unrealized losses at December 31, 2013. Management believes that the securities with unrealized losses do not represent impairments that are other-than-temporary. Rather, management believes that the unrealized losses relate to changes in interest rates since the individual securities were purchased as opposed to underlying credit issues. As management does not intend to sell any debt securities, and it is more likely than not that management will not be required to sell any debt securities before the cost bases are recovered, no declines are deemed to be other-than-temporary.

As part of its strategy to manage interest rate risk and prepayment risk inherent within the investment portfolio, the Bank sold one available-for-sale mortgage-backed security and seven municipal bonds totaling $4,423,000 during the first nine months of 2014. In addition, there were five municipal bonds and one equity security, totaling $1,585,000, which were partially or entirely called/redeemed. For the nine months ended September 30, 2014, gross realized gains from the sales and the calls amounted to $224,000, while gross realized losses were $42,000, resulting in an $182,000 net gain on the sale. This compares with sales of available for sale mortgage-backed securities totaling $5,309,000 for the nine months ended September 30, 2013, resulting in gross realized gains of $119,000, no gross losses, resulting in a net gain of $119,000. During the three months ended September 30, 2014, five municipal bonds totaling $3,688,000 were sold or called resulting in a gain gross gain of $140,000, gross loss of $5,000, and a resulting net gain of $135,000. There were no securities sold during the three months ended September 30, 2013 since all of the 2013 security sales occurred in the first quarter of the year.

The Bank reinvested the proceeds from the sale of investment securities into funding loan growth and reducing short-term borrowings.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses

The loan portfolio comprises the major component of Riverview’s earning assets and is the highest yielding asset category. Loans receivable are summarized as follows for the periods presented:

(Dollars in thousands)	September 30, 2014	December 31, 2013
Commercial	$36,247	$37,253
Commercial real estate:	186,217	172,418
Commercial land and land development	11,745	12,594
Residential real estate	74,136	81,122
Home Equity lines of credit	18,597	17,531
Consumer installment	2,489	2,419

Total loans	329,431	323,337
Allowance for loan losses	(3,501)	(3,663)

Total loans, net	$325,930	$319,674

The Bank takes a balanced approach to its lending activities by managing risk associated with its loan portfolio. This is achieved by maintaining diversification within the portfolio, consistently applying prudent underwriting standards, ensure monitoring efforts are ongoing with attention to portfolio dynamics and mix, and following procedures that are consistently applied and updated on an annual basis. The Bank contracts an independent third party each year to conduct a credit review of the loan portfolio to provide an independent assessment of asset quality through an evaluation of the established underwriting criteria used in originating credits. Separately, every loan booked and every loan turndown undergoes an audit review for conformity with established policies and compliance with current regulatory lending laws. The Bank has not changed its loan underwriting criteria, and management believes its standards continue to remain conservative. All of the Bank’s loans are to domestic borrowers.

The Bank’s management monitors the loan portfolio on a regular basis with consideration given to detailed analysis of loans by portfolio segment. Portfolio segments represent pools of loans with similar risk characteristics. There are eight portfolio segments—commercial loans; non-owner occupied commercial real estate loans; owner occupied commercial real estate loans; one-to-four family investment property loans; commercial land/land development/construction loans; residential real estate loans; home equity lines of credit; and consumer loans. For the purpose of estimating the allowance for loan losses, the segments for commercial loans, non-owner occupied commercial real estate loans, owner occupied commercial real estate loans, one-to-four family investment property loans, and commercial land/land development/construction loans are broken into sub-segments for loan participations bought and loans generated by the branches and commercial offices in Schuylkill and Berks counties, which are new market areas adjacent to the Bank’s traditional geographic footprint.

The loans in these sub-segments have risk characteristics that differ from the general segments and merit separate analysis in order to afford additional granularity and accuracy in management’s estimate for the allowance for loan losses. Internal policy requires that the Chief Credit Officer report to the Board of Directors on a quarterly basis to discuss the status of the loan portfolio and any related credit quality issues. These reports include, but are not limited, to information on past due and nonaccrual loans, impaired loans, the allowance for loan losses, changes in the allowance for loan losses, credit quality indicators and foreclosed assets.

Past Due Loans and Nonaccrual Loans

Loans are considered to be past due when they are not paid in accordance with contractual terms. Past due loans are monitored by portfolio segment and by severity of delinquency—30-59 days past due; 60-89 days past due; and 90 days and greater past due. The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it can be documented that it is well secured and in the process of collection. When a loan is placed on nonaccrual status, all unpaid interest credited to income in the current calendar year is reversed and all unpaid interest accrued in prior calendar years is charged against the allowance for loan losses. Interest payments received on nonaccrual loans are either applied against principal or reported as interest income according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following table presents an aging of loans receivable by loan portfolio segments as of September 30, 2014 and December 31, 2013, and includes nonaccrual loans and loans past due 90 days or more and still accruing:

(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total	Recorded Investment Greater Than 90 Days & Accruing
September 30, 2014:
Commercial	$—	$—	$364	$364	$35,883	$36,247	$—
Commercial real estate:
Non-owner occupied	2,197	20	141	2,358	91,059	93,417	—
Owner occupied	519	1,128	1,565	3,212	64,768	67,980	1,236
1-4 family investment	447	475	524	1,446	23,374	24,820	545
Commercial land and land development	—	—	215	215	11,530	11,745	—
Residential real estate	380	640	1,681	2,701	71,435	74,136	—
Home equity lines of credit	93	—	441	534	18,063	18,597	—
Consumer	5	1	—	6	2,483	2,489	—

Total	$3,641	$2,264	$4,931	$10,836	$318,595	$329,431	$1,781

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total	Recorded Investment Greater Than 90 Days & Accruing
December 31, 2013:
Commercial	$218	$17	$449	$684	$36,569	$37,253	$298
Commercial real estate:
Non-owner occupied	62	—	3,990	4,052	73,765	77,817	—
Owner occupied	996	15	540	1,551	66,849	68,400	156
1-4 family investment	139	92	458	689	25,512	26,201	458
Commercial land and land development	80	—	215	295	12,299	12,594	—
Residential real estate	1,627	593	1,334	3,554	77,568	81,122	193
Home equity lines of credit	163	—	448	611	16,920	17,531	40
Consumer	20	—	—	20	2,399	2,419	—

Total	$3,305	$717	$7,434	$11,456	$311,881	$323,337	$1,145

Included within the loan portfolio are loans in which the Bank discontinued the accrual of interest due to the deterioration in the financial condition of the borrower. Such loans approximated $3,795,000 at September 30, 2014. If the nonaccrual loans had performed in accordance with their original terms, interest income would have increased by $256,000 for the nine months ended September 30, 2014 and $140,000 for the nine months ended September 30, 2013.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following presents loans by loan portfolio segments that were on a nonaccrual status as of September 30, 2014 and December 31, 2013:

(In thousands)	September 30, 2014	December 31, 2013
Commercial	$520	$324
Commercial real estate:
Non-owner occupied	141	3,990
Owner occupied	572	674
1-4 family investment	524	168
Commercial land and land development	215	215
Residential real estate	1,283	1,167
Home equity lines of credit	540	475

Total	$3,795	$7,013

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Bank further identifies all loans in nonaccrual status and troubled debt restructured loans as impaired loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless the loans are the subject of a restructuring agreement. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral, if the loan is collateral dependent. When the measure of an impaired loan results in a realizable value that is less than the recorded investment in the loan, the difference is recorded as a specific valuation allowance against that loan and the Bank then makes the appropriate adjustment to the allowance for loan losses.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following tables present impaired loans by loan portfolio segments for September 30, 2014 and December 31, 2013 and interest income recognized for impaired loans for the three and nine months ended September 30, 2014 and 2013:

	September 30, 2014			Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
(In thousands)	Recorded Investment in Impaired Loans	Unpaid Principal Balance of Impaired Loans	Related Allowance	Average Recorded Investment in Impaired Loans	Interest Income Recognized	Average Recorded Investment in Impaired Loans	Interest Income Recognized
Loans with no related allowance recorded:
Commercial	$1,204	$1,204	$—	$1,065	$11	$1,029	$34
Commercial real estate:
Non-owner occupied	1,897	1,897	—	1,902	25	1,905	76
Owner occupied	1,061	1,061	—	1,032	23	1,078	69
1-4 family investment	863	863	—	947	10	1,004	30
Commercial land and land development	215	215	—	215	0	215	0
Residential real estate	1,752	1,752	—	1,760	24	1,780	71
Home equity lines of credit	785	785	—	762	4	761	13
Consumer	—	—	—	—	—	—	—

Loans with an allowance recorded:
Commercial	—	—	—	—	—	—	—
Commercial real estate:
Non-owner occupied	141	141	10	48	1	16	2
Owner occupied	—	—	—	0	0	0	0
1-4 family investment	327	327	94	330	0	185	0
Commercial land and land development	—	—	—	0	0	0	0
Residential real estate	125	125	7	125	3	126	8
Home equity lines of credit	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total
Commercial	1,204	1,204	—	1,065	11	1,029	34
Commercial real estate:
Non-owner occupied	2,038	2,038	10	1,950	26	1,921	78
Owner occupied	1,061	1,061	—	1,032	23	1,078	69
1-4 family investment	1,190	1,190	94	1,277	10	1,189	30
Commercial land and land development	215	215	—	215	0	215	0
Residential real estate	1,877	1,877	7	1,885	27	1,906	79
Home equity lines of credit	785	785	—	762	4	761	13
Consumer	—	—	—	—	—	—	—

	$8,370	$8,370	$111	$8,186	$101	$8,099	$303

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

	December 31, 2013			Three Months Ended September 30, 2013		Nine Months Ended September 30, 2013
(In thousands)	Recorded Investment in Impaired Loans	Unpaid Principal Balance of Impaired Loans	Related Allowance	Average Recorded Investment in Impaired Loans	Interest Income Recognized	Average Recorded Investment in Impaired Loans	Interest Income Recognized
Loans with no related allowance recorded:
Commercial	$857	$857	$—	$718	$8	$722	$24
Commercial real estate:
Non-owner occupied	5,895	5,895	—	2,638	16	2,741	47
Owner occupied	1,172	1,172	—	524	2	690	11
1-4 family investment	1,076	1,076	—	1,001	7	1,002	22
Commercial land and land development	215	215	—	—	—	—	—
Residential real estate	1,816	1,816	—	1,105	10	1,128	24
Home equity lines of credit	772	772	—	789	3	791	8
Consumer	—	—	—	—	—	—	—

Loans with an allowance recorded:
Commercial	166	166	1	188	—	189	—
Commercial real estate:
Non-owner occupied	—	—	—	168	—	194	—
Owner occupied	—	—	—	614	—	617	7
1-4 family investment	—	—	—	—	—	—	—
Commercial land and land development	—	—	—	—	—	—	—
Residential real estate	128	128	8	668	1	668	6
Home equity lines of credit	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total
Commercial	1,023	1,023	1	906	8	911	24
Commercial real estate:
Non-owner occupied	5,895	5,895	—	2,806	16	2,935	47
Owner occupied	1,172	1,172	—	1,138	2	1,307	18
1-4 family investment	1,076	1,076	—	1,001	7	1,002	22
Commercial land and land development	215	215	—	—	—	—	—
Residential real estate	1,944	1,944	8	1,773	11	1,796	30
Home equity lines of credit	772	772	—	789	3	791	8
Consumer	—	—	—	—	—	—	—

	$12,097	12,097	$9	$8,413	$47	$8,742	$149

The recorded investment in impaired loans decreased by $3,727,000 at September 30, 2014 compared to the year ended December 31, 2013. This decrease is attributable to the charge-off of one loan totaling $54,000; the full payment of two loans totaling $3,674,000; the addition of seven new impaired loans totaling $807,000; and principal received on impaired loans totaling $806,000.

Impaired loans also include all loans modified and identified as troubled debt restructurings (“TDRs”). A loan is deemed to be a TDR when the Bank agrees to a modification to the terms of a loan in an effort to mitigate potential loss arising from a borrower’s financial difficulty. As of September 30, 2014 there were twenty two TDRs totaling $6,647,000 to fifteen separate and unrelated borrowers who were experiencing financial difficulty. This compares with seventeen TDRs to nine separate customers totaling $6,551,000 as of September 30, 2013. The modifications on these loans included reductions in interest rates, extension of maturity dates, lengthening of amortization schedules and provisions for interest only payments. There are no commitments to extend additional funds to any of these borrowers.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following table presents the number of TDRs and the recorded investment in TDRs for the three and nine months ended September 30, 2014 and 2013, as well as the number and recorded investment in TDRs that subsequently defaulted. Defaulted loans are those which are 30 days or more past due for payment under the modified terms. For the three and nine months ended September 30, 2014, there were no TDRs.

	Three Months Ended September 30, 2014			Nine Months Ended September 30, 2014
(In thousands, except contracts data)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial	—	$—	$—	—	$—	$—
Commercial real estate:
Non-owner occupied	—	—	—	—	—	—
Owner occupied	—	—	—	—	—	—
1-4 family investment	—	—	—	—	—	—
Commercial land and land development	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

	Number of Contracts	Recorded Investment		Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	—	$—		—	$—
Commercial real estate:
Non-owner occupied	—	—		—	—
Owner occupied	—	—		—	—
1-4 family investment	—	—		—	—
Commercial land and land development	—	—		—	—
Residential real estate	—	—		—	—
Home equity lines of credit	—	—		—	—
Consumer	—	—		—	—

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
(In thousands, except contracts data)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial	—	$—	$—	—	$—	$—
Commercial real estate:
Non-owner occupied	—	—	—	—	—	—
Owner occupied	—	—	—	—	—	—
1-4 family investment	—	—	—	—	—	—
Commercial land and land development	—	—	—	—	—	—
Residential real estate	1	64	64	1	64	64
Home equity lines of credit	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

	Number of Contracts	Recorded Investment		Number of Contracts	Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted:
Commercial	—	$—		—	$—
Commercial real estate:
Non-owner occupied	—	—		—	—
Owner occupied	—	—		—	—
1-4 family investment	—	—		—	—
Commercial land and land development	—	—		—	—
Residential real estate	—	—		—	—
Home equity lines of credit	—	—		—	—
Consumer	—	—		—	—

Allowance for Loan Losses

The allowance for loan losses is composed of individual valuation allowances to absorb probable and quantifiable losses based upon current knowledge of the loan portfolio, and loan pool valuation allowances, allocated and unallocated, to absorb losses which are not specifically identified but are inherent in the portfolio. Management evaluates the adequacy of the allowance on a quarterly basis.

Individual valuation allowances are established in connection with specific loan reviews and the asset classification process, including the procedures for impairment testing. Such a valuation, which includes a review of loans for which full collectability in accordance with contractual terms is not reasonably assured, considers the estimated fair value of the underlying collateral less the costs to sell, the present value of expected future cash flows, or the loan’s observable market value. Any shortfall that exists from this analysis results in a specific allowance for the loan. Pursuant to policy, loan losses must be charged off in the period the loans, or portions thereof, are deemed uncollectible. Assumptions and judgments by management in conjunction with outside sources are used to determine whether full collectability of a loan is not reasonably assured. These assumptions and judgments are also used to determine the estimates of the fair value of the underlying collateral or the present value of expected future cash flows or the loan’s observable market value. Individual valuation allowances could differ materially as a result of changes in these assumptions and judgments. Individual loan analyses are performed quarterly on specific loans considered to be impaired. The results of the individual valuation allowances are aggregated and included in the overall allowance for loan losses.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

Loan pool valuation allowances represent loss allowances that have been established to recognize the inherent risks associated with the Bank’s lending activity, but which, unlike individual allowances, have been allocated to unimpaired loans within the following eight portfolio segments: commercial loans; non-owner occupied commercial real estate loans; owner occupied commercial real estate loans; one-to-four family investment property loans; commercial land/land development/construction loans; residential real estate loans; home equity lines of credit; and consumer loans. The segments for commercial loans, non-owner occupied commercial real estate loans, owner occupied commercial real estate loans, one-to-four family investment property loans, and commercial land/land development/ construction loans are broken into sub-segments for loan participations bought, and for loans generated by the branches and commercial offices in Schuylkill and Berks counties, which are new market areas adjacent to the Bank’s traditional geographic footprint. The loans in these sub-segments have risk characteristics that differ from the general segments and merit separate analysis in order to afford additional granularity and accuracy in management’s estimate for the allowance for loan losses. The Bank measures estimated credit losses on each of these groups of loans based on the historical loss rate of each group. The historical loss rate is calculated based on the average annualized net charge-offs over the most recent eight calendar quarters. Unimpaired criticized and classified loans are further segregated as “sub- pools” within each of these eight segments.

A separate, higher loss factor is ascribed to each of these “sub-pools” based on the relative risk in each segment as indicated by historical loss ratios, the level of criticized/classified assets, and the nature of each segment in terms of collateral and inherent risk of the loan type. Management believes that historical losses or even recent trends in losses do not by themselves, form a sufficient basis to determine the appropriate level for the allowance. Management therefore also considers the following qualitative factors that are likely to cause estimated credit losses associated with each of the portfolio segments to differ from historical loss experience:

•	Changes in lending policies and procedures, including changes in underwriting standards;

•	Changes in national, regional and local economic and business conditions and developments that affect the collectability of the portfolio;

•	Changes in the nature and volume of the portfolio and in the terms of loans;

•	Changes in the experience, ability and depth of lending management and other relevant staff;

•	Changes in the volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified loans;

•	Changes in the quality of the Bank’s loan review system;

•	The existence and effect of any concentrations of credit, and the changes in the level of such concentrations; and

•	The effect of other external factors, such as competition and legal and regulatory requirements, on the level of estimated credit losses in the existing portfolio.

Each portfolio segment is examined quarterly with regard to the impact of each of these factors on the quality and risk profile of the pool, and adjustments ranging from zero to fifty basis points per factor are calculated. The sum of these qualitative factor adjustments are added to the historical loss ratio for each segment and the resulting percentage is applied to the loan balance of the segment to arrive at the loan pool valuation allowance. An unallocated valuation allowance estimate is also made generally in order to give effect to significant loan growth in 2013 resulting from the entry into new markets in Schuylkill county in mid-2011 and Berks county in mid-2012. These portfolios are unseasoned and have not yet developed any loss history. Growth is expected to continue in these portfolios, with focus being given to business, construction, and commercial real estate loans. These loans are normally larger and more complex, and their collection rates are harder to predict. Management determines the unallocated portion, which represents the difference between the reported allowance for loan losses and the calculated allowance for loan losses, based generally on the following criteria:

•	risk of imprecision in the specific and general reserve allocations;

•	other potential exposure in the loan portfolio, including covering the risks in the growing book of loans in the Schuylkill and Berks county regions;

•	variances in management’s assessment of national and local economic conditions; and

•	other internal or external factors that management believes appropriate at the time.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The loan pool valuation allowance for each segment, along with the unallocated valuation allowance, is totaled and added to the individual valuation allowance for impaired loans to arrive at the total allowance for loan losses.

These evaluations are inherently subjective because, even though they are based on objective data, it is management’s interpretation of the data that determines the amount of the appropriate allowance. If the evaluations prove to be incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in the loan portfolio resulting in additions to the allowance for loan losses and a reduction in the Bank earnings.

Loan Charge Offs

Charge offs of commercial and industrial loans and commercial real estate and construction loans are recorded promptly upon determination that all or a portion of any loan balance is uncollectible. A loan is considered uncollectible when the borrower is 90 days or more delinquent in principal or interest repayments and the following conditions exist:

•	It is unlikely that the borrower will have the ability to pay the debt in a timely manner;

•	Collateral value is insufficient to cover the outstanding indebtedness; or

•	Guarantors do not provide adequate support.

All unsecured consumer loans are charged-off when they become 120 days delinquent or when it is determined that the debt is uncollectible. Overdrafts are charged off when it is determined recovery is not likely or the overdraft becomes 45 days old, whichever comes first.

All secured consumer loans, except those secured by a primary or secondary residence, are charged off when they become 120 days delinquent, or when it is determined that the debt is uncollectible.

Uncollateralized portions of first mortgage residential real estate loans and consumer loans secured by real estate are charged off upon completion of a sheriff’s sale, but prior to the transfer of the fair value carrying balance to other real estate owned. Current appraisals are obtained to determine the appropriate carrying balance with any exposed portion of the loan principal balance being charged off.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The allowance for loan losses is presented by loan portfolio segments with the outstanding balances of loans for the three and nine months ended September 30, 2014 and 2013 as follows:

	Commercial	Commercial Real Estate				Residential Real Estate	Home Equity Lines of Credit	Consumer	Unallocated	Total
(In thousands)		Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial— Land and Land Development
Allowance for Loan Losses for the Three Months Ended September 30, 2014:
Beginning balance	$369	$1,136	$661	$356	$122	$547	$116	$29	$19	$3,355
Charge-offs	—	—	—	—	—	—	—	(6)	—	(6)
	24	—	—	—	—	—	—	2	—	26
Provision	(68)	80	25	77	8	24	(3)	2	(19)	126

Ending balance	$325	$1,216	$686	$433	$130	$571	$113	$27	$—	$3,501

Ending balance: individually evaluated for impairment	$—	$10	$—	$94	$—	$7	$—	$—		$111

Ending balance: collectively evaluated for impairment	$325	$1,206	$686	$339	$130	$564	$113	$27		$3,390

Allowance for Loan Losses for the Three Months Ended September 30, 2013:
Beginning balance	$581	$829	$759	$532	$154	$585	$117	$30	$186	$3,773
Charge-offs	—	—	—	(167)	—	(35)	(65)	—	—	(267)
Recoveries	2	—	—	—	—	—	—	1	—	3
Provision	(195)	85	187	44	(23)	80	55	—	(186)	47

Ending balance	$388	$914	$946	$409	$131	$630	$107	$31	$—	$3,556

Ending balance: individually evaluated for impairment	$1	$44	$188	$—	$—	$209	$—	$—	$—	$442

Ending balance: collectively evaluated for impairment	$387	$870	$758	$409	$131	$421	$107	$31	$—	$3,114

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial— Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Unallocated	Total
Allowance for Loan Losses for the Nine Months Ended September 30, 2014:
Beginning balance	$424	$875	$831	$373	$144	$567	$103	$30	$316	$3,663
Charge-offs	(36)	(244)	—	—	—	(75)	—	(9)	—	(364)
Recoveries	72	—	—	—	—	—	—	4	—	76
Provision	(135)	585	(145)	60	(14)	79	10	2	(316)	126

Ending balance	325	1,216	686	433	130	571	113	27	—	3,501

Ending balance: individually evaluated for impairment	$—	$10	—	94	—	7	—	—		111

Ending balance: collectively evaluated for impairment	$325	$1,206	$686	$339	$130	$564	$113	$27		$3,390

Allowance for Loan Losses for the Nine Months Ended September 30, 2013:
Beginning balance	$545	$841	$774	$456	$143	$582	$72	$31	$292	$3,736
Charge-offs	0	0	0	(167)	0	(42)	(65)	(3)	0	(277)
Recoveries	21	0	26	0	0	0	0	3	0	50
Provision	(178)	73	146	120	(12)	90	100	0	(292)	47

Ending balance	$388	$914	$946	$409	$131	$630	$107	$31	$0	$3,556

Ending balance: individually evaluated for impairment	$1	$44	$188	$0	$0	$209	$0	$0	$0	$442

Ending balance: collectively evaluated for impairment	$387	$870	$758	$409	$131	$421	$107	$31	$0	$3,114

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial— Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Unallocated	Total
Loans as of September 30, 2014:
Ending balance	$36,247	$93,417	$67,980	$24,820	$11,745	$74,136	$18,597	$2,489		$329,431

Ending balance: individually evaluated for impairment	$1,204	$2,038	$1,061	$1,190	$215	$1,877	$785	$—		$8,370

Ending balance: collectively evaluated for impairment	$35,043	$91,379	$66,919	$23,630	$11,530	$72,259	$17,812	$2,489		$321,061

Loans as of December 31, 2013:
Ending balance	$37,253	$77,817	$68,400	$26,201	$12,594	$81,122	$17,531	$2,419		$323,337

Ending balance: individually evaluated for impairment	$1,023	$5,895	$1,172	$1,076	$215	$1,944	$772	$—		$12,097

Ending balance: collectively evaluated for impairment	$36,230	$71,922	$67,228	$25,125	$12,379	$79,178	$16,759	$2,419		$311,240

Credit Quality Indicators

The Bank has established a credit risk rating system to quantify the risk in the Bank’s loan portfolio. This system is a critical tool for managing the Bank’s lending activities and for evaluating appropriate loan loss reserves. This rating system is dynamic with risk ratings subject to change at any time when circumstances warrant. The system rates the strength of the borrower and is designed to be a tool for management to manage the Bank’s credit risk and provide an early warning system for negative migration of credits. The system also provides for recognition of improvement in credits. Risk ratings move dynamically, both negatively and positively.

Each new, renewed or modified credit facility is given a risk rating that takes into consideration factors that affect credit quality. The primary determinants of the risk rating assigned are based upon the reliability of the primary source of repayment and the past, present, and projected financial condition of the borrower. The rating also reflects current economic and industry conditions. Major factors used in determining the rating include the following variables:

•	Capitalization

•	Liquidity

•	Cash flow

•	Revenue and earnings trends

•	Management strength or weakness

•	Quality of financial information

•	Reputation and credit history

•	Industry, including economic climate

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

In addition, the following factors may affect the risk rating derived from the above factors:

Collateral: The rating may be affected by the type and quality of collateral, the level of coverage, the economic life of the collateral, liquidation value, and the Bank’s ability to dispose of the collateral.

Guarantors: The support provided by guarantors varies on a case-by-case basis and, thus the impact of the guarantor on the risk rating assigned to a loan or lending commitment also varies. In order to provide enough support to impact the assigned rating by one or more levels, the guarantee must be unconditional and be from an individual or entity with substantial financial strength and a vested interest in the success of the borrower.

The Bank assigns risk ratings based on a scale from 1 to 8 with 1 being the highest quality rating and 8 being the lowest quality grade.

•	Levels 1-4 are “Pass” grades

•	Level 5 is “Special Mention” (criticized loan)

•	Level 6 is “Substandard” (classified loan)

•	Level 7 is “Doubtful” (classified loan)

•	Level 8 is “Loss” (classified loan)

Risk Rating Definitions

1—Excellent

This category is reserved for loans that contain a virtual absence of any credit risk. The loan is secured by properly margined cash collateral (in accordance with loan policy). Loans that are unquestionably guaranteed by the U.S. government, or any agency thereof, would also fit this category.

2—Good

Loans in this category would be characterized by nominal risk and strong repayment certainty. This would include loans to companies or individuals that are paying as agreed and that are either unsecured or secured where reliance is placed on non-liquid or less than good quality liquid collateral.

3—Satisfactory

Loans in this category are considered to exhibit an average level of credit risk. However, these loans have certain risk characteristics, whether due to management, industry, economic or financial concerns. Credits with satisfactory liquidity and leverage, with losses considered to be of a temporary nature for which there is only minor concern would be so rated. Loans for start-up businesses or loans to firms exhibiting high leverage could receive this rating. Loans in this category would also include borrowers whose underlying financial strength may be relatively weak. However, risk of loss is considered minimal due to adequate, well-margined and controlled collateral.

4—Watch

Loans in this category would typically be experiencing some negative trends due to financial, operational, economic, or regulatory reasons. A deteriorating collateral position or guarantor, in isolation, could also justify this rating. Such loans must have elevated monitoring as a result of negative trends which, if not addressed, could result in an unacceptable increase in credit risk.

5—Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in a deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant an adverse classification. Loans for which economic or market conditions are beginning to adversely affect the borrower may be so rated. An adverse trend in the borrower’s operations or an imbalanced position in the balance sheet which has not reached a point where the liquidation is jeopardized may be best handled by this rating. Loans in which actual weaknesses are evident and significant are considered for more serious criticism. In cases where the credit is weak but trends are improving, and/or collateral support is within normal advance margins, consideration is given for the next higher rating.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

6—Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the borrower or by the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. These loans, even if apparently protected by collateral value, have well-defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which have clearly jeopardized repayment of principal and interest as originally intended. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. All loans in nonaccrual status may be rated no higher than substandard.

7—Doubtful

A doubtful loan has all of the weaknesses inherent in a loan classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending events that may work to strengthen the asset, its classification as a loss is deferred until its most exact status may be determined. Generally, pending events should be resolved within a relatively short period and the rating will be adjusted based on the new information. Because of high probability of loss, loans rated doubtful must be in non-accrual status.

8—Loss

Loans classified loss are considered uncollectible and of such little value that their continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though a partial recovery may be effected in the future. When access to collateral, rather than the value of the collateral, is a problem, a less severe classification may be appropriate. However, the Bank will not maintain an asset on the balance sheet if realizing its value would require long-term litigation or other lengthy recovery efforts. Losses are recorded in the period the asset becomes uncollectible.

The following presents the credit quality indicators and total credit exposure for each segment in the loan portfolio by internally assigned grades as of September 30, 2014 and December 31, 2013:

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial— Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Total
September 30, 2014:
1—Excellent	$302	$—	$—	$—	$—	$—	$—	$—	$302
2—Good	4,168	179	1,987	49	186	—	—	—	6,569
3—Satisfactory	29,682	86,479	58,282	18,532	10,922	71,050	17,352	2,489	294,788
4—Watch	740	1,365	5,749	4,661	256	—	382	—	13,153
5—Special Mention	151	5,253	880	575	166	125	323	—	7,473
6—Substandard	1,204	141	1,082	1,003	215	2,961	540	—	7,146
7—Doubtful	—	—	—	—	—	—	—	—	—
8—Loss	—	—	—	—	—	—	—	—	—

Total	$36,247	$93,417	$67,980	$24,820	$11,745	$74,136	$18,597	$2,489	$329,431

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial— Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Total
December 31, 2013:
1—Excellent	$682	$—	$—	$—	$—	$—	$—	$179	$861
2—Good	4,652	208	2,184	59	195	—	30	—	7,328
3—Satisfactory	29,519	71,375	59,884	18,928	11,670	76,298	16,145	2,240	286,059
4—Watch	916	2,596	4,235	5,062	298	1,735	515	—	15,357
5—Special Mention	376	2,616	904	1,187	216	127	366	—	5,792
6—Substandard	1,108	1,022	1,193	965	215	2,962	475	—	7,940
7—Doubtful	—	—	—	—	—	—	—	—	—
8—Loss	—	—	—	—	—	—	—	—	—

Total	$37,253	$77,817	$68,400	$26,201	$12,594	$81,122	$17,531	$2,419	$323,337

The adequacy of the allowance is analyzed quarterly, with any adjustment to the level deemed appropriate by credit administration management, based upon its risk assessment of the entire portfolio. Based upon credit administration’s review of the classified loans and the overall allowance levels as they relate to the entire loan portfolio at September 30, 2014, management believes the allowance for loan losses has been established at a level sufficient to cover the probable incurred losses in the loan portfolio.

Note 6 – Stock Option Plan

In January 2009, Riverview implemented a nonqualified stock option plan. The purpose of the 2009 Stock Option Plan was to advance the development, growth and financial condition of Riverview by providing incentives through participation in the appreciation of the common stock of Riverview to secure, retain and motivate its directors, officers and key employees and to align such person’s interests with those of Riverview’s shareholders. Originally, shares of Riverview’s common stock that may be issued or transferred under this plan could not exceed, in the aggregate, 170,000 shares. On January 4, 2012, the 2009 Stock Option Plan was amended and restated to increase the total number of shares of common stock that may be issued under the Plan through grants of nonqualified stock options. The amendment increased the number of shares available under the Plan, in the aggregate, to 220,000 shares from 170,000 shares that were originally documented in the Plan. On April 16, 2014 the 2009 the Plan was again amended and restated to increase the total number of shares of common stock by 130,000 shares thus increasing the total number of available shares under the Plan to 350,000 shares.

The vesting schedule for all options is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date and the expiration date is ten years following the grant date. The Plan states that upon the date of death of a participant, all awards granted pursuant to the agreement for that participant shall become fully vested and remain exercisable for the option grant’s remaining term. As of September 30, 2014, there were 174,250 option grants fully vested or exercisable. This was the result of the Board of Director’s approval as of December 31, 2013 to accelerate the vesting period for these options, which resulted in the Company recording an additional expense of $117,000 for the 2013 year end.

Information pertaining to options outstanding at September 30, 2014 is as follows:

	Options Outstanding			Options Exercisable
Range of exercise price	Option Grants Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$9.75 - $10.60	322,200	7.5 years	$10.29	174,250	$10.59	2.7 years

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 6 – Stock Option Plan (cont.)

Riverview accounts for these options in accordance with generally accepted accounting principles related to Share Based Payments, which requires that the fair value of the equity awards be recognized as compensation expense over the period during which the employee is required to provide service in exchange for such an award. Riverview is amortizing compensation expense over the vesting period, or seven years. Total compensation expense relating to the options that has been recognized is $288,000, out of which $8,000 was recorded for the three months ended September 30, 2014 and $16,000 was recorded for the nine months ended September 30, 2014. The remaining unrecognized compensation expense as of September 30, 2014 was $202,000. In comparison with 2013, $11,000 in option compensation expense was recorded for the three months ended September 30, 2013 for a total of $33,000 for the nine months ended September 30, 2013.

During the three months ended September 30, 2014, no options were granted and no options were exercised. However, for the nine months ended September 30, 2014, 147,950 options were granted during the first and second quarters of 2014 and 5,000 options were exercised in the third quarter of 2014.

Note 7 – Financial Instruments with Off Balance Sheet Risk

In the ordinary course of business, the Bank is party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit, typically residential mortgage loans and commercial loans and, to a lesser extent, letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making such commitments and conditional obligations as it does for on balance sheet instruments. The Bank does not anticipate any material losses from those commitments.

The Bank’s exposure to credit loss for loan commitments (unfunded loans and unused lines of credit, including home equity lines of credit) and standby and performance letters of credit was as follows for the periods indicated:

	Contract or Notional Amount
	September 30, 2014	December 31, 2013
	(In thousands)
Commitments to grant loans	$16,511	$17,060
Unfunded commitments of existing loans	35,869	26,785
Standby and performance letters of credit	2,266	2,995

	$54,646	$46,840

Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk.

Note 8 – Regulatory Matters and Shareholders’ Equity

Riverview Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on Riverview’s consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, Riverview Bank must meet specific capital guidelines involving quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 8 – Regulatory Matters and Shareholders’ Equity (cont.)

Quantitative measures established by regulation to ensure capital adequacy require Riverview Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to average total assets (as defined). Management believes that as of September 30, 2014 Riverview Bank meets all the capital adequacy requirements to which it is subject.

As of September 30, 2014 Riverview Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized Riverview Bank will have to maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since year end that management believes have changed Riverview Bank’s capital category.

The Federal Reserve Board approved a final rule in 2006 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk-based and leverage capital guidelines for bank holding companies. Based on the ruling, Riverview meets the eligibility criteria of a small BHC and is exempt from regulatory requirements administered by the federal banking agencies.

Riverview Bank’s actual capital ratios at September 30, 2014 and December 31, 2013 are summarized below along with the minimum ratios required for capital adequacy purposes and the ratios required to be considered as well capitalized under the prompt corrective action provisions.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2014:
Total risk-based capital (to risk-weighted assets)	$37,359	11.8%	≥$25,344	≥8.0%	≥$31,681	≥10.0%
Tier 1 capital (to risk-weighted assets)	33,858	10.7	≥12,672	≥4.0	≥19,008	≥6.0
Tier 1 capital (to average total assets)	33,858	7.8	>17,275	>4.0	≥21,594	≥5.0

As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$35,504	11.5%	≥ $24,688	≥ 8.0%	≥ $30,860	≥ 10.0%
Tier 1 capital (to risk-weighted assets)	31,835	10.3	≥ 12,344	≥ 4.0	≥ 18,516	≥ 6.0
Tier 1 capital (to average total assets)	31,835	8.2	> 15,494	> 4.0	≥ 19,368	≥ 5.0

Certain restrictions exist regarding the ability of Riverview Bank to transfer funds to Riverview in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a state-chartered bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. At September 30, 2014 $2,382,000 of undistributed earnings of Riverview Bank, included in consolidated shareholders’ equity, was available for distribution to Riverview as dividends without prior regulatory approval.

Note 9 – Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of Riverview’s financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts Riverview could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective periods and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 9 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

The Fair Value Measurements standard under generally accepted accounting principles defines fair value, describes a framework for measuring fair value and requires disclosures about fair value measurements by establishing a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded and the reliability and transparency of the assumptions used to determine fair value.

The three levels of the fair value hierarchy under this standard are defined as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2014 and December 31, 2013 are as follows:

Description	Balance	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
September 30, 2014:
U.S. Government agencies	$1,367	$—	$1,367	$—
State and municipal	31,771	—	31,771	—
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	21,643	—	21,643	—
Collateralized mortgage obligations (CMOs)	2,548	—	2,548	—
Corporate debt obligations	1,077	—	1,077	—
Equity securities, financial services	452	—	452	—

Securities available-for-sale	$58,858	$—	$58,858	$—

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 9 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

Description	Balance	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
December 31, 2013:
U.S. Government agencies	$1,356	$—	$1,356	$—
State and municipal	37,043	—	37,043	—
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	13,141	—	14,141	—
Collateralized mortgage obligations (CMOs)	3,330	—	3,330	—
Corporate debt obligations	1,851	—	1,851	—
Equity securities, financial services	525	—	525	—

Securities available-for-sale	$57,246	$—	$57,246	$—

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States of America. Adjustments to the fair value of these assets usually results from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

For financial assets measured at estimated fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2014 and December 31, 2013 are as follows:

	Level 1	Level 2	Level 3	Total	Total Gains/Losses
	(In thousands)
September 30, 2014:
Loans held for sale	$—	$1,613	$—	$1,613	$—
Other real estate owned	—	1,036	—	1,036	(311)
Impaired loans, net of related allowance	—	176	306	482	—

Total	$—	$2,825	$306	$3,131	($311)

December 31, 2013:
Loans held for sale	$—	$245	$—	$245	$—
Other real estate owned	—	1,021	106	1,127	(580)
Impaired loans, net of related allowance	—	285	—	285	—

Total	$—	$1,551	$106	$1,657	($580)

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value (in thousands):

September 30, 2014	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
Impaired loans	$306	Appraisal of collateral(1)	Appraisal and liquidation adjustments(2)	0-(20)%

December 31, 2013	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
Other real estate	$106	Appraisal of collateral(1)	Appraisal and liquidation adjustments(2)	0-(20)%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral. When an appraisal is older than two years the asset is categorized as a Level 3.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 9 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

The following information should not be interpreted as an estimate of the fair value of Riverview since a fair value calculation is only provided for a limited portion of Riverview’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Riverview’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of Riverview’s financial instruments at September 30, 2014 and December 31, 2013:

Cash and cash equivalents (carried at cost):

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Interest-bearing time deposit (carried at cost):

Fair values for fixed-rate time certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits. Riverview generally purchases amounts below the insured limit, thus limiting the amount of credit risk on these time deposits.

Securities:

The fair value of securities available-for-sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that include assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

Mortgage loans held for sale (carried at lower of cost or fair value):

The fair value of mortgages held for sale is determined, when possible, using quoted secondary market prices. If no such quoted prices exist, the fair value of the loan is determined using quoted market prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Loans (carried at cost):

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturities or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans (generally carried at fair value):

Impaired loans are those that are accounted for under the standard regarding Accounting by Creditors for Impairment of a Loan, in which Riverview has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 2 fair values, based upon the lowest level of input that is significant to the fair value measurements. At September 30, 2014, Riverview had impaired loans of $8,370,000, out of which $593,000 required a valuation allowance of $111,000. This compares with impaired loans of $12,097,000 at December 31, 2013, out of which $294,000 required a valuation allowance of $9,000.

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 9 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

Restricted investment in Bank stocks (carried at cost):

The carrying amount of restricted investment in Bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):
The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term borrowings (carried at cost):

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. The prices were obtained from an active market and represent a fair value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-balance sheet financial instruments (disclosed at cost):

Fair values for Riverview’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of Riverview’s financial instruments at September 30, 2014 and December 31, 2013 are presented in the following table:

		Fair Value Measurements at September 30, 2014 Using:
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$14,525	$14,525	$14,525	$—	$—
Interest-bearing time deposits	993	993	993	—	—
Investment securities	58,858	58,858	—	58,858	—
Mortgage loans held for sale	1,613	1,613	—	1,613	—
Loans, net	325,930	327,816	—	—	327,826
Accrued interest receivable	1,358	1,358	1,358	—	—
Restricted investments in bank stocks	1,347	1,347	—	—	1,347

Financial liabilities:
Deposits	374,786	364,380	—	364,380	—
Borrowings	17,684	17,964	—	17,964	—
Accrued interest payable	113	113	113	—	—

Off balance sheet financial instruments	—	—	—	—	—

Riverview Notes to Consolidated Financial Statements (continued)

September 30, 2014

Note 9 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

		Fair Value Measurements at December 31, 2013 Using:
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$24,062	$24,062	$24,062	$—	$—
Interest-bearing time deposits	1,244	1,244	1,244	—	—
Investment securities	57,246	57,246	—	57,246	—
Mortgage loans held for sale	245	245	—	245	—
Loans, net	319,674	322,452	—	—	322,452
Accrued interest receivable	1,380	1,380	1,380	—	—
Restricted investments in bank stocks	1,030	1,030	—	—	1,030

Financial liabilities:
Deposits	382,345	368,560	—	368,560	—
Borrowings	10,000	10,340	—	10,340	—
Accrued interest payable	197	197	197	—	—

Off balance sheet financial instruments	—	—		—	—

Note 10 – Commitments and Contingencies

The Company may be subject to numerous claims and lawsuits which arise primarily in the normal course of business. At September 30, 2014 there were no such claims or lawsuits which, in the opinion of management, would have a materially adverse effect on the financial position or results of operations of the Company.

Consolidated Financial Statements of Riverview Financial Corporation

As of and for the period ended December 31, 2013 and 2012

(Audited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Riverview Financial Corporation

Halifax, Pennsylvania

We have audited the accompanying consolidated balance sheets of Riverview Financial Corporation and its wholly-owned subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. Riverview Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Riverview Financial Corporation and its wholly-owned subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Chambersburg, Pennsylvania

March 31, 2014

RIVERVIEW CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
	(In thousands, except share data)
Assets
Cash and due from banks	$16,088	$8,611
Federal funds sold	2,502	1,567
Interest-bearing deposits	5,472	5,774

Cash and Cash Equivalents	24,062	15,952
Interest-bearing time deposits with banks	1,244	250
Investment securities available-for-sale	57,246	45,101
Mortgage loans held for sale	245	830
Loans, net of allowance for loan losses of $3,663 and $3,736	319,674	234,112
Premises and equipment	8,352	7,162
Accrued interest receivable	1,380	1,014
Restricted investments in bank stocks	1,030	1,429
Cash value of life insurance	8,338	6,706
Foreclosed assets	1,127	1,909
Goodwill	2,297	2,297
Intangible assets	1,670	547
Other assets	6,217	1,888

Total Assets	$432,882	$319,197

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$50,181	$24,526
Demand, interest-bearing	127,992	97,576
Savings and money market	90,919	48,342
Time	113,253	99,001

Total Deposits	382,345	269,445
Short-term borrowings	—	11,000
Long-term borrowings	10,000	9,550
Accrued interest payable	197	214
Other liabilities	4,112	2,251

Total Liabilities	396,654	292,460

Shareholders’ Equity
Preferred stock, 2013 no par value; authorized 3,000,000 shares; 2012 none	—	—
Common stock, 2013 no par value; 2012 par value $0.50 per share; authorized 5,000,000 shares; issued 2013 2,703,840 shares; 2012 1,750,003 shares; outstanding 2013 2,703,840 shares; 2012 - 1,716,316 shares	22,077	875
Surplus	124	11,350
Retained earnings	14,562	14,217
Accumulated other comprehensive income (loss)	(535)	632
Treasury stock, at cost 2013—none; 2012—33,687 shares	—	(337)

Total Shareholders’ Equity	36,228	26,737

Total Liabilities and Shareholders’ Equity	$432,882	$319,197

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2013 and 2012

	2013	2012
	(In thousands, except per share data)
Interest and Dividend Income
Loans, including fees	$12,505	$11,704
Investment securities—taxable	348	571
Investment securities—tax exempt	715	716
Federal funds sold	10	—
Interest-bearing deposits	18	22
Dividends	12	4

Total Interest Income	13,608	13,017

Interest Expense
Deposits	2,156	2,818
Short-term borrowings	1	16
Long-term debt	299	346

Total Interest Expense	2,456	3,180

Net Interest Income	11,152	9,837
Provision for Loan Losses	640	1,140

Net Interest Income after Provision for Loan Losses	10,512	8,697

Noninterest Income
Service charges on deposit accounts	339	287
Other service charges and fees	415	363
Earnings on cash value of life insurance	222	271
Fees and commissions from securities brokerage	573	—
Gain on sale of available-for-sale securities	117	770
Loss on sale and valuation of other real estate owned	(580)	(118)
Loss on sale of other assets	(177)	(22)
Valuation adjustment on real estate investment	(96)	—
Gain on sale of mortgage loans	529	799
Bargain purchase gain from consolidation	629	—

Total Noninterest Income	1,971	2,350

Noninterest Expenses
Salaries and employee benefits	6,123	4,870
Occupancy expenses	1,001	926
Equipment expenses	541	511
Telecommunication and processing charges	793	655
Postage and office supplies	270	245
FDIC premium	251	256
Bank shares tax expense	286	255
Directors’ compensation	309	287
Professional services	457	262
Other expenses	1,239	799

Total Noninterest Expenses	11,270	9,066

Income before Income Taxes	1,213	1,981
Applicable Federal Income Taxes (benefit)/expense	(250)	318

Net Income	$1,463	$1,663

Basic Earnings Per Share	$0.78	$0.97
Diluted Earnings Per Share	$0.78	$0.97

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2013 and 2012

	Twelve Months Ended December 31,
	2013	2012
	(In thousands)
Net income	$1,463	$1,663
Other comprehensive income (loss), net of tax:
Unrealized gains and losses on securities available for sale:
Net unrealized gains (losses) arising during the period, net of tax of $645 and $454	(1,253)	(882)
Reclassification adjustment for gains (losses) included in net income, net of tax of $40 and $262	77	508

Net change in unrealized gains (losses)	(1,176)	(374)
Defined benefit pension plan:
Net gain (loss), net of tax of $5	9	—

Total other comprehensive income (loss), net of tax of $601 and $193	(1,167)	(374)

Total comprehensive income	$296	$1,289

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2013 and 2012

(In thousands, except per share data)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance—January 1, 2012	$875	$11,307	$13,490	$1,006	($272)	$26,406

Net income	—	—	1,663	—	—	1,663
Total other comprehensive income, net of tax	—	—	—	(374)	—	(374)
Compensation cost of option grants	—	43	—	—	—	43
Cash dividends, $0.545 per share	—	—	(936)	—	—	(936)
Repurchase common stock	—	—	—	—	(65)	(65)

Balance—December 31, 2012	875	11,350	14,217	632	(337)	26,737

Net income	—	—	1,463	—	—	1,463
Total other comprehensive loss, net of tax	—	—	—	(1,167)	—	(1,167)
Compensation cost of option grants	—	160	—	—	—	160
Issuance of common stock in exchange for Riverview Financial Corporation and Union Bancorp, Inc. common stock	21,202	(11,386)	—	—	337	10,153
Cash dividends, $0.55 per share	—	—	(1,118)	—	—	(1,118)

Balance—December 31, 2013	$22,077	$124	$14,562	($535)	$—	$36,228

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013 and 2012

	2013	2012
	(In thousands)
Cash Flows from Operating Activities
Net income	$1,463	$1,663
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain from business combination	(629)	—
Depreciation	603	601
Provision for loan losses	640	1,140
Stock option compensation expense	160	43
Net amortization of premiums on securities available-for-sale	294	389
Net realized loss on sale of foreclosed real estate and other assets	853	140
Net realized gain on sale of securities available-for-sale	(117)	(770)
Amortization of purchase adjustment on loans	(24)	—
Amortization of intangible assets	141	27
Deferred income taxes	(1,270)	(105)
Proceeds from sale of mortgage loans	33,952	46,259
Net gain on sale of mortgage loans	(529)	(799)
Mortgage loans originated for sale	(32,838)	(45,906)
Earnings on cash value of life insurance	(222)	(246)
(Increase) decrease in accrued interest receivable and other assets	153	(259)
Increase in accrued interest payable and other liabilities	(126)	765

Net Cash Provided by Operating Activities	2,504	2,942

Cash Flows from Investing Activities
Net maturities of interest-bearing time deposits	(994)	—
Securities available-for-sale:
Proceeds from maturities, calls and principal repayments	7,919	7,385
Proceeds from sales	7,177	19,106
Purchases	—	(29,214)
Net decrease in restricted investments in bank stock	604	168
Net increase in loans	(11,129)	(40,782)
Net cash acquired in business combination	15,580	—
Purchases of premises and equipment	(310)	(411)
Proceeds from sale of foreclosed assets	504	805
Capitalized business combination transaction costs	—	(501)
Acquisition of customer list intangible assets	—	(463)
Purchase of life insurance	—	(775)
Proceeds from life insurance	—	206

Net Cash Provided by (Used in) Investing Activities	19,351	(44,476)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(2,077)	23,103
Net decrease in securities sold under agreements to repurchase	—	(893)
Increase (decrease) in short-term borrowings	(11,000)	11,000
Proceeds from long-term borrowings	3,000	500
Repayment of long-term borrowings	(2,550)	(3,128)
Purchase of treasury stock	—	(65)
Dividends paid	(1,118)	(936)

Net Cash Provided by (Used in) Financing Activities	(13,745)	29,581

Net Increase (Decrease) in Cash and Cash Equivalents	8,110	(11,953)
Cash and Cash Equivalents—Beginning	15,952	27,905

Cash and Cash Equivalents—Ending	$24,062	$15,952

Supplemental Disclosures of Cash Flows Information
Cash payments for:
Interest paid	$2,473	$3,221

Income taxes paid	$590	$437

Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed assets	$302	$1,556

The accompanying notes are an integral part of these consolidated financial statements.

RIVERVIEW FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies

Nature of Operations

On November 1, 2013, Riverview Financial Corporation (“Riverview”) and Union Bancorp, Inc. (“Union”) consolidated to form a new Pennsylvania corporation under the name of Riverview Financial Corporation (the “Company”). Riverview and its wholly-owned bank subsidiary, Riverview Bank, provide loan, deposit and a full range of banking services to individuals, businesses and municipalities through two full service offices in Marysville and Duncannon, Perry County, Pennsylvania, one full service office in Enola, Cumberland County, Pennsylvania, six full service offices in Tower City, Cressona, Pottsville and Orwigsburg, Schuylkill County, Pennsylvania, three full service and one drive-up office in Halifax, Millersburg and Elizabethville, Dauphin County, Pennsylvania and one commercial office in Wyomissing, Berks County, Pennsylvania. Effective December 27, 2012, Riverview Bank purchased a wealth management company located in Orwigsburg, Schuylkill County, Pennsylvania that provides financial advisory, insurance, trust and investment services relating to non-deposit type investment products. The wealth management company is a division of Riverview Bank. Riverview Bank competes with several other financial institutions within its geographic footprint to provide its services to individuals, businesses, municipalities and other organizations.

Riverview Bank is a Pennsylvania chartered state bank. Riverview and Riverview Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine Riverview and Riverview Bank for adherence to laws and regulations.

The accounting and reporting policies followed by Riverview conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies.

Principles of Consolidation and Basis of Accounting

The accompanying consolidated financial statements include the accounts of Riverview and its wholly-owned subsidiary, Riverview Bank and its operating divisions, Marysville Bank, Halifax Bank and Riverview Financial Wealth Management. All significant intercompany accounts and transactions have been eliminated in consolidation. Riverview uses the accrual basis of accounting.

Use of Estimates

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and predominant practices within the banking industry. The preparation of these consolidated financial statements requires Riverview to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Riverview evaluates estimates on an ongoing basis. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of goodwill, the valuation of deferred tax assets, the determination of other-than-temporary impairment on securities and the valuation of real estate acquired by foreclosure or in satisfaction of loans. The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require Riverview Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents consist of cash and due from banks, federal funds sold and interest-bearing deposits in the Federal Reserve Bank and other banks. Generally, federal funds are purchased and sold for one day periods.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

Investment Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates the classifications as of each balance sheet date. At December 31, 2013 and 2012, all of Riverview’s investment securities were classified as available-for-sale.

Investment securities available-for-sale are those securities that Riverview intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, changes in the maturity mix of Riverview’s assets and liabilities, liquidity needs, credit risk, regulatory considerations and other similar factors. Investment securities available-for-sale are reported at estimated fair value. Unrealized gains and losses are excluded from earnings but are reported as a separate component of stockholders’ equity, net of deferred taxes. Any realized gains or losses, based on the amortized cost of specific securities sold, are included in current operations.

The estimated fair values of Riverview’s securities are affected by changes in interest rates and credit spreads. Riverview conducts a periodic review and evaluation of the securities portfolio to determine if any declines in fair values of securities are other-than-temporary. To determine if a decline in value is other-than-temporary, Riverview evaluates if it has the intent to sell these securities or if it is more likely than not that it would be required to sell the securities before the anticipated recovery. If such a decline were deemed to be other-than-temporary, Riverview would measure the total credit-related component of the unrealized loss, and recognize that portion of the loss as a charge to current period earnings. The remaining portion of the unrealized loss would be recognized as an adjustment to accumulated other comprehensive income. In general, as interest rates rise, the market value of the fixed-rate securities decreases and as interest rates fall, the market value of fixed-rate securities increases. To determine if a decline in value is other-than-temporary, Riverview evaluates if it has the intent to sell these securities or if it is more likely than not that it would be required to sell the securities before the anticipated recovery.

Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline in value is permanent, but indicates that the prospects for a near-term recovery of value are not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than the carrying value of the investment.

Premiums and discounts on securities are amortized and accreted to income using a method that approximates the interest method over the remaining period of contractual maturity, adjusted for anticipated prepayments. Dividend and interest income are recognized when earned.

Mortgage Loans Held for Sale

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Riverview Bank entered into an agreement with the Federal Home Loan Mortgage Corporation (“Freddie Mac”) in 2009 to sell loans servicing released. This was in addition to the agreement that Riverview Bank entered into in 2008 to sell loans servicing released under the Federal Home Loan Bank of Pittsburgh’s (“FHLB”) Mortgage Partnership Finance program (“MPF”). Premiums and discounts and origination fees and costs on loans held for sale are deferred and recognized as a component of the gain or loss on sale. Residential loan sales under the Freddie Mac and MPF programs have been made without recourse. Both programs require details of the residential loan in advance of the sale and both have the ability to perform post-closing quality control reviews. If the results of these reviews discover any documentation errors, Freddie Mac and MPF can require Riverview Bank to repurchase the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the principal amount outstanding, net of unearned income, deferred loan fees, and the allowance for loan losses. Interest is accrued on the principal balances outstanding and is credited to income as earned. Loan fees collected net of the costs of originating the loans are deferred and recognized as an adjustment to the yield over the contractual life of the related loan.

The accrual of interest on loans in all loan segments (nonaccrual loans) is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is well secured and in the process of collection.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

When a loan is placed on nonaccrual status, all unpaid interest credited to income in the current calendar year is reversed and all unpaid interest accrued in prior calendar years is charged against the allowance for loan losses. Interest payments received on nonaccrual loans are either applied against principal or reported as interest income according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

An impaired loan is defined as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. Impaired loans are individually assessed to determine that each loan’s carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows.

Allowance for Loan Losses

Riverview Bank maintains an allowance for loan losses, which is intended to absorb probable known and inherent losses in the outstanding loan portfolio. The allowance for loan losses is reduced by actual credit losses and is increased by the provision for loan losses and recoveries of previous losses. The provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered necessary and adequate by management.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loan portfolio in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as substandard or doubtful and deemed to be impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. Management determines the unallocated portion, which represents the difference between the reported allowance for loan losses and the calculated allowance for loan losses, based generally on the following criteria:

•	risk of imprecision in the specific and general reserve allocations;

•	other potential exposure in the loan portfolio, including covering the risks in the growing book of loans in the Schuylkill and Berks County regions;

•	variances in management’s assessment of national and local economic conditions; and

•	other internal or external factors that management believes are appropriate at the time.

A loan is considered impaired when, based on current information and events, it is probable that Riverview Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Riverview Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

In determining the allowance for loan losses, Riverview Bank identifies separate pools with higher loss factors to segregate unimpaired criticized and classified loans from all other unimpaired loans. This more clearly details the risk inherent in the portfolio by refining the pools of assets with similar characteristics.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally using the straight-line method for financial reporting and the straight-line and accelerated methods for income tax purposes. When property is retired or disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations. Major additions or replacements are capitalized, while repairs and maintenance are charged to expense as incurred. Interest costs incurred during construction of bank premises are capitalized unless they are determined to be insignificant.

Accrued Interest

Accrued interest is interest that has accumulated over a period of time and has been recognized even though the obligation to receive or pay has not occurred. Accrued interest can either be income, such as the receipt of interest from loans or securities, or it can be an expense, such as the payment of interest on deposits and borrowings.

Restricted Investments in Bank Stocks

Restricted bank stock represents required investments in the common stock of correspondent banks consisting of the Federal Home Loan Bank of Pittsburgh (FHLB) and Atlantic Central Bankers Bank at December 31, 2013 and 2012. Since these stocks are not actively traded and therefore have no readily determinable market value, they are carried at cost.

Management evaluates restricted stock for impairment in accordance with the accounting standard relating to Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on its assessment of the ultimate recoverability of the cost rather than by recognizing temporary declines in value.

Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2013.

Transfers of Financial Assets

Transfers of financial assets, including loans and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Cash Value of Life Insurance

Riverview Bank invests in bank owned life insurance (“BOLI”) as a source of funding employee benefit expenses. BOLI involves the purchase of life insurance by Riverview Bank on a chosen group of directors and select management of Riverview Bank. Riverview Bank is the owner and beneficiary of the policies. The life insurance investment is carried at the cash surrender value of the underlying policies. These amounts are immediately available to Riverview Bank upon surrender of the policies. Income generated from the increase in the cash surrender value of the policies is included in other income on the income statement.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

Foreclosed Assets

Real estate and other foreclosed assets acquired in settlement of loans are recorded at fair value less costs to sell at the date of acquisition, establishing a new cost basis. Subsequent to acquisition, foreclosed assets are carried at the lower of cost or estimated fair value of the property less selling costs. Any write-down, at or prior to the dates the assets are foreclosed, is charged to the allowance for loan losses. Subsequent write-downs and any gains or losses resulting from the sale of foreclosed assets are recorded in other income. Expenses incurred in connection with holding such assets are reported in other expenses.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the tangible and identifiable intangible assets acquired. Under generally accepted accounting principles, business acquisition goodwill is not amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Based upon the goodwill analysis performed by an independent third party, there was no goodwill impairment for the 2013 year end.

Intangible Assets

Intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. Riverview Bank’s intangible assets consist of core deposit intangibles, which have a finite life and are amortized over their estimated useful life. Mortgage servicing rights are included in intangible assets where Riverview Bank recognized a servicing fee at the time of the sale for the right to service mortgages and other loans sold. The servicing asset is amortized as an expense over the life of the loan for which Riverview Bank retains the servicing rights. A customer list intangible is also included in intangible assets as a result of the purchase of the wealth management company. This intangible is amortized as an expense over ten years using the sum of the years’ amortization method. Intangible assets are also subject to impairment testing when an indication of impairment exists.

Federal Income Taxes

The provision for income taxes is based on income as reported in the financial statements. Certain items of income and expense are recognized in different periods for financial reporting purposes than for federal income tax purposes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between book and tax basis of the various balance sheet assets and liabilities given current recognition to changes in tax rates and laws. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for applicable income taxes.

Treasury Stock

Repurchases of common stock are recorded as treasury stock at cost.

Advertising

Advertising costs are expensed as incurred and totaled $72,000 and $92,000 for the years ending December 31, 2013 and 2012, respectively.

Earnings Per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. Riverview’s common stock equivalents consist of outstanding common stock options, which amounted to 179,250 options as of the 2013 and 2012 year ends. At December 31, 2013, there was no intrinsic value associated with any of the options that were outstanding. There was intrinsic value associated with 15,000 stock options out of the 179,250 total outstanding stock options at December 31, 2012 because the exercise price for these particular options was lower than the trading price of the stock.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

The following table presents the amounts used in computing earnings per share for the years ended December 31, 2013 and 2012.

	Income Numerator	Common Shares Denominator	EPS
	(In thousands, except share data)
2013:
Basic EPS	$1,463	1,881,354	$0.78
Dilutive effect of potential common stock options	—	—	—

Diluted EPS	$1,463	1,881,354	$0.78

2012:
Basic EPS	$1,663	1,719,498	$0.97
Dilutive effect of potential common stock options	—	3,616	—

Diluted EPS	$1,663	1,723,114	$0.97

Off Balance Sheet Financial Instruments

In the ordinary course of business, Riverview has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Segment Reporting

Riverview operates in a single business segment consisting of traditional banking activities.

Comprehensive Income

Comprehensive income is divided into net income and other comprehensive income. The components of Riverview’s other comprehensive income are unrealized gains and losses on securities available for sale and losses associated with the defined benefit postretirement plan. Comprehensive income is presented in the Statements of Comprehensive Income.

The components of other comprehensive income and the related tax effects are presented in the following table at December 31:

(In thousands)	2013	2012
Unrealized gains (losses) on securities available for sale (net of tax of $280 and $326)	($544)	$632
Unrealized pension cost (net of related taxes of $5 and $0)	9	—

Total accumulated other comprehensive income	($535)	$632

Reclassifications

For purposes of comparability, certain prior period amounts may have been reclassified to conform with the 2013 presentation. Such reclassifications had no impact on net income.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) in January 2013 issued Accounting Standards Update (“ASU”) No. 2013-01, “Disclosures About Offsetting Assets and Liabilities”, which clarifies the scope of the new offsetting disclosure requirements under ASU No. 2013-01. It is limited to (1) derivatives, (2) repurchase and reverse repurchase agreements, and (3) securities borrowing and lending transactions, that are either: offset in the statement of financial position in accordance with ASC 10, “Balance Sheet Presentment”, or ASC 815, “Derivatives and Hedging”, or subject to an enforceable master netting arrangement or similar agreement regardless of whether they are presented net in the financial statements. This ASU is effective for annual and interim reporting

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

periods beginning on or after January 1, 2013. This guidance did not have a significant impact on Riverview’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, which requires disclosure of the effects of reclassifications out of accumulated other comprehensive income (“AOCI”) or net income line items only for those items that are reported in their entirety in net income in the period of reclassification. For AOCI reclassification items that are not reclassified in their entirety into net income, entities would then cross reference to the related note to the financial statements for additional information. Riverview adopted the provisions of ASU No. 2013-2 effective January 1, 2013. Since Riverview’s only AOCI items consist of unrealized gains or losses on securities available for sale and changes in the defined pension benefit plan, the adoption of this standard had minimal impact on Riverview’s consolidated financial statements.

In January 2014, FASB issued ASU 2014-01, “Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects”. ASU 2014-01 permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in ASU 2014-01 should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those pre-existing investments. ASU 2014-01 is effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. This ASU is not expected to have a significant impact on Riverview’s consolidated financial statements.

Issued in January 2014, ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)” clarifies when an “in substance repossession or foreclosure” occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, such that all or a portion of the loan should be derecognized and the real estate property recognized. ASU 2014-04 states that a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments of ASU 2014-04 also require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments of ASU 2014-04 are effective for interim and annual periods beginning after December 15, 2014, and may be applied using either a modified retrospective transition method or a prospective transition method as described in ASU 2014-04. The adoption of ASU 2014-04 will be a change in presentation only for the newly required disclosures and is not expected to have a significant impact to Riverview’s consolidated financial statements.

Note 2 – Business Combination

On November 1, 2013, Riverview completed its consolidation of Riverview and Union pursuant to the Amended and Restated Agreement and Plan of Consolidation (“the “Agreement”), dated April 24, 2013. On that same date, Union Bank and Trust Company, the wholly owned subsidiary of Union, merged with and into Riverview Bank, which is the wholly owned subsidiary of Riverview. The primary reason for the combination was to pool resources to provide greater products and services to customers in the contiguous counties, and provide cost savings.

In accordance with the Agreement, Riverview authorized 3,000,000 shares of preferred stock with no par value and 5,000,000 shares of common stock with no par value. Riverview issued 987,524 shares of common stock with no par value, which increased the number of outstanding common shares to 2,703,840 shares. The shareholders of Riverview received 1.00 share of Riverview’s common stock for each share of Riverview common stock they owned on the effective date of the consolidation. Union shareholders received 1.95 shares of Riverview’s common stock for each share of Union common stock they owned on the effective date of the consolidation. The shareholders of Riverview and Union did not recognize gain or loss for federal income tax purposes on the shares that were exchanged for Riverview’s common stock in the consolidation.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 2 – Business Combination (cont.)

The following table summarizes the fair values of the assets acquired and the liabilities assumed as of the effective date of the consolidation. This transaction was accounted for using the purchase method of accounting in accordance with ASC 805, Business Combinations. Accordingly the purchase price was allocated to the respective assets acquired and liabilities assumed based upon their estimated fair values as of the effective date of the consolidation.

Acquired on November 1, 2013
(In thousands)
Assets:
Cash and cash equivalents	$15,580
Investment securities	29,211
Net loans	75,351
Bank premises and equipment	1,660
Other assets	5,941

Total assets	$127,743

Liabilities:
Noninterest-bearing deposits	$26,687
Interest-bearing deposits	88,290
Other liabilities	1,984

Total liabilities	116,961

Net assets acquired	$10,782

The excess of purchase price over the fair value of net assets acquired is generally recorded as goodwill. However, since the financial assets were acquired for less than their fair market value, a bargain purchase price gain of $629,000 was recorded. Current accounting rules for business combinations require the acquirer to record the difference between fair value of the acquired net assets and the purchase price as a gain in its income statement, thereby providing an increase to Riverview’s equity.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 2 – Business Combination (cont.)

The following table provides the calculation of the goodwill (dollars in thousands, except per share data):

Purchase Price:
Union common shares outstanding	506,513
Exchange ratio	1.95

Riverview common stock issued	987,524
Fair market value of Riverview common share	$10.28
Purchase price assigned to shares exchanged for stock		$10,152
Union fractional shares exchanged for cash	176
Purchase price paid to each Union common share exchanged for cash	$10.75
Purchase price assigned to each Union common share exchanged for cash		1

Total Purchase Price		10,153

Net Assets Acquired:
Union common shareholders’ equity	9,610

Increase (decrease) to reflect assets acquired at fair value:
Loans:
Interest rate fair value	268
General credit fair value mark	(795)
Specific credit fair value mark	(1,705)
Allowance for loan losses	1,427
Core deposit intangible	1,264
Premises and equipment	519
Reversal of old purchase account marks and deferred fees/costs	(142)
Miscellaneous assets and liabilities	(780)
Deferred tax asset	1,495

Decrease to reflect liabilities acquired at fair value:
Time deposits	(379)

Net assets acquired		10,782

Bargain purchase price gain resulting from consolidation		$629

The fair value of certain assets and certain liabilities were based on quoted prices from reliable market sources. When quoted market prices were not available, the estimated fair values were based upon the best information available, including obtaining prices for similar assets and liabilities, and the results of using other valuation techniques. The prominent other valuation techniques used were the present value technique and appraisal/third party valuations. When the present value technique was employed, the associated cash flow estimates incorporated assumptions that marketplace participants would use in estimating fair values. In instances where reliable market information was not available, Riverview assumed the historical book value of certain assets and liabilities represented a reasonable proxy of fair value. Riverview determined that there were no other categories of identifiable intangible assets arising from the Union consolidation other than the core deposit intangible.

The following presents the unaudited pro forma consolidated results of operations of Riverview for the years ended December 31, 2013 and December 31, 2012 as though Union had been consolidated on January 1st. The information is for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies if they actually had completed the consolidation at the beginning of the periods presented, nor does it indicate future results for any other interim or full year period. The proforma earnings per share were calculated using Riverview’s actual weighted average shares outstanding for the periods presented.

	2013	2012
	(In thousands, except per share data)
Total revenues, net of interest expense	$14,731	$13,920

Net income	1,910	1,636

Basic and dilutive earnings per share	$1.02	$0.61

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 2 – Business Combination (cont.)

The pro forma net income amount for the year ended 2013, includes a bargain purchase gain of $629,000 and pre-tax expenses of $1,611,000 both associated with the consolidation. Net income of Union subsequent to the consolidation that is included in the consolidated net income for the year ended December 31, 2013 is $448,000.

Note 3 – Restriction on Cash and Due from Banks

Riverview Bank is required to maintain average reserve balances in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2013 and 2012 approximated $5,943,000 and $6,610,000, respectively. In addition, Riverview Bank’s other correspondents may require average compensating balances as part of their agreements to provide services. Riverview Bank maintains balances with its correspondent banks that may exceed federal insured limits, which management considers to be a normal business risk.

Note 4 – Investment Securities Available-for-Sale

The amortized cost and estimated fair values of investment securities available-for-sale are reflected in the following schedules at December 31, 2013 and 2012:

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. Government agency securities	$1,405	$—	$49	$1,356
State and municipal	37,686	176	819	37,043
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	13,226	43	128	13,141
Collateralized mortgage obligations (CMOs)	3,387	8	65	3.330
Corporate debt obligations	1,852	1	2	1,851
Equity securities, financial services	512	15	2	525

	$58,068	$243	$1,065	$57,246

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Losses Unrealized	Fair Value
	(In thousands)
U.S. Government agencies	$3,500	$6	$—	$3,506
State and municipal	22,252	665	64	22,853
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	12,837	169	—	13,006
Collateralized mortgage obligations (CMOs)	5,555	181	—	5,736

	$44,144	$1,021	$64	$45,101

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 4 – Investment Securities Available-for-Sale (cont.)

The amortized cost and fair value of debt securities available-for-sale at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$—	$—
Due after one year through five years	6,863	6,859
Due after five years through ten years	12,095	12,105
Due after ten years	21,985	21,286

	40,943	40,250

Mortgage-backed securities	13,226	13,141
CMOs	3,387	3,330
Equity securities, financial services	512	525

	17,125	16,996

	$58,068	$57,246

Securities with an amortized cost of $53,401,000 and $30,949,000 and a fair value of $52,598,000 and $31,797,000 at December 31, 2013 and 2012, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

Information pertaining to securities with gross unrealized losses at December 31, 2013 and 2012 aggregated by investment category and length of time that individual securities have been in a continuous loss position are as follows:

	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
December 31, 2013:
Available-for-sale:
U.S. Government agency securities	$1,241	$49	$—	$—	$1,241	$49
State and municipal	22,098	729	1,862	90	23,960	819
Mortgage-backed securities	7,441	128	—	—	7,441	128
Collateralized mortgage obligations (CMOs)	2,618	65	—	—	2,618	65
Corporate debt obligations	1,362	2	—	—	1,362	2
Equity securities, financial services	39	2	—	—	39	2

	$34,799	$975	$1,862	$90	$36,661	$1,065

	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
December 31, 2012:
Available-for-sale:
State and municipal	$5,053	$64	$—	$—	$5,053	$64

	$5,053	$64	$—	$—	$5,053	$64

Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis. It is management’s intent to hold all investments until maturity unless market, economic, credit quality or specific investment concerns warrant a sale of securities. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the credit quality or financial condition and near-term prospects of the issuer, and (3) the intent and ability of the corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2013, eighty securities had unrealized losses as compared with twelve state and municipal securities at December 31, 2012. Management believes the unrealized losses relate to changes in interest rates since the individual securities were purchased as opposed to underlying credit issues. As management does not intend to sell any debt securities, and it is more likely than not that

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 4 – Investment Securities Available-for-Sale (cont.)

management will not be required to sell any debt securities before the cost bases are recovered, no declines are deemed to be other-than-temporary.

As part of its strategy to manage interest rate risk and prepayment risk inherent within the investment portfolio, Riverview Bank sold four available-for-sale U. S. treasury securities and four available-for-sale collateralized mortgage obligation securities during 2013 totaling $7,177,000 as compared with 2012 when it sold ten available-for-sale mortgage-backed securities and two available-for-sale state and municipal securities totaling $19,106,000. Gross realized gains for 2013 amounted to $118,000 and gross realized losses were $1,000, resulting in a $117,000 net gain from the sale. This compares with 2012 where gross realized gains amounted to $770,000 and gross realized losses were zero, resulting in a $770,000 net gain from the sale. Riverview Bank reinvested the proceeds from the sale by purchasing fixed rate mortgage-backed securities, callable agencies and state and municipal securities which not only provide interest income but also allowed Riverview Bank to better manage the cash flow generated from the portfolio.

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses

Riverview Bank takes a balanced approach to its lending activities and manages risk associated with its loan portfolio by maintaining diversification within the portfolio, consistently applying prudent underwriting standards, ongoing monitoring efforts with attention to portfolio dynamics and mix, and procedures that are consistently applied and updated on an annual basis. Riverview Bank contracts an independent third party each year to conduct a credit review of the loan portfolio to provide an independent assessment of asset quality through an evaluation of the established underwriting criteria used in originating credits. Separately, every loan booked and loan turndown undergoes an audit review for conformity with established policies and compliance with current regulatory lending laws. Riverview Bank has not lessened its loan underwriting criteria, and management believes its standards continue to remain conservative. All of Riverview Bank’s loans are to domestic borrowers.

Riverview Bank’s management monitors the loan portfolio on a regular basis with consideration given to detailed analysis of loans by portfolio segment. Portfolio segments represent pools of loans with similar risk characteristics. There are eight portfolio segments—commercial loans; non-owner occupied commercial real estate loans; owner occupied commercial real estate loans; one-to-four family investment property loans; commercial land/land development/construction loans; residential real estate loans; home equity lines of credit; and consumer loans. For the purpose of estimating the allowance for loan losses, each of the segments for commercial loans, non-owner occupied commercial real estate loans, owner occupied commercial real estate loans, one-to-four family investment property loans, and commercial land/land development/construction loans have sub-segments for loan participations bought and loans generated by the branches and commercial offices in Schuylkill and Berks counties, which are newer marketed areas adjacent to Riverview Bank’s original geographic footprint.

The loans in these sub-segments have risk characteristics that differ from the general segments and merit separate analysis in order to afford additional granularity and accuracy in management’s estimate for the allowance for loan losses. Internal policy requires that the Chief Credit Officer report to the Board of Directors on a quarterly basis to discuss the status of the loan portfolio and any related credit quality issues. These reports include but are not limited to information on past due and nonaccrual loans, impaired loans, the allowance for loan losses, changes in the allowance for loan losses, credit quality indicators and foreclosed assets.

Riverview Bank, in the ordinary course of business, has loan, deposit and other routine transactions with its executive officers, directors and entities in which they have principal ownership. Loans are made to such related parties at substantially the same terms as other borrowers and do not represent more than the usual risk of collection or present other unfavorable features.

Activity for these related party loans was as follows for the year ended December 31, 2013 (in thousands):

Balance—January 1	$4,659
Advances	1,504
Loans of new directors	1,000
Payments	(1,965)

Balance—December 31	$5,198

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

Past Due Loans and Nonaccrual Loans

Loans are considered to be past due when they are not paid in accordance with contractual terms. Past due loans are monitored by portfolio segment and by severity of delinquency—30-59 days past due; 60-89 days past due; and 90 days and greater past due. The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it can be documented that it is well secured and in the process of collection. When a loan is placed on nonaccrual status, all unpaid interest credited to income in the current calendar year is reversed and all unpaid interest accrued in prior calendar years is charged against the allowance for loan losses. Interest payments received on nonaccrual loans are either applied against principal or reported as interest income according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The following table presents an aging of loans receivable by loan portfolio segments as of December 31, 2013 and December 31, 2012, and includes nonaccrual loans and loans past due 90 days or more and still accruing:

(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total	Recorded Investment Greater Than 90 Days & Accruing
December 31, 2013:
Commercial	$218	$17	$449	$684	$36,569	$37,253	$298
Commercial real estate:
Non-owner occupied	62	0	3,990	4,052	73,765	77,817	0
Owner occupied	996	15	540	1,551	66,849	68,400	156
1-4 family investment	139	92	458	689	25,512	26,201	458
Commercial land and land development	80	0	215	295	12,299	12,594	0
Residential real estate	1,627	593	1,334	3,554	77,568	81,122	193
Home equity lines of credit	163	0	448	611	16,920	17,531	40
Consumer	20	0	0	20	2,399	2,419	0

Total	$3,305	$717	$7,434	$11,456	$311,881	$323,337	$1,145

December 31, 2012:
Commercial	$58	$—	$—	$58	$23,365	$23,423	$—
Commercial real estate:
Non-owner occupied	—	—	386	386	66,308	66,694	—
Owner occupied	237	—	119	356	50,270	50,626	—
1-4 family investment	99	83	306	488	27,397	27,885	—
Commercial land and land development	16	—	—	16	12,607	12,623	—
Residential real estate	730	926	1,404	3,060	38,427	41,487	231
Home equity lines of credit	—	—	479	479	12,333	12,812	—
Consumer	58	1	—	59	2,239	2,298	—

Total	$1,198	$1,010	$2,694	$4,902	$232,946	$237,848	$231

Loan balances above include net deferred loan fees of $534,000 and $444,000 at December 31, 2013 and 2012, respectively.

Included within the loan portfolio are loans in which Riverview Bank discontinued the accrual of interest due to the deterioration in the financial condition of the borrower. Such loans approximated $7,013,000 and $3,863,000 at December 31, 2013 and December 31, 2012, respectively. If the nonaccrual loans had performed in accordance with their original terms, interest income would have increased by $241,000 for the twelve months ended December 31, 2013 and $236,000 for the twelve months ended December 31, 2012, respectively.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following presents loans by loan portfolio segments that were on a nonaccrual status as of December 31, 2013 and December 31, 2012:

(In thousands)	December 31, 2013	December 31, 2012
Commercial	$324	$190
Commercial real estate:
Non-owner occupied	3,990	1,159
Owner occupied	674	399
1-4 family investment	168	389
Commercial land and land development	215	—
Residential real estate	1,167	1,173
Home equity lines of credit	475	553

Total	$7,013	$3,863

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that Riverview Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Riverview Bank further identifies all loans in nonaccrual status and troubled debt restructured loans as impaired loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Accordingly, Riverview Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless the loans are the subject of a restructuring agreement. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. When the measure of an impaired loan results in a realizable value that is less than the recorded investment in the loan, the difference is recorded as a specific valuation allowance against that loan and Riverview Bank then makes the appropriate adjustment to the allowance for loan losses.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following presents impaired loans by loan portfolio segments as of December 31, 2013 and December 31, 2012:

(In thousands)	Recorded Investment in Impaired Loans	Unpaid Principal Balance of Impaired Loans	Related Allowance	Average Recorded Investment in Impaired Loans	Interest Income Recognized
December 31, 2013:
Loans with no related allowance recorded:
Commercial	$857	$857	$—	$870	$40
Commercial real estate:
Non-owner occupied	5,895	5,895	—	6,489	70
Owner occupied	1,172	1,172	—	1,571	34
1-4 family investment	1,076	1,076	—	1,097	33
Commercial land and land development	215	215	—	218	8
Residential real estate	1,816	1,816	—	2,016	37
Home equity lines of credit	772	772	—	790	11
Consumer	—	—	—	—	—

Loans with an allowance recorded:
Commercial	166	166	1	188	—
Commercial real estate:
Non-owner occupied	—	—	—	—	—
Owner occupied	—	—	—	—	—
1-4 family investment	—	—	—	—	—
Commercial land and land development	—	—	—	—	—
Residential real estate	128	128	8	129	8
Home equity lines of credit	—	—	—	—	—
Consumer	—	—	—	—	—

Total
Commercial	1,023	1,023	1	1,058	40
Commercial real estate:
Non-owner occupied	5,895	5,895	—	6,489	70
Owner occupied	1,172	1,172	—	1,571	34
1-4 family investment	1,076	1,076	—	1,097	33
Commercial land and land development	215	215	—	218	8
Residential real estate	1,944	1,944	8	2,145	45
Home equity lines of credit	772	772	—	790	11
Consumer	—	—	—	—	—

	$12,097	12,097	$9	$13,368	$241

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

(In thousands)	Recorded Investment in Impaired Loans	Unpaid Principal Balance of Impaired Loans	Related Allowance	Average Recorded Investment in Impaired Loans	Interest Income Recognized
December 31, 2012:
Loans with no related allowance recorded:
Commercial	$731	$731	—	$747	$34
Commercial real estate:
Non-owner occupied	3,082	3,082	—	3,441	61
Owner occupied	991	991	—	1,059	36
1-4 family investment	1,073	1,073	—	1,084	35
Commercial land and land development	—	—	—	—	—
Residential real estate	1,207	1,207	—	1,244	19
Home equity lines of credit	853	853	—	865	12
Consumer	3	3	—	6	—

Loans with an allowance recorded:
Commercial	177	177	2	191	—
Commercial real estate:
Non-owner occupied	—	—	—	—	—
Owner occupied	—	—	—	—	—
1-4 family investment	343	343	148	350	9
Commercial land and land development	—	—	—	—	—
Residential real estate	518	518	216	541	11
Home equity lines of credit	—	—	—	—	—
Consumer	—	—	—	—	—

Total
Commercial	908	908	2	938	34
Commercial real estate:
Non-owner occupied	3,082	3,082	—	3,441	61
Owner occupied	991	991	—	1,059	36
1-4 family investment	1,416	1,416	148	1,434	44
Commercial land and land development	—	—	—	—	—
Residential real estate	1,725	1,725	216	1,785	30
Home equity lines of credit	853	853	—	865	12
Consumer	3	3	—	6	—

	$8,978	$8,978	$366	$9,528	$217

The recorded investment in impaired loans increased by $3,119,000 at December 31, 2013 since December 31, 2012. This increase results from purchased impaired loans totaling $4,411,000 attributable to the Union consolidation and is largely related to one large commercial loan of $3,646,000, in addition to thirteen additional non-related commercial and mortgage loans aggregating $765,000. Each of the Union purchased impaired loans are carried at fair value based on the purchase method of accounting. Historical Riverview impaired loans decreased by $1,293,000 from December 31, 2012 to December 31, 2013. This decrease is attributable mainly to significant principal repayment on two non-related commercial relationships, and charge off/transfer to other real estate of one residential loan and two non-related commercial relationships. Historical Riverview impaired loans were measured for impairment and additions were made to the allowance for loan losses based on the measurement and as deemed appropriate by management.

Impaired loans also include all loans modified and identified as troubled debt restructurings (“TDR”). A loan is deemed to be a TDR when Riverview Bank agrees to a modification in the terms of a loan resulting in a concession made by Riverview Bank in an effort to mitigate potential loss arising from a borrower’s financial difficulty. As of December 31, 2013 there were 22 restructured loans totaling $7,071,000 with 15 separate and unrelated borrowers who were experiencing financial difficulty. The modifications on these loans included reductions in interest rates, extension of maturity dates, lengthening of amortization schedules and provisions for interest only payments. There are no commitments to extend additional funds to any of these borrowers.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The following table presents the number of loans and recorded investment in loans restructured and identified as troubled debt restructurings for the twelve months ended December 31, 2013, as well as the number and recorded investment in these loans that subsequently defaulted. Defaulted loans are those which are 30 days or more past due for payment under the modified terms.

(In thousands, except contracts data)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2013:
Troubled Debt Restructurings:
Commercial	—	$—	$—
Commercial real estate:
Non-owner occupied	—	—	—
Owner occupied	—	—	—
1-4 family investment	—	—	—
Commercial land and land development	—	—	—
Residential real estate	1	63	63
Home equity lines of credit	—	—	—
Consumer	—	—	—

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	—	$—
Commercial real estate:
Non-owner occupied	—	—
Owner occupied	—	—
1-4 family investment	—	—
Commercial land and land development	—	—
Residential real estate	—	—
Home equity lines of credit	—	—
Consumer	—	—

(In thousands, except contracts data)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2012:
Troubled Debt Restructurings:
Commercial	1	$177	$177
Commercial real estate:
Non-owner occupied	—	—	—
Owner occupied	2	872	872
1-4 family investment	2	785	785
Commercial land and land development	—	—	—
Residential real estate	—	—	—
Home equity lines of credit	1	415	415
Consumer	—	—	—

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted:
Commercial	—	$—
Commercial real estate:
Non-owner occupied	—	—
Owner occupied	—	—
1-4 family investment	—	—
Commercial land and land development	—	—
Residential real estate	—	—
Home equity lines of credit	1	415
Consumer	—	—

Allowance for Loan Losses

The allowance for loan losses is composed of individual valuation allowances deemed necessary to absorb probable and quantifiable losses based upon current knowledge of the loan portfolio, and loan pool valuation allowances, allocated and unallocated, deemed

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

necessary to absorb losses which are not specifically identified but are inherent in the portfolio. Management evaluates the adequacy of the allowance on a quarterly basis. If the allowance for loan losses is not sufficient to cover actual loan losses, Riverview Bank‘s earnings may be reduced.

Individual valuation allowances are established in connection with specific loan reviews and the asset classification process including the procedures for impairment testing. Such a valuation, which includes a review of loans for which full collectability in accordance with contractual terms is not reasonably assured, considers the estimated fair value of the underlying collateral less the costs to sell, or the present value of expected future cash flows, or the loan’s observable market value. Any shortfall that exists from this analysis results in a specific allowance for the loan. Pursuant to policy, loan losses must be charged off in the period the loans, or portions thereof, are deemed uncollectible. Assumptions and judgments by management in conjunction with outside sources are used to determine whether full collectability of a loan is not reasonably assured. These assumptions and judgments are also used to determine the estimates of the fair value of the underlying collateral or the present value of expected future cash flows or the loan’s observable market value. Individual valuation allowances could differ materially as a result of changes in these assumptions and judgments. Individual loan analyses are performed quarterly on specific loans considered to be impaired. The results of the individual valuation allowances are aggregated and included in the overall allowance for loan losses.

Loan pool valuation allowances represent loss allowances that have been established to recognize the inherent risks associated with Riverview Bank’s lending activity, but which, unlike individual allowances, have been allocated to unimpaired loans within the following eight portfolio segments: commercial loans; non-owner occupied commercial real estate loans; owner occupied commercial real estate loans; one-to-four family investment property loans; commercial land/land development/construction loans; residential real estate loans; home equity lines of credit; and consumer loans. Each of the segments for commercial loans, non-owner occupied commercial real estate loans, owner occupied commercial real estate loans, one-to-four family investment property loans, and commercial land/land development/ construction loans have sub-segments for loan participations bought, and for loans generated by the branches and commercial offices in Schuylkill and Berks counties, which are newer marketed areas adjacent to Riverview Bank’s original geographic footprint. The loans in these sub-segments have risk characteristics that differ from the general segments and merit separate analysis in order to afford additional granularity and accuracy in management’s estimate for the allowance for loan losses. Riverview Bank measures estimated credit losses on each of these groups of loans based on the historical loss rate of each group. The historical loss rate is calculated based on the average annualized net charge-offs over the most recent eight calendar quarters. Unimpaired criticized and classified loans are further segregated as “sub- pools” within each of these eight segments.

A separate, higher loss factor is ascribed to each of these “sub-pools” based on the relative risk in each segment as indicated by historical loss ratios, the level of criticized/classified assets, and the nature of each segment in terms of collateral and inherent risk of the loan type. Management believes that historical losses or even recent trends in losses do not form a sufficient basis to determine the appropriate level for the allowance. Management therefore also considers the following qualitative factors that are likely to cause estimated credit losses associated with each of the portfolio segments to differ from historical loss experience:

•	Changes in lending policies and procedures, including changes in underwriting standards;

•	Changes in national, regional and local economic and business conditions and developments that affect the collectability of the portfolio;

•	Changes in the nature and volume of the portfolio and in the terms of loans;

•	Changes in the experience, ability and depth of lending management and other relevant staff;

•	Changes in the volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified loans;

•	Changes in the quality of Riverview Bank’s loan review system;

•	The existence and effect of any concentrations of credit, and the changes in the level of such concentrations; and

•	The effect of other external factors such as competition and legal and regulatory requirements in the level of estimated credit losses in the existing portfolio.

Each portfolio segment is examined quarterly with regard to the impact of each of these factors on the quality and risk profile of the pool, and adjustments ranging from zero to fifty basis points per factor are calculated. The sum of these qualitative factor adjustments are added to the historical loss ratio for each segment, and the resulting percentage is applied to the loan balance of the segment to arrive at the required loan pool valuation allowance. An unallocated valuation allowance estimate is also made generally in order to give effect to significant loan growth in 2013 resulting from entering into new markets in Schuylkill County in mid-2011 and in Berks

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

County in mid-2012. These portfolios are unseasoned and have not yet developed any loss history. Growth is expected to continue in these portfolios, with focus being given to business, construction, and commercial real estate loans. These loans are normally larger and more complex, and their collection rates are harder to predict. Management determines the unallocated portion, which represents the difference between the reported allowance for loan losses and the calculated allowance for loan losses, based generally on the following criteria:

•	risk of imprecision in the specific and general reserve allocations;

•	other potential exposure in the loan portfolio, including covering the risks in the growing book of loans in the Schuylkill and Berks county regions;

•	variances in management’s assessment of national and local economic conditions; and

•	other internal or external factors that management believes appropriate at the time.

The loan pool valuation allowance for each segment along with the unallocated valuation allowance is totaled and added to the individual valuation allowance for impaired loans to arrive at the total allowance for loan losses.

These evaluations are inherently subjective because even though they are based on objective data, it is management’s interpretation of the data that determines the amount of the appropriate allowance. If the evaluations prove to be incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in the loan portfolio resulting in additions to the allowance for loan losses and a reduction in Bank earnings.

Loan Charge Offs

Charge offs of commercial and industrial loans and commercial real estate and construction loans are recorded promptly upon determination that all or a portion of any loan balance is uncollectible. A loan is considered uncollectible when the borrower is 90 days or more delinquent in principal or interest repayment and the following conditions exist:

•	It is unlikely that the borrower will have the ability to pay the debt in a timely manner.

•	Collateral value is insufficient to cover the outstanding indebtedness.

•	Guarantors do not provide adequate support.

All unsecured consumer loans are charged-off when they become 120 days delinquent or when it is determined that the debt is uncollectible. Overdrafts are charged off when it is determined recovery is not likely or the overdraft becomes 45 days old, whichever comes first.

All secured consumer loans, except those secured by a primary or secondary residence, are charged off when they become 120 days delinquent, or when it is determined that the debt is uncollectible.

Uncollateralized portions of first mortgage residential real estate loans and consumer loans secured by real estate are charged off upon completion of a sheriff’s sale, but prior to the transfer of the fair value carrying balance to other real estate owned. Current appraisals are obtained to determine the appropriate carrying balance with any exposed portion of the loan principal balance being charged off.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The allowance for loan losses is presented by loan portfolio segments with the outstanding balances of loans for the years ended December 31, 2013 and 2012 as follows:

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial – Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Unallocated	Total
Allowance for Loan Losses as of December 31, 2013:
Beginning balance	$545	$841	$774	$456	$143	$582	$72	$26	$297	$3,736
Charge-offs	—	—	222	167	—	314	65	4	—	772
Recoveries	30	—	26	1	—	—	—	2	—	59
Provision	(151)	34	253	83	1	299	96	6	19	640

Ending balance	$424	$875	$831	$373	$144	$567	$103	$30	$316	$3,663

Ending balance: individually evaluated for impairment	$1	$—	$—	$—	$—	$8	$—	$—	$—	$9

Ending balance: collectively evaluated for impairment	$423	$875	$831	$373	$144	$559	$103	$30	$316	$3,654

Loans as of December 31, 2013:
Ending balance	$37,253	$77,817	$68,400	$26,201	$12,594	$81,122	$17,531	$2,419		$323,337

Ending balance: individually evaluated for impairment	$1,023	$5,895	$1,172	$1,076	$215	$1,944	$772	$—		$12,097

Ending balance: collectively evaluated for impairment	$36,230	$71,922	$67,228	$25,125	$12,379	$79,178	$16,759	$2,419		$311,240

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial – Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Unallocated	Total
Allowance for Loan Losses as of December 31, 2012:
Beginning balance	$693	$525	$593	$365	$147	$680	$63	$24	$333	$3,423
Charge-offs	268	186	353	52	—	31	—	30	—	920
Recoveries	91	—	—	—	—	2	—	—	—	93
Provision	29	502	534	143	(4)	(69)	9	32	(36)	1,140

Ending balance	$545	$841	$774	$456	$143	$582	$72	$26	$297	$3,736

Ending balance: individually evaluated for impairment	$2	$—	$—	$148	$—	$216	$—	$—	$—	$366

Ending balance: collectively evaluated for impairment	$543	$841	$774	$308	$143	$366	$72	$26	$297	$3,370

Loans as of December 31, 2012:
Ending balance	$23,423	$66,694	$50,626	$27,885	$12,623	$41,487	$12,812	$2,298		$237,848

Ending balance: individually evaluated for impairment	$908	$3,082	$991	$1,416	$—	$1,725	$853	$3		$8,978

Ending balance: collectively evaluated for impairment	$22,515	$63,612	$49,635	$26,469	$12,623	$39,762	$11,959	$2,295		$228,870

Credit Quality Indicators

Riverview Bank has established a credit risk rating system to quantify the risk in Riverview Bank’s loan portfolio. This system is a critical tool for managing Riverview Bank’s lending activities and for evaluating appropriate loan loss reserves. This rating system is dynamic with risk ratings subject to change at any time when circumstances warrant. The system rates the strength of the borrower and is designed to be a tool for management to manage Riverview Bank’s credit risk and provide an early warning system for negative migration of credits. The system also provides for recognition of improvement in credits. Risk ratings move dynamically, both negatively and positively.

Each new, renewed or modified credit facility is given a risk rating that takes into consideration factors that affect credit quality. The primary determinants of the risk rating assigned are based upon the reliability of the primary source of repayment and the past, present, and projected financial condition of the borrower. The rating also reflects current economic and industry conditions. Major factors used in determining the rating include the following variables:

•	Capitalization

•	Liquidity

•	Cash flow

•	Revenue and earnings trends

•	Management strength or weakness

•	Quality of financial information

•	Reputation and credit history

•	Industry, including economic climate

In addition, the following factors may contribute to enhance the risk rating derived from the above factors:

Collateral: The rating may be affected by the type and quality of collateral, the level of coverage, the economic life of the collateral, liquidation value, and Riverview Bank’s ability to dispose of the collateral.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

Guarantors: Guarantees can differ substantially in enhancing the risk rating assigned to a loan or lending commitment. In order to provide enough support to impact the assigned rating by one or more levels, the guarantee must be unconditional and be from an individual or entity with substantial financial strength and a vested interest in the success of the borrower.

Riverview Bank assigns risk ratings based on a scale from 1 to 8 with 1 being the highest quality rating and 8 being the lowest quality grade.

•	Levels 1-4 are “Pass” grades

•	Level 5 is “Special Mention” (criticized loan)

•	Level 6 is “Substandard” (classified loan)

•	Level 7 is “Doubtful” (classified loan)

•	Level 8 is “Loss” (classified loan)

Risk Rating Definitions

1—Excellent

This category is reserved for loans that contain a virtual absence of any credit risk. The loan is secured by properly margined cash collateral (in accordance with loan policy). Loans that are unquestionably guaranteed by the U.S. government, or any agency thereof, would also fit this category.

2—Good

Loans in this category would be characterized by nominal risk and strong repayment certainty. This would include loans to companies or individuals that are paying as agreed and that are either unsecured or secured where reliance is placed on non-liquid or less than good quality liquid collateral.

3—Satisfactory

Loans in this category are considered to exhibit an average level of credit risk. However, these loans have certain risk characteristics, whether due to management, industry, economic or financial concerns. Credits with satisfactory liquidity and leverage, with losses considered to be of a temporary nature for which there is only minor concern would be so rated. Loans for start-up businesses or loans to firms exhibiting high leverage could receive this rating. Loans in this category would also include borrowers whose underlying financial strength may be relatively weak. However, risk of loss is considered minimal due to adequate, well-margined and controlled collateral.

4—Watch

Loans in this category would typically be experiencing some negative trends due to financial, operational, economic, or regulatory reasons. A deteriorating collateral position or guarantor, in isolation, could also justify this rating. Such loans must have elevated monitoring as a result of negative trends which, if not addressed, could result in an unacceptable increase in credit risk.

5—Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in a deterioration of the repayment prospects for the loan or in Riverview Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose Riverview Bank to sufficient risk to warrant an adverse classification. Loans for which economic or market conditions are beginning to adversely affect the borrower may be so rated. An adverse trend in the borrower’s operations or an imbalanced position in the balance sheet which has not reached a point where liquidation is jeopardized may be best handled by this rating. Loans in which actual weaknesses are evident and significant should be considered for more serious criticism. In cases where the credit is weak but trends are improving, and/or collateral support is within normal advance margins, consideration should be given for the next higher rating.

6—Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the borrower or by the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. These loans, even if apparently protected by collateral value, have well-defined weaknesses related to adverse financial, managerial, economic, market, or political conditions which have clearly jeopardized repayment of principal and interest as originally intended. They are characterized by the distinct possibility that Riverview Bank will sustain some loss if the deficiencies are not corrected. All loans in nonaccrual status may be rated no higher than substandard.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

7—Doubtful

A doubtful loan has all of the weaknesses inherent in a loan classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending events that may work to strengthen the asset, its classification as a loss is deferred until its status can be better determined in light of pending events. Generally, pending events should be resolved within a relatively short period and the rating will be adjusted based on the new information. Because of high probability of loss, loans rated doubtful must be in non-accrual status.

8—Loss

Loans classified loss are considered uncollectible and of such little value that their continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though a partial recovery may be effected in the future. When access to collateral, rather than the value of the collateral, is a problem, a less severe classification may be appropriate. However, Riverview Bank will not maintain an asset on the balance sheet if realizing its value would require long-term litigation or other lengthy recovery efforts. Losses are recorded in the period the asset becomes uncollectible.

The following presents the credit quality indicators and total credit exposure for each segment in the loan portfolio by internally assigned grades as of December 31, 2013 and 2012:

		Commercial Real Estate
(In thousands)	Commercial	Non-Owner Occupied	Owner Occupied	1-4 Family Investment	Commercial – Land and Land Development	Residential Real Estate	Home Equity Lines of Credit	Consumer	Total
December 31, 2013:
1—Excellent	$682	$—	$—	$—	$—	$—	$—	$179	$861
2—Good	4,652	208	2,184	59	195	—	30	—	7,328
3—Satisfactory	29,519	71,375	59,884	18,928	11,670	76,298	16,145	2,240	286,059
4—Watch	916	2,596	4,235	5,062	298	1,735	515	—	15,357
5—Special Mention	376	2,616	904	1,187	216	127	366	—	5,792
6—Substandard	1,108	1,022	1,193	965	215	2,962	475	—	7,940
7—Doubtful	—	—	—	—	—	—	—	—	—
8—Loss	—	—	—	—	—	—	—	—	—

Total	$37,253	$77,817	$68,400	$26,201	$12,594	$81,122	$17,531	$2,419	$323,337

December 31, 2012:
1—Excellent	$161	$—	$—	$—	$—	$—	$—	$—	$161
2—Good	3,768	239	2,392	68	212	—	59	—	6,738
3—Satisfactory	16,980	61,779	43,353	17,062	11,290	39,313	11,061	2,295	203,133
4—Watch	652	250	3,279	8,218	653	17	771	—	13,840
5—Special Mention	954	3,779	590	1,349	468	164	368	—	7,672
6—Substandard	908	647	1,012	1,188	—	1,993	553	3	6,304
7—Doubtful	—	—	—	—	—	—	—	—	—
8—Loss	—	—	—	—	—	—	—	—	—

Total	$23,423	$66,694	$50,626	$27,885	$12,623	$41,487	$12,812	$2,298	$237,848

The adequacy of the allowance is analyzed quarterly, with any adjustment to the level deemed appropriate by credit administration management, based upon its risk assessment of the entire portfolio. Based upon credit administration’s review of the classified loans and the overall allowance levels as they relate to the entire loan portfolio at December 31, 2013, management believes the allowance for loan losses has been established at levels sufficient to cover the probable incurred losses in the loan portfolio.

Purchased Loans

Purchased loans are initially recorded at their acquisition date fair values. The carryover of the allowance for loan losses is prohibited as any credit losses in the loans are included in the determination of the fair value of the loans at the acquisition date. Fair values for purchased loans are based on a cash flow methodology that involves assumptions and judgments as to credit risk, default rates, loss severity, collateral values, discount rates, payment speeds, and prepayment risk.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

As part of its acquisition due diligence process, Riverview Bank reviewed the acquired institution’s loan grading system and the associated risk rating for loans. In performing this review, Riverview Bank considers cash flows, debt service coverage, delinquency status, accrual status, and collateral for the loan. This process allowed Riverview to clearly identify the population of acquired loans that had evidence of deterioration in credit quality since origination and for which it was probable, at acquisition, that Riverview Bank would be unable to collect all contractually required payments. All such loans identified by Riverview Bank were considered to be within the scope of ASC 310-30, Loan and Debt Securities Acquired with Deteriorated Credit Quality and are identified as “Purchased Credit Impaired Loans”.

As part of the consolidation with Union, effective November 1, 2013, Riverview Bank identified fourteen purchased credit impaired (“PCI”) loans. For all PCI loans, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable discount. The non-accretable discount represents estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require Riverview Bank to evaluate the need for an allowance for loan losses on these loans. Subsequent improvements in expected cash flows result in the reversal of a corresponding amount of the non-accretable discount which Riverview Bank then reclassifies as an accretable discount that is recognized into interest income over the remaining life of the loan. Riverview Bank’s evaluation of the amount of future cash flows that it expects to collect is based on a cash flow methodology that involves assumptions and judgments as to credit risk, collateral values, discount rates, payment speeds, and prepayment risk. Charge-offs of the principal amount on purchased loans are first applied to the non-accretable discount.

As a result of this accounting methodology, certain credit-related ratios of Riverview Bank, including, for example, the growth rate in non-performing assets, may not necessarily be directly comparable with periods prior to the acquisition of the PCI loans.

For purchased loans that are not deemed impaired at acquisition, credit discounts representing principal losses expected over the life of the loans are a component of the initial fair value, and the discount is accreted to interest income over the life of the asset. Subsequent to the purchase date, the method used to evaluate the sufficiency of the credit discount is similar to originated loans, and if necessary, additional reserves are recognized in the allowance for loan losses.

The following is a summary of the loans purchased in the Union transaction as November 1, 2013, the date of consolidation:

Union	Purchased Credit Impaired Loans	Purchased Non- Impaired Loans	Total Purchased Loans
Contractually required principal and interest at acquisition	$10,290	$92,704	$102,994
Contractual cash flows not expected to be collected	(5,487)	(9,492)	(14,979)

Expected cash flows at acquisition	4,803	83,212	88,015
Interest component of expected cash flows	(386)	(12,278)	(12,664)

Basis in acquired loans at acquisition – estimated fair value	$4,417	$70,934	$75,351

The unpaid principal balances and the related carrying amount of acquired loans as of December 31, 2013 are as follows:

December 31, 2013
Credit impaired purchased loans evaluated individually for incurred credit losses
Outstanding balance	$7,010
Carrying Amount	4,411

Other purchased loans evaluated collectively for incurred credit losses
Outstanding balance	70,358
Carrying Amount	68,284

Total Purchased Loans
Outstanding balance	77,368
Carrying Amount	72,695

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Loans Receivable, Credit Quality for Loans and the Allowance for Loan Losses (cont.)

The changes in the accretable discount related to the purchased credit impaired loans are as follows:

December 31, 2013
Balance—beginning of period	$—
Union acquisition	386
Accretion recognized during the period	(23)
Net reclassification from non-accretable to accretable	15

Balance—end of period	$378

Note 6 – Premises and Equipment

Premises and equipment consisted of the following at December 31:

	Estimated Useful Life	2013	2012
		(In thousands)
Land	—	$1,410	$741
Bank premises	7—50 years	8,876	4,618
Leasehold improvements	10—30 years	131	2,531
Furnishings and equipment	3—10 years	3,898	2,602
Construction in progress	—	93	10

		14,408	10,502
Accumulated depreciation		(6,056)	(3,340)

		$8,352	$7,162

Operating and Capital Leases

Riverview Bank entered into a fifteen year operating lease agreement in 2003 for the land on which the Duncannon office is located. In 2005, Riverview Bank entered into an agreement to lease an office on Good Hope Road in Hampden Township, Cumberland County, on which lease payments began in 2006 and extend through 2017. As part of the consolidation effective December 31, 2008, Riverview Bank assumed the lease of the then Halifax National Bank’s branch in Elizabethville, Dauphin County, which began in 2008 and expires in 2018. During the latter part of 2010, Riverview Bank entered into an agreement to lease the land occupied by the office located on East Wiconisco Avenue, Tower City, and Schuylkill County, on which lease payments began 2010 and extend through 2035. Riverview Bank entered into an agreement during July 2011 to lease a branch office in Cressona, Schuylkill County, in which lease payments commenced August 2011 and extend through July 2016. During September 2011, Riverview Bank entered into agreements to lease a commercial office in Pottsville and a branch office in Orwigsburg, Schuylkill County, in which lease payments commenced January 2012 through December 2016. Effective July 31, 2012, Riverview Bank entered into an agreement to lease a commercial condominium unit in Wyomissing, Berks County, with lease payments commencing August 1, 2012 through July 31, 2013 and renewed on a month-to-month basis thereafter. On December 27, 2012, Riverview Bank acquired a wealth management company and assumed the lease of its commercial office located in Orwigsburg, Schuylkill County in which lease payments of the original lease commenced May 1, 2012 and extend through April 30, 2015. Riverview Bank is responsible for taxes, utilities and other expenses related to the properties. All of the lease agreements contain renewal options. Total expense for operating leases in 2013 and 2012 was $294,000 and $303,000, respectively.

At December 31, 2013, future minimum lease payments under non-cancelable lease arrangements are as follows (in thousands):

Years ending December 31,
2014	$279
2015	267
2016	247
2017	83
2018	58
Thereafter	549

Effective October 11, 2012, Union entered into an installment lease purchase agreement relating to a branch office that was being built at 100 Hollywood Boulevard, Pottsville, Schuylkill County, Pennsylvania 17901. This capital lease was assumed by Riverview Bank as part of the consolidation. Once the construction on this property was completed, the lease term commenced January 2014 in

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 6 – Premises and Equipment (cont.)

accordance with the commencement notice. The term of the lease is fifteen years commencing the date that construction is completed with the option to continue the lease for five year terms. Riverview Bank has the exclusive right and option to purchase the premises at the end of the fifth year of the lease. Total future estimated expense related to this capital lease over the fifteen year term of the lease is $1,851,861 if Riverview Bank continues to lease the premises. If Riverview Bank exercises its option to purchase the premises at the end of the fifth year, the expense is estimated to be $1,411,315.

Note 7 – Goodwill and Intangible Assets

Goodwill and intangible assets were $3,968,000 at December 31, 2013 and $2,844,000 at December 31, 2012. The carrying amount of goodwill was $2,297,000 at December 31, 2013 and 2012. The intangible assets increased to $1,670,000 at December 31, 2013 from $547,000 at December 31, 2012. The $1,123,000 increase in intangibles is mostly attributable to recording an additional core deposit intangible as a result of the consolidation with Union, which in turn was offset by amortization expense of $141,000.

The gross carrying amount and accumulated amortization related to intangible assets at December 31, 2013 and 2012 are presented below:

	December 31,
	2013		2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Core deposit intangibles—HNB	$173	$126	$173	$107
Core deposit intangibles—Union	1,264	32	—	—
Customer list intangible	463	84	463	—
Loan servicing rights	57	45	55	37

Total intangible assets	$1,957	$287	$691	$144

During 2013, a core deposit intangible in the amount of $1,264,000 was recorded as a result of the consolidation with Union. The amortization of this intangible is based on an accelerated basis over the 12 year estimated life of the core deposit base.

During 2012 a customer list intangible in the amount of $463,000 was recorded as a result of the acquisition of the wealth management company. The amortization of this intangible is based on the sum of the years’ method calculated over a ten year period.

Amortization expense for all other intangible assets totaled $141,000 and $27,000 for 2013 and 2012, respectively, and is reflected within the consolidated statements of income.

Riverview estimates the amortization expense for the core deposit and customer list intangibles as follows (in thousands):

Years ending December 31,
2014	$286
2015	259
2016	231
2017	194
2018	169
Thereafter	519

$1,658

Based upon the goodwill analysis performed by an independent third party, there was no goodwill impairment for the years ended December 31, 2013 and 2012.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 8 – Deposits

Deposits at December 31, 2013 and 2012 are summarized as follows:

	December 31,
	2013		2012
(Dollars in thousands)	Balance	Average Rate	Balance	Average Rate
Non-interest bearing demand	$50,181	0.00%	$24,526	0.00%
Interest-bearing demand	127,992	0.49%	97,576	0.95%
Savings	90,919	0.46%	48,342	0.34%
Time	113,253	1.42%	99,001	1.84%

Total deposits	$382,345		$269,445

Scheduled contractual maturities of time deposits at December 31, 2013 are as follows (in thousands):

Years ending December 31,
2014	$56,654
2015	21,163
2016	9,652
2017	18,606
2018	6,763
Thereafter	415

$113,253

Time deposits of $100,000 or more at December 31, 2013 and 2012 approximated $39,850,000 and $39,340,000, respectively.

Interest expense on time deposits of $100,000 or more approximated $490,000 and $612,000 for the years ended December 31, 2013 and 2012, respectively.

Riverview Bank accepts deposits from its executive officers, directors, their immediate families, and affiliated companies on the same terms as those for comparable transactions of unrelated customers. The amount of these deposits totaled $3,707,000 and $1,277,000 at December 31, 2013 and 2012, respectively.

Note 9 – Borrowings

Riverview Bank has an unsecured line of credit agreement with Atlantic Central Bankers Bank in the amount of $6,250,000 at December 31, 2013 and December 31, 2012. Interest accrues based on the daily federal funds rate. There were no amounts outstanding on this line of credit at December 31, 2013 or 2012.

Riverview Bank has entered into agreements with the Federal Home Loan Bank of Pittsburgh (“FHLB”) which allow for borrowings up to a percentage of certain qualifying collateral assets. At December 31, 2013, Riverview Bank had a maximum borrowing capacity of approximately $120,572,000 with the FHLB of Pittsburgh. The borrowing capacity is collateralized by security agreements in certain real estate loans valued at $175,143,000 recorded on the books of Riverview Bank. Borrowings from the FHLB of Pittsburgh include long-term borrowing agreements which are subject to restrictions and penalties for early repayment under certain circumstances and borrowings under repurchase advance agreements.

A summary of short-term borrowings is as follows at December 31:

	2013	2012
	(Dollars in thousands)
FHLB Open Repo Plus	$—	$11,000

	$—	$11,000

Weighted average rate at end of year	—	0.25%
Maximum amount outstanding at any end of month	—	$11,821
Daily average amount outstanding	—	$6,202
Approximate weighted average interest rate for year	—	0.26%

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 9 – Borrowings (cont.)

FHLB of Pittsburgh borrowings under long-term arrangements are summarized as follows at December 31:

Maturity Date	Interest Rate		2013	2012
			(In thousands)
06/18/13	2.67%	Fixed rate	$—	$2,550
04/09/18	2.90%	Fixed rate until 4/9/2013(1)	5,000	5,000

			$5,000	$7,550

(1)	Convertible select fixed rate to a floating rate of 3 month Libor plus 23 basis points resetting quarterly at the discretion of the FHLB.

Scheduled contractual maturities of FHLB borrowings are as follows at December 31, 2013 (in thousands):

Years Ending December 31,
2018	$5,000

$5,000

Riverview has a secured closed-end line of credit with The Gratz Bank, Gratz, Pennsylvania for $2,000,000, which was increased from $1,500,000 on May 30, 2012. The outstanding amount borrowed under this line of credit was $2,000,000 at December 31, 2013 and 2012. The interest rate is fixed at 5.50% until July 30, 2015 and is floating thereafter at 1% above the base Wall Street Journal U.S. prime rate. Interest only payments are due monthly, followed by monthly principal and interest payments beginning August 30, 2015. The maturity date of this loan is July 30, 2025. The line is secured by 300,000 shares of Riverview Bank’s common stock.

Riverview has a $3,000,000 secured guidance line of credit with ACNB Bank that became effective January 11, 2013 with the terms as follows:

•	The term is a twelve month revolving draw period followed by a 48 month non-revolving draw period. The maximum term of the facility for draws is 60 months followed by a principal repayment term.

•	The interest rate is fixed at 3.99% until January 11, 2016. Thereafter, the interest rate will be adjusted every three years and indexed to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years, as made available by the Federal Reserve, plus 3%, rounded up to the nearest 0.125%, with a floor of 4.50%.

•	Each advance under the loan will require monthly interest only payments until January 11, 2016. Thereafter, each advance shall require180 consecutive monthly principal and interest payments in an amount sufficient to fully amortize the advance over 15 years.

•	The guidance line of credit expires January 11, 2018.

•	The line of credit is secured by 875,000 shares of Riverview Bank’s common stock.

As of December 31, 2013 Riverview borrowed $3,000,000 on this credit line, but paid off the borrowing in full on January 11, 2014.

Note 10 – Employee Benefit Plans

Defined Contribution Plan

Riverview Bank maintains a contributory 401(k) retirement plan for all eligible employees. Currently, Riverview Bank’s policy is to match 100% of the employees’ voluntary contribution to the plan up to a maximum of 4% of the employees’ compensation. Additionally, Riverview Bank may make discretionary contributions to the plan after considering current profits and business conditions. The amount charged to expense in 2013 and 2012 totaled $332,000 and $258,000, respectively. Of these amounts, discretionary contributions approximated $204,000 and $168,000, respectively.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 10 – Employee Benefit Plans (cont.)

Director Emeritus Plan

Effective November 2, 2011, a Director Emeritus Agreement (the “Agreement”) was entered into by and between Riverview, Riverview Bank and the Directors. In order to promote orderly succession of Riverview’s and Bank’s Board of Directors, the Agreement defines the benefits Riverview is willing to provide upon the termination of service to those individuals who currently serve as Directors of Riverview and Bank as of December 31, 2011, where Riverview will pay the Director $15,000 per year for services performed as a Director Emeritus, which may be increased at the sole discretion of the Board of Directors. The benefit is paid over five years, in 12 monthly installments to a Director:

•	upon termination of service as a Director on or after the age of 65, provided the Director agrees to provide certain ongoing services for Riverview;

•	upon termination of service as a Director due to a disability prior to age 65;

•	upon a change of control;

•	upon the death of a Director after electing to be a Director Emeritus.

Expenses recorded under the terms of this agreement were $38,000 and $30,000 for the years ended December 31, 2013 and 2012, respectively.

Deferred Compensation Agreements

Riverview Bank maintains five Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to certain key executives. The agreements were specifically designed to encourage key executives to remain as employees of Riverview Bank. The agreements are unfunded, with benefits to be paid from Riverview Bank’s general assets. After normal retirement, benefits are payable to the executive or his beneficiary in equal monthly installments for a period of 15 years for two of the executives and 20 years for three of the executives. There are provisions for death benefits should a participant die before his retirement date. These benefits are also subject to change of control and other provisions.

Riverview Bank maintains a “Director Deferred Fee Agreement” (“DDFA”) which allows electing directors to defer payment of their directors’ fees until a future date. In addition Riverview Bank maintains an “Executive Deferred Compensation Agreement” (“EDCA”) with two of its executives. This agreement, which was initiated in 2010, allows the executives of Riverview Bank to defer payment of their base salary, bonus and performance based compensation until a future date. For both types of deferred fee agreements, the estimated present value of the future benefits is accrued over the effective dates of the agreements using an interest factor that is evaluated and approved by the compensation committee of the Board of Directors on an annual basis. The agreements are unfunded, with benefits to be paid from Riverview Bank’s general assets.

The accrued benefit obligations for all the plans total $1,220,000 at December 31, 2013 and $673,000 at December 31, 2012 and are included in other liabilities. Expenses relating to these plans totaled $80,000 and $88,000 in the years ended December 31, 2013 and 2012, respectively.

Riverview made a lump sum payment of $178,000 on January 3, 2012 in accordance with the terms of the DDFA of a director who passed away in mid-2011. No such payment was made during 2013.

Stock Option Plan

In January 2009, Riverview Bank implemented a nonqualified stock option plan. The purpose of the 2009 Stock Option Plan was to advance the development, growth and financial condition of Riverview by providing incentives through participation in the appreciation of the common stock of Riverview Financial Corporation to secure, retain and motivate its directors, officers and key employees and to align such person’s interests with those of Riverview’s shareholders. Originally, shares of Company’s common stock that may be issued or transferred under this plan could not exceed, in the aggregate, 170,000 shares at an exercise price of $10.60 per share. On January 4, 2012, the 2009 Stock Option Plan was amended and restated to increase the number of shares of common stock that may be issued under the Plan through grants of nonqualified stock options. The amendment increased the number of shares available under the Plan, in the aggregate, to 220,000 shares from 170,000 shares that were originally documented in the

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 10 – Employee Benefit Plans (cont.)

Plan. The vesting schedule for all options is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date and the expiration date is ten years following the grant date. However, as of December 31, 2013, all of the 179,250 outstanding options were fully vested as a result of the Board of Director’s approval to accelerate the vesting period, which resulted in the company recording an additional expense of $117,000.

A summary of the status of Riverview’s stock option plan as of December 31, 2013 is as follows:

Options	Shares	Weighted Average Exercise Price Per Share
Outstanding – January 1, 2013	179,250	$10.58
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding – December 31, 2013	179,250	$10.58

Options exercisable at year end	179,250
Weighted average fair value of options per share granted during the year	$10.58
Remaining contractual life	6 years

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions. There were no options granted during 2013.

2012 Option Grants January
Dividend yield	5.07%
Expected life	8.5 years
Expected volatility	69.22%
Risk-free interest rate	1.41%

Information pertaining to options outstanding at December 31, 2013 is as follows:

	Options Outstanding			Options Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$10.35-$10.60	179,250	6 years	$10.58	179,250	$10.58	6 years

The was no intrinsic value associated with the 179,250 outstanding stock options at December 31, 2013 considering that the market value of the stock as of the close of business at year end was $9.65 per share as compared with the option exercise price of $10.35 for 15,000 options and an option exercise price of $10.60 for 164,250 options. No options were exercised during 2013 and 2012.

Defined Benefit Pension Plan

As a result of the consolidation, Riverview took over Union’s noncontributory defined benefit pension plan, which substantially covered all Union employees. The plan benefits were based on average salary and years of service. Union elected to freeze all benefits earned under the plan effective January 1, 2007.

Riverview accounts for the defined pension plan in accordance with FASB ASC Topic 715, Compensation- Retirement Plans. This guidance requires Riverview to recognize the funded status (i.e. the difference between the fair value of the plan assets and the projected benefit obligation) of the benefit plan.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 10 – Employee Benefit Plans (cont.)

The following table presents the plan’s funded status and the amounts recognized in Riverview’s consolidated financial statements since the November 1st effective date of the consolidation. The measurement date for purposes of these valuations was December 31, 2013.

(In thousands)	Two Months Ended 12/31/2013
Obligations and funded status:
Change in benefit obligations:
Benefit obligation beginning November 1, 2013	$3,908
Interest cost	28
Actuarial cost	—
Change in actuarial assumption	7
Benefit payments	(20)

Benefit obligation at end of year	3,923
Change in plan assets:
Fair value of plan assets at November 1, 2013	3,642
Actual return on plan assets	52
Benefit paid	(20)

Fair value of plan assets at end of year	3,674

Funded status included in other liabilities	($249)

Amounts related to the plan that have been recognized in accumulated other comprehensive loss but not yet recognized as a component of net periodic pension cost are as follows:

(In thousands)	2013
Net loss	$9

The amount of net actuarial gain or loss expected to be amortized in 2014 is zero. Net periodic pension expense included the following components for the years ended December 31:

(In thousands)	Two Months Ended 12/31/2013
Interest cost	$28
Expected return on plan assets	(32)

Net periodic pension expense	($4)

The accumulated benefit obligation was $3,923,000 at December 31, 2013.

The following is a summary of actuarial assumptions used for Riverview’s pension plan:

2013
Discount rate	4.60%
Expected long-term rate of return on plan assets	6.00%

The selected long-term rate of return on plan assets was primarily based on the asset allocation of the plan’s assets. Analysis of the historic returns on these asset classes and projections of expected future returns were considered in setting the long-term rate of return.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 10 – Employee Benefit Plans (cont.)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

2014	$227
2015	229
2016	226
2017	219
2018	215
2019 – 2023	1,136

Total	$2,252

Riverview’s pension plan asset allocations, by asset category, are as follows:

2013
Cash and cash equivalents	0.54%
Equity	75.95%
Fixed income	23.51%

Total	100.00%

The fair value of Riverview’s pension plan assets at December 31, 2013 by asset category are as follows:

	2013
(In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$20	$20	$—	$—
Mutual funds:
One year fixed income fund	864	864	—	—
Short-term investment grade fund	1,079	1,079	—	—
GNMA fund	215	215	—	—
Index 500 fund	314	314	—	—
Value index fund	366	366	—	—
Mid cap value index fund	157	157	—	—
U.S. targeted fund	210	210	—	—
Emerging markets core equity fund	114	114	—	—
Real estate securities fund	44	44	—	—
International value fund	269	269	—	—
International real estate fund	22	22	—	—

Total assets	$3,674	$3,674	$—	$—

The valuation used is based on quoted market prices provided by an independent third party.

Riverview does not expect to contribute to the plan in 2014.

Note 11 – Taxes

Income tax expense (benefit) and the related effective income tax rates are comprised of the following items for the years ended December 31:

(Dollars in thousands)	2013		2012
Tax at statutory rates	$412	34%	$674	34%
Tax-exempt interest income	(273)	(23%)	(273)	(14%)
Life insurance income	(75)	(6%)	(92)	(5%)
Interest disallowance	11	1%	17	1%
Low income housing credit	(123)	(10%)
Bargain purchase gain	(214)	(18%)
Other	12	1%	(8)	—

Federal Income Taxes	($250)	(21%)	$318	16%

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 11 – Taxes (cont.)

Deferred income taxes result from income and expense items which are recognized for financial statement purposes in different reporting periods than for federal income tax purposes. The current and deferred portions of applicable income taxes (benefits) for the years ended December 31 are as follows:

(In thousands)	2013	2012
Current tax	$517	$424
Deferred tax benefit	(767)	(106)

Applicable Federal Income Tax (Benefit)	($250)	$318

Riverview records deferred taxes, at the 34% tax rate, on cumulative temporary differences. Components of deferred tax assets and liabilities, included in other assets on the consolidated balance sheet, are as follows at December 31:

(In thousands)	2013	2012
Deferred tax assets:
Allowance for loan losses	$759	$1,090
Non-accrual loan interest	185	139
Deferred compensation	506	267
Purchase accounting adjustments	787	72
Alternative minimum tax credit carryforwards	455	—
OREO valuation	149
Acquisition costs Union	288	—
Unfunded pension liability	89	—
Low income housing credit carryforwards	897	—
Net operating loss carryforwards	641	—
Unrealized loss on investment securities	280	—
Valuation allowance on the fair value of investment securities acquired	123	—
Other	46	40

	5,205	1,608
Deferred tax liabilities:
Accumulated depreciation	(570)	(324)
Unrealized gain on investment securities	—	(325)
Other	—	(8)

	(570)	(657)

Net Deferred Tax Asset	$4,635	$951

Riverview has not recorded a valuation allowance for the deferred tax assets as management believes it is more likely than not that they will be ultimately realized.

Riverview recorded a $117,000 net gain from the sale of available-for-sale securities during 2013, which was taxed at 34%, or $40,000. This is in comparison with a $770,000 net gain from the sale of available-for-sale securities during 2012, which was taxed at 34%, or $262,000. The low income housing credits (“LIHC”) and net operating losses (“NOL”) can both be carried forward for 20 years. The LIHC credits have accumulated for 2006-2013 and will not expire until 2026-2033. The NOL has accumulated for 2010 – 2013 and will not expire until 2030-2033.

Uncertain Tax Positions

In connection with the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for certain tax positions, Riverview has evaluated its tax position as of December 31, 2013. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has more than a 50 percent likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more likely than not” threshold guidelines, Riverview believes no significant uncertain tax position exists, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of December 31, 2013, Riverview had no material unrecognized tax benefits or accrued interest and penalties. Interest and penalties associated with unrecognized tax benefits would be classified as additional income taxes in the Consolidated Statements of Income. At December 31, 2013 and 2012, there was no liability for unrecognized tax benefits. Riverview and its subsidiary are subject to U. S. Federal income tax as well as income tax of the Commonwealth of Pennsylvania.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 11 – Taxes (cont.)

Riverview is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years before 2010.

Note 12 – Financial Instruments with Off Balance Sheet Risk

Riverview Bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit, typically residential mortgage loans and commercial loans and, to a lesser extent, standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

Riverview Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Riverview Bank uses the same credit policies in making such commitments and conditional obligations as it does for on balance sheet instruments. Riverview Bank does not anticipate any material losses from those commitments.

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Riverview Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Riverview Bank upon extensions of credit, is based on management’s credit evaluation of the customer. Collateral requirements vary but may include investments, property, plant and equipment, and income-producing commercial properties. For loans secured by real estate, Riverview Bank generally requires loan to value ratios of no greater than 80%. Standby letters of credit are conditional commitments issued by Riverview Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Riverview Bank holds collateral supporting those commitments for which collateral is deemed necessary. The current amount of the liability as of December 31, 2013 for guarantees under standby letters of credit is not material.

Riverview Bank’s exposure to credit loss for loan commitments (unfunded loans and unused lines of credit, including home equity lines of credit) and standby and performance letters of credit was as follows at December 31:

	Contract or Notional Amount
	2013	2012
	(In thousands)
Commitments to grant loans	$17,060	$13,262
Unfunded commitments of existing loans	26,785	21,396
Standby and performance letters of credit	2,995	1,749

	$46,840	$36,407

Note 13 – Concentrations of Credit Risk

Substantially all of Riverview’s business activity, including loans and loan commitments, is with customers located within its trade area within the counties of Berks, Cumberland, Dauphin, Northumberland, Perry and Schuylkill, Pennsylvania. A loan concentration is considered to exist when the total amount of loans to any one or multiple number of borrowers engaged in similar activities or have similar economic characteristics, exceed 10% of loans outstanding in any one category.

The following table presents loan concentrations as of December 31, 2013 and December 31, 2012.

(Dollars in thousands)	December 31, 2013	December 31, 2012
Loans to Lessors of:
Residential buildings and dwellings	$45,815	$44,954
Nonresidential buildings	35,946	37,572

Such loans were not made to any one particular borrower or industry. However, the quality of these loans could be affected by the region’s economy and overall real estate market. Although delinquency and non-performing loans have increased nominally during the year in these portfolios, the performance and loss ratio of these portfolios continues to be acceptable.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 14 – Regulatory Matters and Shareholders’ Equity

Certain restrictions exist regarding the ability of Riverview Bank to transfer funds to Riverview in the form of cash dividends, loans or advances. Regulatory approval is required if the total of all dividends declared by a state-chartered bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding years. At December 31, 2013, $1,499,000 of undistributed earnings of Riverview Bank, included in consolidated shareholders’ equity, was available for distribution to Riverview as dividends without prior regulatory approval.

Riverview Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on Riverview and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, Riverview Bank must meet specific capital guidelines involving quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Riverview Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to average total assets (as defined). Management believes that as of December 31, 2013, Riverview Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 2013, Riverview Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized Riverview Bank will have to maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since year end that management believes have changed Riverview Bank’s category.

The Federal Reserve Board approved a final rule in 2006 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk-based and leverage capital guidelines for bank holding companies. Based on the ruling, Riverview meets the eligibility criteria of a small BHC and is exempt from regulatory requirements administered by the federal banking agencies.

Riverview Bank’s actual capital ratios, at December 31, 2013 and 2012 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are summarized below.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$35,504	11.5%	≥$24,688	≥8.0%	≥$30,860	≥10.0%
Tier 1 capital (to risk-weighted assets)	31,835	10.3	≥12,344	≥4.0	≥18,516	≥6.0
Tier 1 capital (to average total assets)	31,835	8.2	≥15,494	>4.0	≥19,368	≥5.0

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total risk-based capital (to risk-weighted assets)	$28,064	12.1%	≥$18,537	≥8.0%	≥$23,171	≥10.0%
Tier 1 capital (to risk-weighted assets)	25,157	10.9	≥9,268	≥4.0	≥13,903	≥6.0
Tier 1 capital (to average total assets)	25,157	8.1	>12,403	>4.0	≥15,503	≥5.0

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 15 – Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of Riverview’s financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts Riverview could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The Fair Value Measurements standard establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this standard are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. At December 31, 2013 and 2012 Riverview had no liabilities subject to fair value reporting requirements.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31 are as follows:

Description	Balance	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
December 31, 2013:
U.S. Government agency securities	$1,356	$—	$1,356	$—
State and municipal	37,043	—	37,043	—
U.S. Government agencies and sponsored enterprises (GSEs) – residential:		—		—
Mortgage-backed securities	13,141	—	13,141	—
Collateralized mortgage obligations (CMOs)	3,330	—	3,330	—
Corporate debt obligations	1,851	—	1,851	—
Equity securities, financial services	525	—	525	—

Securities available-for- sale	$57,246	$—	$57,246	$—

December 31, 2012:
U.S. Government agencies	$3,506	$—	$3,506	$—
State and municipal	22,853	—	22,853	—
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	13,006	—	13,006	—
Collateralized mortgage obligations CMOs	5,736	—	5,736	—

Securities available-for- sale	$45,101	$—	$45,101	$—

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States of America. Adjustments to the fair value of these assets usually results from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 15 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

The following describes the valuation techniques used by Riverview to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. These loans typically consist of one-to-four family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, Riverview records any fair value adjustments on a nonrecurring basis.

Other Real Estate Owned

Certain assets such as other real estate owned (OREO) are measured at fair value of real estate acquired through foreclosure at an estimated fair value less cost to sell. At or near the time of foreclosure, real estate appraisals are obtained on the properties acquired through foreclosure. The real estate is then valued at the lesser of the appraised value or the loan balance, including interest receivable, at the time of foreclosure less an estimate of costs to sell the property. Appraised values are typically determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of Riverview using observable market data (Level 2). However, if the acquired property is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered a Level 3. The estimate of costs to sell the property is based on historical transactions of similar holdings.

Impaired Loans

ASC 820 applies to loans measured for impairment using the practical expedients permitted by generally accepted accounting principles (GAAP), including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent). Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of collateral. The value of the collateral is typically determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of Riverview using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value of the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on financial statement balances or aging reports (Level 3). Impaired loans are measured at the lower of cost or fair value of the underlying collateral less estimated costs to sell on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as a provision for loan losses on the Consolidated Statements of Income. Riverview had impaired loans of $12,097,000 at December 31, 2013, out of which $294,000 required a valuation allowance of $9,000. This compares with impaired loans of $8,978,000 at December 31, 2012, out of which $1,038,000 required a valuation allowance of $366,000.

Goodwill

The fair value of goodwill is determined in the same manner as goodwill recognized in a business combination and uses standard valuation methodologies. Fair value may be determined using market prices, comparison to similar assets, market multiples, discounted cash flow analysis and other factors. Estimated cash flows may extend far into the future and by their nature are difficult to determine over an extended time frame. Factors that may significantly affect the estimates include specific industry or market sector conditions, changes in revenue growth trends, customer behavior, competitive forces, cost structures and changes in discount rates. Riverview did not incur goodwill impairment during the years ended December 31, 2013 or 2012.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 15 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

A summary of assets at December 31, 2013 and 2012 measured at estimated fair value on a nonrecurring basis is as follows:

	Level 1	Level 2	Level 3	Total	Total Gains/(Losses)
	(In thousands)
December 31, 2013:
Loans held for sale	$—	$245	$—	$245	$—
Other real estate owned	—	1,021	106	1,127	(580)
Impaired loans, net of related allowance	—	285	—	285	—

Total	$—	$1,551	$106	$1,657	($580)

	Level 1	Level 2	Level 3	Total	Total Gains/Losses
	(In thousands)
December 31, 2012
Loans held for sale	$—	$830	$—	$830	$—
Other real estate owned	—	1,909	—	1,909	(122)
Impaired loans, net of related allowance	—	501	171	672	—

Total	$—	$3,240	$171	$3,411	($122)

The following table presents additional quantitative information about assets measures at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value (in thousands):

December 31, 2013	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
Other real estate	$106	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0-(20)%

December 31, 2012	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
Impaired loans	$171	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0-(20)%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral. When an appraisal is older than two years, the asset is categorized as a Level 3.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

The following information should not be interpreted as an estimate of the fair value of Riverview since a fair value calculation is only provided for a limited portion of Riverview’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Riverview’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of Riverview’s financial instruments at December 31, 2013 and 2012.

Cash and cash equivalents (carried at cost):

The carrying reported in the balance sheet for cash, due from banks, federal funds sold and interest-bearing deposits approximate those assets’ fair values.

Interest-bearing time deposits with banks (carried at cost):

Fair values for fixed-rate time certificates of deposit are carried at cost. Riverview generally purchases amounts below the insured limit, thus limiting the amount of credit risk on these time deposits.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 15 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

Securities (carried at fair value):

The fair value of securities available-for-sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that include assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

Mortgage loans held for sale (carried at lower of cost or fair value):

The fair value of mortgages held for sale is determined, when possible, using quoted secondary market prices. If no such quoted prices exist, the fair value of the loan is determined using quoted market prices for a similar loan or loans, adjusted for the specific attributes of that loan.
The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturities or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Loans (carried at cost)

The fair values of loans are estimated using discounted cash flow analysis, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturities or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Restricted investment in Bank stocks (carried at cost):

The carrying amount of restricted investment in Bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term borrowings (carried at cost):

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. The prices were obtained from an active market and represent a fair value that is deemed to represent the transfer price if the liability were assumed by a third party.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 15 – Fair Value Measurements and Fair Values of Financial Instruments (cont.)

Off-balance sheet financial instruments (disclosed at cost):

Fair values for Riverview’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of Riverview’s financial instruments at December 31, 2013 and 2012 are presented as follows:

		Fair Value Measurements at December 31, 2013 Using:
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$24,062	$24,062	$24,062	$—	$—
Interest-bearing time deposits	1,244	1,244	1,244	—	—
Investment securities	57,246	57,246	—	57,246	—
Mortgage loans held for sale	245	245	—	245	—
Loans, net	319,674	322,452	—	—	322,452
Accrued interest receivable	1,380	1,380	1,380	—	—
Restricted investments in bank stocks	1,030	1,030	—	—	1,030

Financial liabilities:
Deposits	382,345	368,560	—	368,560	—
Long-term borrowings	10,000	10,340	—	10,340	—
Accrued interest payable	197	197	197	—	—
Off balance sheet financial instruments	—	—		—	—

		Fair Value Measurements at December 31, 2012 Using:
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$15,952	$15,952	$15,952	$—	$—
Interest-bearing time deposits	250	250	250	—	—
Investment securities	45,101	45,101	—	45,101	—
Mortgage loans held for sale	830	830	—	830	—
Loans, net	234,112	237,376	—	—	237,376
Accrued interest receivable	1,014	1,014	1,014	—	—
Restricted investments in bank stocks	1,429	1,429	—	—	1,429

Financial liabilities:
Deposits	269,445	272,079	—	272,079	—
Short-term borrowings	11,000	10,998	—	10,998	—
Long-term borrowings	9,550	10,138	—	10,138	—
Accrued interest payable	177	177	177	—	—
Off balance sheet financial instruments	—	—	—	—	—

Note 16 – Commitments and Contingencies

Riverview may be subject to numerous claims and lawsuits which arise primarily in the normal course of business. At December 31, 2013, there were no such claims or lawsuits which, in the opinion of management, would have a materially adverse effect on the financial position or results of operations of Riverview.

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 17 – Riverview Financial Corporation (Parent Company Only) Financial Information

Balance Sheets

	December 31,
	2013	2012
	(In thousands)
Assets
Cash and cash equivalents	$3,202	$43
Investment in bank subsidiary	37,959	28,617
Real estate, net	73	73
Other assets	3	5

	$41,237	$28,738

Liabilities and Shareholders’ Equity
Long-term borrowings	$5,000	$2,001
Other liabilities	9	—

Total Liabilities	5,009	2,001

Shareholders’ equity	36,228	26,737

	$41,237	$28,738

Statements of Income

	Years Ended December 31,
	2013	2012
	(In thousands)
Income, dividends from bank subsidiary	$1,228	$1,020
Interest expense	119	83

Income Before Equity in Undistributed (Distributions in Excess of) Net Income of Subsidiary	1,109	937
Undistributed net income of subsidiary	354	726

Net Income	$1,463	$1,663

Total Comprehensive Income	$296	$1,289

Statements of Cash Flows

	Years Ended December 31,
	2013	2012
	(In thousands)
Cash Flows from Operating Activities
Net income	$1,463	$1,663
Adjustments to reconcile net income to net cash provided by operating activities:
Option expense	160	44
Loan origination fee	—	(5)
Undistributed net income of subsidiary	(354)	(726)
Decrease in accrued interest receivable and other assets	2
Increase in accrued interest payable and other liabilities	7

Net Cash Provided by Operating Activities	1,278	976

Cash Flows from Investing Activities
Capitalization of subsidiary	—	(500)

Net Cash Used in Investing Activities	—	(500)

Cash Flows from Financing Activities
Proceeds from long-term debt	2,999	500
Dividends paid	(1,118)	(936)
Purchase of treasury stock	—	(65)

Net Cash Provided by (Used in) Financing Activities	1,881	(501)

Increase (Decrease) in Cash and Cash Equivalents	3,159	(25)
Cash and Cash Equivalents—Beginning	43	68

Cash and Cash Equivalents—Ending	$3,202	$43

Riverview Notes to Consolidated Financial Statements (continued)

December 31, 2013 and 2012

Note 18 – Subsequent Events

Generally accepted accounting principles establish general standards for accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. In preparing these consolidated financial statements, Riverview evaluated the events and transactions that occurred from the date of the financial statements through March 31, 2014, the date these consolidated financial statements were issued, and has not identified any event that requires recognition or disclosure in the consolidated financial statements, except for the fact that the Corporation filed a Form 15—Certification and Notice of Termination of Registration (Registration No. 333-188193) on January 3, 2014.

FINANCIAL STATEMENTS OF THE CITIZENS NATIONAL BANK OF MEYERSDALE

Citizens Financial Statements

For the Period Ended September 30, 2014 (Unaudited)

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF FINANCIAL CONDITION

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents and due from banks	$4,311,855	$11,267,251
Securities available-for-sale, at fair value	20,323,990	22,776,575
Certificates of deposit in other banks	289,705	646,520
Other investments	55,000	55,000
Federal Home Loan Bank stock, at cost	253,000	152,000
Loans receivable, net	45,353,572	39,116,602
Accrued interest receivable	173,674	215,770
Property, net	1,028,552	1,036,875
Investment in life insurance	2,823,616	2,758,893
Other real estate owned	31,070	115,700
Income taxes receivable	61,584	61,584
Net deferred tax asset	1,237,862	1,321,439
Prepaid expenses and other assets	499,281	377,204

TOTAL ASSETS	$76,442,761	$79,901,413

LIABILITIES AND EQUITY
LIABILITIES
Deposits	$69,015,917	$72,507,511
Accrued interest payable	129,463	128,587
Accrued expenses and other liabilities	176,597	276,226

Total liabilities	69,321,977	72,912,324

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 208,000 shares authorized, issued and outstanding	208,000	208,000
Additional paid-in capital	292,000	292,000
Retained earnings	7,080,692	7,194,793
Accumulated other comprehensive loss	(459,908)	(705,704)

Total stockholders’ equity	7,120,784	6,989,089

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,442,761	$79,901,413

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
INTEREST INCOME
Loans	$1,460,930	$1,639,524
Investment securities	364,482	436,938

Total interest income	1,825,412	2,076,462

INTEREST EXPENSE
Deposits	597,981	706,508

Net interest income	1,227,431	1,369,953
PROVISION FOR LOAN LOSSES	—	2,020,317

Net interest income after provision for loan losses	1,227,431	(650,363)

NON-INTEREST INCOME
Loan servicing fees	210,243	218,154
Gain on sales of available-for-sale securities, net	85,180	472,598
Gain (loss) on sales of other real estate owned, net	(864)	11,216
Other	20,024	26,211

Total non-interest income	314,583	728,179

NON-INTEREST EXPENSE
Compensation and employee benefits	728,393	553,480
Operations	411,989	684,288
Occupancy and equipment	157,345	155,851
Professional and consultant fees	210,878	581,065
Deposit insurance	77,647	79,306
Information technology	108,695	109,794
Other	46,029	5,492

Total non-interest expense	1,740,976	2,169,276

Loss before income tax benefit	(198,962)	(2,091,461)
INCOME TAX BENEFIT	(84,864)	(944,361)

NET LOSS	$(114,099)	$(1,147,100)

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF COMPREHENSIVE LOSS

For The Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
NET LOSS	$(114,099)	$(1,147,100)

OTHER COMPREHENSIVE LOSS
Unrealized holding losses on available-for-sale securities	(287,238)	(86,940)
Reclassification adjustment for net realized gains on sales of available-for-sale investments included in net loss	(85,180)	(472,598)
Net change in defined benefit pension liability	127,333	186,050
Income tax benefit related to items of other comprehensive loss	(711)	(625,030)

Total other comprehensive loss, net of income taxes	(245,796)	(998,518)

TOTAL COMPREHENSIVE LOSS	$(359,895)	$(2,145,618)

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For The Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, DECEMBER 31, 2012	$208,000	$292,000	$8,485,040	$360,463	$9,345,964

Net loss	—	—	(1,147,100)	—	(1,147,100)
Other comprehensive loss, net of tax	—	—	—	(998,518)	(998,518)

BALANCE, SEPTEMBER 30, 2013	$208,000	$292,000	$7,337,940	$(638,055)	$7,200,346

BALANCE, DECEMBER 31, 2013	$208,000	$292,000	$7,194,791	$(705,704)	$6,989,087

Net loss	—	—	(114,099)	—	(114,099)
Other comprehensive loss, net of tax	—	—	—	245,796	245,796

BALANCE, SEPTEMBER 30, 2014	$208,000	$292,000	$7,080,692	$(459,908)	$7,120,784

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(114,099)	$(1,147,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85,203	89,104
Provision for loan losses	—	2,020,316
Net amortization of investment securities	331,253	(123,155)
Loss on sales of securities available-for-sale, net	85,180	(472,598)
Increase in cash surrender value of life insurance	(64,723)	(63,387)
Proceeds from sale of loans held-for-sale	—	—
(Gain) loss on sales of other real estate owned	864	(11,216)
Deferred tax benefit	(196,754)	(126,441)
Effects of changes in operating assets and liabilities:
Accrued interest receivable	42,096	110,673
Income taxes receivable	—	(632,532)
Prepaid expenses and other assets	(196,861)	(82,016)
Accrued interest payable	876	(14,414)
Accrued expenses and other liabilities	(99,629)	(59,620)

Net cash (used) by operating activities	(126,593)	(512,387)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale	7,082,466	14,042,249
Maturities, prepayments & calls of securities available-for-sale	4,444,955	4,360,087
Purchases of securities available-for-sale	(8,890,361)	(8,975,886)
Proceeds (purchases) from FHLB Stock	(101,000)	4,800
Proceeds from certificates of deposit	356,816	—
(Increase) decrease in loans receivable, net	(6,236,970)	7,390,330
Purchases of property	(76,880)	(22,918)
Proceeds from sales of other real estate owned	83,766	254,225

Net cash provided (used) by investing activities	(3,337,209)	17,052,887

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(3,491,594)	(4,140,303)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,955,396)	12,400,197
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,267,251	4,838,499

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,311,855	$17,238,696

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
Interest	$856,030	$1,012,040

Income taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Transfer from loans receivable to other real estate owned	$31,070	$115,700

Transfer from loans receivable to loans held-for-sale	$—	$2,402,934

The accompanying notes are an integral part of the financial statements.

CITIZENS BANK OF MEYERSDALE

NOTES TO FINANCIAL STATEMENTS

September 30, 2014

(Unaudited)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations

The Citizens National Bank of Meyersdale was initially established in 1869 and was incorporated in 1947 under the laws of the State of Pennsylvania. Citizens provides a variety of financial services to individuals and business through its headquarters in Meyersdale, Pennsylvania, including the origination of commercial, mortgage, and consumer loans and receipt of deposits from customers located in and around Meyersdale, Pennsylvania.

Citizens operates under a national charter and provides full banking services. As a national bank, Citizens is subject to regulation by the Office of Comptroller of Currency and the Federal Deposit Insurance Company (FDIC).

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant changes in the near term include the classification and valuation of securities, determination of the allowance for loan losses, deferred tax assets and liabilities and the fair value of financial instruments.

Concentration of Credit Risk

Most of Citizens’ activities are with customers located in and around Meyersdale, Pennsylvania. Note 2 discusses the types of securities Citizens invests in. Note 3 discusses the types of lending Citizens engages in. Residential real estate secured by one to four family residences represents approximately 76.4% and 71.7% of the gross loan portfolio at September 30, 2014 and December 31, 2013.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, cash and cash equivalents includes cash on hand, amounts due from financial institutions and highly liquid debt instruments with original maturities of three months or less. Cash flows from loans and deposits are reported net.

Investment Securities

Debt securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on securities available-for-sale are included in other income or expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income (loss). Gains and losses on sales of securities are determined using the specific identification method on the trade date. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Citizens monitors the investment security

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and Citizens’ intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The ability to hold is determined whether it is more likely than not that Citizens will be required to sell the security before its anticipated recovery. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest expense.

Certificates of Deposit in Other Banks

Interest-bearing deposits in other financial institutions mature within nine months and are carried at cost.

Federal Home Loan Bank Stock

Citizens is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. Restricted stock is carried at cost and periodically evaluated for impairment. Because this stock is viewed as long term investment, impairment is based on ultimate recovery at par value. Both cash and stock dividends are reported as income.

Loans Receivable, Net

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and recognized as an adjustment of the related loan yield using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, and amortization of related deferred loan fees or costs is suspended. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. The cash-basis is used when a determination has been made that the principal and interest of the loan is collectible. If collectability of the principal and interest is in doubt, payments are applied to loan principal. The determination of ultimate collectability is supported by a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment, including consideration of the borrower’s sustained historical repayment performance and other relevant factors. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, the borrower has demonstrated a period of sustained performance, and future payments are reasonably assured. A sustained period of repayment performance generally would be a minimum of six months.

Allowance for Loan Losses

The allowance for loan losses (allowance) is an estimate of loan losses inherent in Citizens’ loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when Citizens determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by Citizens over the most recent two years. Citizens places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

A loan is considered impaired when, based on current information and events, it is probable that Citizens will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. A loss event could be a payment delinquency of typically 90 days or greater, bankruptcy, fraud, death, defunct status of business, project or development. Loans determined to be impaired are individually evaluated for impairment. When a loan is impaired, Citizens measures impairment based on the present value of expected future cash flows discounted at the original contractual interest rate, except that as a practical expedient, it may measure impairment based on an observable market price, or the fair value of the collateral if collateral dependent. A loan is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.

Under certain circumstances, Citizens will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if Citizens, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above in the calendar year of the restructuring. In subsequent years, a restructured loan may cease being reported as a TDR if the loan was modified at a market rate and is performing according to the modified terms. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.

Citizens assigns a risk rating to all loans except pools of homogeneous loans and periodically performs detailed internal reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by Citizens’ regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

Pass: A pass loan is a credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of Citizens’ credit position at some future date. Special mention loans are not adversely classified and do not expose Citizens to sufficient risk to warrant adverse classification.

Substandard: Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well-defined weaknesses include a borrower’s lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

fulfill economic expectations. They are characterized by the distinct possibility that Citizens will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss: Loans classified as loss are considered uncollectible and are charged off immediately.

Citizens also maintains a separate general valuation allowance for homogeneous portfolio segments. These portfolio segments and their risk characteristics are described as follows:

Commercial Real Estate: Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

Residential Real Estate: The degree of risk in residential mortgage lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Consumer: The consumer loan portfolio is usually comprised of a small number of small loans. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers’ capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions, and other factors. If the board of directors and management determine changes are warranted based on those reviews, the allowance is adjusted. In addition, Citizens’ primary regulator reviews the adequacy of the allowance. The regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

Off Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, Citizens has entered into commitments to extend credit, including commitments under credit arrangements. Such financial instruments are recorded when they are funded.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling cost at the date of foreclosure, establishing a new cost basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management, and the assets held for sale are carried at the lower of the new cost basis or fair value less cost to sell. This evaluation is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in Citizens’ financial statements.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. Costs of significant asset improvements are capitalized, whereas costs relating to holding assets are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Property

Land is carried at cost. Other property is carried at cost net of accumulated depreciation. Depreciation is computed on the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Impairment of Long Lived Assets

Citizens tests long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less estimated costs to sell.

Transfers of Financial Assets and Participating Interests

Transfers of an entire financial asset or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Citizens, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Citizens does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Investment in Life Insurance

Citizens has purchased life insurance policies on certain key executives. Investment in life insurance is recorded at its cash surrender value, or the amount that can be realized, if lower.

Advertising Costs

Citizens expenses advertising costs as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal and state income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.

Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions.

Citizens adopted the provision of Accounting for Uncertainty in Income Taxes. These new rules establish a higher standard for tax benefits to meet before they can be recognized in a bank’s financial statements. Citizens can recognize in financial statements the impact of a tax position taken, or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merit of the position. The change in accounting did not have a material impact on Citizens’ financial statements. See Note 7, Income Taxes, for additional disclosures. Citizens recognizes both interest and penalties as components of non-interest expenses. Citizens determined that it was not required to record a liability for uncertain tax positions.

Citizens files federal and state income tax returns and it is not subject to federal income tax or state income tax examinations for taxable years prior to December 31, 2010.

Comprehensive Loss

Recognized revenue, expenses, gains, and losses are included in net income (loss). Certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale and transition obligations, prior service credits and other gains and losses related to Citizens’ defined benefit pension plan, are reported as a separate component of the equity section of the Statement of Financial Condition, such items, along with net income (loss), are components of comprehensive income (loss). The components of accumulated other comprehensive loss included in stockholders’ equity for the nine months ended September 30, 2014 and September 30, 2013 are as follows:

Comprehensive Income

	Nine Months Ended September 30,
	2014	2013
Unrealized holding losses on available-for-sale securities	$(38,368)	$55,740
Change in defined benefit pension liability	498,276	582,315

	$459,908	$638,055

Retirement Plans

Defined Benefit Pension Plan—Citizens has a defined benefit pension plan to provide pension benefits to full-time employees. The benefits are based on years of service and average annual earnings. Citizens’ policy is to fund the plan by making annual employer contributions as required by applicable regulations. Citizens’ pension costs are based on an actuarial valuation of the plan. Citizens recognizes the funded status of the defined benefit plan as of the balance sheet date. The funded status is measured as the difference between plan assets at fair value and the projected benefit obligation. The board of directors approved to freeze the plan as of December 31, 2012.

401(k) plan—Citizens provides a 401(k) plan, which covers substantially all of Citizens’ employees who are eligible as to age and length of service. A participant may elect to make contributions of up to the applicable IRS limitations of the participant’s annual compensation. Citizens makes discretionary matching contributions as approved

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 1 – Summary of Significant Accounting Policies (cont.)

by the Board of Directors. Citizens’ contribution to the plan approximated $9,345 and $8,792 for the nine months ended September 30, 2014 and September 30, 2013.

Fair Value

Citizens categorizes its assets and liabilities measured at fair value into a three-level hierarchy based on the priority of the inputs to the valuation technique used to determine fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement. Assets and liabilities valued at fair value are categorized based on the inputs to the valuation techniques as follows:

Level 1—Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2—Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

Level 3—Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

Subsequent to initial recognition, Citizens may adjust the carrying value of assets and liabilities measured on a nonrecurring basis to fair value. Adjustments to fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their fair value.

Professional standards allow entities the irrevocable option to elect to measure certain financial instruments and other items at fair value for the initial and subsequent measurement on an instrument-by-instrument basis. Citizens adopted the policy to value certain financial instruments at fair value. Citizens has not elected to measure any existing financial instruments at fair value; however, it may elect to measure newly acquired financial instruments at fair value in the future.

Subsequent Events

On October 30, 2014, Riverview and Citizens executed an agreement and plan of merger pursuant to which Citizens will merge with and into Riverview Bank. Under the terms of the Agreement, Citizens may elect to receive in exchange for each share of Citizens common stock owned, either $38.46 in cash, or 2.9586 shares of Riverview common stock. This consideration is subject to election and allocation procedures to ensure that no more than 20% of Citizens outstanding shares of common stock are converted into the cash consideration. As a result of the transaction, Citizens pro-forma ownership is approximated at 15.4% to 18.5% based on assumed receipt of elections to convert to cash consideration for 0% to 20%, respectively, of Citizens’ outstanding common stock.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 2 – Investment Securities

The amortized cost and estimated fair value of securities available-for-sale are reflected in the following schedules at September 30, 2014 and December 31, 2013:

	September 30, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency bonds	$3,057,100	$40,732	$(9,065)	$3,088,767
Treasury bonds	105,756	—	(2,850)	102,906
Municipal bonds	1,071,901	768	—	1,072,669
Taxable municipal bonds	4,059,376	50,643	(28,391)	4,081,628
Small business administration	2,698,341	4,533	(76,114)	2,626,759
Mortgage-backed securities	9,273,383	90,094	(12,217)	9,351,260

Total	$20,265,857	$186,770	$(128,637)	$20,323,990

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency bonds	$3,203,765	$62,353	$(21,593)	$3,244,525
Treasury bonds	106,864	—	(3,575)	103,289
Municipal bonds	1,340,416	548	(5,670)	1,335,294
Taxable municipal bonds	4,734,461	4,827	(119,843)	4,619,445
Small business administration	3,042,573	—	(148,839)	2,893,734
Mortgage-backed securities	10,662,658	28,294	(110,664)	10,580,288

Total	$23,090,737	$96,022	$(410,184)	$22,776,575

Other investments are recorded at cost and consist of stock in other financial institutions of $308,000 and $207,000 for the nine months ended September 30, 2014 and twelve months ended December 31, 2013, respectively.

Citizens did not have any investments pledged as collateral for the nine months ended September 30, 2014 and December 31, 2013.

The following table summarizes the maturities of investment securities classified as available-for-sale at September 30, 2014:

	Amortized Cost	Fair Value
Within 1 year	$1,358,613	$1,359,971
1 - 5 years maturity	1,810,512	1,841,733
6 - 10 years maturity	5,174,614	5,206,341
More than 10 years	11,922,118	11,915,945

Total	$20,265,857	$20,323,990

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Sales of available-for-sale securities resulted in gross gains of $124,582 and gross losses of $39,402 during the nine months ended September 30, 2014.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 2 – Investment Securities (cont.)

Temporarily Impaired Securities

Information pertaining to securities with gross unrealized losses at September 30, 2014 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Continuous Unrealized Losses Existing for Less Than Twelve Months		Continuous Unrealized Losses Existing for Over Twelve Months
September 30, 2014	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
U.S. government agency bonds	$(9,065)	$240,935	$—	$—	$(9,065)
Treasury bonds	(2,850)	102,906	—	—	(2,850)
Municipal bonds	—	—	—	—	—
Taxable municipal bonds	(28,391)	1,618,213	—	—	(28,391)
Small business administration	(76,114)	2,170,781	—	—	(76,114)
Mortgage backed securities	(12,217)	697,124	—	—	(12,217)

Total	$(128,637)	$4,829,958	$—	$—	$(128,637)

	Continuous Unrealized Losses Existing for Less Than Twelve Months		Continuous Unrealized Losses Existing for Over Twelve Months
December 31, 2013	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
U.S. government agency bonds	$(21,593)	$895,273	$—	$—	$(21,593)
Treasury bonds	(3,575)	103,289	—	—	(3,575)
Municipal bonds	(5,670)	474,669	—	—	(5,670)
Taxable municipal bonds	(119,843)	3,900,252	—	—	(119,843)
Small business administration	(148,839)	2,893,734	—	—	(148,839)
Mortgage backed securities	(110,664)	8,317,161	—	$—	(110,664)

Total	(410,184)	$16,584,378	$—	$—	$(410,184)

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Citizens to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. For the nine months ended September 30, 2014, Citizens had 15 securities in a loss position representing 24.47% of amortized cost. At December 31, 2013, Citizens had 47 securities in a loss position representing 2.4% of amortized cost.

Citizens invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the Statement of Financial Condition. The profitability of Citizens is also subject to interest rate risk. This risk is based on the gap between interest earned on loans and securities and the rate of interest paid on deposits. A significant decrease in this gap could result in a decline in earnings to Citizens.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net

Loans receivable are summarized as follows for the periods presented:

	September 30, 2014	December 31, 2013
Commercial:
Real estate	$2,758,180	$2,933,346
Farmland	4,183,889	4,246,869
Other	443,618	775,404

Residential Real Estate:
Secured by one to four family residences	35,128,954	28,752,551
Construction and land	1,271,158	909,883

Consumer and Other:
Automobile	210,960	426,597
Other consumer	930,397	842,587
Government	828,201	801,724

Total loans	45,755,357	39,688,961

Less:
Deferred net loan origination costs	59,519	44,390
Purchased Loan Amortization	202,936	—
Allowance for loan losses	(664,240)	(616,749)

Total	$45,353,572	$39,116,602

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

The allowance for loan losses and recorded investment in loans at September 30, 2014 and December 31, 2013 by segment were as follows:

September 30, 2014	Commercial	Residential Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance	$123,683	$461,152	$31,914	$616,749
Provision for loan losses	—	—	—	—
Recoveries	—	45,167	10,416	55,583
Charge-offs	—	—	(8,091)	(8,091)

Ending balance	$123,683	$506,319	$34,238	$664,240

Allowance for loan losses:
Ending balance: Individually evaluated for impairment	$—	$5,321	$—	$5,321
Ending balance: Collectively evaluated for impairment	123,683	500,998	34,238	658,919

Ending balance	$123,683	$506,319	$34,238	$664,240

Loans receivable:
Ending balance: Individually evaluated for impairment	$—	$549,157	$23	$549,180
Ending balance: Collectively evaluated for impairment	7,385,687	35,850,955	1,969,535	45,206,177

Ending balance	$7,385,687	$36,400,112	$1,969,558	$45,755,357

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

December 31, 2013	Commercial	Residential Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance	$219,321	$635,792	$88,015	$943,128
Provision for loan losses	344,781	1,587,510	88,026	2,020,317
Recoveries	—	5,076	23,029	28,105
Charge-offs	(449,558)	(1,766,730)	(158,513)	(2,374,801)

Ending balance	$114,544	$461,648	$40,557	$616,749

Allowance for loan losses:
Ending balance: Individually evaluated for impairment	$—	$853	$—	$853
Ending balance: Collectively evaluated for impairment	114,544	460,795	40,557	615,896

Ending balance	$114,544	$461,648	$40,557	$616,749

Loans receivable:
Ending balance: Individually evaluated for impairment	$549,493	$776,831	$7,788	$1,334,112
Ending balance: Collectively evaluated for impairment	7,406,126	28,885,603	2,063,120	38,354,849

Ending balance	$7,955,619	$29,662,434	$2,070,908	$39,688,961

Provision for loan losses and charge-offs include approximately $2.0 million resulting from a one-time sale of a portion of Citizens’ held-to-maturity loan portfolio containing certain commercial, residential and installment loans. The sale closed in June 2013, and the principal balance of loans sold was approximately $5.2 million upon approval of the transaction by Citizens’ board of directors and the OCC, approximately $2.6 million representing the fair value of the selected loans was transferred from loans receivable to loans held-for-sale. Net proceeds from the sale approximated $2.4 million.

Commercial Credit Exposure

Citizens utilizes a risk rating matrix to assign risk ratings to each of its commercial real estate loans. Loans are rated as Pass, Special Mention, Substandard, Doubtful and Loss. A description of these risk ratings are described in Note 1.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

The commercial loan credit risk profile by internally assigned risk ratings at September 30, 2014 and December 31, 2013, broken out by loan class, was as follows:

September 30, 2014	Real Estate	Farmland	Other	Total
Pass	$2,111,673	$3,331,788	$246,530	$5,689,991
Special Mention	646,507	852,101	197,085	1,695,696
Substandard	—	—	—	—

Total	$2,758,180	$4,183,889	$443,615	$7,385,687

	Real Estate	Farmland	Other	Total
December 31, 2013
Pass	$2,851,185	$3,251,033	$384,302	$6,486,520
Special Mention	82,161	446,343	391,102	919,606
Substandard	—	549,493	—	549,493

Total	$2,933,346	$4,246,869	$775,404	$7,955,619

Residential Real Estate and Consumer Credit Exposure

As part of the on-going monitoring of the credit quality of Citizens’ loan portfolio, Management tracks the loans’ performance and, when a loan becomes 90 days past due, it is classified as non-performing.

The residential real estate credit risk profile, based on payment activity at September 30, 2014 and December 31, 2013, broken out by loan class, was as follows:

September 30, 2014	Secured by one to four family residences	Construction and land	Total
Performing	$34,579,797	$1,271,158	$35,850,955
Non-performing	549,157	—	549,157

Total	$35,128,954	$1,271,158	$36,400,112

December 31, 2013	Secured by one to four family residences	Construction and land	Total
Performing	$28,234,978	$909,883	$29,144,861
Non-performing	517,573	—	517,573

Total	$28,752,551	$909,883	$29,662,434

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

The consumer credit risk profile, based on payment activity at September 30, 2014 and December 31, 2013, broken out by loan class, was as follows:

September 30, 2014	Automobile	Other consumer	Government	Total
Performing	$210,937	$930,397	$828,201	$1,969,535
Non-performing	23	—	—	23

Total	$210,960	$930,397	$828,201	$1,969,558

	Automobile	Other consumer	Government	Total
December 31, 2013
Performing	$426,597	$838,901	$801,724	$2,067,222
Non-performing	—	3,686	—	3,686

Total	$426,597	$842,587	$801,724	$2,070,908

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

Information concerning reserves for impaired loans for at September 30, 2014 and December 31, 2013 follows:

September 30, 2014	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no specific reserve recorded:
Commercial:
Farmland	$—	$—
Residential Real Estate:
Secured by one to four family residences	549,157	—	274,579
Consumer and Other:
Automobile	23	—	12

Total	$549,180	$—	274,590

With specific reserve recorded:
Residential Real Estate:	78,669	5,321	2,661

Secured by one to four family residences
Total	$78,669	$5,321	2,661

Total by segment
Commercial	$—	$—	—
Residential Real Estate	549,157	—	274,579
Consumer and Other	23	—	12

Total	$549,180	$—	274,590

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2013
With no specific reserve recorded:
Commercial:
Farmland	$549,493	$—	$467,124
Residential Real Estate:
Secured by one to four family residences	776,831	—	704,135
Consumer and Other:
Automobile	7,788	—	25,848

Total	$1,334,112	$—	$1,197,107

With specific reserve recorded:
Residential Real Estate:
Secured by one to four family residences	27,182	853	44,466

Total	$27,182	$853	$44,466

Total by segment
Commercial	$549,493	$—	$467,124
Residential Real Estate	776,831	853	748,601
Consumer and Other	7,788	—	25,848

Total	$1,334,112	$853	$1,241,573

The recorded investment in impaired loans approximates the amount reported as unpaid impaired loan balances for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013.

Interest collected on impaired loans for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013 was not significant as interest is not accrued on non-accrual loans or other loans past-due 90 days or more.

The following table provides a summary of nonaccrual loans at September 30, 2014 and December 31, 2013, by class:

September 30, 2014
Commercial:
Farmland	$—
Residential Real Estate:
Secured by one to four family residences	549,157
Consumer and Other:
Automobile	23

Total	$549,180

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

December 31, 2013
Commercial:
Farmland	$549,493
Other	—
Residential Real Estate:
Secured by one to four family residences	749,649
Consumer and Other:
Automobile	7,788

Total	$1,306,930

A summary of past due loans at September 30, 2014 and December 31, 2013 follows:

September 30, 2014	30-59 Days	60-90 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
Commercial:
Real estate	$—	$—	$—	$—	$2,758,180	$2,758,180
Farmland	—	—	—	—	4,183,889	4,183,889
Other	—	2,735	—	2,735	440,883	443,618
Residential Real Estate:
Secured by one to four family residences	350,599	49,263	248,484	648,346	34,480,608	35,128,954
Construction and land	—	—	—	—	1,271,158	1,271,158
Consumer and Other:
Automobile	1,960	646	—	2,606	208,354	210,960
Other consumer	853	4,305	—	5,158	925,239	930,397
Government	—	—	—	—	828,201	828,201

Total	$353,412	$56,950	$248,484	$658,845	$45,096,512	$45,755,357

December 31, 2013
Commercial:
Real estate	$—	$—	$—	$—	$2,933,346	$2,933,346
Farmland	62,695	125,428	—	188,123	4,058,746	4,246,869
Other	2,271	—	—	2,271	773,133	775,404
Residential Real Estate:
Secured by one to four family residences	812,280	325,145	517,573	1,654,998	27,097,553	28,752,551
Construction and land	30,135	—	—	30,135	879,748	909,883
Consumer and Other:
Automobile	27,344	9,730	—	37,074	389,523	426,597
Other consumer	4,622	1,422	3,686	9,730	832,857	842,587
Government	—	—	—	—	801,724	801,724

Total	$939,347	$461,725	$521,259	$1,922,331	$37,766,630	$39,688,961

Citizens had no loans that were more than 90 days past-due for which the loans were accruing interest at September 30, 2014 and December 31, 2013.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 3 – Loans Receivable, Net (cont.)

Citizens had three troubled debt restructured loans in 2014; none subsequently went into default during the nine months ended September 30, 2014. Citizens had no troubled debt restructured loans in 2013.

Note 4 – Property

Property summarized by major classification is as follows at September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
Land and improvements	$145,667	$145,667
Building and improvements	1,223,776	1,210,935
Furniture and equipment	1,103,546	1,049,200

	2,472,989	2,405,802
Less accumulated depreciation	(1,444,437)	(1,368,927)

Total	$1,028,552	$1,036,875

Note 5 – Deposits

Savings account balances categorized by account type at September 30, 2014 and December 31, 2013 were as follows:

	September 30, 2014	December 31, 2013
Savings deposits	$9,656,092	$10,027,721
Money market and NOW deposits	20,600,649	20,773,110

Total demand deposits	30,256,741	30,800,831
Certificates of deposit	38,759,177	41,706,680

Total	$69,015,917	$72,507,511

At September 30, 2014, scheduled maturities of certificates of deposit were as follows:

2014	5,624,539.37
2015	12,350,338.22
2016	8,851,920.08
2017	10,532,971.01
2018	655,204.89
2019	632,803.07
Thereafter	111,400.00

Total	$38,759,177

The aggregate amount of time deposits with a minimum denomination of $100,000 was $19,351,000 at September 30, 2014 and $20,009,391 at December 31, 2013.

Note 6 – Borrowed Funds

At September 30, 2014, Citizens had an available unsecured Fed Funds line of $1,500,000 with Zions Bank. The interest rates applied on any borrowing are determined on the date of the borrowing. The line requires a minimum peg balance with Zions Bank, which was met at December 31, 2013. The line has no expiration date, but is subject to review and change by the issuing institution. There were no balances outstanding on this line at September 30, 2014.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 6 – Borrowed Funds (cont.)

At September 30, 2014, Citizens had an available unsecured Fed Funds line of $2,000,000 with Atlantic Central Bankers Bank. The interest rates applied on any borrowing are determined on the date of the borrowing.

Citizens has entered into an Advances, Pledge, and Security Agreement with the Federal Home Loan Bank (FHLB) of Pittsburgh whereby specific mortgage loans of Citizens with advance equivalents of approximately $24.4 million were pledged to the FHLB as collateral in the event Citizens requests any advances on the line. There were no balances outstanding on this line at September 30, 2014.

At September 30, 2014, Citizens had an available unsecured Fed Funds line of $1,000,000 with PNC Bank. The interest rates applied on any borrowing are determined on the date of the borrowing. The line has no expiration date, but is subject to review and change by the issuing institution. There were no balances outstanding on this line at September 30, 2014.

Note 7 – Regulatory Matters

Capital Requirements

Citizens is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum regulatory capital requirements can trigger certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Citizens’ financial statements. Under the adequacy guidelines and the regulatory framework for prompt corrective action, Citizens must meet specific capital guidelines involving quantitative measures of Citizens’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Citizens’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Citizens to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2014, that Citizens meets all capital adequacy requirements to which it is subject.

As of September 30, 2014, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Citizens must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category. Citizens’ actual capital amounts and ratios at September 30, 2014 are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
September 30, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	8,062,000	21.10%	$3,057,360	8.00%	$3,821,700	10.00%
Tier I Capital (to Risk Weighted Assets)	7,581,000	19.84%	1,528,680	4.00%	$2,293,020	6.00%
Tier I Capital (to Average Assets)	7,581,000	9.44%	3,211,840	4.00%	4,014,800	5.00%

Citizens is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. Citizens normally restricts dividends to a lesser amount.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 7 – Regulatory Matters (cont.)

Citizens is currently operating under a Formal Agreement with the OCC dated July 20, 2012 which addresses the following: creation of a compliance committee; formal assessment of management; credit risk identification and reduction; allowance for loan and lease losses methodology and adequacy; problem loan management; underwriting, review and ongoing credit monitoring; independent and certified or licensed real property appraisals; management of other real estate owned; concentrations of credit; and the establishment of formal capital and strategic plans for the future of Citizens.

Note 8 – Financial Instruments With Off Balance Sheet Risk

In the normal course of business, Citizens has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. Citizens’ exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Citizens uses the same credit policies in making such commitments as it does for instruments that are included in the financial statements.

At September 30, 2014, the following financial instruments whose contract amount represents credit risks are as follows:

Residential real estate lines of credit and home equity lines	$635,452
Unfunded portion of commercial and industrial loans	1,416,731
Standby letters of credit	156,000

Total	$2,208,183

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Citizens evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by Citizens upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

Standby letters-of-credit are conditional commitments issued by Citizens to guarantee the performance of a customer to a third party. Standby letters-of-credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Citizens’ policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

Citizens was not required to perform on any financial guarantees and did not incur any losses on its commitments during the past two years.

Note 9 – Legal Contingencies

Citizens may be subject to claims and lawsuits which may arise primarily in the ordinary course of business. It is the opinion of management, if such claims are made, that the disposition or ultimate resolution of the claims and lawsuits will not have a material adverse effect on the financial position of Citizens.

Citizens Notes to Financial Statements (continued)

September 30, 2014

Note 10 – Related Party Transactions

In the normal course of business, Citizens extends credit to and accepts deposits from related parties (its directors and executive officers). Related-party loans and deposits received terms similar to those terms prevailing at the time for comparable transactions with unrelated persons. Loans to related parties were $297,000 at September 30, 2014.

Note 11 – Fair Value

Recurring Basis

Citizens uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. For additional information on how Citizens measures fair value refer to Note 1 to the financial statements. The following tables present the balances of the assets and liabilities measured at fair value on a recurring basis at September 30, 2014:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities
U.S. government agency bonds	$3,088,767	$—	$3,088,767	$—

Treasury bonds	$102,906	$—	$102,906	$—

Municipal bonds	$1,072,669	$—	$1,072,669	$—

Taxable municipal bonds	$4,081,628	$—	$4,081,628	$—

Small business administration	$2,626,759	$—	$2,626,759	$—

Mortgage-backed securities	$9,349,104	$—	$9,349,104	$—

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investment Securities

When available, Citizens uses quoted market prices to determine the fair value of securities; such items are classified in Level 1 of the fair value hierarchy. Where quoted prices are not available for identical securities in an active market, Citizens determines fair value utilizing vendors who apply matrix pricing for similar bonds where no price is observable or may compile prices from various sources. These models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Fair values from these models are verified, where possible, against quoted market prices for recent trading activity of assets with similar characteristics to the security being valued. Such methods are generally classified as Level 2. However, when prices from independent sources vary, cannot be obtained or cannot be corroborated, a security is generally classified as Level 3.

Nonrecurring Basis

Certain assets are measured at fair value on a nonrecurring basis. These assets are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment or a change in the amount of previously recognized impairment. No impairment losses related to nonrecurring fair value measurements of assets were recognized during for the nine months ended September 30, 2014.

Citizens Financial Statements

For the Year Ended December 31, 2013 and 2012 (Unaudited)

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Citizens National Bank of Meyersdale

Meyersdale, Pennsylvania

We have audited the accompanying financial statements of Citizens National Bank of Meyersdale (the Bank), which comprise the statement of financial condition as of December 31, 2013, and the related statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens National Bank of Meyersdale as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

CliftonLarsonAllen LLP

Baltimore, Maryland

June 18, 2014

Independent Auditors’ Report

Board of Directors

Citizens National Bank

of Meyersdale

Meyersdale, Pennsylvania

Report on Financial Statements

We have audited the accompanying statement of financial condition of Citizens National Bank of Meyersdale (the Bank) as of December 31, 2012 and the related notes to the statement of financial condition.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of statement of financial condition in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of financial condition that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of financial condition based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Bank’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Citizens National Bank of Meyersdale as of December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

August 12, 2013

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF FINANCIAL CONDITION

December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents and due from banks	$11,267,251	$4,838,499
Securities available-for-sale, at fair value	22,776,575	29,698,086
Certificates of deposit in other banks	646,520	—
Other investments	55,000	55,000
Federal Home Loan Bank stock, at cost	152,000	156,800
Loans receivable, net	39,116,602	48,693,145
Accrued interest receivable	215,770	256,271
Property, net	1,036,875	1,123,181
Investment in life insurance	2,758,893	2,674,344
Other real estate owned	115,700	455,509
Income taxes receivable	61,584	76,117
Net deferred tax asset	1,321,439	40,420
Prepaid expenses and other assets	377,204	96,494

TOTAL ASSETS	$79,901,413	$88,163,866

LIABILITIES AND EQUITY
LIABILITIES
Deposits	$72,507,511	$78,510,693
Accrued interest payable	128,587	159,973
Accrued expenses and other liabilities	276,226	147,697

Total liabilities	72,912,324	78,818,363

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 208,000 shares authorized, issued and outstanding	208,000	208,000
Additional paid-in capital	292,000	292,000
Retained earnings	7,194,793	8,485,040
Accumulated other comprehensive loss	(705,704)	360,463

Total stockholders’ equity	6,989,089	9,345,503

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,901,413	$88,163,866

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF OPERATIONS

Year Ended December 31, 2013 and 2012

	2013	2012
		(Unaudited)
INTEREST INCOME
Loans	$2,103,323	$2,587,025
Investment securities	552,633	760,635

Total interest income	2,655,956	3,347,660

INTEREST EXPENSE
Deposits	920,787	1,248,029

Net interest income	1,735,169	2,099,631
PROVISION FOR LOAN LOSSES	2,020,317	935,667

Net interest income after provision for loan losses	(285,148)	1,163,964

NON-INTEREST INCOME
Loan servicing fees	315,750	258,739
Gain on sales of available-for-sale securities, net	517,245	113,161
Gain on sales of other real estate owned, net	23,642	(48,788)
Other	22,588	13,414

Total non-interest income	879,225	336,526

NON-INTEREST EXPENSE
Compensation and employee benefits	782,528	993,755
Operations	662,498	606,870
Occupancy and equipment	204,198	173,864
Professional and consultant fees	717,338	502,186
Deposit insurance	109,262	86,241
Information technology	138,762	144,128
Other	6,984	19,901

Total non-interest expense	2,621,570	2,526,945

Loss before income tax benefit	(2,027,493)	(1,026,455)
INCOME TAX BENEFIT	(737,246)	(207,224)

NET LOSS	$(1,290,247)	$(819,231)

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF COMPREHENSIVE LOSS

Year Ended December 31, 2013 and 2012

	2013	2012
		(Unaudited)
NET LOSS	$(1,290,247)	$(819,231)

OTHER COMPREHENSIVE LOSS
Unrealized holding losses on available-for-sale securities
Reclassification adjustment for net realized gains on sales of available-for-sale investments included in net loss	(1,225,491)	271,018
Net change in defined benefit pension liability	(517,245)	(113,161)
Income tax benefit related to items of other comprehensive loss	127,333	186,050
Total other comprehensive loss, net of income taxes	549,236	(53,671)

	(1,066,167)	290,236

TOTAL COMPREHENSIVE LOSS
NET LOSS	$(2,356,414)	$(528,995)

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2013 and 2012

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, DECEMBER 31, 2011 (unaudited)	$208,000	$292,000	$9,480,031	$70,227	$10,050,258

Net loss (unaudited)	—	—	(819,231)	—	(819,231)
Dividends Paid (unaudited)	—	—	(175,760)	—	(175,760)
Other comprehensive loss, net of tax (unaudited)	—	—	—	290,236	290,236

BALANCE, DECEMBER 31, 2012	$208,000	$292,000	$8,485,040	$360,463	$9,345,503

BALANCE, DECEMBER 31, 2012	$208,000	$292,000	$8,485,040	$360,463	$9,345,503

Net loss	—	—	(1,290,247)	—	(1,290,247)
Other comprehensive loss, net of tax	—	—	—	(1,066,167)	(1,066,167)

BALANCE, DECEMBER 31, 2013	$208,000	$292,000	$7,194,793	$(705,704)	$6,989,089

The accompanying notes are an integral part of the financial statements.

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENT OF CASH FLOWS

Year Ended December 31, 2013 and 2012

	2013	2012
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,290,247)	$(819,231)
Adjustments to reconcile net loss to net cash provided by operating activities:
Dividends Paid	—	(175,760)
Depreciation and amortization	97,989	88,454
Provision for loan losses	2,020,317	935,667
Net amortization of investment securities	332,972	(172,715)
Gain on sales of securities available-for-sale, net	(517,245)	113,161
Increase in cash surrender value of life insurance	(84,549)	(85,936)
Proceeds from sale of loans held-for-sale	2,402,934	—
Gain on sales of other real estate owned	(23,642)	(48,788)
Deferred tax benefit	(731,783)	106,030
Effects of changes in operating assets and liabilities:
Accrued interest receivable	40,501	95,233
Income taxes receivable	14,533	(76,117)
Prepaid expenses and other assets	(153,377)	(3,711)
Accrued interest payable	(31,386)	(21,983)
Accrued expenses and other liabilities	128,529	(125,923)

Net cash provided by operating activities	2,205,546	(191,619)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale	21,508,179	7,115,037
Maturities, prepayments & calls of securities available-for-sale	4,410,643	4,821,851
Purchases of securities available-for-sale	(20,555,774)	(10,336,137)
Proceeds from sales of FHLB Stock	4,800	64,600
Purchases of certificates of deposit	(646,520)	—
Decrease in loans receivable, net	5,037,592	554,719
Purchases of property	(11,683)	(837,969)
Proceeds from sales of other real estate owned	479,151	(282,926)

Net cash provided by investing activities	10,226,388	1,090,225

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(6,003,182)	2,309,254

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,428,752	3,207,860
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,838,499	1,630,639

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,267,251	$4,838,499

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
Interest	$1,209,347	$1,048,437

Income taxes	$(20,000)	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Transfer from loans receivable to other real estate owned	$115,700	$482,105

Transfer from loans receivable to loans held-for-sale	$2,402,934	$—

The accompanying notes are an integral part of the financial statements.

CITIZENS BANK OF MEYERSDALE

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies

Nature of Operations

The Citizens National Bank of Meyersdale was initially established in 1869 and was incorporated in 1947 under the laws of the State of Pennsylvania. Citizens provides a variety of financial services to individuals and business through its headquarters in Meyersdale, Pennsylvania, including the origination of commercial, mortgage, and consumer loans and receipt of deposits from customers located in and around Meyersdale, Pennsylvania.

Citizens operates under a national charter and provides full banking services. As a national bank, Citizens is subject to regulation by the Office of Comptroller of Currency and the Federal Deposit Insurance Company.

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant changes in the near term include the classification and valuation of securities, determination of the allowance for loan losses, deferred tax assets and liabilities and the fair value of financial instruments.

Concentration of Credit Risk

Most of Citizens’ activities are with customers located in and around Meyersdale, Pennsylvania. Note 2 discusses the types of securities Citizens invests in. Note 3 discusses the types of lending Citizens engages in. Residential real estate secured by one to four family residences represents approximately 71.7% and 60.5% of the gross loan portfolio at December 31, 2013 and December 31, 2012, respectively.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, cash and cash equivalents includes cash on hand, amounts due from financial institutions and highly liquid debt instruments with original maturities of three months or less. Cash flows from loans and deposits are reported net.

Investment Securities

Debt securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on securities available-for-sale are included in other income or expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income (loss). Gains and losses on sales of securities are determined using the specific identification method on the trade date. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Citizens monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and Citizens’ intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The ability to hold is determined whether it is more likely than not that Citizens will be required to sell the security before its anticipated recovery. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest expense.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

Certificates of Deposit in Other Banks

Interest-bearing deposits in other financial institutions mature within nine months and are carried at cost.

Federal Home Loan Bank Stock

Citizens is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. Restricted stock is carried at cost and periodically evaluated for impairment. Because this stock is viewed as long term investment, impairment is based on ultimate recovery at par value. Both cash and stock dividends are reported as income.

Loans Receivable, Net

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and recognized as an adjustment of the related loan yield using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, and amortization of related deferred loan fees or costs is suspended. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. The cash-basis is used when a determination has been made that the principal and interest of the loan is collectible. If collectability of the principal and interest is in doubt, payments are applied to loan principal. The determination of ultimate collectability is supported by a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment, including consideration of the borrower’s sustained historical repayment performance and other relevant factors. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, the borrower has demonstrated a period of sustained performance, and future payments are reasonably assured. A sustained period of repayment performance generally would be a minimum of six months.

Allowance for Loan Losses

The allowance for loan losses (allowance) is an estimate of loan losses inherent in Citizens’ loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when Citizens determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by Citizens over the most recent two years. Citizens places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

A loan is considered impaired when, based on current information and events, it is probable that Citizens will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. A loss event could be a payment delinquency of typically 90 days or greater, bankruptcy, fraud, death, defunct status of business, project or development. Loans determined to be impaired are individually evaluated for impairment. When a loan is impaired, Citizens measures impairment based on the present value of expected future cash flows discounted at the original contractual interest rate, except that as a practical expedient, it may measure impairment based on an observable market price, or the fair value of the collateral if collateral dependent. A loan is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.

Under certain circumstances, Citizens will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if Citizens, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above in the calendar year of the restructuring. In subsequent years, a restructured loan may cease being reported as a TDR if the loan was modified at a market rate and is performing according to the modified terms. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.

Citizens assigns a risk rating to all loans except pools of homogeneous loans and periodically performs detailed internal reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by Citizens’ regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

Pass: A pass loan is a credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of Citizens’ credit position at some future date. Special mention loans are not adversely classified and do not expose Citizens to sufficient risk to warrant adverse classification.

Substandard: Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well-defined weaknesses include a borrower’s lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. They are characterized by the distinct possibility that Citizens will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss: Loans classified as loss are considered uncollectible and are charged off immediately.

Citizens also maintains a separate general valuation allowance for homogeneous portfolio segments. These portfolio segments and their risk characteristics are described as follows:

Commercial Real Estate: Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

Residential Real Estate: The degree of risk in residential mortgage lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Consumer: The consumer loan portfolio is usually comprised of a small number of small loans. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers’ capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions, and other factors. If the board of directors and management determine changes are warranted based on those reviews, the allowance is adjusted. In addition, Citizens’ primary regulator reviews the adequacy of the allowance. The regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

Off Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, Citizens has entered into commitments to extend credit, including commitments under credit arrangements. Such financial instruments are recorded when they are funded.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated selling cost at the date of foreclosure, establishing a new cost basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management, and the assets held for sale are carried at the lower of the new cost basis or fair value less cost to sell. This evaluation is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in Citizens’ financial statements.

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. Costs of significant asset improvements are capitalized, whereas costs relating to holding assets are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Property

Land is carried at cost. Other property is carried at cost net of accumulated depreciation. Depreciation is computed on the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Impairment of Long Lived Assets

Citizens tests long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less estimated costs to sell.

Transfers of Financial Assets and Participating Interests

Transfers of an entire financial asset or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Citizens, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) Citizens does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Investment in Life Insurance

Citizens has purchased life insurance policies on certain key executives. Investment in life insurance is recorded at its cash surrender value, or the amount that can be realized, if lower.

Advertising Costs

Citizens expenses advertising costs as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal and state income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.

Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies, and assessments of the current and future economic and business conditions.

Citizens adopted the provision of Accounting for Uncertainty in Income Taxes. These new rules establish a higher standard for tax benefits to meet before they can be recognized in a bank’s financial statements. Citizens can recognize in financial statements the impact of a tax position taken, or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merit of the position. The change in accounting did not have a material impact on Citizens’ financial statements. See Note 7, Income Taxes, for additional disclosures. Citizens recognizes both interest and penalties as components of non-interest expenses. Citizens determined that it was not required to record a liability for uncertain tax positions.

Citizens files federal and state income tax returns and it is not subject to federal income tax or state income tax examinations for taxable years prior to December 31, 2010.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

Comprehensive Loss

Recognized revenue, expenses, gains, and losses are included in net income (loss). Certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale and transition obligations, prior service credits and other gains and losses related to Citizens’ defined benefit pension plan, are reported as a separate component of the equity section of the Statement of Financial Condition, such items, along with net income (loss), are components of comprehensive income (loss). The components of accumulated other comprehensive loss included in stockholders’ equity at December 31, 2013 and 2012 are as follows:

	2013	2012
Unrealized holding losses on available-for-sale securities	$(207,428)	$(582,315)
Change in defined benefit pension liability	(498,276)	942,778

	$(705,704)	$360,463

Retirement Plans

Defined Benefit Pension Plan—Citizens has a defined benefit pension plan to provide pension benefits to full-time employees. The benefits are based on years of service and average annual earnings. Citizens’ policy is to fund the plan by making annual employer contributions as required by applicable regulations. Citizens’ pension costs are based on an actuarial valuation of the plan. Citizens recognizes the funded status of the defined benefit plan as of the balance sheet date. The funded status is measured as the difference between plan assets at fair value and the projected benefit obligation. The board of directors approved to freeze the plan as of December 31, 2012.

401(k) plan—Citizens provides a 401(k) plan, which covers substantially all of Citizens’ employees who are eligible as to age and length of service. A participant may elect to make contributions of up to the applicable IRS limitations of the participant’s annual compensation. Citizens makes discretionary matching contributions as approved by the Board of Directors. Citizens’ contribution to the plan approximated $13,000 and $5,333 for the year ended December 31, 2013 and 2012, respectively.

Fair Value

Citizens categorizes its assets and liabilities measured at fair value into a three-level hierarchy based on the priority of the inputs to the valuation technique used to determine fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement. Assets and liabilities valued at fair value are categorized based on the inputs to the valuation techniques as follows:

Level 1—Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2—Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

Level 3—Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

Subsequent to initial recognition, Citizens may adjust the carrying value of assets and liabilities measured on a nonrecurring basis to fair value. Adjustments to fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their fair value.

Professional standards allow entities the irrevocable option to elect to measure certain financial instruments and other items at fair value for the initial and subsequent measurement on an instrument-by-instrument basis. Citizens adopted the policy to value certain financial instruments at fair value. Citizens has not elected to measure any existing financial instruments at fair value; however, it may elect to measure newly acquired financial instruments at fair value in the future.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 1 – Summary of Significant Accounting Policies (cont.)

Subsequent Events

In preparing these financial statements, Citizens has evaluated events and transactions for potential recognition or disclosure through June 18, 2014, the date the financial statements were available to be issued.

Note 2 – Investment Securities

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2013 and 2012 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013
U.S. government agency bonds	$3,203,765	$62,353	$(21,593)	$3,244,525
Treasury bonds	106,864	—	(3,575)	103,289
Municipal bonds	1,340,416	548	(5,670)	1,335,294
Taxable municipal bonds	4,734,461	4,827	(119,843)	4,619,445
Small business administration	3,042,573	—	(148,839)	2,893,734
Mortgage-backed securities	10,662,658	28,294	(110,664)	10,580,288

Total	$23,090,737	$96,022	$(410,184)	$22,776,575

December 31, 2012
U.S. government agency bonds	$1,250,000	$204,613	$—	$1,454,613
Treasury bonds	—	—	—	—
Municipal bonds	7,460,000	616,051	—	8,076,051
Taxable municipal bonds	6,630,000	800,666	—	7,430,666
Small business administration	—	—	—	—
Mortgage-backed securities	11,975,362	761,394	—	12,736,756

Total	$27,315,362	$2,382,724	$—	$29,698,086

Other investments are recorded at cost and consist of stock in other financial institutions of $55,000 and $55,000 at December 31, 2013 and 2012, respectively.

Citizens did not have any investments pledged as collateral as of December 31, 2013 and 2012.

The following table summarizes the maturities of investment securities classified as available-for-sale:

	2013
	Amortized Cost	Fair Value
Within 1 year	$1,133,834	$1,135,580
1 - 5 years maturity	2,823,718	2,868,147
6 - 10 years maturity	5,222,893	5,164,249
More than 10 years	13,910,292	13,608,599

Total	$23,090,737	$22,776,575

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 2 – Investment Securities (cont.)

Sales of available-for-sale securities resulted in gross gains of $552,779 and $125,831 and gross losses of $35,534 and $12,671 during the years ended December 31, 2013 and 2012 (unaudited), respectively.

Temporarily Impaired Securities

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Continuous Unrealized Losses Existing for Less Than Twelve Months		Continuous Unrealized Losses Existing for Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
U.S. government agency bonds	$(21,593)	$895,273	$—	$—	$(21,593)
Treasury bonds	(3,575)	103,289	—	—	(3,575)
Municipal bonds	(5,670)	474,669	—	—	(5,670)
Taxable municipal bonds	(119,843)	3,900,252	—	—	(119,843)
Small business administration	(148,839)	2,893,734	—	—	(148,839)
Mortgage backed securities	(110,664)	8,317,161	—	—	(110,664)

Total	$(410,184)	$16,584,378	$—	$—	$(410,184)

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Citizens to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. At December 31, 2013, Citizens had 47 securities in a loss position representing 2.4% of amortized cost. At December 31, 2012, Citizens had no securities in an unrealized loss position.

Citizens invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the Statement of Financial Condition. The profitability of Citizens is also subject to interest rate risk. This risk is based on the gap between interest earned on loans and securities and the rate of interest paid on deposits. A significant decrease in this gap could result in a decline in earnings to Citizens.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net

Loans receivable consisted of the following at December 31, 2013 and 2012:

	2013	2012
Commercial:
Real estate	$2,933,346	$3,827,249
Farmland	4,246,869	4,701,633
Other	775,404	2,213,572

Residential Real Estate:
Secured by one to four family residences	28,752,551	33,433,476
Construction and land	909,883	1,745,778

Consumer and Other:
Automobile	426,597	1,167,668
Other consumer	842,587	1,672,598
Government	801,724	872,096

Total loans	39,688,961	49,634,070

Less:
Deferred net loan origination costs	44,390	2,203
Allowance for loan losses	(616,749)	(943,128)

Total	$39,116,602	$48,693,145

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net (cont.)

The allowance for loan losses and recorded investment in loans at December 31, 2013 and 2012 by segment are as follows:

December 31, 2013	Commercial	Residential Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance	$219,321	$635,792	$88,015	$943,128
Provision for loan losses	344,781	1,587,510	88,026	2,020,317
Recoveries	—	5,076	23,029	28,105
Charge-offs	(449,558)	(1,766,730)	(158,513)	(2,374,801)

Ending balance	$114,544	$461,648	$40,557	$616,749

Allowance for loan losses:
Ending balance: Individually evaluated for impairment	$—	$853	$—	$853
Ending balance: Collectively evaluated for impairment	114,544	460,795	40,557	615,896

Ending balance	$114,544	$461,648	$40,557	$616,749

Loans receivable:
Ending balance: Individually evaluated for impairment	$549,493	$776,831	$7,788	$1,334,112
Ending balance: Collectively evaluated for impairment	7,406,126	28,885,603	2,063,120	38,354,849

Ending balance	$7,955,619	$29,662,434	$2,070,908	$39,688,961

December 31, 2012
Allowance for loan losses:
Beginning balance	$83,317	$272,073	$75,330	$430,720
Provision for loan losses	200,208	644,328	85,131	929,667
Recoveries	—	2,820	9,371	12,191
Charge-offs	(64,203)	(283,430)	(81,817)	(429,450)

Ending balance	$219,322	$635,791	$88,015	$943,128

Allowance for loan losses:
Ending balance: Individually evaluated for impairment	$—	$1,391	$—	$1,391
Ending balance: Collectively evaluated for impairment	219,322	634,400	88,015	941,737

Ending balance	$219,322	$635,791	$88,015	$943,128

Loans receivable:
Ending balance: Individually evaluated for impairment	$1,252,538	$1,497,201	$51,695	$2,801,434
Ending balance: Collectively evaluated for impairment	9,489,916	33,682,053	3,660,667	46,832,636

Ending balance	$10,742,454	$35,179,254	$3,712,362	$49,634,070

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net (cont.)

Provision for loan losses and charge-offs include approximately $2.0 million resulting from a one-time sale of a portion of Citizens’ held-to-maturity loan portfolio containing certain commercial, residential and installment loans. The sale closed in June 2013, and the principal balance of loans sold was approximately $5.2 million. Upon approval of the transaction by Citizens’ board of directors and the OCC, approximately $2.6 million representing the fair value of the selected loans was transferred from loans receivable to loans held-for-sale. Net proceeds from the sale approximated $2.4 million.

Commercial Credit Exposure

Citizens utilizes a risk rating matrix to assign risk ratings to each of its commercial real estate loans. Loans are rated as Pass, Special Mention, Substandard, Doubtful and Loss. A description of these risk ratings are described in Note 1.

The commercial loan credit risk profile is broken out by internally assigned risk ratings as of December 31, 2013 and 2012 as follows:

	Real Estate	Farmland	Other	Total
December 31, 2013
Pass	$2,851,185	$3,251,033	$384,302	$6,486,520
Special Mention	82,161	446,343	391,102	919,606
Substandard	—	549,493	—	549,493

Total	$2,933,346	$4,246,869	$775,404	$7,955,619

December 31, 2012
Pass	$3,082,622	$3,165,820	$1,491,702	$7,740,144
Special Mention	744,627	601,565	403,580	1,749,772
Substandard	—	934,248	318,290	1,252,538

Total	$3,827,249	$4,701,633	$2,213,572	$10,742,454

Residential Real Estate and Consumer Credit Exposure

As part of the on-going monitoring of the credit quality of Citizens’ loan portfolio, Management tracks the loans’ performance, and when a loan becomes 90 days past due, these are classified as non-performing loans.

The residential real estate credit risk profile based on payment activity as of December 31, 2013 and 2012, is broken out by loan class, as follows:

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net (cont.)

	Secured by one to four family residences	Construction and land	Total
December 31, 2013
Performing	$28,234,978	$909,883	$29,144,861
Non-performing	517,573	—	517,573

Total	$28,752,551	$909,883	$29,662,434

December 31, 2012
Performing	$33,211,113	$1,745,778	$34,956,891
Non-performing	222,363	—	222,363

Total	$33,433,476	$1,745,778	$35,179,254

The consumer credit risk profile based on payment activity as of December 31, 2013 and 2012, is broken out by class as follows:

	Automobile	Other consumer	Government	Total
December 31, 2013
Performing	$426,597	$838,901	$801,724	$2,067,222
Non-performing	—	3,686	—	3,686

Total	$426,597	$842,587	$801,724	$2,070,908

December 31, 2012
Performing	$1,153,727	$1,672,598	$872,096	$3,698,421
Non-performing	13,941	—	—	13,941

Total	$1,167,668	$1,672,598	$872,096	$3,712,362

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net (cont.)

Information concerning reserves for impaired loans as of December 31, 2013 and 2012 is as follows:

	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2013
With no specific reserve recorded:
Commercial:
Farmland	$549,493	$—	$467,124
Residential Real Estate:
Secured by one to four family residences	749,649	—	704,135
Consumer and Other:
Automobile	7,788	—	25,848

Total	$1,306,930	$—	$1,197,107

With specific reserve recorded:
Residential Real Estate:
Secured by one to four family residences	27,182	853	44,466

Total	$27,182	$853	$44,466

Total by segment
Commercial	$549,493	$—	$467,124
Residential Real Estate	776,831	853	748,601
Consumer and Other	7,788	—	25,848

Total	$1,334,112	$853	$1,241,573

December 31, 2012
With no specific reserve recorded:
Commercial:
Farmland	$934,248	$—	$467,125
Other	318,290	—	159,145
Residential Real Estate:
Secured by one to four family residences	1,408,269	—	704,135
Consumer and Other:
Automobile	51,695	—	25,848

Total	$2,712,502	$—	$1,356,252

With specific reserve recorded:
Residential Real Estate:
Secured by one to four family residences	88,932	1,391	44,466

Total	$88,932	$1,391	$44,466

Total by segment
Commercial	$1,252,538	$—	$626,269
Residential Real Estate	1,497,201	1,391	748,601
Consumer and Other	51,695	—	25,848

Total	$2,801,434	$1,391	$1,400,717

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net (cont.)

The recorded investment in impaired loans approximate the amount reported as unpaid impaired loan balances at December 31, 2013 and 2012.

Interest collected on impaired loans for the year ended December 31, 2013 and 2012 was not significant as interest is not accrued on non-accrual loans or other loans past-due 90 days or more.

The following table provides a summary of nonaccrual loans as of December 31, 2013 and 2012:

	2013	2012
Commercial:
Farmland	$549,493	$934,248
Other	$—	$318,290
Residential Real Estate:
Secured by one to four family residences	749,649	1,497,201
Consumer and Other:
Automobile	7,788	51,695

Total	$1,306,930	$2,801,434

The following table provides a summary of past due loans as of December 31, 2013:

	30-59 Days	60-90 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
Commercial:
Real estate	$—	$—	$—	$—	$2,933,346	$2,933,346
Farmland	62,695	125,428	—	188,123	4,058,746	4,246,869
Other	2,271	—	—	2,271	773,133	775,404
Residential Real Estate:
Secured by one to four family residences	812,280	325,145	517,573	1,654,998	27,097,553	28,752,551
Construction and land	30,135	—	—	30,135	879,748	909,883
Consumer and Other:
Automobile	27,344	9,730	—	37,074	389,523	426,597
Other consumer	4,622	1,422	3,686	9,730	832,857	842,587
Government	—	—	—	—	801,724	801,724

Total	$939,347	$461,725	$521,259	$1,922,331	$37,766,630	$39,688,961

Citizens had no loans that were more than 90 days past-due for which the loans were accruing interest at December 31, 2013.

Citizens has no troubled debt restructured loans granted in 2013; therefore, none subsequently went into default during the year ended December 31, 2013.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 3 – Loans Receivable, Net (cont.)

A summary of past due loans as of December 31, 2012 are as follows:

	30-59 Days	60-90 Days	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
Commercial:
Real estate	$14,442	$—	$—	$14,442	$3,812,807	$3,827,249
Farmland	142,080	—	—	142,080	4,559,553	4,701,633
Other	38,275	288,918	—	327,193	1,886,379	2,213,572
Residential Real Estate:
Secured by one to fourfamily residences	765,438	241,287	222,363	1,229,088	32,204,388	33,433,476
Construction and land	—	—	—	—	1,745,778	1,745,778
Consumer and Other:
Automobile	—	36,983	13,941	50,924	1,116,744	1,167,668
Other consumer	89,922	55,785	—	145,707	1,526,891	1,672,598
Government	—	—	—	—	872,096	872,096

Total	$1,050,157	$622,973	$236,304	$1,909,433	$47,724,637	$49,634,070

Citizens had no loans that were greater than 90 days past-due for which the loans were accruing interest at December 31, 2012.

A summary of loan troubled debt restructured that were granted during the year ended December 31, 2012 are as follows:

	Number of Contracts	Pre-Modification Outstanding Balance	Post-Modification Outstanding Balance
Troubled Debt Restructurings:
Residential Real Estate:
Secured by one to fourfamily residences	1	$13,510	$13,510

The above loan has not subsequently gone into default since the troubled debt restructuring occurred.

Note 4 – Property

Property summarized by major classification was as follows at December 31, 2013 and 2012:

	2013	2012
Land and improvements	$145,667	$145,668
Building and improvements	1,210,935	1,207,875
Furniture and equipment	1,049,200	1,037,524

	2,405,802	2,391,067
Less accumulated depreciation	(1,368,927)	(1,267,886)

Total	$1,036,875	$1,123,181

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 5 – Deposits

Savings account balances categorized by account type at December 31, 2013 and 2012 were as follows:

	2013	2012
Savings deposits	$10,027,721	$10,219,189
Money market and NOW deposits	20,773,110	20,000,701

Total demand deposits	30,800,831	30,219,890
Certificates of deposit	41,706,680	48,290,803

Total	$72,507,511	$78,510,693

As of December 31 2013, scheduled maturities of certificates of deposit are as follows:

2014	$11,136,336
2015	10,901,293
2016	8,244,526
2017	10,626,433
2018	660,692
Thereafter	137,400

Total	$41,706,680

The aggregate amount of time deposits with a minimum denomination of $100,000 was $20,009,391 and $24,913,550 as of December 31, 2013 and 2012, respectively.

Note 6 – Borrowed Funds

At December 31, 2013 and 2012, Citizens had an available unsecured Fed Funds line of $2,000,000 with Zions Bank. The interest rates applied on any borrowing are determined on the borrowing date. The line requires a minimum peg balance with Zions Bank, which was met at December 31, 2013. The line has no expiration date, but is subject to review and change by the issuing institution. There were no balances outstanding on this line at December 31, 2013.

At December 31, 2013 and 2012, Citizens had an available unsecured Fed Funds line of $2,000,000 with Atlantic Central Bankers Bank. The interest rates applied on any borrowing are determined on that date. There were no balances outstanding on this line at December 31, 2013 and 2012.

Citizens has entered into an Advances, Pledge, and Security Agreement with the Federal Home Loan Bank (FHLB) of Pittsburgh whereby specific mortgage loans of Citizens with advance equivalents of approximately $19.2 million were pledged to the FHLB as collateral in the event Citizens requests any advances on the line. There were no balances outstanding on this line at December 31, 2013 and 2012.

At December 31, 2013 and 2012, Citizens had an available unsecured Fed Funds line of $1,000,000 with PNC Bank. The interest rates applied on any borrowing are determined on the borrowing date. The line has no expiration date, but is subject to review and change by the issuing institution. There were no balances outstanding on this line at December 31, 2013 and 2012.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 7 – Income Taxes

Deferred income taxes reflect the impact of differences between the financial statements and tax bases of assets and liabilities. The tax effects of temporary differences that give rise to the deferred tax assets and tax liabilities at December 31, 2013 and 2012 were as follows:

	2013	2012
Deferred tax assets:
Allowance for loan losses	$174,778	$285,859
Allowance for Real Estate Owned	—	9,043
Net operating loss carryforward	1,142,795	268,548
Unrealized loss on available-for-sale securities	106,857	(485,673)
Charitable contribution carryforward	2,126
Deferred tax liabilities:
Deferred loan fees	(2,051)	(2,051)
Defined benefit pension	(93,705)	(12,418)
Accelerated depreciation deductions	(9,361)	(22,888)

Net deferred tax asset	$1,321,439	$40,420

The Company had approximately $3,361,000 and $784,000 of U.S federal net operating loss carry-forward to offset future taxable income at December 31, 2013 and 2012 (unaudited), respectively; which begins expiring in 2032.

The components of income tax benefit for the year ended December 31, 2013 and 2012 are as follows:

	2013	2012
		(Unaudited)
Current tax benefit:
Federal	$(5,463)	$(37,984)
State	—	—

Total	(5,463)	(37,984)

Deferred tax benefit:
Federal	(731,783)	(169,240)
State	—	—

Total	(731,783)	(169,240)

Total income tax benefit	$(737,246)	$(207,224)

The reasons for the differences between the statutory federal income tax rate and the effective tax rates for the year ended December 31, 2013 and 2012 are summarized as follows.

	2013	2012
		(Unaudited)
Tax computed at statutory rate	$(689,348)	$(207,224)
State income taxes (net of federal tax benefit)	—	—
Other permanent differences	(47,898)	—

Total	$(737,246)	$(207,224)

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 8 – Retirement Plan

The following table summarizes the accumulated benefit obligation, the changes in the Plan’s projected benefit obligation and fair value of assets and the resulting funding status as of and for the year ended December 31, 2013 and 2012:

	2013	2012
Accumulated benefit obligation at end of year	$3,466,599	$3,714,693

Changes in projected benefit obligation:
Benefit obligation, beginning of year	$3,714,693	$3,747,485
Service cost	—	129,708
Interest cost	145,192	160,156
Actuarial gain	(138,290)	111,737
Benefits paid	(254,996)	(216,410)
Settlements	—
Curtailment	—	(217,983)

Benefit obligation, end of year	3,466,599	3,714,693

Changes in plan asset:
Fair value of plan asset, beginning of year	3,751,216	3,476,152
Actual return on plan asset	187,968	330,762
Employer contribution	58,014	160,712
Benefits paid	(254,996)	(216,410)
Settlements	—	—

Fair value of plan asset, end of year	3,742,202	3,751,216

Funded status at end of year	$275,603	$36,523

The funded pension benefit at December 31, 2013, and 2012 is recognized as an other asset in the Statement of Financial Condition.

The pre-tax amount recognized in accumulated other comprehensive loss at December 31, 2013 and 2012 represents the net actuarial loss of $754,964. Citizens does not expect to recognize any previously unrecognized net actuarial loss included in accumulated other comprehensive loss as a component of net periodic cost in 2013.

The assumptions used in the measurement of Citizens’ benefit obligation at December 31, 2013 and 2012 are as follows:

	2013	2012
Discount rate	4.95%	4.05%
Expected long-term rate on return on assets	0.00%	0.00%
Rate of compensation increase	0.00%	0.00%

The discount rate and expected rate of return on plan assets are critical assumptions which significantly affect pension accounting. Even relatively small changes in these rates would significantly change the recorded pension expense and accrued liability. Management believes the discount rate and expected rate of return on plan assets used in determining its year-end pension accounting are reasonable based on currently available information. However, it is at least reasonably possible that these assumed rates will be revised in the near term, based on future events and changes in circumstances.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 8 – Retirement Plan (cont.)

The components of the net periodic benefit credit charged to expense for the year ended December 31, 2013 and 2012 consisted of the following:

	2013	2012
Service cost	$—	$129,708
Interest cost	145,192	160,156
Expected return on assets	(262,560)	(244,220)
Amortization of net actuarial loss	63,636	89,104

Net periodic benefit credit	$(53,732)	$134,748

The assumptions used in the measurement of Citizens’ net periodic benefit credit for the year ended December 31, 2013 and 2012 are as follows:

	2013	2012
Discount rate	4.05%	4.40%
Long term rate of return on plan assets	7.25%	7.25%
Salary increase rate	0.00%	4.77%

The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid during the year ended December 31, 2013 as follows:

2014	$277,461
2015	278,174
2016	271,467
2017	266,484
2018	258,094
Thereafter	1,174,654

Total	$2,526,334

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 8 – Retirement Plan (cont.)

The fair value of Citizens’ pension plan assets at December 31, 2013 and 2012 by asset category were as follows:

December 31, 2013	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Mutual funds-equity:
Large-cap value	$155,103	$—	$—	$155,103
Large-cap core	154,072	—	—	154,072
Mid-cap core	193,857	—	—	193,857
Small-cap core	98,181	—	—	98,181
International core	385,694	—	—	385,694
Large cap growth	309,680	—	—	309,680
Small/Midcap growth	96,869	—	—	96,869

Mutual funds-fixed income:
Long duration government/credit	1,482,947	—	—	1,482,947

Exchanged traded funds:
Long US Treasury	659,034	—	—	659,034

Common/collective trusts-equity:
Large cap value	—	154,649	—	154,649
Money market	52,116	—	—	52,116

	$3,587,553	$154,649	$—	$3,742,202

December 31, 2012	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Mutual funds-equity:
Large-cap value	$146,745	$—	$—	$146,745
Large-cap core	149,148	—	—	149,148
Mid-cap core	194,600	—	—	194,600
Small-cap core	73,332	—	—	73,332
International core	323,645	—	—	323,645
Large cap growth	208,677	—	—	208,677
Small/Midcap growth	—	—	—	—
Mutual funds-fixed income:
Long duration government/credit	1,650,382	—	—	1,650,382
Exchanged traded funds:
Long US Treasury	706,237	—	—	706,237
Common/collective trusts-equity:
Large cap value	—	288,059	—	288,059
Money market	10,389	—	—	10,389

	$3,463,156	$288,059	$—	$3,751,215

Citizens’ expected contributions for the period beginning January 1, 2014 are $0.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 9 – Regulatory Matters

Capital Requirements

Citizens is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum regulatory capital requirements can trigger certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Citizens’ financial statements. Under the adequacy guidelines and the regulatory framework for prompt corrective action, Citizens must meet specific capital guidelines involving quantitative measures of Citizens’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Citizens’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Citizens to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that Citizens meets all capital adequacy requirements to which it is subject.

As of December 31, 2013 and 2012, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized Citizens as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Citizens must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category. Citizens’ actual capital amounts and ratios at December 31, 2013 and December 31, 2012 are as follows:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total Capital (to Risk Weighted Assets)	$8,156,093	22.20%	$2,938,720	8.00%	$3,673,400	10.00%
Tier I Capital (to Risk Weighted Assets)	7,694,793	20.95%	1,469,360	4.00%	2,204,040	6.00%
Tier I Capital (to Average Assets)	7,694,793	9.62%	3,200,000	4.00%	4,000,000	5.00%

December 31, 2012
Total Capital (to Risk Weighted Assets)	$9,522,665	22.36%	$3,407,360	8.00%	$4,259,200	10.00%
Tier I Capital (to Risk Weighted Assets)	8,985,040	21.10%	1,703,680	4.00%	2,555,520	6.00%
Tier I Capital (to Average Assets)	8,985,040	9.90%	3,631,960	4.00%	4,539,950	5.00%

Citizens is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. Citizens normally restricts dividends to a lesser amount.

Citizens is currently operating under a Formal Agreement with the OCC dated July 20, 2012 which addresses the following: creation of a compliance committee; formal assessment of management; credit risk identification and reduction; allowance for loan and lease losses methodology and adequacy; problem loan management; underwriting, review and ongoing credit monitoring; independent and certified or licensed real property appraisals; management of other real estate owned; concentrations of credit; and the establishment of formal capital and strategic plans for the future of Citizens.

Note 10 – Financial Instruments With Off Balance Sheet Risk

In the normal course of business, Citizens has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. Citizens’ exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Citizens uses the same credit policies in making such commitments as it does for instruments that are included in the financial statements.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 10 – Financial Instruments With Off Balance Sheet Risk (cont.)

At December 31, 2013 and 2012, the following financial instruments whose contract amount represents credit risks are as follows:

	2013	2012
Residential real estate lines of credit and home equity lines	$49,043	331,191
Unfunded portion of commercial and industrial loans	1,307,951	1,762,234
Standby letters of credit	118,000	—

Total	$1,474,994	$2,093,425

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Citizens evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by Citizens upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

Standby letters-of-credit are conditional commitments issued by Citizens to guarantee the performance of a customer to a third party. Standby letters-of-credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Citizens’ policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

Citizens was not required to perform on any financial guarantees and did not incur any losses on its commitments during the past two years.

Note 11 – Legal Contingencies

Citizens may be subject to claims and lawsuits which may arise primarily in the ordinary course of business. It is the opinion of management, if such claims are made, that the disposition or ultimate resolution of the claims and lawsuits will not have a material adverse effect on the financial position of Citizens.

Note 12 – Related Party Transactions

In the normal course of business, Citizens extends credit to and accepts deposits from related parties (its directors and executive officers). Related-party loans and deposits received terms similar to those terms prevailing at the time for comparable transactions with unrelated persons. Loans to related parties were $604,325 and $345,044 and deposits from related parties were $3,081,187 and $2,241,779 at December 31, 2013 and 2012, respectively.

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 13 – Fair Value

Recurring Basis

Citizens uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. For additional information on how Citizens measures fair value refer to Note 1 to the financial statements. The following tables present the balances of the assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
U.S. government agency bonds	$3,244,525	$—	$3,244,525	$—

Treasury Bonds	$103,289	$—	$103,289	$—

Municipal Bonds	$1,335,294	$—	$1,335,294	$—

Taxable municipal bonds	$4,619,445	$—	$4,619,445	$—

Small Business Administration	$2,893,734	$—	$2,893,734	$—

Mortgage-backed securities	$10,580,288	$—	$10,580,288	$—

December 31, 2012
U.S. government agency bonds	$1,454,613	$—	$1,454,613	$—

Municipal Bonds	$8,076,051	$—	$8,076,051	$—

Taxable municipal bonds	$7,430,666	$—	$7,430,666	$—

Mortgage-backed securities	$12,736,756	$—	$12,736,756	$—

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investment Securities

When available, Citizens uses quoted market prices to determine the fair value of securities; such items are classified in Level 1 of the fair value hierarchy. Where quoted prices are not available for identical securities in an active market, Citizens determines fair value utilizing vendors who apply matrix pricing for similar bonds where no price is observable or may compile prices from various sources. These models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Fair values from these models are verified, where possible, against quoted market prices for recent trading activity of assets with similar characteristics to the security being valued. Such methods are generally classified as Level 2. However, when prices from independent sources vary, cannot be obtained or cannot be corroborated, a security is generally classified as Level 3.

Nonrecurring Basis

Certain assets are measured at fair value on a nonrecurring basis. These assets are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment or a change in the amount of previously recognized impairment. No impairment losses related to nonrecurring fair value measurements of assets were recognized during the year ended December 31, 2013. Nonrecurring fair value measurement of certain assets as of December 31, 2012, consisted of the following:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Real Estate Owned	$455,509	$—	$—	$455,509
Impaired Loans	$88,932	$—	$—	$88,932

Citizens Notes to Financial Statements (continued)

December 31, 2013 and 2012

Note 13 – Fair Value (cont.)

Impaired Loans

In accordance with the provisions of the loan impairment guidance, impairment was measured for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. Collateral values are estimated using Level 3 inputs based on customized discounting criteria.

Impairment amounts on impaired loans represent specific valuation allowance and write-downs during the period presented on impaired loans that were individually evaluated for impairment based on the estimated fair value of the collateral less estimated selling costs, excluding impaired loans fully charged-off.

Foreclosed Assets

Foreclosed assets are recorded at fair value based on property appraisals, less estimated selling costs, at the date of the transfer with any impairment amount charged to the allowance for loan losses. Subsequent to the transfer, foreclosed assets are carried at the lower of cost or fair value, less estimated selling costs with changes in fair value or any impairment amount recorded in other non-interest expense. Values are estimated using Level 3 inputs based on customized discounting criteria. The carrying value of foreclosed assets is not re-measured to fair value on a recurring basis but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs.

AGREEMENT AND PLAN OF MERGER

RIVERVIEW FINANCIAL CORP.

RIVERVIEW BANK

and

CITIZENS NATIONAL BANK OF MEYERSDALE

October 30, 2014

ARTICLE I PLAN OF MERGER		1
1.1	Merger	1
1.2	Name	2
1.3	Articles of Incorporation and Bylaws	2
1.4	Directors and Officers	2

ARTICLE II CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES		2
2.1	Conversion of Shares	2
2.2	Exchange of Stock Certificates	3
2.3	Rights of Dissenting Shareholders	9
2.4	Mechanics of Merger	9

ARTICLE III REPRESENTATIONS AND WARRANTIES		10
3.1	Representations and Warranties of CNB	10
3.2	Representations and Warranties of Riverview	26

ARTICLE IV COVENANTS		43
4.1	Mutual Covenants	43
4.2	Covenants of CNB	45
4.3	No Shop.	50

ARTICLE V REGULATORY AND OTHER MATTERS		53
5.1	Shareholder Meetings	53
5.2	Proxy Statement-Prospectus	53
5.3	Regulatory Approvals	54

ARTICLE VI CONDITIONS PRECEDENT		55
6.1	Representation and Warranties	55
6.2	Covenants	55
6.3	No Material Adverse Effect	55
6.4	Closing Certificate	55
6.5	Shareholder Approval	55
6.6	Regulatory Approval	55
6.7	No Legal Prohibition	55
6.8	Tax Opinion	55
6.9	Registration Statement	56

6.10	Consents	56
6.11	No Environmental Matters	56
6.12	Maximum Number of Dissenters	56

ARTICLE VII TERMINATION OF AGREEMENT		56
7.1	Termination Events	56
7.2	No Waiver/Release	58
7.3	Break-Up Fee	58

ARTICLE VIII POST CLOSING OBLIGATIONS		59
8.1	Employment Arrangements	59
8.2	Insurance; Indemnification	60
8.3	Appointment of CNB Director	61
8.4	Continuation of CNB Name	62
8.5	Regional Advisory Board	62

ARTICLE IX MISCELLANEOUS		62
9.1	Expenses	62
9.2	Successors and Assigns	62
9.3	Third Party Beneficiaries	62
9.4	Notices	62
9.5	Complete Agreement	63
9.6	Captions	63
9.7	Waiver and Other Action	63
9.8	Amendment	63
9.9	Governing Law	63
9.10	Non-Survival of Representations and Warranties	64
9.11	Counterparts	64
9.12	List of Defined Terms	64

Exhibit A – CNB Affiliate Letter		A-1
Exhibit B – Employment Agreement		B-1

ii

AGREEMENT

AND

PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of the 30th day of October, 2014, by and between Riverview Financial Corp., a Pennsylvania corporation (“Riverview”), Riverview Bank, a Pennsylvania state-chartered bank (“Riverview Bank”) and Citizens National Bank of Meyersdale, a national association (“CNB”). Capitalized terms used herein shall be as defined in the text hereof or in Section 9.12.

BACKGROUND

The Board of Directors of each of Riverview, Riverview Bank and CNB has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and has approved this Agreement. In accordance with the terms of this Agreement, CNB will merge with and into Riverview Bank, with Riverview Bank surviving (the “Merger”).

At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of CNB has executed a letter agreement in favor of Riverview, in the form attached hereto as Exhibit A, dated as of the date hereof (the “CNB Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of CNB Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby.

The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, to effect the Merger, and in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto do hereby represent, warrant, covenant and agree as follows:

ARTICLE I

PLAN OF MERGER

1.1 Merger. Subject to the terms and conditions contained herein, as of the Effective Time, CNB shall merge with and into Riverview Bank pursuant to the provisions of 12 USC §214a and the Pennsylvania Banking Code of 1965, as amended (the “BCL”), whereupon the separate existence of CNB shall cease, and Riverview Bank shall be the surviving institution (hereinafter sometimes referred to as the “Surviving Institution”), and all of the outstanding shares of CNB Common Stock will be converted into Riverview Stock and cash in accordance with the provisions of Article II;

1

1.2 Name. The name of the Surviving Institution shall be “Riverview Bank”. The address of the principal office of the Surviving Institution will be the current principal office address of Riverview Bank.

1.3 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Institution shall be the Articles of Incorporation and Bylaws of Riverview Bank as in effect at the Effective Time.

1.4 Directors and Officers. The directors and officers of the Surviving Institution shall be the directors and officers of Riverview Bank.

ARTICLE II

CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

2.1 Conversion of Shares. At the Effective Time, the shares of CNB Common Stock then outstanding shall be converted into shares of Riverview Common Stock and cash, as follows:

(a) Conversion of CNB Shares. Except for the Canceled Shares (defined below), each share of CNB Common Stock (a “CNB Share” and, collectively, the “CNB Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding and be cancelled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the CNB Shares, the Riverview Stock Consideration or the Cash Consideration, or a combination of Riverview Stock Consideration and the Cash Consideration, without any interest thereon, as specified in this Article (the “Merger Consideration”). Shares of CNB Common Stock owned as of the Effective Time by Riverview, Riverview Bank, CNB or any direct or indirect subsidiary of CNB (except for trust account shares or shares acquired in connection with debts previously contracted) (“Canceled Shares”) shall not be converted into Riverview Common Stock or cash and shall be cancelled at the Effective Time.

(b) Definitions. For purposes hereof, the following terms have the following respective meanings:

“Cash Consideration” means a cash amount of $38.46 per CNB Share.

“Conversion Ratio” means 2.9586 shares of Riverview per CNB Share; provided, however, that if Riverview or CNB shall at any time before the Effective Time change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, the Riverview Stock Consideration shall be proportionately adjusted, rounded to four decimal places. For example, if Riverview were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 2.9586 to 3.1065 shares.

2

“Outstanding Shares” means the aggregate number of CNB Shares outstanding immediately prior to the Effective Time, but excluding the Canceled Shares, which number will not be greater than the number of shares outstanding on the date of this Agreement.

“Riverview Stock Consideration” means a number of shares of Riverview Common Stock equal to the number of CNB Shares to be converted into Riverview Common Stock times the Conversion Ratio.

“Riverview Share Value” means the lowest price at which a share of Riverview Common Stock trades on OTCQX on the Effective Date.

(c) No Fractional Shares. No fractional shares of Riverview Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a shareholder would otherwise be entitled, each former shareholder of CNB shall receive, in cash, an amount equal to the fair market value of his or her fractional interest, which fair market value shall be determined by multiplying such fraction by the Cash Consideration.

2.2 Exchange of Stock Certificates. CNB Common Stock certificates shall be exchanged for certificates evidencing the Riverview Stock Consideration and the Cash Consideration in accordance with the following procedures:

(a) Election Procedure. Each holder of CNB Shares (other than holders of Canceled Shares) shall have the right to submit a request (an “Election”) to convert the CNB Shares owned by such holder into: (1) the right to receive the Riverview Stock Consideration in the Merger (a “Stock Election”); (2) the right to receive the Cash Consideration in the Merger (a “Cash Election”); or (3) the right to receive the Cash Consideration in the Merger for a portion of the CNB Shares owned, and the right to receive the Riverview Stock Consideration in the Merger for the remainder of the CNB Shares owned (a “Cash/Stock Election”).

(i) Riverview shall prepare a form (the “Form of Election”), which shall be in form and substance acceptable to CNB, pursuant to which each holder of CNB Shares, no later than at the close of business on the Election Deadline, may make an Election. A Form of Election shall be included with each copy of the Prospectus/Proxy Statement mailed to shareholders of CNB in connection with the meeting of CNB shareholders called to consider the approval of this Agreement. Riverview and CNB shall each use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons who become holders of CNB Shares during the period between the record date for the CNB shareholder meeting and the Election Deadline (as defined in Section 2.2(a)(iii)).

(ii) Holders of record of CNB Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all CNB Shares held by such representative for a particular beneficial owner.

3

(iii) Not later than the effective date of the Prospectus/Proxy Statement filed with the Securities and Exchange Commission (the “SEC”), Riverview shall appoint Registrar and Transfer Company as the person to receive Forms of Election and to act as exchange agent under this Agreement (the “Exchange Agent”). Any CNB shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m., local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the CNB Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver CNB Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, “Election Deadline” means the date announced by Riverview (which date shall be agreed upon by CNB), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Forms of Election and certificates for CNB Shares to the appropriate CNB shareholders.

(iv) Any CNB shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

(v) Any CNB shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates for CNB Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Riverview or CNB that this Agreement has been terminated. Any CNB shareholder who shall have deposited certificates for CNB Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent prior to the Election Deadline and thereby revoke his or her Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

(vi) Riverview and CNB shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, the issuance and delivery of certificates for Riverview Common Stock into which CNB Shares are

4

converted in the Merger and the payment of cash for CNB Shares converted into the right to receive the Cash Consideration in the Merger.

(vii) Outstanding Shares as to which an Election is not in effect at the Election Deadline are referred to as “Non-Electing Shares.” If Riverview shall determine that any Election is not properly made with respect to any CNB Shares, such Election shall be deemed to be not in effect, and the CNB Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Riverview, CNB and the Exchange Agent shall have no obligation to notify any person of any defect in any Form of Election submitted to the Exchange Agent.

(b) Issuance of Riverview Stock Consideration and Payment of Cash Consideration; Proration. The manner in which each CNB Share (except Canceled Shares) shall be converted into the Riverview Stock Consideration, the Cash Consideration or the right to receive a combination of Riverview Stock Consideration and Cash Consideration at the Effective Time shall be as set forth in this Section 2.2(b).

(i) The number of CNB Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall not exceed twenty percent (20%) of the Outstanding Shares, and the total Cash Consideration shall not, in any event, exceed $1,600,000 without consideration of any cash received by Dissenting Shareholders (the “Maximum Cash”).

(ii) If the Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Election, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is less than the Maximum Cash, all Elections shall be honored as submitted, and all Non-Electing Shares shall be converted into Riverview Stock Consideration.

(iii) If the Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections) exceeds the Maximum Cash:

A) each CNB Share for which the holder made a Stock Election, the portion of each Cash/Stock Election electing Riverview Stock Consideration (collectively, the “Aggregate Stock Elections”) and each Non-Electing Share shall be converted in the Merger into the Riverview Stock Consideration; and

B) each CNB Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive a combination of Cash Consideration and Riverview Stock Consideration in the following manner:

1) Each CNB shareholder shall receive Cash Consideration for the Pro-rated Cash Percentage of the number of CNB Shares for which he or she elected to receive Cash

5

Consideration (including the cash portion of any Cash/Stock Election), where “Pro-rated Cash Percentage” means the percentage determined by the following formula:

1 – [(Aggregate Cash Election Percentage – 20%)/Aggregate Cash Election Percentage]

For purposes of the foregoing, “Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.

2) Each CNB shareholder shall have the Remaining Stock Percentage of the CNB Shares for which he or she elected Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the Riverview Stock Consideration, where “Remaining Stock Percentage” mean 100% minus the Pro-rated Cash Percentage.

(iv) If Non-Electing Shares are not converted under Sections (i)-(iii) above, the Exchange Agent shall convert each Non-Electing Share into the Stock Consideration.

(v) The Exchange Agent shall make all computations contemplated by this Section 2.2, and all such computations shall be conclusive and binding on the holders of CNB Shares absent manifest error.

(c) Issuance of Riverview Stock Consideration.

(i) Immediately prior to the Effective Time, Riverview shall deliver to the Exchange Agent, in trust for the benefit of the holders of CNB Shares, certificates representing an aggregate number of shares of Riverview Common Stock equal, as nearly as practicable, to the number of shares to be converted into Riverview Common Stock as determined in Section 2.2(b).

(ii) As soon as practicable following the Effective Time, each holder of CNB Shares that are to be converted into Riverview Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such CNB Shares for cancellation (to the extent not previously surrendered with a Form of Election), accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates representing the number of shares of Riverview Common Stock into which such CNB Shares shall have been converted in the Merger.

(iii) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Riverview Common Stock until such persons surrender their certificates for CNB Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such

6

dividends. If any certificate for such Riverview Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CNB Shares for any Riverview Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Payment of Cash Consideration. Immediately prior to the Effective Time, Riverview shall deposit with the Exchange Agent, in trust for the benefit of the holders of CNB Shares, an amount of cash equal to the Cash Consideration to be paid to holders of CNB Shares to be converted into Cash Consideration as determined in Section 2.2(b). As soon as practicable following the Effective Time, each holder of CNB Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such CNB Shares for cancellation (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of CNB Shares to converted in Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of CNB Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Letter of Transmittal. Riverview will instruct the Exchange Agent to mail to each holder of record of CNB Shares who has not previously surrendered such holder’s certificates with a validly executed Form of Election, as soon as reasonably practical after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by CNB prior to the Effective Time); and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

7

(f) Missing Certificates.

(i) If any holder of CNB Shares (other than Canceled Shares) is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

A) evidence to the reasonable satisfaction of Riverview that any such certificate has been lost, wrongfully taken or destroyed;

B) such security or indemnity as may be reasonably requested by Riverview in accordance with industry standards to indemnify and hold harmless Riverview and the Exchange Agent; and

C) evidence satisfactory to Riverview that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

(g) Undisbursed Consideration.

(i) The Exchange Agent shall return to Riverview any remaining Cash Consideration and Riverview Stock Consideration on deposit with the Exchange Agent on the date which is one year after the Effective Date, and any shareholder of CNB who has not surrendered his or her certificate(s) to the Exchange Agent prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to Riverview, subject to applicable escheat or abandoned property laws.

(ii) In the event that any certificates for CNB Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, Riverview may, at any time thereafter, with or without notice to the holder(s) of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of Riverview Common Stock which such holders are entitled to receive under Article II hereof (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as Riverview shall determine. If, in the opinion of counsel for Riverview, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “1933 Act”), and applicable state laws. Riverview shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for CNB Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Riverview Common Stock. From and after any such sale, the sole right

8

of the holders of the unsurrendered certificates for CNB Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Riverview for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Riverview. None of Riverview, CNB, the Exchange Agent or any other person shall be liable to any former holder of CNB Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) Withholding Rights. Riverview shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of CNB Shares, the minimum amounts (if any) that Riverview is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by Riverview, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CNB Shares in respect of which such deduction and withholding was made by Riverview.

(i) Expenses. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Riverview.

2.3 Rights of Dissenting Shareholders. The shareholders of CNB shall be entitled to and may exercise dissenters’ rights, if and to the extent they are entitled to do so under the provisions of 12 USC 214a (b).Shareholders of CNB who have properly exercised their dissenters’ rights are referred to herein as “Dissenting Shareholders”, and each CNB Share held by a Dissenting Shareholder is referred to herein as a “Dissenting Share.”

2.4 Mechanics of Merger.

(a) Subject to the terms and conditions set forth herein, the closing of the Merger will occur on a mutually agreeable date, which date shall be not later than thirty (30) business days following the satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement or on such other date as may be agreed to by the parties (the “Closing Date”). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of shareholder approval, final regulatory approval of the Merger and the expiration of all required waiting periods. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date at the offices of Barley Snyder, 126 East King Street, Lancaster, Pa at 10:00 a.m., or at such other place or time as Riverview and CNB shall agree. The Merger shall be effective at the date (the “Effective Date”) and time (the “Effective Time”) specified in the Articles of Merger filed with the OCC and Pennsylvania Department of State, Corporation Bureau.

9

ARTICLE III

REPRESENTATIONS AND WARRANTIES.

3.1 Representations and Warranties of CNB. CNB represents and warrants to Riverview and Riverview Bank that the statements contained in this Section 3.1 are true and correct as of the date of this Agreement, except as set forth in CNB’s Disclosure Schedule, attached hereto. Except as otherwise required by the context, all references in this Section 3.1 to CNB shall include within its scope, in addition to CNB, each Subsidiary of CNB.

(a) Organization.

(i) CNB is a national association, duly organized, validly existing and in good standing under the laws of the United States of America.

(ii) CNB has the requisite power and authority to carry on its business as now conducted, and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and all foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of CNB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CNB when due. CNB is a member in good standing of the Federal Reserve and the FHLB and owns the requisite amount of stock therein.

(iii) CNB’s Disclosure Schedule 3.1(a)(iii) identifies each Subsidiary of CNB, the state of organization of each such Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by CNB or any Subsidiary of CNB. Each of CNB’s Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of CNB’s Subsidiaries has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and all foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(iv) The respective minute books of CNB and its Subsidiaries accurately reflect, in all material respects, all material actions of their respective shareholders and boards of directors (including all committees thereof) since January 1, 2011.

(v) Prior to the date of this Agreement, CNB has made available true and correct copies of the Articles of Association or charter and bylaws or other organizational documents of CNB and each Subsidiary of CNB, each as in effect on the date hereof.

10

(b) Capitalization.

(i) The authorized capital stock of CNB consists of 208,000 shares of Common Stock, par value $1.00 per share. As of the date hereof, there are 208,000 shares of CNB Common Stock outstanding, and each of such shares is validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth on CNB’s Disclosure Schedule 3.1(b)(i), there are no shares of CNB’s Common Stock held by CNB as treasury stock. As of the date hereof no shares of CNB Common Stock are reserved for issuance. CNB is not bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CNB’s capital stock.

(ii) Except for CNB’s Subsidiaries, CNB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held by CNB’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of CNB, including stock in the FHLB. Except as set forth on CNB’s Disclosure Schedule 3.1(b)(ii), CNB owns all of the outstanding shares of capital stock or equity interests of each Subsidiary of CNB, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(iii) To CNB’s Knowledge, except as set forth on CNB’s Disclosure Schedule 3.1(b)(iii), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CNB’s Common Stock.

(iv) All contractual or other rights or obligations (including preemptive rights) of CNB to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on CNB’s Disclosure Schedule 3.1(b)(iv).

(c) Authority; No Violation.

(i) CNB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by CNB’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CNB and the consummation by CNB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CNB, and no other corporate proceedings on the part of CNB, except for the approval of CNB’s shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by CNB and, subject to (i) approval by the shareholders of CNB, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by the other parties hereto,

11

constitutes the valid and binding obligation of CNB, enforceable against CNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(ii) Subject to receipt of Regulatory Approvals and each Party’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of CNB, (i) the execution and delivery of this Agreement by CNB, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by CNB with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of CNB, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CNB or any of their respective properties or assets, or (C) except as set forth in CNB’s Disclosure Schedule 3.1(c)(ii), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CNB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CNB is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) Consents. Except as set forth on CNB’s Disclosure Schedule 3.1(d), and except for the Regulatory Approvals, approval of the shareholders of CNB, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by CNB and (b) the completion by CNB of the transactions contemplated hereby. CNB has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of CNB to complete the transactions contemplated by this Agreement.

(e) Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(i) CNB has previously made available, or will make available, CNB’s Regulatory Reports. CNB’s Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators and the SEC, throughout the periods covered by such Regulatory Reports, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of CNB as of and for the

12

periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators and the SEC, applied on a consistent basis.

(ii) CNB has previously made available, or will make available, to the other parties CNB’s Financial Statements. CNB’s Financial Statements have been or will be prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of CNB and CNB’s Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(iii) As of the date of each balance sheet included in CNB’s Financial Statements, CNB has not had, nor will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in CNB’s Financial Statements or CNB’s Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and, except in the case of unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(iv) The records, systems, controls, data and information of CNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CNB or accountants of CNB (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.1(e). CNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to CNB, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of CNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to CNB’s outside auditors and the audit committee of CNB’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that

13

involves management or other employees who have a significant role in CNB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to CNB’s auditors and audit committee, and a copy has previously been made available to the other parties.

(v) Since December 31, 2013, (i) neither CNB nor any of its Subsidiaries nor, to the Knowledge of CNB, any director, officer, employee, auditor, accountant or representative of CNB or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNB or any of its Subsidiaries has engaged in accounting or auditing practices inconsistent with GAAP and its auditing procedures, and (ii) no attorney representing CNB or any of its Subsidiaries, whether or not employed by CNB or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by CNB or any of its officers, directors, employees or agents to the Board of Directors of CNB or any committee thereof or to any director or officer of CNB.

(f) Taxes. Except as described in CNB’s Disclosure Schedule 3.1(f), CNB and its Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. CNB has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, CNB and every Subsidiary on or prior to the Effective Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from CNB and any CNB Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Effective Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in CNB’s Disclosure Schedule 3.1(f), as of the date of this Agreement, CNB has received no written notice of, and to CNB’s Knowledge, there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CNB or any Subsidiary of CNB, and no written claim has been made by any authority in a jurisdiction where CNB or any Subsidiary of CNB does not file tax returns that CNB or any Subsidiary of CNB is subject to taxation in that jurisdiction. CNB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CNB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CNB and each of its Subsidiaries, to CNB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in CNB’s Disclosure Schedule

14

3.1(f), neither CNB nor any Subsidiary of CNB is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

(g) No Material Adverse Effect. CNB has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CNB.

(h) Material Contracts; Leases; Defaults.

(i) Except as set forth in CNB’s Disclosure Schedule 3.1(h)(i), CNB is not a party to or subject to: (1) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of CNB, except for “at will” arrangements; (2) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of CNB; (3) any collective bargaining agreement with any labor union relating to employees of CNB; (4) any agreement which by its terms limits the payment of dividends by CNB; (5) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CNB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds”, in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Effective Date to any Person; (6) any other agreement, written or oral, that obligates CNB for the payment of more than $10,000 annually or for the payment of more than $10,000 over its remaining term, which is not terminable without cause on 60 days or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (7) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CNB.

(ii) CNB’s Disclosure Schedule 3.1(h)(ii) identifies each parcel of real estate owned, leased or subleased by CNB. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease is listed in CNB’s Disclosure Schedule 3.1(h)(ii), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, CNB is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there

15

has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(iii) True and correct copies of all agreements, contracts, arrangements and instruments referred to in Section 3.1(h)(i) and 3.1(h)(ii) (“Material Contracts”) have been made available by CNB on or before the date hereof, and are in full force and effect on the date hereof, and CNB has not (and, to the Knowledge of CNB, no other party to any Material Contract has) materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on CNB’s Disclosure Schedule 3.1(h)(iii), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(iv) Since December 31, 2013, through and including the date of this Agreement, CNB has not (1) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to the other parties), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on CNB’s Disclosure Schedule 3.1(h)(iv), as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (2) granted any options or warrants to purchase shares of CNB’s Common Stock, or any Right to any executive officer, director or employee, (3) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (4) made any material election for federal or state income tax purposes, (5) made any material change in the credit policies or procedures of CNB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (6) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (7) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (8) changed any accounting methods, principles or practices of CNB or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP or (9) suffered any strike, work stoppage, slow-down, or other labor disturbance.

16

(i) Ownership of Property; Insurance Coverage.

(i) CNB has good and, as to real property, marketable, title to all material assets and properties owned by it or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in CNB’s Regulatory Reports and in CNB’s Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by CNB acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or that are being contested in good faith, (c) non-monetary liens affecting real property which do not materially adversely affect the value or use of such real property, and (d) those described and reflected in CNB’s Financial Statements. CNB and its Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. CNB is not in default in any material respect under any lease for any real or personal property to which CNB is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on CNB.

(ii) With respect to all agreements pursuant to which CNB has purchased securities subject to an agreement to resell, if any, CNB has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(iii) CNB currently maintains insurance considered by CNB to be reasonable for its operations in accordance with industry practice and has continuously maintained such coverage since January 1, 2010. Except as set forth in CNB’s Disclosure Schedule 3.1(i)(iii), CNB has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CNB under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years CNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CNB’s Disclosure

17

Schedule 3.1(i)(iii) identifies all material policies of insurance maintained by CNB.

(j) Legal Proceedings. Except as set forth in CNB’s Disclosure Schedule 3.1(j), CNB is not a party to any, and there are no pending or, to CNB’s Knowledge threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against CNB, (b) to which CNB’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of CNB to perform under this Agreement.

(k) Compliance With Applicable Law.

(i) CNB is in compliance, in all material respects, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and CNB has not received any written notice to the contrary. The Board of Directors of CNB has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(ii) CNB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNB; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(iii) Other than those listed on CNB’s Disclosure Schedule 3.1(k)(iii), since January 1, 2010, CNB has not received any written notification or any other communication from any Bank Regulator (1) asserting that CNB is not in material

18

compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (2) threatening to revoke any license, franchise, permit or governmental authorization which is material to CNB; (3) requiring, or threatening to require CNB, or indicating that CNB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CNB, including without limitation any restriction on the payment of dividends; or (4) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CNB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Copies of all Regulatory Agreements of CNB, if any, and all related correspondence between or among CNB and any Bank Regulator, have heretofore been made available to Riverview. Except as set forth on CNB’s Disclosure Schedule 3.1(k)(iii), CNB has not consented to or entered into any Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to CNB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better. CNB has no Knowledge of the existence of any fact or circumstance which would reasonably be expected to result in CNB having its current CRA rating lowered.

(l) Employee Benefit Plans.

(i) CNB’s Disclosure Schedule 3.1(l) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of CNB has any present or future right to benefits or under which CNB has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.”

(ii) With respect to each Benefit Plan of CNB, CNB has made available to the other parties a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (1) any related trust agreement or other funding instrument; (2) the

19

most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (3) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (4) annual return/reports on Form 5500 for the last three plan years with respect to each Benefit Plan which is required to file such annual return/report.

(iii)(1) Each Benefit Plan of CNB has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (2) each Benefit Plan of CNB which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (3) no event has occurred and no condition exists that would subject CNB, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (4) except as set forth in CNB’s Disclosure Schedule 3.1(l)(iii), no Benefit Plan provides, and CNB and the Subsidiaries of CNB have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (5) CNB and the Subsidiaries of CNB, as applicable, have made or provided for all contributions required under the terms of each Benefit Plan of CNB, and all contributions have been made within the time required by applicable law; and (6) CNB has not engaged in a transaction with respect to any Benefit Plan of CNB which would subject CNB to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iv) Except as set forth in CNB’s Disclosure Schedule 3.1(l)(iv), CNB and the Subsidiaries of CNB do not maintain, and have never maintained, a defined benefit plan. None of the Benefit Plans of CNB is a “multiemployer plan” (within the meaning of ERISA section 3(37)) and none of CNB, the Subsidiaries of CNB or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(v) Except as set forth in CNB’s Disclosure Schedule 3.1(l)(v), with respect to any Benefit Plan of CNB, the assets of any trust under such Benefit Plan, Benefit Plan sponsor, Benefit Plan fiduciary or Benefit Plan administrator, (1) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of CNB, threatened and (2) no

20

facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(vi) Except as set forth in CNB’s Disclosure Schedule 3.1(l)(vi), the consummation of the transactions contemplated herein will not, separately or together with any other event, (1) entitle any employee, officer or director of CNB to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(vii) All Benefit Plans of CNB which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in CNB’s Disclosure Schedule 3.1(l)(vii), no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, CNB’s Disclosure Schedule 3.1(l)(vii) sets forth the amounts of any unfunded deferred compensation payable to any employee or director of CNB.

(viii) CNB has not communicated to any current or former employee thereof any intention or commitment to modify any Benefit Plan of CNB or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(ix) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CNB with respect to any ongoing, frozen, or terminated Plan of CNB.

(x) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has been waived, has been required to be filed for any Benefit Plan of CNB within the past twelve (12) months.

(m) Environmental Matters. Except as may be set forth in CNB’s Disclosure Schedule 3.1(m), with respect to CNB and each Subsidiary of CNB:

(i) To CNB’s Knowledge, neither (1) the conduct nor operation of the business of CNB nor (2) any condition of any property currently or previously owned or operated by CNB (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon CNB. To CNB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to CNB by reason of any Environmental Laws. CNB has not, during the past five years, received any written notice from any Person or Governmental Entity that CNB or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by CNB

21

(including any Other Real Estate Owned or property pledged as collateral for any loan held by CNB or any Subsidiary of CNB) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon;

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to CNB’s Knowledge, threatened, before any court, Governmental Entity or other forum against CNB (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CNB; and

(iii) To CNB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CNB, and no underground storage tanks have been closed or removed from any properties owned or operated by CNB, except in compliance with Environmental Laws in all material respects.

(n) Brokers, Finders and Financial Advisors. Neither CNB nor its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O’Neil (“Sandler”) by CNB, and the fees payable by CNB in connection therewith. CNB is solely responsible for the payment of the fees and expenses of its advisors.

(o) Loan Matters.

(i) The allowance for loan losses reflected in CNB’s consolidated balance sheet at September 30, 2014 was, and the allowance for loan losses shown on CNB’s balance sheets for periods ending after September 30, 2014 was or will be, adequate, as of the date thereof, under GAAP.

(ii) CNB’s Disclosure Schedule 3.1(o)(ii) sets forth a listing, as of September 30, 2014, by account, of: (1) all loans (including loan participations) of CNB that have been accelerated during the past twelve months; (2) all loan commitments or lines of credit of CNB which have been terminated by CNB during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (3) each borrower, customer or other party which has notified CNB during the past twelve months of, or has asserted against CNB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CNB, each borrower, customer or other party which has given CNB any oral

22

notification of, or orally asserted to or against CNB, any such claim; (4) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and/or which would be required to be accounted for as a troubled debt restructuring according to ASC 310-40, or (E) where a specific reserve allocation exists in connection therewith; and (5) all assets classified by CNB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on CNB’s Disclosure Schedule 3.1(o)(ii), all loans of CNB have been classified as of September 30, 2014 in accordance with the loan policies and procedures of CNB.

(iii) All loans receivable (including discounts) and accrued interest entered on the books of CNB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CNB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of CNB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity, other than loans as to which the failure to satisfy the foregoing standard would not have a Material Adverse Effect on CNB. All such loans are owned by CNB free and clear of any liens.

(iv) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine, and , in all material respects, comply with all applicable laws. For purposes of determining whether the foregoing representation has been breached, no breach shall be deemed to have occurred unless the representation stated in this Section 3.1(o)(iv) is inaccurate with respect to (A) an individual note or other evidence of indebtedness of at least $50,000 or more in original principal amount or (B) more than one note or other evidence of indebtedness which, in the aggregate, have original principal amounts in excess of $100,000.

(v) CNB’s Disclosure Schedule 3.1(o)(v) sets forth, as of September 30, 2014, a schedule of all executive officers and directors of CNB who have outstanding loans from CNB, and there has been no default on, or forgiveness or

23

waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(vi) To the Knowledge of CNB, no shares of its Common Stock were purchased with the proceeds of a loan made by CNB.

(p) Related Party Transactions. Except as set forth in CNB’s Disclosure Schedule 3.1(p), CNB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CNB. None of such transactions was granted under conditions where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or where the borrower is paying a rate which was not in compliance with Regulation O. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (iii) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of CNB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. CNB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CNB is inappropriate.

(q) Credit Card Accounts and Merchant Processing.

(i) Credit Card Accounts. Except as set forth on CNB’s Disclosure Schedule 3.1(q), CNB does not originate, maintain or administer credit card accounts.

(ii) Merchant Processing. Except as set forth on CNB’s Disclosure Schedule 3.1(q), CNB does not provide, nor has provided, merchant credit card processing services to any merchants.

(r) Required Vote. The affirmative vote of two-thirds (2/3) of the outstanding shares of CNB Common Stock at the CNB Shareholders Meeting is required to approve this Agreement and the Merger under CNB’s Articles of Association and the rules and regulations of the Office of the Comptroller of the Currency.

(s) Registration Obligations. CNB is not under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

(t) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CNB’s own account, or for the account of one or more of CNB’s Subsidiaries or their customers (all of which are set forth in CNB’s Disclosure Schedule 3.1(t)), were in all material respects entered into in

24

compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. CNB is not in breach of any of its obligations under any such agreement or arrangement in any material respect and, to the Knowledge of CNB, neither is any other party thereto.

(u) Fairness Opinion. CNB has received a written opinion from Sandler O’Neil to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Cash Consideration and Riverview Stock Consideration is fair to CNB’s shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Trust Accounts. CNB has administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. Neither CNB nor any of its respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(w) Intellectual Property. CNB owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of CNB’s or each of its Subsidiaries’ business, and CNB has not received any notice of conflict with respect thereto that asserts the rights of others. CNB has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To CNB’s Knowledge, the conduct of the business of CNB, as currently conducted or proposed to be conducted, does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(x) Labor Matters. There are no labor or collective bargaining agreements to which CNB is a party. To the Knowledge of CNB, there is no activity involving CNB seeking to certify a collective bargaining unit involving any of CNB’s employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against CNB. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CNB, threatened against CNB (other than routine employee grievances that are not related to union employees). CNB is in compliance, in all material respects, with all applicable laws respecting employment and employment practices,

25

terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

(y) Information Supplied. The information relating to CNB to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(z) Quality of Representations. The representations made by CNB in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

3.2 Representations and Warranties of Riverview. Riverview represents and warrants to CNB that the statements contained in this Section 3.2 are true and correct as of the date of this Agreement, except as set forth in Riverview’s Disclosure Schedule, attached hereto.

(a) Organization.

(i) Riverview is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Riverview has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and all foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(ii) Riverview Bank is a Pennsylvania-chartered bank, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, with the requisite corporate power and authority to carry on its business as now conducted, and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and all foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of Riverview Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Riverview Bank when due. Riverview Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(iii) Riverview’s Disclosure Schedule 3.2(a)(iii) sets forth each Subsidiary of Riverview, the state of organization of each such Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by Riverview or any Subsidiary of Riverview. Each of Riverview’s Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Riverview’s Subsidiaries has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of

26

Pennsylvania and all foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(iv) The respective minute books of Riverview and its Subsidiaries accurately reflect, in all material respects, all material actions of their respective shareholders and boards of directors (including all committees thereof) since January 1, 2011.

(v) Prior to the date of this Agreement, Riverview has made available true and correct copies of the articles of incorporation or charter and bylaws or other organizational documents of Riverview and each Subsidiary of a Riverview, each as in effect on the date hereof.

(b) Capitalization.

(i) The authorized capital stock of Riverview consists of five million (5,000,000) shares of common stock, no par value, and three million (3,000,000) shares of preferred stock, no par value. As of the date hereof, there are 2,708,840 shares of Riverview Common Stock outstanding, and each of such shares is validly issued, fully paid and nonassessable, and there are no shares of Riverview preferred stock outstanding. Except as set forth on Riverview’s Disclosure Schedule 3.2(b)(i), there are no shares of Riverview’s Common Stock held by Riverview as treasury stock. As of the date hereof: (i) no shares of Riverview Common Stock are reserved for issuance, except for an aggregate of 350,000 shares of Riverview Common Stock reserved for issuance upon the exercise of Riverview Options. Neither Riverview nor any Subsidiary of Riverview has or is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Riverview’s Common Stock or preferred stock, other than those set forth on Riverview’s Disclosure Schedule 3.2(b)(i). Riverview’s Disclosure Schedule 3.2(b)(i) sets forth the name of each holder of options, warrants or other rights to purchase, and securities convertible or exchangeable into, Riverview’s Common Stock or preferred stock, the number of shares each such individual may acquire pursuant to the exercise of such securities, the grant and vesting dates, and the exercise price relating to the securities held.

(ii) Riverview owns all of the capital stock of Riverview Bank, free and clear of any lien or encumbrance except as set forth in Disclosure Schedule 3.2(b)(ii). Except for Riverview’s Subsidiaries, Riverview does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Riverview’s Subsidiaries, equity interests held by Riverview’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Riverview’s Subsidiaries, including stock in the FHLB. Except as set forth on Riverview’s Disclosure Schedule 3.2(b)(ii), either Riverview or Riverview Bank owns all of the outstanding shares of capital stock or equity interests of each Subsidiary of

27

Riverview, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(iii) To Riverview’s Knowledge, except as set forth on Riverview’s Disclosure Schedule 3.2(b)(iii), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Riverview’s Common Stock.

(iv) All contractual or other rights or obligations (including preemptive rights) of Riverview or any Subsidiary of Riverview to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Riverview’s Disclosure Schedule 3.2(b)(iv).

(c) Authority; No Violation.

(i) Riverview and Riverview Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Riverview and by Riverview Bank, and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly approved by their respective Boards of Directors, and no other corporate proceedings on the part of Riverview or Riverview Bank is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Riverview and by Riverview Bank and, subject to (i) receipt of the Regulatory Approvals, and (ii) due and valid execution and delivery of this Agreement by CNB, constitutes the valid and binding obligation of Riverview, enforceable against Riverview in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(ii) Subject to receipt of Regulatory Approvals and compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Riverview and Riverview Bank, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Riverview with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Riverview or Riverview Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Riverview or Riverview Bank or any of their respective properties or assets, or (C) except as set forth in Riverview’s Disclosure Schedule 3.2(c)(ii), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any

28

of the properties or assets of Riverview or Riverview Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Riverview or Riverview Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) Consents. Except as set forth on Riverview’s Disclosure Schedule 3.2(d), and except for the Regulatory Approvals and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Riverview or Riverview Bank Plan and (b) the completion by Riverview and Riverview Bank of the transactions contemplated hereby. Riverview has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Riverview or Riverview Bank to complete the transactions contemplated by this Agreement.

(e) Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(i) Riverview has previously made available Riverview’s Regulatory Reports. Riverview’s Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators and the SEC, throughout the periods covered by such Regulatory Reports, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Riverview as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators and the SEC, applied on a consistent basis.

(ii) Riverview has previously made available, or will make available, Riverview’s Financial Statements. Riverview’s Financial Statements have been prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case, in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), the consolidated financial position, results of operations and cash flows of Riverview and Riverview’s Subsidiaries on a consolidated basis, as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(iii) As of the date of each balance sheet included in Riverview’s Financial Statements, Riverview has not had, nor will have, any liabilities,

29

obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in Riverview’s Financial Statements or Riverview’s Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and, except in the case of unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(iv) The records, systems, controls, data and information of Riverview and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Riverview or accountants of Riverview (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.2(e). Riverview (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Riverview, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Riverview by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Riverview’s outside auditors and the audit committee of Riverview’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Riverview’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Riverview’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Riverview’s auditors and audit committee, and a copy has previously been made available to the other parties.

(v) Since December 31, 2013, (i) neither Riverview nor any of its Subsidiaries nor, to the Knowledge of Riverview, any director, officer, employee, auditor, accountant or representative of Riverview or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Riverview or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Riverview or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Riverview or any of its Subsidiaries, whether or not employed by Riverview or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Riverview or any of its officers, directors, employees or agents to the Board of

30

Directors of Riverview or any committee thereof or to any director or officer of Riverview.

(f) Taxes. Except as described in Riverview’s Disclosure Schedule 3.2(f), Riverview and its Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Riverview has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Riverview and every Subsidiary on or prior to the Effective Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Riverview and any Riverview Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Effective Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in Riverview’s Disclosure Schedule 3.2(f), as of the date of this Agreement, Riverview has received no written notice of, and to Riverview’s Knowledge, there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Riverview or any Subsidiary of Riverview, and no written claim has been made by any authority in a jurisdiction where Riverview or any Subsidiary of Riverview does not file tax returns that Riverview or any Subsidiary of Riverview is subject to taxation in that jurisdiction. Riverview and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Riverview and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Riverview and each of its Subsidiaries, to Riverview’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Riverview’s Disclosure Schedule 3.2(f), neither Riverview nor any Subsidiary of Riverview is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

(g) No Material Adverse Effect. Riverview has not suffered any Material Adverse Effect since September 30, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Riverview.

(h) Material Contracts; Leases; Defaults.

(i) Except as set forth in Riverview’s Disclosure Schedule 3.2(h)(i), neither Riverview nor Riverview Bank is a party to or subject to: (1) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Riverview or Riverview Bank, except for “at will” arrangements; (2) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Riverview or Riverview Bank; (3) any

31

collective bargaining agreement with any labor union relating to employees of Riverview or Riverview Bank; (4) any agreement which by its terms limits the payment of dividends by Riverview or Riverview Bank; (5) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Riverview or Riverview Bank is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds”, in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Effective Date to any Person; (6) any other agreement, written or oral, that obligates Riverview or Riverview Bank for the payment of more than $100,000 annually or for the payment of more than $500,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (7) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Riverview or Riverview Bank.

(ii) Riverview’s Disclosure Schedule 3.2(h)(ii) identifies each parcel of real estate owned, leased or subleased by Riverview or Riverview Bank. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease is listed in Riverview’s Disclosure Schedule 3.2(h)(ii), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Neither Riverview nor Riverview Bank is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(iii) True and correct copies of all agreements, contracts, arrangements and instruments referred to in Section 3.2(h)(i) and 3.2(h)(ii) (“Material Contracts”) have been made available by Riverview on or before the date hereof, and are in full force and effect on the date hereof, and Riverview has not (and, to the Knowledge of Riverview, no other party to any Material Contract has) materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on Riverview’s Disclosure 3.2(h)(iii), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

32

(iv) Except as set forth on Riverview’s Disclosure Schedule 2.3(h)(iv), Since December 31, 2013, through and including the date of this Agreement, Riverview has not (1) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to the other parties), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Riverview’s Disclosure Schedule 3.2(h)(iv), as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (2) granted any options or warrants to purchase shares of Riverview’s Common Stock, or any Right to any executive officer, director or employee, (3) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (4) made any material election for federal or state income tax purposes, (5) made any material change in the credit policies or procedures of Riverview or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (6) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (7) entered into any lease of real or personal property requiring annual payments in excess of $200,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (8) changed any accounting methods, principles or practices of Riverview or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP or (9) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(i) Ownership of Property; Insurance Coverage.

(i) Riverview has good and, as to real property, marketable, title to all material assets and properties owned by it or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in Riverview’s Regulatory Reports and in Riverview’s Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or

33

any transaction by Riverview acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or that are being contested in good faith, (c) non-monetary liens affecting real property which do not materially adversely affect the value or use of such real property, and (d) those described and reflected in Riverview’s Financial Statements. Riverview and its Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Riverview and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Riverview is not in default in any material respect under any lease for any real or personal property to which Riverview is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Riverview.

(ii) With respect to all agreements pursuant to which Riverview has purchased securities subject to an agreement to resell, if any, Riverview has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(iii) Riverview currently maintains insurance considered by Riverview to be reasonable for its operations in accordance with industry practice and has continuously maintained such coverage since January 1, 2010. Except as set forth in Riverview’s Disclosure Schedule 3.2(i)(iii), Riverview has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Riverview under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Riverview has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Riverview’s Disclosure Schedule 3.2(i)(iii) identifies all material policies of insurance maintained by Riverview.

(j) Legal Proceedings. Except as set forth in Riverview’s Disclosure Schedule 3.2(j), Riverview is not a party to any, and there are no pending or, to Riverview’s Knowledge threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Riverview, (b) to which Riverview’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Riverview to perform under this Agreement.

34

(k) Compliance With Applicable Law.

(i) Riverview and Riverview Bank are in compliance, in all material respects, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and Riverview has not received any written notice to the contrary. The Board of Directors of Riverview Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(ii) Riverview and Riverview Bank have all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(iii) Other than those listed on Riverview’s Disclosure Schedule 3.2(k)(iii), since January 1, 2010, Neither Riverview nor Riverview Bank has received any written notification or any other communication from any Bank Regulator (1) asserting that it is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (2) threatening to revoke any license, franchise, permit or governmental authorization which is material to it; (3) requiring, or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect its operations, including without limitation any restriction on the payment of dividends; or (4) directing,

35

restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Copies of all Regulatory Agreements of Riverview and Riverview Bank, if any, and all related correspondence between or among Riverview and Riverview Bank and any Bank Regulator, have heretofore been made available to CNB. Except as set forth on Riverview’s Disclosure Schedule 3.2(k)(iii), neither Riverview or Riverview Bank has consented to or entered into any Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to Riverview as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better. Riverview has no Knowledge of the existence of any fact or circumstance which would reasonably be expected to result in Riverview’s or any of its Subsidiaries’ having its or their current CRA rating lowered.

(l) Employee Benefit Plans.

(i) Riverview’s Disclosure Schedule 3.2(l) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of Riverview or Riverview Bank has any present or future right to benefits or under which Riverview or Riverview Bank has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.”

(ii) With respect to each Benefit Plan of Riverview or Riverview Bank, Riverview or Riverview Bank has made available to the other parties a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (1) any related trust agreement or other funding instrument; (2) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (3) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (4) annual return/reports on Form 5500 for the last three plan years with respect to each Benefit Plan which is required to file such annual return/report.

36

(iii) (1) Each Benefit Plan of Riverview or Riverview Bank has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (2) each Benefit Plan of Riverview or Riverview Bank which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (3) no event has occurred and no condition exists that would subject Riverview or Riverview Bank, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (4) except as set forth in Riverview’s Disclosure Schedule 3.2(l)(iii), no Benefit Plan provides, and Riverview and the Subsidiaries of Riverview have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (5) Riverview and the Subsidiaries of Riverview, as applicable, have made or provided for all contributions required under the terms of each Benefit Plan of Riverview or Riverview Bank, and all contributions have been made within the time required by applicable law; and (6) neither Riverview nor Riverview Bank has engaged in a transaction with respect to any of its Benefit Plans which would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(iv) Except as set forth in Riverview’s Disclosure Schedule 3.2(l)(iv), Riverview and the Subsidiaries of Riverview do not maintain, and have never maintained, a defined benefit plan. None of the Benefit Plans of Riverview or Riverview Bank is a “multiemployer plan” (within the meaning of ERISA section 3(37)) and none of Riverview, the Subsidiaries of Riverview or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(v) Except as set forth in Riverview’s Disclosure Schedule 3.2(l)(v), with respect to any Benefit Plan of Riverview or Riverview Bank, the assets of any trust under such Benefit Plan, Benefit Plan sponsor, Benefit Plan fiduciary or Benefit Plan administrator, (1) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Riverview, threatened and (2) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

37

(vi) Except as set forth in Riverview’s Disclosure Schedule 3.2(l)(vi), the consummation of the transactions contemplated herein will not, separately or together with any other event, (1) entitle any employee, officer or director of Riverview or Riverview Bank to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(vii) All Benefit Plans of Riverview or Riverview Bank which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in Riverview’s Disclosure Schedule 3.2(l)(vii), no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Riverview’s Disclosure Schedule 3.2(l)(vii) sets forth the amounts of any unfunded deferred compensation payable to any employee or director of Riverview or Riverview Bank.

(viii) Neither Riverview nor Riverview Bank has communicated to any current or former employee thereof any intention or commitment to modify any Benefit Plan of Riverview or Riverview Bank or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(ix) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Riverview or Riverview Bank with respect to any ongoing, frozen, or terminated Plan of Riverview or Riverview Bank.

(x) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has been waived, has been required to be filed for any Benefit Plan of Riverview or Riverview Bank within the past twelve (12) months.

(m) Environmental Matters. Except as may be set forth in Riverview’s Disclosure Schedule 3.2(m), with respect to Riverview and each Subsidiary of Riverview:

(i) To Riverview’s Knowledge, neither (1) the conduct nor operation of the business of Riverview nor (2) any condition of any property currently or previously owned or operated by Riverview (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Riverview. To Riverview’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Riverview by reason of any Environmental Laws. Riverview has not, during the past five years, received any written notice from any Person or Governmental Entity that Riverview or the operation or condition of any property ever owned, operated, or

38

held as collateral or in a fiduciary capacity by Riverview (including any Other Real Estate Owned or property pledged as collateral for any loan held by Riverview or any Subsidiary of Riverview) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon;

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Riverview’s Knowledge, threatened, before any court, Governmental Entity or other forum against Riverview (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Riverview; and

(iii) To Riverview’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Riverview, and no underground storage tanks have been closed or removed from any properties owned or operated by Riverview, except in compliance with Environmental Laws in all material respects.

(n) Brokers, Finders and Financial Advisors. Neither Riverview nor its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Ambassador by Riverview, and the fees payable by Riverview in connection therewith. Riverview is solely responsible for the payment of the fees and expenses of its advisors.

(o) Loan Matters.

(i) The allowance for loan losses reflected in Riverview’s consolidated balance sheet at September 30, 2014 was, and the allowance for loan losses shown on Riverview’s balance sheets for periods ending after September 30, 2014 was or will be, adequate, as of the date thereof, under GAAP.

(ii) Riverview’s Disclosure Schedule 3.2(o)(ii) sets forth a listing, as of September 30, 2014, by account, of: (1) all loans (including loan participations) of Riverview Bank that have been accelerated during the past twelve months; (2) all loan commitments or lines of credit of Riverview Bank which have been terminated by it during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (3) each borrower, customer or other party

39

which has notified Riverview Bank during the past twelve months of, or has asserted against Riverview Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Riverview, each borrower, customer or other party which has given Riverview Bank any oral notification of, or orally asserted to or against Riverview Bank, any such claim; (4) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and/or which would be required to be accounted for as a troubled debt restructuring according to ASC 310-40, or (E) where a specific reserve allocation exists in connection therewith; and (5) all assets classified by Riverview as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Riverview’s Disclosure Schedule 3.2(o)(ii), all loans of Riverview Bank have been classified as of September 30, 2014 in accordance with its loan policies and procedures.

(iii) All loans receivable (including discounts) and accrued interest entered on the books of Riverview Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Riverview Bank’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Riverview Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity, other than loans as to which the failure to satisfy the foregoing standard would not have a Material Adverse Effect on Riverview. All such loans are owned by Riverview Bank free and clear of any liens.

(iv) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(v) Riverview’s Disclosure Schedule 3.2(o)(v) sets forth, as of September 30, 2014, a schedule of all executive officers and directors of Riverview or Riverview Bank who have outstanding loans from Riverview Bank,

40

and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(vi) To the Knowledge of Riverview, no shares of its Common Stock were purchased with the proceeds of a loan made by Riverview Bank.

(p) Related Party Transactions. Except as set forth in Riverview’s Disclosure Schedule 3.2(p), neither Riverview nor Riverview Bank is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Riverview. None of such transactions was granted under conditions where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or where the borrower is paying a rate which was not in compliance with Regulation O. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (iii) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Riverview is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Riverview has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Riverview is inappropriate.

(q) Credit Card Accounts and Merchant Processing.

(i) Credit Card Accounts. Except as set forth on Riverview’s Disclosure Schedule 3.2(q), Riverview Bank does not originate, maintain or administer credit card accounts.

(ii) Merchant Processing. Except as set forth on Riverview’s Disclosure Schedule 3.2(q), Riverview Bank does not provide, nor has provided, merchant credit card processing services to any merchants.

(r) Required Vote. If the Merger is approved by at least 70% of Riverview’s Board of Directors, no approval of the Merger is required by Riverview’s Shareholders.

(s) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Riverview’s own account, or for the account of one or more of Riverview’s Subsidiaries or their customers (all of which are set forth in Riverview’s Disclosure Schedule 3.2(s)), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Riverview, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws

41

of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Riverview is not in breach of any of its obligations under any such agreement or arrangement in any material respect and, to the Knowledge of Riverview, neither is any other party thereto.

(t) Trust Accounts. Riverview Bank has administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. Neither Riverview Bank nor any of its respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(u) Intellectual Property. Riverview and Riverview Bank own or possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Riverview’s or each of its Subsidiaries’ business, and Riverview has not received any notice of conflict with respect thereto that asserts the rights of others. Riverview has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Riverview’s Knowledge, the conduct of the business of Riverview, as currently conducted or proposed to be conducted, does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(v) Labor Matters. There are no labor or collective bargaining agreements to which Riverview or Riverview Bank is a party. To the Knowledge of Riverview, there is no activity involving Riverview or Riverview Bank seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Riverview or Riverview Bank. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Riverview, threatened against Riverview or Riverview Bank (other than routine employee grievances that are not related to union employees). Riverview is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

(w) Information Supplied. The information relating to Riverview to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

42

(x) Quality of Representations. The representations made by Riverview in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS.

4.1 Mutual Covenants. Each of CNB and Riverview covenants to the other (in such capacity, a “Covenanting Party”) as follows:

(a) Access; Confidentiality.

(i) From the date of this Agreement through the Effective Time, Covenanting Party shall afford to, and shall cause each Subsidiary of Covenanting Party to afford to, the other party and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Covenanting Party and each Subsidiary will furnish the other party and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as the other party or its representatives shall from time to time reasonably request.

(ii) All such investigations and discussions shall be conducted hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the parties and their respective Subsidiaries.

(iii) Prior to the Effective Time, the parties shall hold in confidence all confidential information of the other on the terms and subject to the conditions of the Confidentiality Agreement previously entered into by the parties. If the transactions contemplated by this Agreement shall not be completed, each party will continue to comply with the terms of such Confidentiality Agreement.

(b) Financial and Other Statements.

(i) Promptly upon receipt thereof, each Covenanting Party will furnish to the other copies of each annual, interim or special audit of the books of such party and its Subsidiaries made by its independent auditors, and copies of all internal control reports submitted to Covenanting Party by such auditors in connection with each annual, interim or special audit of the books of Covenanting Party and the its Subsidiaries made by such auditors.

(ii) Each Covenanting Party will furnish to the other copies of all documents, statements and reports as it or any of its Subsidiaries shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, Covenanting Party will deliver to the other party a consolidated balance sheet and a

43

consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(iii) Each Covenanting Party will advise the other promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of itself or any of its Subsidiaries.

(iv) With reasonable promptness, each Covenanting Party will furnish to the other such additional financial data that it possesses and as the other may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

(c) Maintenance of Insurance. Each Covenanting Party shall maintain, and cause each Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

(d) Disclosure Supplements. From time to time prior to the Effective Time, each Covenanting Party will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in ARTICLE VI.

(e) Consents and Approvals of Third Parties. Each party shall use its best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

(f) Best Efforts. Subject to the terms and conditions herein provided, each party agrees to use best effort efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

(g) Failure to Fulfill Conditions. In the event that a party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other.

(h) Amendments to Charter Documents. Covenanting party shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of its Common Stock or that could reasonably be expected to have a material adverse effect on the ability of Covenanting Party to perform its obligations under this Agreement.

(i) Legal Notices. Covenanting party shall promptly inform the other party upon receiving notice of any legal, administrative, arbitration or other proceedings,

44

demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Covenanting party or any of its Subsidiaries under any labor or employment law.

(j) No purchase or Sale of Riverview Common Stock. Neither Riverview, CNB nor any Subsidiary, nor any executive officer or director of any of them, nor any shareholder of Riverview who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Riverview, shall purchase or sell, directly or indirectly, any shares of Riverview Common Stock or CNB Common Stock or any options, rights or other securities convertible into shares of Riverview Common Stock or CNB Common Stock during the Price Determination Period.

(k) Affiliate Letters. Each Covenanting Party shall deliver to the other, concurrently with the execution of this Agreement, the Affiliate Letters.

(l) Data Processing Discussions. The parties shall meet on a regular basis to discuss and plan for either (i) the conversion of CNB’s data processing and related electronic informational systems to those used by Riverview Bank or (ii) the conversion of Riverview Bank’s data processing and related electronic informational systems to those used by CNB, which planning shall include, but not be limited to, discussion of the possible termination of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither party shall be obligated to take any such actions prior to the Effective Time and, unless the parties otherwise agree, no conversion shall take place prior to the Effective Time.

4.2 Covenants of CNB. CNB Covenants to Riverview as follows:

(a) Conduct of Business.

(i) From the date of this Agreement to the Effective Time, except with the written consent of Riverview (which shall not be unreasonably withheld, conditioned or delayed), CNB will, and it will cause each of its Subsidiaries to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) refrain from taking any action that would, or would be reasonably likely to, materially adversely affect the ability of CNB or Riverview to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby, to obtain the Tax Opinion, or that would materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

45

(ii) CNB shall permit employees of the Riverview reasonable access to all books and records relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of CNB, and shall promptly report to Riverview about all such matters. CNB shall promptly inform Riverview of any material decisions made regarding any such items.

(iii) CNB shall provide Riverview, within ten (10) business days after the end of each calendar month, a written list of nonperforming assets, and on a monthly basis, shall provide a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(b) Reserves and Merger-Related Costs. CNB agrees to promptly report to Riverview concerning its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) when and as requested by Riverview. CNB shall also provide Riverview with prompt notice with respect to the character, amount and timing of restructuring charges taken by it in connection with the transactions contemplated hereby. CNB shall provide information related to merger expenses incurred upon request of Riverview.

(c) Board of Directors and Committee Meetings. CNB may invite representatives of Riverview (no more than two) to attend any meeting of the Board of Directors of CNB or the Executive and Loan Committees thereof as an observer, provided that CNB shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or during any other matter that the Board of Directors has reasonably determined to be confidential. No request by Riverview to attend a meeting of CNB’s board of directors shall be unreasonably refused.

(d) Negative Covenants. CNB agrees that, from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Disclosure Schedule 4.2(d), (iii) consented to by Riverview in writing, or (iv) required by any Bank Regulator, CNB will not, and it will cause each of its Subsidiaries not to:

(i) change or waive any provision of its Articles of Association, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(ii) change the number of authorized or issued shares of its capital stock, issue any shares of its capital stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

46

(iii) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) grant or agree to pay any bonus, severance or termination payment to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Disclosure Schedule 4.2(d)(v), (ii) pay increases in the ordinary course of business consistent with past practice to employees, and (iii) as required by statute, regulations or regulatory guidance. CNB shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000 except as set forth in Disclosure Schedule 4.2(d)(v), or with Riverview’s approval, not to be unreasonably withheld, provided that CNB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

(vi) except as otherwise expressly permitted under this Agreement or as set forth on Disclosure Schedule 4.2(d)(vi), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) except as otherwise permitted by Section 4.3, merge or consolidate with any other entity; sell or lease all or any substantial portion of the assets or business of CNB or any Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CNB, or any Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) except as otherwise permitted by Section 4.3, sell or otherwise dispose of the capital stock of CNB or any Subsidiary or sell or otherwise dispose of any asset of CNB or of any Subsidiary other than in the ordinary course of

47

business consistent with past practice; except for transactions with the FHLB, subject any asset of CNB or of any Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) voluntarily take any action that would result in any of the representations and warranties of CNB or any Subsidiary set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(x) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating CNB;

(xi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CNB or any Subsidiary is a party;

(xii) purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by the Board of Directors of CNB and in effect on the date hereof;

(xiii) issue or sell any equity or debt securities;

(xiv) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), in excess of $5,000 on an unsecured basis, or $500,000 on a secured basis, or that is not in accordance with past practice pursuant to policies approved by the Board of Directors of CNB in effect on the date hereof;

(xv) enter into, renew, extend or modify any other transaction (other than a deposit transaction or a loan transaction made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and not involving more than the normal risk of collectibility) with any Affiliate;

(xvi) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the Ordinary Course of Business;

48

(xvii) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(xviii) enter into any new line of business;

(xix) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(xx) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Benefit Plan of CNB;

(xxi) make any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate, other than expenditures pursuant to binding commitments existing on the date hereof, and other than expenditures necessary to maintain existing assets in good repair;

(xxii) purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiii) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CNB of more than $10,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(xxiv) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or $30,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that CNB may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with the Riverview;

(xxv) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment

49

indicates the presence of Materials of Environmental Concern or in the event pursuant to CNB’s current policy CNB determines the property not to be a high risk property and CNB conducts an employee on site inspection;

(xxvi) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxvii) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Effective Date employment, benefit or compensation information without the prior consent of Riverview (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Riverview (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxviii) other than charitable contributions contractually committed on the date hereof, make any charitable contribution prior to the Effective Time in excess of its budgeted amount for 2014 previously submitted to the other party or agree to make any such contribution for any period after the Effective Time; or

(xxix) agree to do any of the foregoing.

4.3 No Shop.

(a) Except as set forth in Section 4.3(b), CNB shall not, and shall cause its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “CNB Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to a CNB Acquisition Proposal; (ii) respond to any inquiry relating to a CNB Acquisition Proposal or a CNB Acquisition Transaction (defined below); (iii) recommend or endorse a CNB Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any CNB Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Riverview) any information or data with respect to CNB or any CNB Subsidiary or otherwise relating to a CNB Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CNB is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any CNB Acquisition Proposal or approve or resolve to approve any CNB Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a CNB Acquisition Proposal. Any violation of the foregoing restrictions by CNB or any CNB Representative, whether or not such CNB Representative is so authorized and whether or not such CNB Representative is purporting to act on behalf of CNB or otherwise, shall be deemed to be a breach of this Agreement by CNB. CNB and

50

each CNB Subsidiary shall, and shall cause each of the CNB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential CNB Acquisition Proposal.

(b) Notwithstanding Section 4.3(a), CNB may respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person in response to an unsolicited bona fide CNB Acquisition Proposal, if, but only if, (A) the CNB Shareholders’ Meeting shall not have occurred; (B) CNB shall have complied in all material respects with the provisions of this Section 4.3; (C) CNB’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) CNB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 4.3; (E) CNB’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and; (F) CNB has provided Riverview with notice of such determination within one (1) business day thereafter; and (G) prior to furnishing or affording access to any information or data with respect to CNB or any CNB Subsidiary or otherwise relating to an Acquisition Proposal, CNB receives from such Person a confidentiality agreement with terms no less favorable to CNB than those contained in the Confidentiality Agreement. CNB shall promptly provide to Riverview any non-public information regarding CNB or any CNB Subsidiary provided to any other Person that was not previously provided to Riverview, such additional information to be provided no later than the date of provision of such information to such other party.

(c) CNB shall promptly (and in any event within twenty-four (24) hours) notify Riverview in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CNB or any CNB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. CNB agrees that it shall keep Riverview informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as set forth in Section 4.3(e), neither the CNB Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Riverview in connection with the transactions contemplated by this Agreement (including the Merger), the CNB Recommendation, or make any statement, filing or release, in connection with the CNB Shareholders Meeting or otherwise, inconsistent with the CNB Recommendation (it being understood that

51

taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CNB Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any CNB Acquisition Proposal; or (iii) enter into (or cause CNB or any CNB Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any CNB Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 4.3(b)) or (B) requiring CNB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 4.3(d), prior to the date of the CNB Shareholders’ Meeting, the CNB Board of Directors may approve or recommend to the shareholders of CNB a CNB Superior Proposal and withdraw, qualify or modify the CNB Recommendation in connection therewith (a “CNB Subsequent Determination”) after the fifth (5th) business day following Riverview’s receipt of a notice (the “Notice of CNB Superior Proposal”) from CNB advising Riverview that the CNB Board of Directors has decided that a bona fide unsolicited written CNB Acquisition Proposal that it received (that did not result from a breach of this Section 4.3) constitutes a CNB Superior Proposal (it being understood that CNB shall be required to deliver a new Notice of CNB Superior Proposal in respect of any revised CNB Superior Proposal from such third party or its Affiliates that CNB proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (A)(i) the CNB Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to CNB under applicable law, and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Riverview since its receipt of such Notice of CNB Superior Proposal (provided, however, that Riverview shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), CNB’s Board of Directors has again in good faith made the determination set forth in clause (A)(i) of this Section 4.3(e) and (B) that such CNB Acquisition Proposal constitutes a CNB Superior Proposal; and CNB shall provide written notice (the “Final Notice of CNB Superior Proposal”) to Riverview of its determination to accept the CNB Superior Proposal no later than one (1) business day following expiration of such five (5) business day period.

(f) Nothing contained in this Section 4.3 or elsewhere in this Agreement shall prohibit CNB from (i) taking and disclosing to its shareholders a position contemplated by SEC Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to CNB’s shareholders is required under applicable law.

52

ARTICLE V

REGULATORY AND OTHER MATTERS.

5.1 Shareholder Meetings. CNB will (i) as promptly as practicable after the registration statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in its reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to its shareholders (the “Shareholder Recommendation”) and otherwise support the Merger.

5.2 Proxy Statement-Prospectus.

(a) For the purposes of (i) registering shares of Riverview Common Stock to be issued to holders of CNB Common Stock in exchange for their outstanding shares with the SEC under the Securities Act and (ii) holding the CNB Shareholders’ Meeting, Riverview shall draft and prepare, and Riverview and CNB shall cooperate in the preparation of, a registration statement, and prospectus of Riverview satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (a “Registration Statement”), and Shumaker Williams, P.C. will draft and prepare a proxy statement of CNB which, upon approval by Riverview, shall be included in the Registration Statement (such proxy statement/prospectus in the form mailed to the CNB Shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”). Riverview shall cause the Registration Statement, including the Prospectus/ Proxy Statement, to be filed with the SEC. Riverview shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CNB shall thereafter promptly mail the Prospectus/Proxy Statement to its shareholders. Riverview shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each of Riverview and CNB shall furnish all information concerning itself and the holders of its Common Stock as may be reasonably requested in connection with any such action.

(b) CNB shall provide Riverview with any information concerning itself that Riverview may reasonably request in connection with the drafting and preparation of the Prospectus /Proxy Statement, and Riverview shall notify CNB promptly of the receipt of any comments of the SEC with respect to the Prospectus/Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CNB promptly copies of all correspondence between Riverview or any of its representatives and the SEC. Riverview shall give CNB and its counsel the opportunity to review and comment on the Prospectus/Proxy Statement prior to its being filed with the SEC and shall give CNB and its counsel the opportunity to review and comment on all amendments and supplements to the Prospectus/Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Riverview and

53

CNB agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Prospectus/Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of CNB Common Stock entitled to vote at the CNB Shareholders Meeting at the earliest practicable time.

(c) Riverview and CNB shall promptly notify each other if at any time it becomes aware that the Prospectus/Proxy Statement or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Prospectus/Proxy Statement that corrects such misstatement or omission, and Riverview shall file an amended Registration Statement with the SEC, CNB shall mail an amended Prospectus/Proxy Statement. If deemed necessary or appropriate after consultation with each party’s respective counsel, Riverview and CNB shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding it, in form and substance that is customary in transactions such as the Merger.

5.3 Regulatory Approvals. Each of Riverview and CNB will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Riverview and CNB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Riverview and CNB to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Each of Riverview and CNB shall have the right to review and approve in advance all characterizations of the information relating to its and its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Riverview shall give CNB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give CNB and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Riverview shall notify CNB promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

54

ARTICLE VI

CONDITIONS PRECEDENT.

The obligation of the parties to this Agreement to effect the Merger shall be subject to the satisfaction at or before the Effective Date of the following further conditions, which may be waived in writing by any party:

6.1 Representation and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in Article III hereof shall be true and correct in all material respects as if made at the Effective Time.

6.2 Covenants. Each party shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time.

6.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event which causes a Material Adverse Effect with respect to any Party hereto or its Subsidiaries, taken as a whole.

6.4 Closing Certificate. Each party shall have received a favorable certificate, dated as of the Effective Date, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of the other parties, as to the matters set forth in Subsections 6.1, 6.2 and 6.3 of this ARTICLE VI.

6.5 Shareholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of CNB required for approval of a plan of merger in accordance with the provisions of its Articles of Association and the rules and regulations of the OCC.

6.6 Regulatory Approval. Each party shall have received approval by the FRB, FDIC and PA Department of Banking and Securities and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

6.7 No Legal Prohibition. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

6.8 Tax Opinion. Riverview and shall have received an opinion, dated the Closing Date, of Barley Snyder, LLP, and CNB shall have received an opinion dated the Closing Date of Shumaker Williams, P.C. substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) of the Code; (ii) no gain or loss will be recognized by the holders of CNB common stock upon receipt of Riverview Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Riverview Common Stock received by the shareholders of CNB will be the same as the basis

55

of that party’s common stock exchanged therefor; and (iv) the holding period of the shares of Riverview Common Stock received by the shareholders of CNB will include the holding period of that party’s common stock, provided such shares of common stock were held as a capital asset as of the Effective Time of the Merger (the “Tax Opinion”).

6.9 Registration Statement. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Riverview shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

6.10 Consents. Each party and its Subsidiaries shall have obtained any and all material consents or waivers from other parties to agreements, leases or other contracts material to its or its Subsidiaries’ business required for the consummation of the Merger, and each party and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

6.11 No Environmental Matters. There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on a party or any Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon such party and its Subsidiaries, taken as a whole.

6.12 Maximum Number of Dissenters. The obligation of Riverview to effect the Merger shall be subject to the requirement that dissenters’ rights shall have been exercised with respect to less than 10% of the outstanding shares of common stock of CNB.

ARTICLE VII

TERMINATION OF AGREEMENT.

7.1 Termination Events. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Riverview and CNB;

(b) by either Riverview or CNB upon written notice to the other if the Merger shall not have been consummated by December 31, 2015 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

(c) by either Riverview or CNB upon written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

56

(d) if it has received an Acquisition Proposal, by CNB upon written notice to Riverview that it has determined that the Acquisition Proposal constitutes a Superior Proposal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) unless: A) it has not breached any covenant contained in Section 4.3; and B) it complies with Section 7.3, simultaneously with such notice of termination, including payment of the fee referred to in Section 7.3.

(e) by Riverview if (A) the Board of Directors of CNB breaches any covenant contained in Section 4.3 or fails to recommend, withdraws or modifies in a manner materially adverse to Riverview, its approval or recommendation of this Agreement or the transactions contemplated hereby; B) after a third party shall have made an Acquisition Proposal to CNB, the transactions contemplated hereby are not approved at the meeting of CNB’s shareholders contemplated by Section 5.1; or C) the meeting of CNB’s shareholders contemplated by Section 5.1 is not held prior to June 30, 2015 and CNB has failed to comply with its obligations under Section 5.1.

(f) by either Riverview or CNB if the other has materially breached its obligations under this agreement, which breach remains uncured after thirty (30) days’ notice and opportunity to cure.

(g) by Riverview or CNB, provided that such party is not then in material breach of its obligations under Section 4.3 or 5.1 , if the approval of the shareholders of CNB required for the consummation or the Merger in accordance with this Agreement shall not have been obtained at an annual of special meeting called for that purpose on or before Junes 30, 2015.

(h) Unilateral Action By CNB: This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of CNB, followed by written notice given promptly to Riverview, based on the Closing Market Price, as follows:

(i) if the Closing Market Price is less than both (I) $9.75 per share, (the “Floor Price”) and (II) the Market Floor Price. The “Market Floor Price” shall equal the Starting Price times the Maximum Percent Decline Versus Index. The Maximum Percent Decline Versus Index shall be calculated by multiplying the Nasdaq Bank Stock Index (“NBSI”) on the date hereof by 20% and adding to the product thereof the numerical decrease in the NBSI over the period beginning on the date hereof and ending on the last day of the Price Determination Period (the “Maximum Numerical Decline Versus Index”). The Maximum Numerical Decline Versus Index shall be divided by the Starting NBSI, and the result subtracted from one (1) to arrive at the Maximum Percent Decline Versus Index.

(ii) In the event the conditions in 7.1(h)(i) above allowing CNB to terminate the Agreement are satisfied and CNB makes such election, Riverview, through a resolution adopted by its Board of Directors, shall have the option to cause CNB to amend this Agreement (and, upon such amendment, CNB shall not have the right to terminate this Agreement) to increase the Conversion Ratio such

57

that the combined Cash Consideration and Riverview Stock Consideration, based on the Closing Market Price, is at least $6,706,280, in lieu of terminating the agreement.

(iii) For purposes of this Section 7.1(h), (I) “Pre-Announcement Date” shall mean October 29, 2014, and (II) “Starting Price” shall mean $13.00.

(iv) The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for an event described in the definition of “Conversion Ratio” in Section 2.1(b) herein.

(v) Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing bid and asked prices for Riverview Common Stock, calculated to two decimal places, for the thirty (30) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date, as reported on the OTC Markets Group OTCQX marketplace (“OTCQX”), the foregoing period of thirty (30) trading days being hereinafter sometimes referred to as the “Price Determination Period” (For example, if March 31, 2015 were to be the Effective Date, then the Price Determination Period would be February 13, 16-20 and 23-27, March 2-6, 9-13, 16-20, and 23-26 of 2015). In the event that OTCQX shall fail to report closing bid and asked prices for Riverview Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by Ambassador and Monroe Securities; or (ii) in the event that both of these firms are not then making a market in Riverview Common Stock, by two brokerage firms then making a market in Riverview Common Stock to be selected by Riverview and approved by CNB, such approval not to be unreasonably withheld.

7.2 No Waiver/Release. Termination of this Agreement under this Article VII shall not release, or be construed as so releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under Sections 4.1(a)(iii) and this Article VII shall survive such termination.

7.3 Break-Up Fee.

(a) (a) If this Agreement is terminated pursuant to Section 7.1(d) or 7.1(e), and prior thereto or within 12 months after such termination:

(i) CNB, or any successor thereto, shall have entered into an agreement to engage in an Acquisition Transaction or an Acquisition Transaction shall have occurred; or

(ii) the Board of Directors of CNB shall have authorized or approved an Acquisition Transaction or shall have publicly announced an intention to authorize or approve or shall have recommended that its shareholders accept any

58

Acquisition Transaction,

then CNB shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Riverview a fee equal to $300,000.

(b) If this Agreement is terminated pursuant to Section 7.1(f), the breaching party shall pay the terminating party the amount of $300,000.

ARTICLE VIII

POST CLOSING OBLIGATIONS.

8.1 Employment Arrangements.

(a) In arriving at the Consideration, Riverview anticipated that there will be some consolidation of CNB’s operations. Subject to that caveat, from and after the Effective Time, (i) Riverview, Riverview Bank or another subsidiary of Riverview (any such parties employing employees of CNB or a CNB Subsidiary, the “Riverview Employers”) shall: (A) satisfy each of the Employment Obligations, and (B) use its good faith efforts to retain each present employee of CNB and the CNB Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Riverview Employers at a compensation commensurate with the position), (ii) in the event that the Riverview Employers shall continue to employ officers or employees of CNB and the CNB Subsidiaries as of the Effective Time, the Riverview Employers shall employ such persons on the Effective Time who are not Contract Employees as “at-will” employees, and (iii) in the event the Riverview Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of, any officers or employees of CNB or the CNB Subsidiaries who are not Contract Employees and who were employed by CNB or the CNB Subsidiaries as of the date of this Agreement, the Riverview Employers shall pay severance benefits to such employees (other than Contract Employees) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, two week’s salary for each full year of service with CNB or a CNB Subsidiary, or predecessor of CNB or a CNB Subsidiary if such service was recognized by CNB for the purposes of CNB’s 401(k) Plan, up to a maximum of 26 weeks’ salary, provided that no such employee shall receive less than eight (8) weeks’ salary; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of the Riverview Employers or any successor; or (C) as otherwise agreed between Riverview and CNB.

(b) For vesting and eligibility purposes for employee benefits, under each Riverview Benefit Plan and/or any employee benefit plan established by Riverview after the Effective Date, employees of CNB and the CNB Subsidiaries shall receive credit for all years of service with CNB and the CNB Subsidiaries or predecessor of CNB or the CNB Subsidiaries if such service was recognized by CNB for purposes of a comparable CNB Benefit Plan.

59

(c) Except to the extent not allowable under the terms of existing insurance contracts, any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under a Riverview Benefit Plan that is an employee welfare benefit plan shall be waived for the employees of CNB and the CNB Subsidiaries who are currently covered for such conditions under CNB’s existing insurance plans, and such employees shall receive credit under the applicable Riverview Benefit Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the CNB Benefit Plan in accordance with the corresponding CNB Benefit Plan. If the terms of an existing insurance contract do not permit a waiver of restrictions or credit for co-payments and payments as described in the preceding sentence, Riverview agrees to use its best efforts to negotiate such provisions with the applicable insurer and, if Riverview is unable to obtain such provision, Riverview shall provide reasonable compensation to such employee in respect thereof. For the purposes of the foregoing sentence, reasonable compensation shall be deemed to be annual compensation in the amount of the premium contribution which Riverview makes under any such insurance policy on behalf of other employees with similar age and years of service.

(d) Riverview and CNB desire to pay retention bonuses to selected employees of CNB and its Subsidiaries who remain employed by CNB and its Subsidiaries and Riverview and its Subsidiaries through certain dates following the Effective Time. Prior to the Closing, CNB will, subject to Riverview’s agreement, not to be unreasonably withheld, select which employees of CNB and its Subsidiaries will be eligible to receive a retention bonus and the amount of each such retention bonus as well as the date through which each such employee must remain employed to be eligible for the bonus. The aggregate amount of such retention bonuses will not exceed $100,000, unless otherwise agreed in writing by Riverview, and Riverview and its Subsidiaries, as applicable, shall pay such retention bonuses on the first pay period following the date through which the employee was required to remain employed in order to be eligible to receive the bonus.

(e) Riverview and Walters will enter into an Employment Agreement to commence on the Effective Date and attached as Exhibit B.

8.2 Insurance; Indemnification.

(a) For six (6) years after the Effective Date, Riverview shall (and CNB shall cooperate in these efforts) obtain and maintain “tail” coverage relating to CNB’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of CNB as of the date of this Agreement and carry such premium (not to exceed 150% of the current premium for CNB’s existing directors and officers liability insurance policy) and that Riverview may substitute therefor policies of at least the same coverage and amounts (containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and

60

covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) From and after the Effective Date, Riverview shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of CNB or a CNB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Riverview, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of CNB or a CNB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of CNB or a CNB Subsidiary as in effect as of the date hereof (and Riverview shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and Riverview’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify Riverview (but the failure to so notify Riverview shall not relieve Riverview from any liability which Riverview may have under this Section except to the extent Riverview is materially prejudiced thereby). In the defense of any Claim covered by this Section 8.2, Riverview shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this Section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Riverview and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Riverview shall have an obligation to advance funds to satisfy an obligation of Riverview or any successor to Riverview under this Section 8.2 to the same extent that Riverview would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

8.3 Appointment of CNB Directors. Riverview and Riverview Bank shall, on or promptly after the Effective Date (but no later than their respective next Board of Directors meetings following the Effective Date), appoint to their respective Board of Directors two directors to be designated by CNB, with Riverview’s agreement, in its reasonable discretion, from among the directors on the board of CNB as of the date hereof (the “CNB Directors”). The CNB Directors shall be assigned to a class as mutually agreed by CNB and Riverview. Each of the CNB Directors shall serve as a director of Riverview for the term of his or her assigned class and until his or her successor is elected and qualified in accordance with applicable law and

61

the Articles of Incorporation and Bylaws of Riverview. After the Effective Date, the Board of Directors of Riverview shall nominate, and recommend for election by the shareholders of Riverview, each CNB Director for at least one additional, full term, provided that such individuals continue to meet the eligibility requirements for a director under Riverview’s Articles of Incorporation and Bylaws. In addition, Mr. Robert M. Philson would, promptly after the Effective Date, be designated as a Director Emeritus of the Riverview and Riverview Bank Boards of Directors.

8.4 Continuation of CNB Name. For a period of five (5) years after the Effective Date, Riverview shall preserve and use the name of CNB as “Citizens Neighborhood Bank, a division of Riverview Bank” or a similar name that is mutually agreeable.

8.5 Regional Advisory Board. Riverview Financial will invite any CNB director who has not been elected to the Riverview and Riverview Bank boards of directors to serve on a regional advisory board of Riverview Bank with compensation of $250 per meeting. It is agreed by the Parties that the Regional Advisory Board will meet monthly, subject to change by Riverview Bank, and Robert M. Philson and David E. Suder shall serve as Chair and Vice Chair.

ARTICLE IX

MISCELLANEOUS.

9.1 Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal, accounting and investment banking fees, incurred by each party and its Subsidiaries shall be borne by such party. Riverview shall bear the cost of all SEC filing fees and CNB shall bear all costs of printing, mailing and solicitations of proxies incurred in connection with the CNB shareholders meeting.

9.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of each other party hereto.

9.3 Third Party Beneficiaries. Each party hereto intends that except as otherwise expressly provided in this Agreement, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.4 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered by fax, in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to Riverview:

Riverview Financial Corp

200 Front St

Marysville, PA 17053

Attn: Kirk D. Fox, President

62

With a copy to:

Barley Snyder, LLP

126 E. King St.

Lancaster, PA 17601

Attention: Kimberly Decker, Esquire

If to CNB:

Citizens National Bank of Meyersdale

135 Center Street, P.O. Box 29

Meyersdale, PA 15552

Attention: Timothy E. Walters, President

With a copy to:

Shumaker Williams, P.C.

3425 Simpson Ferry Road

Camp Hill, PA 17011

Attention: Paul Adams, Esquire

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

9.5 Complete Agreement. This Agreement contains the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties hereto with respect thereto.

9.6 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

9.7 Waiver and Other Action. Any party hereto may, by a signed writing, give any consent, take any action, or waive any inaccuracies in the representations and warranties by any other party and compliance by the other party or parties with any of the covenants and conditions herein.

9.8 Amendment. At any time before the Effective Time, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of a party shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement.

9.9 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

63

9.10 Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement shall survive the Merger or, except as set forth in Section 7.2, the termination of this Agreement.

9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

9.12 List of Defined Terms.

“Acquisition Proposal” shall mean any inquiry, offer or proposal to a party to this Agreement (other than an inquiry, offer or proposal from another party to this Agreement), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any consolidation, merger, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any of its assets or any of its Bank Subsidiary assets representing, in the aggregate, twenty-five percent (25%) or more of its consolidated assets; (C) any issuance, sale or other disposition of (including by way of consolidation, merger, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to its outstanding securities or the outstanding securities of any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of its equity securities or of the equity securities of any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Affiliate” shall mean any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Aggregate Stock Elections” shall have the meaning set forth in Section 2.2(b)(iii)A).

“Aggregate Cash Election Percentage” shall have the meaning set forth in Section 2.2(b)(iii)B)1).

“Aggregate Cash Elections” shall have the meaning set forth in Section 2.2(b)(iii)B).

“Agreement” shall have the meaning given to it in the Background of the Agreement.

“Bank Regulators” shall mean any federal or state banking regulator, including but not limited to the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Pennsylvania Department of

64

Banking and Securities, that regulates Riverview Bank or CNB, or any of their respective holding companies or subsidiaries, as the case may be.

“Bank Subsidiary” shall mean, in the case of Riverview, Riverview Bank.

“BCL” shall have the meaning set forth in Section 1.1.

“Benefit Plan” shall have the meaning set forth in Section 3.1(l)(i).

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Cancelled Shares” shall have the meaning set forth in Section 2.1(a).

“Cash Election” shall have the meaning set forth in Section 2.2(a).

“Cash/Stock Election” shall have the meaning set forth in Section 2.2(a).

“Claim” shall have the meaning set forth in Section 8.2(b).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Market Price” shall have the meaning set forth in Section 7.1(h)(v).

“CNB” shall have the meaning given to it in the preamble.

“CNB Affiliate Letter” shall have the meaning given to it in the Background of the Agreement.

“CNB Common Stock” shall mean the common stock, par value $1.00 per share, of CNB.

“CNB Directors” shall have the meaning set forth in Section 1.4.

“CNB Representatives” shall have the meaning set forth in Section 4.3(a).

“CNB Share” or “CNB Shares” shall have the meaning set forth in Section 2.1(a).

“CNB Subsequent Determination” shall have the meaning set forth in Section 4.3(e). “Code” shall have the meaning set forth in the Background of the Agreement.

“Confidentiality Agreement” shall mean, with respect to CNB, that certain Confidentiality Agreement, entered into between CNB and Riverview, dated July 31, 2014 and, with respect to Riverview, that certain Confidentiality Agreement, entered into between CNB and Riverview, dated September 8, 2014.

65

“Consideration” means the shares of Riverview Common Stock and the Cash Consideration to be issued and paid in the Merger and any cash payable in lieu of the issuance of fractional shares.

“Contract Employees” means Mr. Timothy E. Walters and Ms. Kelly Walsh.

“Conversion” shall have the meaning set forth in Section 2.1(b).

“Covenanting Party” shall have the meaning set forth in Section 4.1

“CRA” shall have the meaning given to it in Section 3.1(k)(iii).

“Disclosure Schedule” shall mean the disclosure schedule delivered by each Party to the other, attached hereto and given pursuant to Article III or Article III of the Agreement.

“Dissenting Share” shall have the meaning set forth in Section 2.3.

“Dissenting Shareholders” shall have the meaning set forth in Section 2.3.

“Effective Date” shall have the meaning set forth in Section 2.4.

“Effective Time” shall have the meaning set forth in Section 2.4.

“Election” shall have the meaning set forth in Section 2.2(a).

“Election Deadline” shall have the meaning set forth in Section 2.2(a)(iii).

“Employment Obligations” shall mean the Employment Agreements of Tim Walters and Kelly Walsh.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

66

“Exchange Act” shall have the meaning the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a)(iii).

“FHLB” shall mean the Federal Home Loan Bank.

“Financial Statements” shall mean the relevant party’s: (i) audited consolidated financial statements as of and for the year ended December 31, 2013, and for the two years ended December 31, 2013, including the notes thereto, and (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following January 1, 2014 and for the periods then ended, including the notes thereto.

“Final Notice of CNB Superior Proposal” shall have the meaning set forth in Section 4.3(e).

“Floor Price” shall have the meaning set forth in Section 7.1(h)(i).

“Form of Election” shall have the meaning set forth in Section 2.2(a)(i).

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Liabilities” shall have the meaning set forth in Section 8.2(b).

“Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person.

“Legal Requirement” shall mean any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation or statute of the United States or its governmental bodies.

“Letter of Transmittal” shall have the meaning set forth in Section 2.2(e).

“Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of a party and its Subsidiaries, taken as a whole, or (ii) does or would materially impair the ability of either Party, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, a “Material Adverse Effect” shall not be deemed to include the impact of the following: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or

67

Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war other otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); or (h) changes in the banking industry that do not have a materially disproportionate impact on such party.

“Material Contracts” shall have the meaning given to it in Section 3.1(h)(iii).

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Cash” shall have the meaning set forth in Section 2.2(b)(i).

“Merger” shall have the meaning given to it in the Background of the Agreement.

“Merger Considerations” shall have the meaning set forth in Section 2.1(a).

“Non-Electing Shares” shall have the meaning set forth in Section 2.2(a)(vii).S

“Notice of CNB Superior Proposal” shall have the meaning set forth in Section 4.3(e).

“OCC” shall mean the Office of the Comptroller of the Currency.

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” unless:

68

(a) such action is required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is required to be specifically authorized by the parent company (if any) of such Person; or

(b)

(i) such action is materially inconsistent with the past practices of such Person and is not taken in the normal day-to-day operations of such Person; and

(ii) such action is not similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“OTCQX” shall have the meaning set forth in Section 7.1(h)(v).

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Pre-Announcement Date” shall have the meaning set forth in Section 7.1(h)(iii).

“Price Determination Period” shall have the meaning set forth in Section 7.1(h)(v).

“Pro-rated Cash Percentage” shall have the meaning set forth in Section 2.2(b)(iii)B)1).

“Prospectus/Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“Registration Statement” shall have the meaning set forth in Section 5.2(a).

“Regulatory Agreement” shall have the meaning set forth in Section 3.1(k)(iii).

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Reports” shall mean, with respect to a party, such party’s Call Reports and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended September 30, 2012, through the Closing Date, and all reports filed with the Pennsylvania Department of Banking and Securities or Board of Governors of the Federal Reserve System by a party or its Bank Subsidiary from September 30, 2012 through the Closing Date, and with respect to Riverview, all reports filed with the SEC since January 1, 2010.

69

“Remaining Stock Percentage” shall have the meaning set forth in Section 2.2(b)(iii)B)2).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Riverview” shall have the meaning given to it in the preamble.

“Riverview Affiliate Letter” shall have the meaning set forth in the Background of the Agreement.

“Riverview Bank” shall have the meaning given to it in the Background of the Agreement.

“Riverview Common Stock” shall mean the common stock, no par value, of Riverview.

“Riverview Employers” shall have the meaning set forth in Section 8.1(a).

“Riverview Stock Consideration” shall have the meaning set forth in Section 7.1(h)(iv).

“Sandler” shall have the meaning set forth in Section 3.1(n).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities and Exchange Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Recommendation” shall have the meaning set forth in Section 5.1.

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.1.

“Starting Price” shall have the meaning set forth in Section 7.1(h)(iii).

“Stock Election” shall have the meaning set forth in Section 2.2(a).

“Subsidiary” and/or “Subsidiaries” shall mean, with respect to a party, any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by such party or its Bank Subsidiary, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of such party’s Bank Subsidiary.

70

“Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of CNB determines, in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of its issued and outstanding shares of Common Stock or all, or substantially all, of its assets and the assets of any of such party’s Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger (B) is more favorable, in the aggregate, than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, considering, among other things, the structure and strategic fit of the transaction in comparison to the Merger, the factors set forth in Section 1715 of the BCL (including, without limitation, the resources, intent, and conduct (past, stated, and potential) of the third party making the proposal for an Acquisition Transaction and the effects on the communities served by the respective parties), any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Institution” shall have the meaning set forth in Section 1.1.

“Tax Opinion” shall have the meaning given to it in Section 6.8.

“Unclaimed Shares” shall have the meaning set forth in Section 2.2(g)(ii).

[Remainder of Page Intentionally Blank]

71

In witness whereof, the parties have executed this Agreement and Plan of Merger as of the day and year first set forth above.

RIVERVIEW FINANCIAL CORP.

By:	/s/ Kirk D. Fox
Kirk D. Fox, President

CITIZENS NATIONAL BANK OF MEYERSDALE

By:	/s/ Timothy E. Walters
Timothy E. Walters, President

72

List of Schedules

Schedule 3.1(a)(iii) – Subsidiaries

Schedule 3.1(b)(i) – Treasury Stock, Rights

Schedule 3.1(b)(ii) – Ownership of Subsidiaries

Schedule 3.1(b)(iii) – Beneficial Owners

Schedule 3.1(b)(iv) – Securities Contract Rights

Schedule 3.1(c)(ii) – Conflicts

Schedule 3.1(d) – Consents

Schedule 3.1(f) – Taxes

Schedule 3.1(h)(i) – Material Contracts

Schedule 3.1(h)(ii) – Real Estate

Schedule 3.1(h)(iii) – Termination Rights for Material Contracts

Schedule 3.1(h)(iv) –

Schedule 3.1(i)(iii) – Insurance

Schedule 3.1(j) – Legal Proceedings

Schedule 3.1(k)(iii) – Legal Compliance

Schedule 3.1(l) – Employee Benefit Plans

Schedule 3.1(l)(iii) – Post Termination Benefits

Schedule 3.1(l)(iv) – Defined Benefit Plans

Schedule 3.1(l)(v) – Benefit Plan Claims

Schedule 3.1(l)(vi) – Benefit Triggers

Schedule 3.1(l)(vii) – 409A

Schedule 3.1(m) – Environmental Matters

Schedule 3.1(o)(ii) – Loans

Schedule 3.1(o)(v) – Loans to Officers and Directors

73

Schedule 3.1(p) – Related Party Transactions

Schedule 3.1(q) – Credit Cards/Merchant Processing

Schedule 3.1(t) – Risk Management Instruments

Schedule 3.2(a)(iii) – Subsidiaries

Schedule 3.2(b)(i) – Capitalization

Schedule 3.2(b)(ii) – Ownership of Subsidiaries

Schedule 3.2(b)(iii) – Beneficial Owners

Schedule 3.2(b)(iv) – Securities Contract Rights

Schedule 3.2(c)(ii) – Conflicts

Schedule 3.2(d) – Consents

Schedule 3.2(f) – Taxes

Schedule 3.2(h)(i) – Material Contracts

Schedule 3.2(h)(ii) – Real Estate

Schedule 3.2(h)(iii) – Termination Rights for Material Contracts

Schedule 3.2(h)(iv) – Employee Matters

Schedule 3.2(i)(iii) Insurance

Schedule 3.2(j) – Legal Proceedings

Schedule 3.2(k)(iii) – Legal Compliance

Schedule 3.2(l) – Employee Benefit Plans

Schedule 3.2(l)(iii) Post Termination Benefits

Schedule 3.2(l)(iv) Defined Benefit Plan

Schedule 3.2(l)(v) – Benefit Plan Claims

Schedule 3.2(l)(vi) – Benefit Triggers

Schedule 3.2(l)(vii) – 409A

Schedule 3.2(m) – Environmental Matters

74

Schedule 3.2(o)(ii) – Loans

Schedule 3.2(o)(v) – Loans to Officers and Directors

Schedule 3.2(p) – Related Party Transactions

Schedule 3.2(q) – Credit Cards/Merchant Processing

Schedule 3.2(s) – Risk Management Instruments

Schedule 4.2(d) – Negative Covenant Exceptions

Schedule 4.2(d)(v) – Negative Covenant Exceptions

Schedule 4.2(d)(vi) – Negative Covenant Exceptions

75

ANNEX B

October 30, 2014

Board of Directors

CNB National Bank of Meyersdale

135 Center Street, P.O. Box 29

Meyersdale, PA 15552

Ladies and Gentlemen:

Citizens National Bank of Meyersdale (“CNB”), Riverview Financial Corp (“Riverview”) and Riverview Bank (the “Bank”) have entered into an agreement and plan of merger dated as of October 30, 2014 (the “Agreement”) pursuant to which CNB will merge with and into the Bank (the “Merger”). Pursuant to the terms of the Agreement, except for certain shares as specified in the Agreement, each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders, be converted into the right to receive, the Riverview Stock Consideration or the Cash Consideration, or a combination of the Riverview Stock Consideration and the Cash Consideration (the “Merger Consideration”) and subject to the election and allocation procedures as set forth in the Agreement which specify that no more than 20% of the Merger Consideration is in cash. The Cash Consideration means a cash amount of $38.46 per CNB Share. The Conversion Ratio means 2.9586 shares of Riverview per CNB Share subject to adjustment as described in the Agreement. The Riverview Stock Consideration means a number of shares of Riverview Common Stock equal to the number of CNB Shares to be converted into Riverview Common Stock multiplied by the Conversion Ratio. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness of the Merger Consideration to the holders of CNB common stock from a financial point of view.

Sandier O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of CNB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Riverview that we deemed relevant; (iv) internal financial projections for CNB for the fiscal years ending December 31, 2014 and December 31, 2015 as provided by senior management of CNB and a long-term estimated growth rate for the years thereafter as provided by senior management of CNB; (v) internal financial projections for Riverview for the fiscal years ending

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

December 31, 2014 through December 31, 2015 and a long-term estimated growth rate for the years thereafter as reviewed with senior management of Riverview; (vi) the pro forma financial impact of the Merger on Riverview based on assumptions relating to purchase accounting adjustments, cost savings and transaction expenses as discussed with the senior management of Riverview; (vii) a comparison of certain financial and other information for CNB and Riverview with similar publicly available information for certain other publicly traded thrift institutions and commercial banks, respectively; (viii) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of CNB the business, financial condition, results of operations and prospects of CNB and held similar discussions with the senior management of Riverview regarding the business, financial condition, results of operations and prospects of Riverview.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CNB and Riverview or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of senior management of each of CNB and Riverview that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, any Riverview verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make any evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CNB or Riverview or any of their respective subsidiaries, nor have we reviewed any individual credit files of CNB or Riverview. We did not make any evaluation of the adequacy of the allowance for loan losses of CNB or Riverview and we have assumed, with your consent, that the respective allowances for loan losses for both CNB and Riverview are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill internal financial projections for CNB and Riverview and the respective senior managements of CNB and Riverview confirmed to us that the estimates used reflected the best judgments of management of the future financial performance of CNB and Riverview, respectively. Sandier O’Neill also received and used in its analyses certain projections of purchase accounting adjustments, transaction expenses and cost savings estimates with the senior management of CNB and Riverview. With respect to these projections, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and we assumed that such performance would be achieved. We express no opinion as to any such estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of CNB or Riverview since the date of the most recent financial data made available to us as of the date of this letter.

We have assumed in all respects material to our analysis that CNB and Riverview will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CNB, Riverview or the Merger, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the prices at which the common stock of Riverview may trade at any time. We also express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have acted as financial advisor to the Board of Directors of CNB in connection with the Merger and a portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for providing this opinion. CNB has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CNB and Riverview and their affiliates. We may also actively trade the securities of Riverview for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We render no opinion as the trading value of the Riverview common stock at any time in the future.

This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This letter is directed to the Board of Directors of CNB in connection with its consideration of the

Merger and does not constitute a recommendation to any shareholder of CNB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of CNB common stock and does not address the underlying business decision of CNB to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CNB or the effect of any other transaction in which CNB might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by CNB’ officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of CNB. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of CNFB common stock from a financial point of view.

Very truly yours,

ANNEX C

12 U.S.C. § 214a

A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a) Approval of board of directors; publication of notice of stockholders’ meeting; waiver of publication; notice by registered or certified mail

The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders’ meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks: Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

(b) Rights of dissenting shareholders

A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders’ meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

C-1

ANNEX D

Form of Election

[This is a sample form only. Do not use this page to make your election.]

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN THIS ELECTION FORM PROMPTLY

IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

This Election Form may be used by shareholders of The Citizens National Bank of Meyersdale (“Citizens”) to elect the consideration to be received in exchange for shares of Citizens common stock held in connection with the proposed acquisition of Citizens by Riverview Financial Corporation (“Riverview”) through the merger of Citizens with Riverview Bank, the wholly-owned subsidiary of Riverview. DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME. SHARE CERTIFICATES MAY ONLY BE SUBMITTED WITH A LETTER OF TRANSMITTAL. You will receive a Letter of Transmittal after the date of the Citizens shareholders meeting if the proposed transaction is approved and you will be asked to submit your share certificates at that time. You may receive additional Election Forms and/or Letters of Transmittal with respect to shares of Citizens common stock held by you in another manner or in another name. The deadline for submitting election forms (the “Election Deadline”) has not yet been determined. Riverview will publicly announce the anticipated Election Deadline at least five business days prior to the Election Deadline. The effective time of the merger will occur shortly after the Election Deadline. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline.

Your Citizens Certificates: (You will need to locate the listed certificates.)

Certificate Numbers	Shares	Certificate Numbers	Shares

Complete the box(es) on the reverse side to make an election to receive either (1) $38.46 or (2) 2.9586 shares of Riverview Financial Corporation common stock, no par value, for each share of Citizens common stock that you own. Elections for the cash consideration are subject to proration, adjustment and certain limitations as set forth in the Merger Agreement (as defined in the Instructions). If no box is checked or you elect to make “No Election,” you will be deemed to have made a “Stock Election” for all of your shares of Citizens common stock, upon the terms of and subject to the conditions of Merger Agreement.

[This is a sample form only. Do not use this page to make your election.]

ELECTION CHOICES. I hereby elect to receive the following as consideration for my shares of Citizens common stock held in this account:

STOCK ELECTION (2.9586 shares of Riverview Financial Corporation common stock)

Mark this box to elect to make a stock election with respect to ALL of your Citizens shares.

CASH ELECTION ($38.46 in cash without interest )

Mark this box to elect to make a cash election with respect to ALL of your Citizens shares

CASH/STOCK ELECTION

Mark this box to elect to make a cash election with respect to the indicated number of your Citizens shares and a stock election with respect to the remainder of your Citizens shares.

Number of cash election shares:                             . I make a Stock Election for the remainder of my shares.

NO ELECTION

Mark this box to make no election with respect to ALL of your Citizens shares.

You will be deemed to have made a “STOCK ELECTION” if: (A) You fail to follow the instructions on the “Election Form” or otherwise fail properly to make an election; (B) A properly completed “Election Form,” is not submitted to the Exchange Agent at or before the Election Deadline or if the Letter of Transmittal, which will be provided after the Citizens shareholders meeting, and your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent at or before the Election Deadline; (C) You properly and timely revoke a prior election without making a new election; or (D)You check the “No Election” box above.

All cash elections are subject to proration if the cash consideration is oversubscribed as provided in the merger agreement. No guarantee can be made that you will receive the amount of cash consideration that you elect. No guarantee can be made as to the value of the consideration received relative to the value of the shares of Citizens common stock being exchanged. You are encouraged to obtain current market quotations for Riverview Financial Corporation common stock when making your election. To be effective, this Election Form and a Letter of Transmittal which will be subsequently provided, must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Election Information Booklet, together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, by the Election Deadline. Do not send your election materials to Citizens, Riverview or the Information Agent.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent. This election form must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title.

By signing below, I represent and warrant as follows:

(1) I understand that this election will not be considered to be properly made until (a) receipt by the Exchange Agent of this Election Form and (b) my subsequent submission of a Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing Citizens shares and all accompanying evidences of authority. I understand that a Letter of Transmittal will be provided to me at a later date and that I should NOT send in any certificates for Citizens common stock now. I agree that all questions as to validity, form and eligibility of any surrender of the Citizens shares will be determined by the Exchange Agent.

(2) I understand that, pending the completion of the merger, I may not and shall not sell or otherwise transfer the Citizens shares subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline.

Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). See Instruction 9.

Signature of owner	Signature of co-owner, if any

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 23 of Riverview’s bylaws provides indemnification of directors, officers and other agents of Riverview and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 23.6 of Riverview’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Section 23.7 of Riverview’s bylaws, Riverview maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Riverview for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Riverview.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Riverview’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article 23 of the bylaws of Riverview.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

See Exhibit Index

(d) Financial statement schedules: Not applicable.

(e) Reports, opinion or appraisals: The opinion of Sandler O’Neill is included as Annex B to the proxy statement/prospectus.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(f) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Riverview Financial Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Marysville, Commonwealth of Pennsylvania, on December 17, 2014.

RIVERVIEW FINANCIAL CORP.

By:	/s/ Robert M. Garst
	Name:	Robert M. Garst
	Title:	Chief Executive Officer (Principal Executive Officer)

Each individual whose signature appears below hereby designates and appoints Robert M. Garst, Brett D. Fulk and Kirk D. Fox, and each of them, any of whom may act without joinder of the others, as his or her true and lawful attorney-in-fact and agent (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and requests to accelerate the effectiveness of this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.2 to Registration Statement on Form S 4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph D. Kerwin Joseph D. Kerwin	Director	December 17, 2014

/s/ Albert J. Evans Albert J. Evans	Director	December 17, 2014

/s/ Arthur M. Feld Arthur M. Feld	Director	December 17, 2014

/s/ Kirk D. Fox Kirk D. Fox	Director	December 17, 2014

/s/ David W. Hoover David W. Hoover	Director	December 17, 2014

/s/ James G. Ford, II James G. Ford, II	Director	December 17, 2014

/s/ Robert M. Garst Robert M. Garst	Director, Principal Executive Officer	December 17, 2014

Signature	Title	Date

/s/ Howard R. Greenawalt Howard R. Greenawalt	Director	December 17, 2014

/s/ William C. Yang William C. Yang	Director	December 17, 2014

/s/ Theresa M. Wasko Theresa M. Wasko	Chief Financial Officer (Principal Financial Officer and Principal Accounting Offer)	December 17, 2014

Exhibit Index

Exhibit No. Description

2.1 Agreement and Plan of Merger, dated as of October 30, 2014, between Riverview Financial Corporation and The Citizens National Bank of Meyersdale (included as Annex A of the Proxy statement/Prospectus contained in this Registration Statement).

3.1 Articles of Incorporation of Riverview (Incorporated by reference to Exhibit D of Annex A of Registration Statement No. 333-188193)

3.2 Bylaws of Riverview (Incorporated by reference to Exhibit E of Annex A of Registration Statement No. 333-188193)

5.1 Opinion of Barley Snyder, LLP as to the legality of the securities to be registered

8.1 Opinion of Barley Snyder, LLP as to the tax consequences of the merger

8.2 Opinion of Shumaker Williams, P.C. as to the tax consequences of the merger

10.1 Employment Agreement of Theresa M. Wasko. (Incorporated by reference to Exhibit 10.3 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.2 Employment Agreement of William L. Hummel. (Incorporated by reference to Exhibit 10.5 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.3 Acknowledgement and Release Agreement of William L. Hummel. (Incorporated by reference to Exhibit 10.6 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.4 Form of Director Deferred Fee Agreements with Directors Robert M. Garst and Kirk D. Fox. (Incorporated by reference to Exhibit 10.7 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.5 Amended and restated 2009 Stock Option Plan. (Incorporated by reference to Exhibit 99.3 to Riverview’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on April 10, 2009.)

10.6 Second Amendment to the Supplemental Executive Retirement Agreement Plan Agreement for Kirk D. Fox dated March 29, 2007, amended June 18, 2008 and entered into between Kirk D. Fox and Riverview National Bank on September 2, 2009. (Incorporated by reference to Exhibit 10.11 to Riverview’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 as filed with the Securities and Exchange Commission on November 12, 2009.)

10.7 Director Emeritus Agreement of Paul Reigle, dated May 19, 2010. (Incorporated by reference to Exhibit 10.12 of Riverview’s Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2010.)

10.8 Director Emeritus Agreement of Roland Alexander, dated August 30, 2011. (Incorporated by reference to Exhibit 10.11 of Riverview’s Form 10-Q as filed with the Securities and Exchange Commission on November 10, 2011.)

10.9 Executive Deferred Compensation Agreement of Kirk Fox. (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on July 1, 2010.)

10.10 First Amendment to the Executive Deferred Compensation Agreement of Kirk Fox. (Incorporated by reference to Exhibit 10.13 of Riverview’s Form 10-Q as filed with the Securities and Exchange Commission on November 10, 2011.)

10.11 First Amendment to the Director Deferred Compensation Agreement of Robert M. Garst. (Incorporated by reference to Exhibit 10.14 of Riverview’s Form 10-Q as filed with the Securities and Exchange Commission on November 10, 2011.)

10.12 First Amendment to the Director Deferred Compensation Agreement of Kirk Fox. (Incorporated by reference to Exhibit 10.15 of Riverview’s Form 10-Q as filed with the Securities and Exchange Commission on November 10, 2011.)

10.13 Director Emeritus Agreements effective November 2, 2011 of Directors Arthur M. Feld, James G. Ford, II, Kirk D. Fox, Robert M. Garst, David W. Hoover, Joseph D. Kerwin and David A. Troutman. (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on November 21, 2011.)

10.14 Director Emeritus Agreement effective November 2, 2011 of Director James M. Lebo. (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on November 28, 2011.)

10.15 Director Emeritus Agreements effective November 2, 2011 of Directors R. Keith Hite and John M. Schrantz. (Incorporated by reference to Exhibit 99.1 of Riverview’s Form 8-K as filed with the Securities and Exchange Commission on December 22, 2011.)

10.16 Second Amended and Restated Executive Employment Agreement of Kirk D. Fox, dated November 16, 2011 (Incorporated by reference to Exhibit 10.18 of Registration Statement No. 333-188193, filed on April 29, 2013)

10.17 Second Amended and Restated Executive Employment Agreement of Robert M. Garst, dated November 16, 2011 (Incorporated by reference to Exhibit 10.19 of Registration Statement No. 333-188193, filed on April 29, 2013)

10.18 Noncompetition Agreement of Kirk D. Fox, dated November 16, 2011. (Incorporated by reference to Exhibit 10.20 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.19 Noncompetition Agreement of Robert M. Garst, dated November 16, 2011. (Incorporated by reference to Exhibit 10.21 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.20 Executive Employment Agreement of Brett D. Fulk, dated January 4, 2012. (Incorporated by reference to Exhibit 10.22 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.21 Supplemental Executive Retirement Plan Agreement for Brett Fulk, dated January 6, 2012. (Incorporated by reference to Exhibit 10.23 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.22 Second Amendment to the Riverview National Bank Executive Deferred Compensation Agreement dated June 30, 2010 for Kirk Fox, entered into January 4, 2013. (Incorporated by reference to Exhibit 10.24 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.23 Retirement Agreement and General Release for William L. Hummel, dated March 27, 2012. (Incorporated by reference to Exhibit 10.25 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.24 Executive Employment Agreement for Terry L. Hoppes dated December 17, 2012. (Incorporated by reference to Exhibit 10.26 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.25 Employment Agreement for Robert Ulaner dated February 25, 2013. (Incorporated by reference to Exhibit 10.27 of Registration Statement No. 333-188193, filed on April 29, 2013.)

10.26 Employment Agreement for Mark F. Ketch dated April 11, 2011. (Incorporated by reference to Exhibit 10.28 of Registration Statement No. 333-188193, filed on April 29, 2013)

10.27 Employment Agreement for Bruce Hart dated September 15, 2008. (Incorporated by reference to Exhibit 10.29 of Registration Statement No. 333-188193, filed on April 29, 2013)

10.28 Amendment to Compensation Agreement of Harry J. Brown dated May 31, 1991. (Incorporated by reference to Exhibit 10.30 of Registration Statement No. 333-188193, filed on April 29, 2013)

10.29 Employment Agreement for Timothy E. Walters, dated October 30, 2014.

21.1 Subsidiaries of Riverview Financial Corporation

23.1 Consent of Barley Snyder, LLP (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2 Consent of Smith Elliott Kearns and Company, LLC

23.3 Consent of CliftonLarsonAllen LLP

23.4 Consent of Shumaker Williams, P.C. (included in Exhibit 8.2 to this Registration Statement)

23.5 Consent of Sandler O’Neill and Partners

24.1 Power of Attorney (included on the signature page of this Registration Statement)

99.1 Form of Proxy Card for Special meeting of Shareholders of The Citizens National Bank of Meyersdale

99.2 Opinion of Sandler O’Neill and Partners (included as Annex B to the Proxy statement/Prospectus contained in this Registration Statement)